As filed with the Securities and Exchange Commission on February 10, 2025

Registration No. 333-284495

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Petros Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	85-1410058
(State or other jurisdiction of incorporation or organization)	(primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

1185 Avenue of the Americas, 3rd Floor

New York, New York 10036

(973) 242-0005

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Fady Boctor

President and Chief Commercial Officer

Petros Pharmaceuticals, Inc.

1185 Avenue of the Americas, 3rd Floor

New York, New York 10036

(973) 242-0005

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner, Esq. Alla Digilova, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, NY 10112 212-659-7300	M. Ali Panjwani, Esq. David E. Fisher, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act and Section 13(a) of the Exchange Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the Company is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2025

Petros Pharmaceuticals, Inc.

Up to 74,349,442 Units, Each Unit Consisting of One Share of Common Stock or One

Pre-Funded Warrants to Purchase One Share of Common Stock, One Series A Warrant to Purchase One Share of Common Stock and One Series B Warrant to Purchase One Share of Common Stock

Up to 223,048,326 Shares of Common Stock Underlying the Pre-Funded Warrants, Series A Warrants and Series B Warrants

We are offering units (the “Units”), each Unit consisting of one share of our common stock, $0.0001 par value per share (“common stock”), and an accompanying Series A warrant (the “Series A Warrants”) to purchase one share of common stock and an accompanying Series B warrant (the “Series B Warrants”, and, with the Series A Warrants, the “Series Warrants”) to purchase one share of common stock, at the assumed public offering price of $0.269 per Unit, which was the last reported sales price of our common stock on The Nasdaq Capital Market on February 6, 2025.

The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The exercisability of the Series Warrants will be available only upon receipt of such stockholder approval as may be required by the applicable rules and regulations of the Nasdaq Capital Market (the “Warrant Stockholder Approval”).

Each Series A Warrant offered hereby will become exercisable beginning on the first trading day following the date of Warrant Stockholder Approval (the “Initial Exercise Date”) at an exercise price of $     per share of common stock and will expire five years from the date of the Initial Exercise Date. Each Series B Warrant offered hereby will become exercisable beginning on the Initial Exercise Date at an exercise price of $      per share of common stock and will expire on the one (1) year anniversary of the Initial Exercise Date.

Holders the Series B Warrants may effect an “alternative cashless exercise” at any time while the Series B Warrants are outstanding following the Initial Exercise Date. Under the alternative cashless exercise option, a holder of a Series B Warrant has the right to receive an aggregate number of shares equal to the product of (i) the aggregate number of shares of common stock that would be issuable upon a cash rather than a cashless exercise of the Series B Warrant and (ii) 3.0.

In the event that we are unable to obtain the Warrant Stockholder Approval, the Series Warrants will not be exercisable and therefore may have no value. See the Risk Factor on page 12 relating to the Series A Warrants and Series B Warrants and Warrant Stockholder Approval, and see the section entitled “Warrant Stockholder Approval” on page 56 for additional details regarding the Warrant Stockholder Approval.

We are also offering to each purchaser of Units that would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding common stock (or, at the election of the purchaser, 9.99% of the Company’s outstanding common stock) immediately following the consummation of this offering, the opportunity to purchase Units consisting of (i) one pre-funded warrant in lieu of one share of common stock (each, a “Pre-Funded Warrant”), (ii) one Series A Warrant, and (iii) one Series B Warrant. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if it would result in the holder, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding common stock (or, at the election of the holder, 9.99% of the Company’s outstanding shares of common stock) immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of common stock at an exercise price equal to $0.0001 per share and may be exercised on a cashless basis. The purchase price of each Unit that includes a Pre-Funded Warrant will be equal to the price per Unit that includes one share of common stock, minus $0.0001. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership limitations as described therein) and may be exercised at any time until all Pre-Funded Warrants are exercised in full. For each Unit that includes a Pre-Funded Warrant that are sold in this offering (without regard to any exercise limitations set forth therein), the number of Units that include a share of common stock offered will be reduced on a one-for-one basis.

The common stock and Pre-Funded Warrants can each be purchased in this offering only with the accompanying Series A Warrants and Series B Warrants that are part of a Unit, but the components of the Units will be immediately separable and will be issued separately in this offering. See “Description of Securities” in this prospectus for more information.

Our common stock is listed on The Nasdaq Capital Market under the symbol “PTPI.” On February 7, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.2576 per share.

We are an “emerging growth company” and a “smaller reporting company”, as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and for future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and Smaller Reporting Company.”

We have engaged Dawson James Securities, Inc. (“Dawson James”) to act as our exclusive placement agent in connection with this offering. Dawson James has agreed to use its best efforts to arrange for the sale of the securities offered by this prospectus. Dawson James is not purchasing or selling any of the securities we are offering and Dawson James is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to Dawson James the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no minimum number of securities or minimum aggregate amount of proceeds that is a condition of the closing of this offering. We will bear all costs associated with the offering. See “Plan of Distribution” on page 70 of this prospectus for more information regarding these arrangements.

The actual public offering price per Unit will be determined between us, Dawson James and the investors in this offering at the time of pricing, and may be at a discount to the current market price. Therefore, the recent market price of $0.269 per share of common stock used throughout this prospectus may not be indicative of the actual public offering price for our Units. There is no established public trading market for each of the Series Warrants or the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of either of the Series Warrants or the Pre-Funded Warrants on any national securities exchange. Without an active trading market, the liquidity of the Series Warrants and the Pre-Funded Warrants will be limited.

We will have one closing for all the securities purchased in this offering. The public offering price per Unit will be fixed for the duration of this offering.

We may sell fewer than all securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby. We have not established an escrow account in conjunction with this offering. Because there is no escrow account and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus.

	Per Share of Common Stock and Series Warrants	Per Pre-Funded Warrant and Series Warrants	Total
Public offering price	$	$	$
Placement Agent fees(1)
Proceeds, before expenses, to us(2)	$	$	$

(1)

We have agreed to pay Dawson James a total cash fee equal to 8% of the aggregate gross proceeds raised in this offering and to reimburse Dawson James for its legal fees and expenses and other out-of-pocket expenses in an amount up to $125,000. See “Plan of Distribution” for a description of the compensation to be received by Dawson James.

(2)

Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. In addition, this does not include proceeds from the cash exercise of the Pre-Funded Warrants, if any, or Series Warrants. For more information, see “Plan of Distribution.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

Delivery of the securities offered hereby is expected to be made on or about         , 2025, subject to satisfaction of certain customary closing conditions.

Dawson James Securities, Inc.

The date of this prospectus is , 2025.

i

ABOUT THIS PROSPECTUS

The registration statement on Form S-1, which we filed with the Securities and Exchange Commission (the “SEC”) and of which this prospectus forms a part, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC before making your investment decision. You should rely only on the information provided in this prospectus. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information.

This prospectus includes important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus in making your investment decision. All of the summaries in this prospectus are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 12 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not, and the placement agent is not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

ii

SPECIAL NOTE REGARDING Forward-Looking Statements

The information in this prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus are “forward-looking statements” for purposes of federal and state securities laws, including statements regarding our expectations and projections regarding future developments, operations and financial conditions, and the anticipated impact of our acquisitions, business strategy, and strategic priorities. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. The forward-looking statements in this prospectus are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to several known and unknown risks, uncertainties, and assumptions. Although we believe the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties.

These forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

●	our ability to execute on our business strategy, including our plans to develop and commercialize a proprietary Rx-to-OTC switch technology;
●	market acceptance of, any of our products or product candidates, including our proprietary Rx-to-OTC switch technology;
●	our ability to use cash on hand to meet current and future financial obligations, including funding our operations, debt service requirements and capital expenditures;
●	if we are unable to effectively implement or manage our growth strategy, our operating results and financial condition could be materially and adversely affected;
●	our ability to secure licensing agreements with potential customers;
●	our ability to comply with data privacy laws, such as HIPPA;
●	our ability to generate sustainable revenue from licensing arrangements;
●	our ability to comply with obligations as a public reporting company;
●	our ability to maintain compliance with The Nasdaq Capital Market’s listing standards;
●	our ability to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002;
●	the potential impact of changes in the legal and regulatory landscape, both within and outside of the U.S.;

●	our ability to maintain adequate cyber security and information systems;
●	emerging competition and rapidly advancing technology in our industry;
●	the risk that our financial performance may not be as anticipated by the merger transactions that resulted in our creation;
●	risks resulting from our status as an emerging growth company, including that reduced disclosure requirements may make shares of our common stock less attractive to investors;
●	our ability to continue as a going concern; and
●	risks related to our history of incurring significant losses.

Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are described in this prospectus, including under the section entitled “Risk Factors”. We caution readers that the forward-looking statements included in this prospectus represent our beliefs, expectations, estimates and assumptions only as of the date hereof and are not intended to give any assurance as to future results. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

You should read this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and our financial statements and notes thereto that are included elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Special Note Regarding Forward-Looking Statements.” As used in this prospectus, unless the context otherwise indicates, the terms “we,” “our,” “us,” or the “Company” refer to Petros Pharmaceuticals, Inc., a Delaware corporation, and its subsidiaries taken as a whole.

Overview

Petros was incorporated in Delaware on May 14, 2020, for the purpose of effecting the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 17, 2020 (as amended, the “Merger Agreement”), by and between Petros, Neurotrope, Inc., a Nevada corporation (“Neurotrope”), Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Metuchen”), and certain subsidiaries of Petros and Neurotrope. Petros consists of wholly owned subsidiaries: Metuchen, Neurotrope, Timm Medical Technologies, Inc. (“Timm Medical”), and Pos-T-Vac, LLC (“PTV”). The Company has historically been engaged in the commercialization and development of Stendra®, a U.S. Food and Drug Administration (“FDA”) approved PDE-5 inhibitor prescription medication for the treatment of erectile dysfunction (“ED”), which the Company licensed from Vivus, Inc. (“Vivus”). Petros also has historically marketed its own line of ED products in the form of vacuum erection device products through its subsidiaries, Timm Medical and PTV. While the Company still continues to sell Stendra®, the Company has determined to discontinue sales of Stendra® to wholesalers and is separately working towards the goal of becoming a leading innovator in the emerging self-care market driving expanded access to key nonprescription pharmaceuticals as Over-the-Counter (“OTC”) and nonprescription drug products with additional condition for nonprescription use (“ACNU Products”) treatment options.

Petros is pursuing the development of a proprietary integrated technology solutions platform (the “platform”) containing two components (i) SaaS, designed to assist pharmaceutical companies in operationalizing and commercializing an Rx-to-OTC switch as an element in the development of an ACNU Product, and (ii) a potential Software as a Medical Device (“SaMD”) component, which must comply with FDA governance and approval and is expected to be a consumer interface that guides the consumer in navigating appropriate self-selection or deselection, through the acquisition process of the OTC product. The Company has been working towards the development of the platform, which is currently in early development stages and is being designed to serve as a retail or online interface, with clinically established algorithmic logic qualifying the intended consumer-patient for purchase and use of an ACNU Product, while reducing subjectivity to the least possible degree and maximizing objective qualifiers to the greatest possible degree.

We believe our platform will be anchored in recent FDA adopted rules, such as the FDA’s Nonprescription Drug Product with an Additional Condition for Nonprescription Use rule (“ACNU Rule”), intended to increase options to develop and market nonprescription drug products; Trusted Exchange Framework and Common Agreement (“TEFCA”), a nationwide framework for health information sharing; and Qualified Health Information Networks, which are sponsored by the FDA and the Department of Health and Human Services.

Recent Developments

Metuchen Foreclosure Notice

Metuchen Pharmaceuticals LLC (“Metuchen”), a wholly owned subsidiary of the Company, previously entered into that certain (a) Settlement Agreement (the “Settlement Agreement”) and Security Agreement (the “Security Agreement”), each dated January 18, 2022, with Vivus LLC (“Vivus”) and (b) a Promissory Note dated January 18, 2022, payable to the order of Vivus (the “Promissory Note”). As a result of an event of default under the Settlement Agreement and the Security Agreement existing and continuing by virtue of Metuchen’s failure to pay the Installment (as defined in the Promissory Note) that was due October 1, 2024 (the “Vivus Event of Default”), all the obligations of Metuchen under the Settlement Agreement and the Security Agreement (the “Obligations”) became immediately due and payable on the date of the Foreclosure Notice (as defined below).

Pursuant to the Security Agreement, Vivus holds a security interest against the Collateral (as defined in the Foreclosure Notice). On December 10, 2024, pursuant to a Notice of Proposal to Accept Pledged Collateral in Partial Satisfaction of Indebtedness Pursuant to

Uniform Commercial Code Section 9-620 (the “Foreclosure Notice”), Vivus proposed to accept all the Collateral (save and except the Specified License Agreement (as defined in the Security Agreement); collectively, the “Foreclosed Collateral”) in partial satisfaction of the Obligations. Vivus further proposed in the Foreclosure Notice that its acceptance of the Foreclosed Collateral would only constitute satisfaction of $2,000,000 worth of the Obligations and would not include any other amounts outstanding under the Promissory Note, the Settlement Agreement, or the Security Agreement, including but not limited to (i) all interest accrued or at any time accruing thereon and (ii) all other sums recoverable by Vivus from Metuchen by virtue of the Obligations (the “Vivus Settlement”). On December 13, 2024, Metuchen accepted and agreed to the Foreclosure Notice. As of February 6, 2025, the unpaid amount of the Promissory Note was $7,248,634.88 in principal and $391,426.28 in interest, which excludes the amounts of the Vivus Settlement. Interest continues to accrue on the foregoing amount at the default rate of 9% per annum.

NASDAQ Capital Market Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On May 15, 2024, the Company received notice from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock for the 30 consecutive business day period between April 3, 2024, through May 14, 2024, the Company did not meet the minimum bid price of $1.00 per share required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Rule”). The letter also indicated that the Company was provided with a compliance period until November 11, 2024, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A).

On November 12, 2024, the Company received notice from the Staff granting the Company’s request for a 180-day extension to regain compliance with the Rule, or, until May 12, 2025 (the “Compliance Period”). In order to regain compliance with Nasdaq’s minimum bid price requirement, the Company’s common stock must maintain a minimum closing bid price of $1.00 for at least ten consecutive business days during the Compliance Period. However, if it appears to Nasdaq that the Company will be unable to cure the deficiency Nasdaq will provide notice that the Company’s common stock will be subject to delisting. There can be no assurance that the Nasdaq staff would grant the Company’s request for continued listing subsequent to any delisting notification. In the event of such a notification, the Company may appeal the Nasdaq staff’s determination to delist its securities.

Series A Preferred Stock

On October 11, 2024, the Company entered into an Amendment Agreement with the Required Holders (as defined in the Certificate of Designations (the “Certificate of Designations”) of our Series A Preferred Stock) pursuant to which, the Required Holders agreed to amend the Certificate of Designations of the Company’s Series A Preferred Stock, by filing a Certificate of Amendment with the Secretary of State of the State of Delaware (“October 2024 Certificate of Amendment”). The October 2024 Certificate of Amendment amends the Certificate of Designations to, among other things, provide that, except as required by applicable law, the holders of the Series A Preferred Stock will be entitled to vote with holders of the Common Stock on an as converted basis, with the number of votes to which each holder of Series A Preferred Stock is entitled to be determined by dividing the Stated Value (as defined in the Certificate of Designations) by a conversion price equal to $2.25 per share, which was the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)) applicable immediately before the execution and delivery of the purchase agreement executed in connection with the issuance of the Series A Preferred Stock, subject to certain beneficial ownership limitations and adjustments for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions, as set forth in the Certificate of Designations. The October 2024 Certificate of Amendment was filed with the Secretary of State of the State of Delaware, effective as of October 11, 2024.

On November 13, 2024, the Company entered into an Amendment Agreement with the Required Holders (as defined in the Certificate of Designations), pursuant to which, the Required Holders agreed to (i) amend the Certificate of Designations of the Company’s Series A Preferred Stock, as described below, by filing the November 2024 Certificate of Amendment with the Secretary of State of the State of Delaware, (ii) defer any payment amounts that have accrued and that are unpaid as of November 13, 2024 pursuant to the Certificate of Designations, to January 15, 2025, and (iii) waive any breach or violation of the Purchase Agreement, the Certificate of Designations, or the Warrants resulting from the Company’s failure to pay such outstanding amounts (the “November 2024 Certificate of Amendment”). The November 2024 Certificate of Amendment amends the Certificate of Designations to, (i) extend the maturity date to January 15, 2025, (ii) modify the schedule of Installment Dates (as defined in the Certificate of Designations), and (iii) adds an additional restrictive covenant to the Certificate of Designations requiring the Company from November 13, 2024 until January 15, 2025, to maintain unencumbered, unrestricted cash and cash equivalents on hand in amount equal to at least $1,500,000. The November 2024 Certificate of Amendment was filed with the Secretary of State of the State of Delaware, effective as of November 13, 2024.

On January 23, 2025, the Company entered into an Amendment Agreement with the Required Holders (as defined in the Certificate of Designations), pursuant to which, the Required Holders agreed to (i) amend the Certificate of Designations of the Company’s Series A Preferred Stock by filing a Certificate of Amendment to the Certificate of Designations (the “January 2025 Certificate of Amendment”) with the Secretary of State of the State of Delaware, (ii) defer any payment amounts that have accrued and that are unpaid as of January 23, 2025 pursuant to the Certificate of Designations, to February 15, 2025, and (iii) waive any breach or violation of the Purchase Agreement, the Certificate of Designations, or the Warrants resulting from the Company’s failure to pay such outstanding amounts. The January 2025 Certificate of Amendment amends the Certificate of Designations to, (i) extend the maturity date to February 15, 2025, (ii) modify the schedule of Installment Dates (as defined in the Certificate of Designations), (iii) amends the restrictive covenant to the Certificate of Designations requiring the Company from January 15, 2025 until February 15, 2025, to maintain unencumbered, unrestricted cash and cash equivalents on hand in amount equal to at least $500,000, and (iv) amends the restrictive covenant relating to the change in nature of the Company’s business, such that such covenant does not apply to the Company’s change in sales strategy related to the Company’s Stendra avanafil and product development strategy as it relates to the development and commercialization of a proprietary platform focused on prescription medication to over-the-counter switch solutions. The January 2025 Certificate of Amendment was filed with the Secretary of State of the State of Delaware, effective as of January 24, 2025.

The event of default under the Settlement Agreement and the Security Agreement with Vivus existing and continuing by virtue of Metuchen’s failure to pay the Installment (as defined in the Promissory Note) that was due October 1, 2024, constitutes a Triggering Event pursuant to the terms of the Certificate of Designations. As a result, the dividend rate of the Series A Preferred Stock was automatically increased to 15% per annum beginning on December 10, 2024.

Stock Awards

On February 10, 2025, the Company amended the Company’s Amended and Restated 2020 Omnibus Incentive Compensation Plan (as amended, the “Plan”) to remove certain individual limitations on the number of stock options, stock appreciation rights, shares of restricted stock and restricted stock units that could be awarded to an employee participant in any fiscal year pursuant to Section 4(d) of the Plan.

On February 10, 2025, contingent on the closing of this offering, the Board approved a grant to each of Joshua N. Silverman, Bruce T. Bernstein, Wayne R. Walker, Fady Boctor, Mitchell Arnold and Robert Weinstein, shares of restricted common stock of the Company in the amount of 1,000,000, 300,000, 150,000, 450,000, 150,000 and 150,000 shares, respectively (collectively, the “Stock Awards”). The holder of the Stock Awards will be entitled to all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends thereon. The Stock Awards are intended to incentivize certain of the Company’s directors and officers to help achieve the successful completion of this offering and will be subject to the terms and conditions of the Plan and the Company’s form of Restricted Stock Award Agreement.

Reverse Stock Split

On November 20, 2024, our stockholders approved an amendment to our Amended and Restated Certificate of Incorporation to effect, at the discretion of the board of directors of the Company but prior to the one-year anniversary of the date on which the reverse stock split is approved by the Company’s stockholders, a reverse stock split of all of the outstanding shares of our common stock, at a ratio in the range of 1-for-2 to 1-for-25, with such ratio to be determined by the board of directors in its discretion and included in a public announcement.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our common stock and result in a loss of all or a portion of your investment:

●	Petros’ consolidated financial statements have been prepared on a going concern basis; Petros must raise additional capital to fund our operations in order to continue as a going concern.
●	Petros has incurred significant losses and may continue to experience losses in the future.

●	Petros is in the early development stage of its platform with no revenues from its platform and has no operating history in the broad commercialization of such platforms for consumer use.
●	Petros has defaulted on certain covenants included in the Promissory Note with Vivus that has resulted in the Obligations becoming immediately due and payable on the date of the Foreclosure Notice and the potential forfeiture of assets pledged as collateral under the Promissory Note.
●	Any difficulties or delays in product engineering, regulatory compliance, sales or marketing could affect Petros’ future results.
●	Petros’ technology may be viewed as relatively new or untested, which could result in regulatory delays or disruptions in the pathway to commercialization.
●	If Petros fail to successfully initiate broad commercialization of, market and sell its platform cost-effectively, its sales, business, financial condition and results of operations will be negatively affected.
●	Cyberattacks and other data security breaches could compromise its proprietary and confidential information, which could harm its business and reputation or cause it to incur increased expenses to address any such breaches.
●	Because Petros is a small company with limited resources, it may be unable to attract qualified personnel.
●	Rx-to-OTC switches are part of Petros’ future growth, and may be affected by regulatory developments governing Rx-to-OTC switches.
●	Petros may not receive the necessary authorizations to market its platform or any future new products, and any failure to timely do so may adversely affect its ability to grow our business.
●	Ongoing changes in healthcare regulation could negatively affect Petros’ revenues, business and financial condition.
●	We may not have sufficient cash to develop our platform, even after the proceeds raised in this offering.
●	Petros may be subject to certain federal, state, and foreign fraud and abuse laws, health information privacy and security laws, and transparency laws, which, if violated, could subject it to substantial penalties. Additionally, any challenge to or investigation into its practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm its business.
●	Since Petros’ platform will utilize cloud-based information systems and the exchange of information between patents and doctors, Petros will be subject to numerous U.S. federal and state laws and regulations related to the privacy and security of personally identifiable information, including health information.
●	Petros’ business will expose it to potential liability for the quality and safety of its products and services, how it advertises and markets those products and services and how and to whom it sells them, and Petros may incur substantial expenses or be found liable for substantial damages or penalties if it is subject to claims or litigation.
●	The Vivus Event of Default constitutes a Triggering Event (as defined in the Certificate of Designations) pursuant to the terms of the Certificate of Designations, which may materially and adversely affect our liquidity, financial condition and results of operations.
●	Changes in laws could negatively impact Petros’ business.
●	The regulatory framework for artificial intelligence (“AI”) technologies is rapidly evolving as many federal, state and foreign government bodies and agencies have introduced or are currently considering additional laws and regulations. In addition, existing laws and regulations may be interpreted in ways that would affect the use of AI in Petros’ business. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and Petros cannot yet determine the impact future laws, regulations, standards, or market perception of their requirements may have on its business and may not always be able to anticipate how to respond to these laws or regulations.
●	If Petros fails to protect its intellectual property rights, its ability to pursue the development of its products would be negatively affected.
●	Changes in trends in the pharmaceutical and medical device industries, including changes to market conditions, could adversely affect Petros’ operating results.
●	Acquisitions involve risks that could result in a reduction of our operating results, cash flows and liquidity.
●	Holders of Petros’ Series A Preferred Stock are entitled to certain payments under the Certificate of Designations that may be paid in cash or in shares of common stock depending on the circumstances. If Petros makes these payments in cash, it may be required to expend a substantial portion of its cash resources. If Petros make these payments in common stock, it may result in substantial dilution to the holders of common stock.
●	The Certificate of Designations for the Series A Preferred Stock and the warrants issued concurrently therewith contain anti-dilution provisions that may result in the reduction of the conversion price of the Series A Preferred Stock or the exercise price of such warrants as a result of this offering and in the future. These features may increase the number of shares of common stock being issuable upon conversion of the Series A Preferred Stock or upon the exercise of the warrants.
●	Petros does not anticipate paying dividends on its common stock in the foreseeable future.
●	Sales of a substantial number of shares of Petros’ common stock, or the perception that such sales may occur, may adversely impact the price of its common stock.
●	Petros’ stock price may be volatile.
●	Petros’ largest stockholder maintains the ability to significantly influence all matters submitted to Petros’ stockholders for approval.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”) enacted in April 2012. An “emerging growth company” may take advantage of exemptions from some of the reporting requirements that are otherwise applicable to public companies. These exceptions include:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;
●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes–Oxley Act of 2002, as amended (the “Sarbanes–Oxley Act”);
●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption.

Finally, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company) and accordingly may provide less public disclosure than larger public companies. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Corporate Information

Petros Pharmaceuticals, Inc. is a Delaware corporation with its principal business office at 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036. Our telephone number is 973-242-0005 and our website can be found at www.petrospharma.com. Through our website, we will make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, our website is not and shall not be deemed to be a part of this prospectus.

SUMMARY OF THE OFFERING

Units being offered

Units at the assumed public offering price of $0.269 per Unit (which is the last reported sale price of our common stock on The Nasdaq Capital Market on February 6, 2025) on a “best-efforts” basis. Each Unit will consist of one share of common stock (or one Pre-Funded Warrant to purchase one share of our common stock in lieu thereof), one Series A Warrant to purchase one share of common stock and one Series B Warrant to purchase one share of common stock. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock and Pre-Funded Warrants, if any, can each be purchased in this offering only with the accompanying Series A Warrants and Series B Warrants as part of Units, but the components of the Units will be immediately separable and will be issued separately in this offering.

Units, including Pre-Funded Warrants, offered by us in this offering

We are also offering to each purchaser of Units that would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding common stock (or, at the election of the purchaser, 9.99% of the Company’s outstanding common stock) immediately following the consummation of this offering, the opportunity to purchase Units consisting of (i) one Pre-Funded Warrant in lieu of one share of common stock, (ii) one Series A Warrant, and (iii) one Series B Warrant. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if it would result in the holder, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding common stock (or, at the election of the holder, 9.99% of the Company’s outstanding shares of common stock) immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of common stock at an exercise price equal to $0.0001 per share and may be exercised on a cashless basis. The purchase price of each Unit that includes a Pre-Funded Warrant will be equal to the price per Unit that includes one share of common stock, minus $0.0001. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership limitations as described therein) and may be exercised at any time until all Pre-Funded Warrants are exercised in full. For each Unit that includes a Pre-Funded Warrant that are sold in this offering (without regard to any beneficial ownership limitations set forth therein), the number of Units that include a share of common stock offered will be reduced on a one-for-one basis.

Series A Warrants

Each share of our common stock and each Pre-Funded Warrant to purchase one share of our common stock is being sold together with a Series A Warrant to purchase one share of our common stock. Each Series A Warrant will have an exercise price of $        per share, will be exercisable at any time beginning on the first trading day following the date of Warrant Stockholder Approval and will expire on the five year anniversary of the Initial Exercise Date.

The shares of common stock and Pre-Funded Warrants, and the accompanying Series Warrants, as the case may be, can only be purchased together in this offering but will be issued separately.

This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series A Warrants. Because we will issue a Series A Warrant for each share of common stock and for each Pre-Funded Warrant sold in this offering, the number of Series A Warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and Pre-Funded Warrants sold.

Series B Warrants

Each share of our common stock and each Pre-Funded Warrant to purchase one share of our common stock is being sold together with a Series B Warrant to purchase one share of our common stock. Each Series B Warrant will have an exercise price of $     per share, will be exercisable at any time beginning on the first trading day following the date of Warrant Stockholder Approval and will expire on the one (1) year anniversary of the Initial Exercise Date.

The shares of common stock and Pre-Funded Warrants, and the accompanying Series Warrants, as the case may be, can only be purchased together in this offering but will be issued separately.

This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series B Warrants. Because we will issue a Series B Warrant for each share of common stock and for each Pre-Funded Warrant sold in this offering, the number of Series B Warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and Pre-Funded Warrants sold.

Holders the Series B Warrants may effect an “alternative cashless exercise” at any time while the Series B Warrants are outstanding following the Initial Exercise Date. Under the alternative cashless exercise option, a holder of a Series B Warrant has the right to receive an aggregate number of shares of common stock equal to the product of (i) the aggregate number of shares of common stock that would be issuable upon a cash rather than a cashless exercise of the Series B Warrant and (ii) 3.0.

Common stock outstanding prior to this offering	11,319,039 shares.

Common stock to be outstanding after this offering	85,668,481 shares (assuming no sale of any Pre-Funded Warrants and assuming none of the Series Warrants issued in this offering are exercised).

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $18.1 million, after deducting the Placement Agent fees and estimated offering expenses payable by us and assuming no exercise of the Series Warrants. We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes. See “Use of Proceeds” on page 41 of this prospectus.

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” on page 12 of this prospectus before deciding to invest in our securities.

Lock-up agreements

We, and each of our officers and directors have agreed, subject to certain exceptions, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, for a period of days after the date in which the Warrant Stockholder Approval is obtained, without the prior written consent of Dawson James Securities, Inc. For more information, see “Plan of Distribution” on page 70 of this prospectus.

Market for common stock	Our common stock is listed on The Nasdaq Capital Market under the symbol “PTPI.”

Listing of Pre-Funded Warrants and Series Warrants

We do not intend to list the Pre-Funded Warrants or either of the Series Warrants on any securities exchange or nationally recognized trading system. Without a trading market, the liquidity of the Pre-Funded Warrants and Series Warrants will be extremely limited.

The number of shares of our common stock to be outstanding after this offering is based on 11,319,039 shares of our common stock outstanding as of February 6, 2025, and excludes the following:

●	8,106,821 shares of common stock issuable upon exercise of the Company’s outstanding warrants at an average weighted exercise of $13.62 per share;

●	420,133 shares of common stock underlying outstanding stock options of the Company, with a weighted average exercise price of $4.77 per share;
●	252,378 shares of common stock issuable upon conversion of the 567.85 shares of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock”) outstanding, at a conversion price of $2.25 per share, which excludes any Make-Whole Amounts (as defined in the Certificate of Designations), any Additional Amounts (as defined in the Certificate of Designations), any Late Charges (as defined in the Certificate of Designations) and any accrued dividends thereon;
●	47,658 shares of common stock reserved for issuance under the Company’s Amended and Restated 2020 Omnibus Incentive Compensation Plan (as amended, the “Plan”); and
●	2,200,000 of restricted shares of common stock to be issued to certain directors and officers of the Company subject to the closing of this offering, pursuant to the Stock Awards.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the outstanding warrants, no conversion of Series A Preferred Stock, no shares of our common stock are issued pursuant to outstanding stock options and no shares of common stock are issued pursuant to our Plan described above. The discussion above assumes no exercise of Pre-Funded Warrants or Series Warrants in this offering.

Risk Factors

Investment in our securities, including our common stock, Series Warrants, and Pre-Funded Warrants, involves a high degree of risk. In addition to the risks and investment considerations discussed elsewhere in this prospectus, or any “free writing prospectus” we have authorized in connection with this offering, the following factors should be carefully considered by anyone purchasing the securities offered by this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of their investment. All of these risks could adversely affect our business, business prospects, results of operations, financial condition and cash flows.

See also the statements contained under the heading “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

This is a best-efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

Dawson James has agreed to use its best efforts to solicit offers to purchase the securities in this offering. Dawson James has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.

Management will have broad discretion as to the use of proceeds from this offering and we may use the net proceeds in ways with which you may disagree.

We intend to use the net proceeds of this offering for working capital and general corporate purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management on the use of net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

The public offering price will be set by our Board of Directors (the “Board”) and does not necessarily indicate the actual or market value of our common stock.

Our Board will approve the public offering price and other terms of this offering after considering, among other things: the number of shares authorized in our Amended and Restated Certificate of Incorporation (as amended, “Charter”); the current market price of our common stock; trading prices of our common stock over time; the volatility of our common stock; our current financial condition and the prospects for our future cash flows; the availability of and likely cost of capital of other potential sources of capital; the characteristics of interested investors and market and economic conditions at the time of the offering. The public offering price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. The public offering price may not be indicative of the fair value of the common stock.

If you purchase the common stock or Pre-Funded Warrants sold in this offering, you will experience immediate dilution as a result of this offering and future equity issuances.

Because the price per share of our Units being offered is higher than the book value per share of our common stock, you will suffer immediate substantial dilution in the net tangible book value of the common stock you purchase in this offering. See the section entitled “Dilution” of this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock and Pre-Funded Warrants in this offering. The issuance of additional shares of our common stock in future offerings could be dilutive to stockholders if they do not invest in future offerings. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

There is no public market for the Pre-Funded Warrants or Series Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants or Series Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or Series Warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Stock Market. Without an active market, the liquidity of the Pre-Funded Warrants or Series Warrants will be limited.

Holders of Pre-Funded Warrants or Series Warrants purchased in this offering will have no rights as common stockholders until such holders exercise their Pre-Funded Warrants or Series Warrants and acquire our common stock.

Until the Warrant Stockholder Approval is obtained and until holders of Pre-Funded Warrants or Series Warrants acquire shares of our common stock upon exercise of the Pre-Funded Warrants or Series Warrants, as applicable, holders of Pre-Funded Warrants or Series Warrants will have no rights with respect to the shares of our common stock underlying such Pre-Funded Warrants or Series Warrants. Upon exercise of the Pre-Funded Warrants or Series Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Provisions of the Series Warrants and Pre-Funded Warrants offered by this prospectus could discourage an acquisition of us by a third party.

In addition to the discussion of the provisions of our Charter, certain provisions of the Series Warrants and Pre-Funded Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. Such Series Warrants and Pre-Funded Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Series Warrants and Pre-Funded Warrants. Further, the Series Warrants and Pre-Funded Warrants provide that, in the event of certain transactions constituting “fundamental transactions,” subject to certain exceptions, holders of such the Series Warrants and Pre-Funded Warrants will have the right, at their option, to require us to repurchase such the Series Warrants and Pre-Funded Warrants in cash equal to the Black Scholes Value (as defined therein) of the remaining unexercised portion of the Series Warrants and Pre-Funded Warrants, as applicable, on the date of the consummation of such fundamental transaction, subject to certain exceptions. These and other provisions of the Series Warrants and Pre-Funded Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

We may be required to repurchase certain of our warrants.

Certain of our outstanding warrants sold privately that have registration rights, in the event of a “Fundamental Transaction” (as defined in the applicable warrants) that is not within the Company’s control, including not approved by the Company’s Board of Directors, the holder of such warrant shall only be entitled to receive from the Company or any successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of such warrant, that is being offered and paid to the holders of the Company’s common stock in connection with the Fundamental Transaction, which may materially adversely affect our financial condition and/or results of operations and may prevent or deter a third party from acquiring us.

The Series Warrants may not have any value.

Each Series A Warrant offered hereby will become exercisable beginning on the first trading day following the date of the Warrant Stockholder Approval at an exercise price of $     per share of common stock and will expire five years from the date of the Initial Exercise Date. Each Series B Warrant offered hereby will become exercisable beginning on the Initial Exercise Date at an exercise price

of $      per share of common stock and will expire on the one (1) year anniversary of the Initial Exercise Date. In the event that we are unable to obtain the Warrant Stockholder Approval, the Series Warrants will not be exercisable and therefore may have no value.

Stockholders may suffer substantial dilution if certain provisions in the Series Warrants are utilized.

If the Series B Warrants are exercised by way of an alternative cashless exercise, assuming receipt of the Warrant Stockholder Approval, such exercising holder will receive has the right to receive an aggregate number of shares equal to the product of (i) the aggregate number of shares of common stock that would be issuable upon a cash rather than a cashless exercise of the Series B Warrant and (ii) 3.0.

In addition, and subject to certain exemptions, if we sell, issue, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of common stock, for a consideration per share less than the exercise price of the Series A Warrants then in effect, the exercise price of the Series A Warrants will be reduced to the lower of such price or the lowest VWAP during the five consecutive trading days immediately following such dilutive issuance or announcement thereof, and the number of shares issuable upon exercise of such Series B Warrant will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

If at any time on or after the date of issuance there occurs any stock split, stock dividend, stock combination recapitalization, reverse stock split, or other similar transaction involving our common stock and the lowest daily VWAP during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Series A Warrants then in effect, then the exercise price of the Series A Warrants will be reduced to the lowest VWAP during such period and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged, subject to the applicable floor price.

If any of the above provisions in the Series Warrants are utilized, our stockholders may suffer substantial dilution.

We will likely not receive any additional funds upon the exercise of the Series B Warrants.

The Series B Warrants may be exercised by way of an alternative cashless exercise, in which case the holder would not pay a cash purchase price upon exercise, but instead would receive upon such exercise the number of shares of common stock equal to the product of (i) the aggregate number of shares of common stock that would be issuable upon a cash exercise rather than a cashless exercise of the Series B Warrant multiplied by (ii) 3.0. Accordingly, we will likely not receive any additional funds upon the exercise of the Series B Warrants.

The exercisability of the Series Warrants is contingent upon us obtaining the Warrant Stockholder Approval. If we do not obtain such Warrant Stockholder Approval, the Series Warrants may never become exercisable.

The Series Warrants are not immediately exercisable, as their exercisability is contingent upon us obtaining the Warrant Stockholder Approval. The Series Warrants will become exercisable on the trading date following the Warrant Stockholder Approval and will expire on the five-year anniversary of such date with respect to the Series A Warrants, and on the two and one-half year anniversary of such date with respect to the Series B Warrants. While we intend to promptly seek the Warrant Stockholder Approval for these mechanisms, there is no guarantee that it will ever be obtained. In the event that we cannot obtain the Warrant Stockholder Approval, the Series Warrants may never become exercisable. If we are unable to obtain the Warrant Stockholder Approval, the Series Warrants will have no value.

We have agreed to hold a special meeting of stockholders (which may also be at the annual meeting of shareholders) at the earliest practicable date after the date hereof, but in no event later than 60 days after the closing of the offering (the “Stockholder Meeting Deadline”), in order to obtain the Warrant Stockholder Approval. If, despite the Company’s reasonable best efforts the Warrant Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company shall cause an additional stockholder meeting to be held on or prior to the ninetieth (90th) calendar day following the failure to obtain Warrant Stockholder Approval. If, despite the Company’s reasonable best efforts the Stockholder Approval is not obtained after such subsequent stockholder meetings, the Company shall cause an additional stockholder meeting to be held every ninety days thereafter until (i) such Warrant Stockholder Approval is obtained,  or (ii) December 31, 2025, whichever is sooner. There is no guarantee we will be able to hold a special meeting within this timeframe, or at all.

The Series A Warrants contain anti-dilution provisions that may result in the reduction of the exercise price of the Series A Warrants in the future. This feature may result in an indeterminate number of shares of common stock being issued upon conversion or exercise, as applicable.

The terms of the Series A Warrants contain anti-dilution provisions, which provisions require the lowering of the exercise price to the purchase price of future offerings. If in the future we issue securities for less than the exercise price of the Series A Warrants, we will be required to further reduce the relevant exercise price, which will result in a greater number of shares of common stock being issuable upon exercise of the Series A Warrants, which in turn will have a greater dilutive effect on our stockholders. As such, it is possible that we will not have sufficient available shares to satisfy the exercise of the Series A Warrants if we enter into a future transaction that lowers the exercise price. If we do not have sufficient available shares for the exercise of the Series A Warrants, we will be required to increase our authorized shares, which may not be possible and will be time consuming and expensive. The potential for such issuances may depress the price of our common stock regardless of our business performance. We may find it more difficult to raise additional equity capital while the Series A Warrants are outstanding.

Risks Related to Petros’ Capital Requirements and Financing

Our consolidated financial statements have been prepared on a going concern basis; we must raise additional capital to fund our operations in order to continue as a going concern.

In its report dated April 1, 2024, Marcum LLP, our independent registered public accounting firm, expressed substantial doubt about our ability to continue as a going concern as we have suffered recurring losses from operations and have insufficient liquidity to fund our future operations. If we are unable to improve our liquidity position, we may not be able to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern and, therefore, be required to realize our assets and discharge our liabilities other than in the normal course of business which could cause investors to suffer the loss of all or a substantial portion of their investment. As of December 31, 2023, we had approximately $13.3 million of cash and as of February 6, 2025, we had approximately $3.1 million cash on hand. In order to have sufficient cash to fund our operations in the future, we will need to raise additional equity or debt capital and cannot provide any assurance that we will be successful in doing so. If we are unable to raise sufficient capital to fund our operations, we may need to delay, reduce or eliminate certain research and development programs or other operations, sell some or all of our assets or merge with another entity.

Petros has incurred significant losses and may continue to experience losses in the future.

As of September 30, 2024, the Company had cash of $3.9 million, negative working capital of $1.8 million, and accumulated deficit of $103.9 million. Petros cannot predict if it will achieve profitability soon or at all. Petros expects to continue to expend substantial financial and other resources on, among other things:

●	investments in hiring key personnel;
●	successful development and commercialization of our platform; and
●	general administration, including legal, accounting and other expenses.

Petros may not generate sufficient revenue to offset such costs to achieve or sustain profitability in the future. Petros expects to continue to invest in its operations and product and business development to obtain a market position and to meet its expanded reporting and compliance obligations as a public company.

Petros expects its operating losses to continue in the near term in order to carry out its strategic objectives. Petros considers historical operating results, capital resources and financial position, and current projections and estimates as part of its plan to fund operations over a reasonable period of time. Petros believes that based on these factors, the available cash on hand is not sufficient to fund its operations for at least the next 12 months.

We expect to require additional capital in the future in order to develop our products, fund operations, and otherwise implement our business strategy. If we do not obtain any such additional financing, it may be difficult to effectively realize our long-term strategic goals and objectives.

We will require additional financing to further develop and market our products, fund operations, and otherwise implement our business strategy. Our current cash resources will not be sufficient to fund these activities. We are exploring additional ways to raise capital, but we cannot assure you that we will be able to raise capital. The timing and probability of obtaining sufficient capital depends, in part, on the development and commercialization of our platform. Should Petros not be successful with its business strategy, it could have a material adverse impact on our operations and consolidated financial statements. Our failure to raise capital as and when needed would have a material adverse impact on our financial condition, our ability to meet our obligations, and our ability to pursue our business strategy and may require us to delay, reduce or eliminate certain research and development programs or other operations, sell some or all of our assets or merge with another entity.

Any additional capital raised through the sale of equity or equity-backed securities may dilute our stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities.

The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Petros’ consolidated balance sheet contains significant amounts of intangible assets, and a decline in the fair value of an intangible asset could result in an asset impairment charge.

Petros’ intangible assets, including developed technology rights and brands, face risks for impairment and charges related to such assets, which may be significant. If we are unable to meet our revenue projections, including successfully implementing and developing our business strategy, we will have an impairment to our intangible assets.

Additionally, the terms of the Vivus Settlement could trigger an impairment of certain assets on our balance sheet and we may be required to reassess the carrying value of our assets, including intangible assets, and other long-term investments, which could result in an impairment charge. Such a charge could negatively impact our financial statements, reduce our equity, and result in an increase in our reported net loss.

Risks Related to Petros’ Business, Industry and Operations

Our business focus on the development of our platform may adversely impact our operations and financial performance.

We have historically been engaged in the commercialization and development of Stendra. While we still continue to sell Stendra®, we have determined to discontinue sales of Stendra® to wholesalers and is separately working towards the development and commercialization of our platform. This may result in reduced overall revenue, particularly as we move away from established wholesalers and reallocate resources to the development of our platform. Additionally, the development and commercialization of our platform may present challenges, including unforeseen development delays, difficulties in market acceptance or increased competition. If we are unable to successfully execute our strategy, it could materially and adversely affect our financial condition, results of operations and long-term growth prospects.

We are in the early development stage of our platform with no revenues from our platform and have no operating history in the broad commercialization of platforms for consumer use.

We are in the early development stage of our platform and face all of the risks and uncertainties associated with a new and unproven business. Our future is based on an unproven business plan with no historical facts to support projections and assumptions. We do not expect to generate significant revenue until we have successfully launched broad commercialization of our platform.

There can be no assurance that we will ever achieve revenues or profitability from our platform. Our operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a pre-revenue business.

We defaulted on certain covenants included in the Promissory Note with Vivus that has result in the Obligations becoming immediately due and payable on the date of the Foreclosure Notice and the potential forfeiture of assets pledged as collateral under the Promissory Note.

On January 18, 2022, Petros (through its wholly-owned subsidiary) and Vivus entered into a Settlement Agreement (the “Vivus Settlement Agreement”) related to the minimum purchase requirements under the Vivus Supply Agreement in 2018, 2019 and 2020 and certain reimbursement rights asserted by a third-party retailer in connection with quantities of the Company’s Stendra® product that were delivered to the third-party retailer and later returned. In connection with the Vivus Settlement Agreement, Petros executed the Promissory Note in favor of Vivus in the principal amount of $10,201,758. The parties also entered into a Security Agreement to secure Petros’ obligations under the Promissory Note. In addition to the payments to be made in accordance with the Promissory Note, the Company further agreed in the Vivus Settlement Agreement to (i) grant to Vivus a right of first refusal to provide certain types of debt and convertible equity (but not preferred equity) financing issued by or to Metuchen (including any subsidiaries and intermediaries) until the Promissory Note is paid in full, and (ii) undertake to make certain regulatory submissions to effectuate Vivus’ ability to exercise its rights under the License Agreement. Borrowings under the Promissory Note and Security Agreement are secured by the Company’s Stendra® API and products and the Company’s rights under the License Agreement (the “Collateral”).

On October 1, 2024, we failed to make the payment due pursuant to the Promissory Note and related Security Agreement in the amount of $0.5 million, constituting an Event of Default (as defined in the Promissory Note) under the Promissory Note and Security Agreement. The outstanding principal amount on the Promissory Note, plus accrued and unpaid interest thereon, was $7.2 million as of September 30, 2024. As a result of an event of default under the Settlement Agreement and the Security Agreement existing and continuing by virtue of our failure to pay the Installment (as defined in the Promissory Note) that was due October 1, 2024 (the “Vivus Event of Default”), all the obligations under the Settlement Agreement and the Security Agreement (the “Obligations”) became immediately due and payable on the date of the Foreclosure Notice (as defined below).

On December 10, 2024, pursuant to a Notice of Proposal to Accept Pledged Collateral in Partial Satisfaction of Indebtedness Pursuant to Uniform Commercial Code Section 9-620 (the “Foreclosure Notice”), Vivus proposed to accept all the Collateral (save and except the Specified License Agreement (as defined in the Security Agreement); collectively, the “Foreclosed Collateral”) in partial satisfaction of the Obligations. Vivus further proposed in the Foreclosure Notice that its acceptance of the Foreclosed Collateral would only constitute satisfaction of $2,000,000 worth of the Obligations and would not include any other amounts outstanding under the Promissory Note, the Settlement Agreement, or the Security Agreement, including but not limited to (i) all interest accrued or at any time accruing thereon and (ii) all other sums recoverable by Vivus from Metuchen by virtue of the Obligations (the “Vivus Settlement”). On December 13, 2024, Metuchen accepted and agreed to the Foreclosure Notice. Interest continues to accrue on the foregoing amount at the default rate of 9% per annum.

As a result of the Vivus Event of Default, we may be forced to seek additional financing on unfavorable terms, restructure our operations, or pursue other alternatives, including bankruptcy.

The Vivus Event of Default constitutes a Triggering Event (as defined in the Certificate of Designations) pursuant to the terms of the Certificate of Designations, which may materially and adversely affect our liquidity, financial condition and results of operations.

The Vivus Event of Default under the Settlement Agreement and the Security Agreement existing and continuing by virtue of our failure to pay the Installment (as defined in the Promissory Note) that was due October 1, 2024, constitutes a Triggering Event pursuant to the terms of the Certificate of Designations. As a result, the dividend rate of the Series A Preferred Stock was automatically increased to 15% per annum beginning on December 10, 2024. This default interest rate will increase our financial obligations and could materially and adversely affect our liquidity, financial condition and results of operations. In addition, given the occurrence of a Triggering Event, the holders of Series A Preferred Stock are entitled to require the Company to redeem all or any of the shares of Series A Preferred Stock held by such Holders at a price equal to the greater of (i) the product of (A) the conversion amount to be redeemed multiplied by (B) 150% and (ii) the product of (X) the conversion rate with respect to the conversion amount in effect at such time as such Holder delivers a triggering event redemption notice multiplied by (Y) the product of (1) 150% multiplied by (2) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding the Triggering Event and ending on the date the Company makes the entire payment required to be made. The increased costs associated with the increased default interest rate and any triggering event redemption may limit our ability to secure additional financing, which could exacerbate our financial challenges and hinder our long-term growth prospects.

We may not have sufficient cash to develop our platform, even after the proceeds raised in this offering.

There can be no assurance that the proceeds raised in this offering will be sufficient to complete the development, testing, regulatory approvals or commercialization of our platform. The development of new products is inherently expensive, time-consuming, and uncertain, and additional capital may be required to achieve our objectives.

If the proceeds from this offering, together with our existing cash resources, are insufficient to fund the development of our platform, we may need to secure additional financing, which may not be available on acceptable terms, or at all. Failure to obtain adequate funding could result in delays or the inability to complete the development and launch of our platform, which could materially and adversely affect our business, financial condition, and prospects.

Any difficulties or delays in product engineering, regulatory compliance, sales or marketing could affect Petros’ future results.

Petros’ ability to achieve its business objectives is directly dependent on its ability to get its products to market, and any delays or difficulties in engineering, regulatory compliance, sales or marketing could have an adverse impact, including but not limited to the following types of events:

●	failure to predict market demand for, or to gain market acceptance of, approved products;
●	failure to comply with applicable regulatory requirements, which could result in costly and disruptive enforcement actions, or otherwise require costly and disruptive corrective actions;
●	delays, unavailability, or undetected defects with respect to our technology;
●	failure to establish and maintain market demand and acceptance for Petros’ products through marketing and sales activities, and any other arrangements to promote these products;
●	failure to establish and maintain agreements with wholesalers, distributors, and group purchasing organizations on commercially reasonable terms;
●	failure to effectively compete with other products on the market; and
●	failure to maintain a continued acceptable product safety and efficacy profile.

Our technology may be viewed as relatively new or untested, which could result in regulatory delays or disruptions in the pathway to commercialization.

One of the most critical factors is alignment with the FDA regarding the SaMD model, SaaS platform, and the underlying technology, including emerging elements like AI, each of which may significantly impact the future of the Petros’ commercial model. Lack of clarity or delays in FDA approval of these technologies could have a significant impact on our ability to scale and execute our business model. Additionally, each licensee using our proprietary technology would need to secure individual FDA approval for their specific product within the SaMD and SaaS framework. Each asset leveraging our platform is subject to its own individual FDA approval process for commercialization which presents additional complexity and risks. While our strategy involves licensing our technology to multiple partners, which aims to build a proven track record and strengthen relationships with the FDA, this nevertheless introduces an independent variable and potential vulnerability.

Until Petros has successfully guided several products through the Rx-to-OTC approval process, its technology may be viewed as relatively new or untested, which could result in regulatory delays or disruptions in the pathway to commercialization. As products are licensed and approved using our platform, we believe that Petros will build greater credibility and confidence with the FDA, helping to mitigate these risks. However, in the early stages, the nascent nature of the technology could contribute to slower adoption, delays and disruptions.

If we fail to successfully initiate broad commercialization of, market and sell our platform cost-effectively, our sales, business, financial condition and results of operations will be negatively affected.

Our commercial success will depend on the future adoption of the platform. If we are unable to successfully drive interest in our platform, our business, financial condition and results of operations would be harmed.

We cannot predict how quickly, if at all, pharmaceutical companies and patients will adopt our platform. Our ability to make sales of our platform and drive market acceptance will depend on successfully educating pharmaceutical companies and patients of the relative benefits of our platform. If we are unable to successfully drive interest in our platform, our business, financial condition and results of operations would be harmed.

Following broad commercialization of our platform, Petros will be substantially dependent on a limited number of commercial products. Any difficulties or delays in regulatory compliance, sales or marketing could affect Petros’ future results.

Petros is working towards the development and licensing of its platform. The Company anticipates that its primary revenue streams from its platform will stem primarily from licensing fees.

Petros’ ability to achieve its business objectives is directly dependent on its ability to get its platform to market, and any delays or difficulties in manufacturing, regulatory compliance, sales or marketing could have an adverse impact, including but not limited to the following types of events:

●	failure to predict market demand for, or to gain market acceptance of, our platform;
●	failure to comply with applicable regulatory requirements, which could result in costly and disruptive enforcement actions, or otherwise require costly and disruptive corrective actions;
●	failure to establish and maintain market demand and acceptance for our platform through marketing and sales activities, and any other arrangements to promote these products;
●	failure to establish and maintain agreements with licensees on commercially reasonable terms;
●	failure to effectively compete with other products on the market; and
●	failure to maintain a continued acceptable product safety and efficacy profile.

Petros has concluded that there are material weaknesses in its internal control over financial reporting, which, if not remediated, could materially adversely affect its ability to timely and accurately report its results of operations and financial condition. The accuracy of Petros’ financial reporting depends on the effectiveness of its internal controls over financial reporting.

Internal controls over financial reporting can provide only reasonable assurance with respect to the preparation and fair presentation of consolidated financial statements and may not prevent or detect misstatements. Failure to maintain effective internal controls over financial reporting, or lapses in disclosure controls and procedures, could undermine the ability to provide accurate disclosure (including with respect to financial information) on a timely basis, which could cause investors to lose confidence in Petros’ disclosures (including with respect to financial information), require significant resources to remediate the lapse or deficiency, and expose it to legal or regulatory proceedings.

In connection with the audit of its December 31, 2023, consolidated financial statements, Petros’ management identified the following deficiencies, which it considers to be “material weaknesses,” which, individually or in the aggregate, could reasonably result in a material misstatement in the Company’s financial statements:

●	Petros currently has an insufficient level of monitoring and oversight controls and does not enforce the implementation of key controls reflected on its internal control process matrices. This restricts the Company’s ability to gather, analyze and report information relative to the consolidated financial statements in a timely manner, including timely and adequate review of schedules and analysis used in the financial close process and the documentation and review of the selection and application of generally accepted accounting principles to significant non-routine transactions. The Company should evaluate their significant processes to ensure the key controls are being carried out as designed;
●	The size of Petros’ accounting and IT department makes it impracticable to achieve an appropriate segregation of duties;
●	Petros does not have appropriate IT access related controls specifically:
●	There is no limit to the number of password attempts allowed before an account becomes locked out.
●	There is no maximum length of days a password can be in use.

The Company should implement mitigating controls that would prevent or detect (in a timely manner) unauthorized transactions that might result.

Petros’ remediation efforts are ongoing and it will continue its initiatives to implement and document policies, procedures, and internal controls. The remediation efforts included the implementation of additional controls to ensure all risks have been addressed. Management further emphasized compliance with existing internal controls. Remediation of the identified material weaknesses and strengthening the internal control environment will require a substantial effort, as necessary, and Petros will test the ongoing operating effectiveness of the new and existing controls in future periods. The material weaknesses cannot be considered completely remediated until the applicable controls have operated for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. Petros cannot guarantee that it will be successful in remediating the material weaknesses it identified or that its internal control over financial reporting, as modified, will enable it to identify or avoid material weaknesses in the future.

Petros cannot guarantee that its management will be successful in identifying and retaining appropriate personnel; that newly engaged staff or outside consultants will be successful in identifying material weaknesses in the future; or that appropriate personnel will be identified and retained prior to these deficiencies resulting in material and adverse effects on Petros’ business.

Public health crises could adversely affect our business, financial condition and results of operations.

Our business could be adversely impacted by the effects of future pandemics, epidemics or infectious disease outbreaks. The COVID-19 pandemic has had negative effects on the health of the U.S. economy, and other public health crises could have similar effects in the future.

The emergence of another pandemic, epidemic or infectious disease outbreak, and any required or voluntary actions to help limit the spread of illness, could impact our ability to carry out our business and may materially adversely impact global economic conditions, our business, financial condition and results of operations. The extent to which a future pandemic, an epidemic or an infectious disease outbreak impacts our business will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope and the actions taken to contain or treat such pandemic, epidemic or outbreak.

Our products and information technology systems are critical to our business. Issues with product development or enhancements, IT system integration, implementation, updates and upgrades could disrupt our operations and have a material impact on our business and operating results.

We rely on the efficient, uninterrupted and secure operation of our IT systems and are dependent on key third-party software embedded in our products and IT systems as well as third-party hosted IT systems to support our operations. All software and IT systems are vulnerable to damage, cyber attacks or interruption from a variety of sources. To effectively manage and improve our operations, our IT systems and applications require an ongoing commitment of significant expenditures and resources to maintain, protect, upgrade, enhance and restore existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, increasingly sophisticated cyber threats, and changing consumer preferences. Failure to adequately protect and maintain the integrity of our products and IT systems may result in a material effect on our financial position, results of operations and cash flows.

We plan to continuously upgrade and issue new releases of our products and customer-facing software applications, upon which our operations will depend. Software applications and products containing software frequently contain errors or defects, especially when first introduced or when new versions are released. Additionally, the third-party software integrated into or interoperable with our products and services will routinely reach end of life, and as a consequence, may be exposed to additional vulnerabilities, including increased security risks, errors and malfunctions that may be irreparable or difficult to repair. The discovery of a defect, error or security vulnerability in our products, software applications or IT systems, incompatibility with future customers’ operating systems and with a new release or upgraded version or the failure of our products or primary IT systems may cause adverse consequences, including: delay or loss of revenues, significant remediation costs, delay in market acceptance, loss of data, disclosure of financial, health or other personal information of any customers or patients, product recalls, damage to our reputation, or increased service costs, any of which could have a material effect on our business, financial condition or results of our operations and the operations of our potential customers or our business partners.

Cyberattacks and other data security breaches could compromise our proprietary and confidential information, which could harm our business and reputation or cause us to incur increased expenses to address any such breaches.

In the ordinary course of our business, Petros generates, collects and stores proprietary information, including intellectual property and business information. The secure storage, maintenance, and transmission of and access to this information is important to our operations and reputation. If a cyber incident, such as a phishing or ransomware attack, business email compromise attack, virus, malware installation, server malfunction, software or hardware failure, impairment of data integrity, loss of data or other computer assets, adware or other similar issue, impairs, shuts down, or penetrates our computer systems, our proprietary and confidential information, including e-mails and other electronic communications, may be misappropriated. In addition, an employee, contractor, or other third party with whom we do business may attempt to obtain such information and may purposefully or inadvertently cause a breach involving such information. As a result, our information technology networks and infrastructure may be vulnerable to unpermitted access by hackers or other breaches, or employee error or malfeasance, and our business, financial condition, and results of operations could be materially and adversely affected.

We rely on third parties to perform services necessary for the operation of our business, and they may fail to adequately secure our proprietary and confidential information. We have in the past been subject to low-threat cyber, phishing, social engineering and business email compromise attacks, none of which individually or in the aggregate has led to costs or consequences that have materially impacted our business, results of operations or financial condition, however, we and our third-party vendors may be subject to such attacks and other cybersecurity incidents in the future. If we or our third-party vendors were to suffer an attack or breach in the future, for example, that resulted in the unauthorized access to or use or disclosure of proprietary and confidential information, we may be required to notify government authorities, be subject to investigations, civil penalties, administrative and enforcement actions, and litigation, any of which could harm our business, financial results and reputation.

Attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. Because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence.

Any such compromise of our data security and access to, or public disclosure or loss of, confidential business or proprietary information could disrupt our operations, damage our reputation, provide our competitors with valuable information and subject us to additional costs, which could adversely affect our business. We may also incur significant remediation costs, including liability for stolen customer or employee information, repairing system damage or providing benefits to affected customers or employees.

Should the Company decide to resume the manufacturing and marketing of Stendra® in the future, it may face a wide range of risks similar to those previously associated with the development and commercialization of Stendra®.

If the Company decides to resume the manufacturing, development and commercialization of Stendra® in the future, it may face a wide range of risks similar to those previously associated with the marketing, development and commercialization of Stendra®, including operational, regulatory and market challenges. These risks may adversely affect the Company’s financial performance, reputation and long-term strategic objection. Such risks include, but are not limited to:

●	we will depend on a limited number of customers for a significant portion of our sales of Stendra® and the loss of, or a significant shortfall in demand from, these customers could have a material adverse effect on our financial condition and operating results;
●	events having a material adverse effect on Stendra® sales may result in a significant adverse impact on our revenues;
●	we may experience delays or problems in the supply of Stendra® if Patheon experiences delays in or fails to establish and validate its ability to manufacture supply of the Company’s Stendra® product, which could materially and adversely affect our ability to obtain sufficient quantity of Stendra® API to meet market demand;
●	Petros will rely on a combination of several different channels to promote Stendra® to physicians and patients in the United States and internationally;
●	changes in product or product candidate manufacturing or formulation may result in additional costs or delay;
●	we may experience pricing pressure on the price of our products due to social or political pressure to lower the cost of drugs, which would reduce our revenue and future profitability, if achieved;
●	Stendra® may face competition from generic drug products and other similar drug products;
●	we may continue to pursue, under FDA guidance and approval, switching its flagship pharmaceutical product, Stendra®, from prescription only designation to OTC or non-prescription designation. As this process requires a number of studies, often numerous iterations of each stage, if FDA requires reiterations beyond scope of project estimation, this may significantly hinder project development, potentially delaying pathway and requiring additional capital to continue;
●	if we are unable to advance Stendra® OTC designation, in clinical development, obtain regulatory approval and ultimately commercialize it, or experience significant delays in doing so, its business may be materially harmed;
●	our license agreement for Stendra® is a sublicense that is dependent on Vivus’ license agreement with a third party; and
●	Vivus has granted a license to Hetero USA, Inc. and Hetero Labs Limited to manufacture and commercialize the generic version of Stendra® in the United States once it comes off patent.

Risks Related to Petros’ Personnel

Because Petros is a small company with limited resources, it may be unable to attract qualified personnel.

Because of the specialized nature of its business, Petros’ ability to develop products and to compete with its current and future competitors largely depends upon its ability to attract, retain and motivate highly qualified managerial, marketing, engineering, consulting and scientific personnel. Petros faces intense competition for qualified employees and consultants from biopharmaceutical companies, research organizations and academic institutions. Attracting, retaining or replacing these personnel on acceptable terms may be difficult and time-consuming given the high demand in its industry for similar personnel. There is intense competition for qualified personnel in this business sector, and we cannot assure you that Petros will be able to attract the qualified personnel necessary for the development of its business.

Petros will need to expand its operations and increase its size, and it may experience difficulties in managing growth.

As Petros begins to sell its platform service, it may need to increase personnel headcounts with respect to sales, marketing, product development, engineering, scientific, or administrative departments. The management, personnel and systems currently in place may not be adequate to support this future growth. The need to effectively manage its operations, growth and various projects requires that it:

●	successfully attract and recruit new employees with the required expertise and experience;
●	successfully grow marketing, distribution and sales infrastructure; and
●	continue to improve operational, financial and management controls, reporting systems and procedures.

If Petros is unable to manage this growth and increased complexity of operations, its business may be adversely affected.

Petros may be adversely affected by any misconduct or improper activities on the part of its individual employees or consultants.

Petros is exposed to the risk that any of its employees and consultants may engage in fraudulent conduct or other illegal activity. Although Petros has adopted a code of conduct applicable to all of its employees, it is not always possible to identify and deter misconduct by employees and other third parties, and the precautions it takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Misconduct by these parties could include intentional, reckless and/or negligent conduct or other unauthorized activities that violate the regulations of the FDA and other regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities; healthcare fraud and abuse laws and regulations in the United States and abroad; or laws that require the reporting of financial information or data accurately. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements.

Additionally, Petros is subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against Petros, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of Petros’ operations, any of which could adversely affect its ability to operate its business and results of operations.

Risks Related to Government Regulation and Legal Proceedings for Petros

Rx-to-OTC switches are part of our future growth, and may be affected by regulatory developments governing Rx-to-OTC switches.

Regulatory agencies highly scrutinize any product application submitted to switch a product from physician prescribed Rx to OTC and the process of switching a prescription medication to OTC is highly regulated. The process required by the FDA first involves the design of a Drug Facts Label (“DFL”) that is well understood by potential consumers of the product. Then, data must show that consumers can make an appropriate informed decision to use or not to use the product based solely upon the information on the DFL applied with their personal medical history. Then consumers must demonstrate that they can properly use the product based upon the information on the DFL. To accomplish this, the FDA ordinarily requires a consumer tested OTC DFL. Such testing includes conduct of iterative Label Comprehension Studies (“LCS”) in the general population, Self-Selection Studies (“SSS”) in a population interested in using the product and in specific populations who may be harmed if they use the product, and generally one Actual Use Trial (“AUT”) demonstrating safe and appropriate use by consumers in a simulated OTC setting.

Our business strategy relies on a growing number of OTC product categories and products. If regulatory agencies fail to approve Rx-to-OTC switches in new product categories or reassess the terms of existing OTC classifications, our growth prospects may be impaired. Further, regulatory agencies may reassess the terms of OTC classification if they perceive a shift in the previously assessed benefit/risk profile potentially increasing restrictions and barriers for approval, commercialization, and patient-consumer access.

We may not receive the necessary authorizations to market our platform or any future new products, and any failure to timely do so may adversely affect our ability to grow our business.

Before we can sell a new medical device in the U.S., such as our SaMD platform, or market a new use of, new claim for, or significant modification to a legally marketed device, we may be required to first obtain either FDA 510(k) clearance or premarket approval, unless an exemption applies. In the 510(k) clearance process, before a device may be marketed, the applicant must submit a premarket notification to FDA under Section 510(k) of the FD&C Act, and FDA must determine that a proposed device is “substantially equivalent” to a legally-marketed “predicate” device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics, not raise different questions of safety or effectiveness than the predicate device, and be as safe and as effective as the predicate device. The 510(k) clearance process can be expensive and uncertain and typically takes from three to 12 months, but may last significantly longer. Clinical data may be required in connection with an application for 510(k) clearance. If a product candidate is not eligible for or successful in obtaining 510(k) clearance, the product candidate may have to undergo de novo review to obtain premarket approval, which is typically significantly more resource and time intensive than the 510(k) clearance process. Furthermore, even if we are granted regulatory clearances or approvals, they may include limitations on the indications for use or intended uses of the device, which may limit the market for the device.

FDA can delay, limit, or deny 510(k) clearance, or other approval or reclassification, of a device for many reasons, including:

●	we may be unable to demonstrate to FDA’s satisfaction that the products or modifications are substantially equivalent to a proposed predicate device or safe and effective for their intended uses;
●	we may be unable to demonstrate that the clinical and other benefits of the device outweigh the risks; and
●	the applicable regulatory authority may identify deficiencies in our submissions or in the facilities or processes of our third party contract manufacturers.

Any delay or failure to obtain necessary regulatory clearances or approvals could harm our business. For example, if we obtain 510(k) clearance for our SaMD component and later decide to market our SaMD component for a broader or additional indication(s) for use and/or make any material modifications to any element of the device and/or the manufacturing or distribution thereof in the future, an additional 510(k) submission, and FDA clearance thereof, will be required prior to making any promotional communications expressly or impliedly claiming that the device may be used for such indication(s) and/or prior to making such modification, respectively.

In addition, FDA may change its policies, adopt additional regulations, revise existing regulations, or take other actions, or Congress may enact different or additional statutory requirements, which may prevent or delay clearance of our future products under development. Such policy, statutory, or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new 510(k) clearances or premarket approvals, increase the costs of compliance, or restrict our ability to maintain our current marketing authorizations, if any.

Failure to comply with these rules, regulations, self-regulatory codes, circulars, and orders could result in significant civil and criminal penalties and costs and could have a material adverse impact on our business. Also, these regulations may be interpreted or applied by a prosecutorial, regulatory, or judicial authority in a manner that could require us to make changes in our operations or incur substantial defense and settlement expenses. Even unsuccessful challenges by regulatory authorities or private regulators could result in reputational harm and the incurring of substantial costs. In addition, many of these laws are vague or indefinite and have not been interpreted by the courts and have been subject to frequent modification and varied interpretation by prosecutorial and regulatory authorities, increasing compliance risks.

Ongoing changes in healthcare regulation could negatively affect our revenues, business and financial condition

The United States healthcare system has been continually evolving at the federal and state level due to comprehensive reforms relating to the payment for, the availability of and reimbursement for healthcare services. Key reforms have ranged from fundamentally changing federal and state healthcare reimbursement programs, including providing comprehensive healthcare coverage to the public under government-funded programs, to minor modifications to existing programs, and many have been challenged (with some being overturned or modified) along the way. One example, among countless others, is the Patient Protection and Affordable Care Act (the “Affordable Care Act”), which was the most significant federal healthcare reform law enacted in the U.S. in recent history. The

Affordable Care Act has undergone substantial challenges and changes since its enactment in 2010, and numerous other federal healthcare reform legislation, executive orders, and judicial rulings have been implemented in the years since, most of which have been or are aimed at lowering healthcare costs in the U.S. To the extent any such reform measures or any future initiatives reduce reimbursement or coverage eligibility or any amounts or funds available (such as by reductions in reimbursement to our healthcare provider customers) for our platform and/or any future products we may market in the U.S. (if any), our business may be adversely affected.

Healthcare reform initiatives will continue to be proposed and may reduce healthcare related funding. It is impossible to predict the ultimate content and timing of any healthcare reform legislation and its resulting impact on us. If significant reforms are made to the healthcare system in the United States, or in other jurisdictions, those reforms may increase our costs or otherwise negatively effect on our business, results of operations, and financial condition.

On April 5, 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the EU Medical Device Directive and became effective on May 26, 2021. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable, and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. The new regulations, among other things:

●	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;
●	establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;
●	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;
●	set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the European Union; and
●	strengthen rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

These modifications may have an effect on the way we conduct our business in the EEA.

Any change in the laws or regulations that govern the clearance and approval processes relating to our current, planned and future products could make it more difficult and costly to obtain clearance or approval for new products or to produce, market and distribute existing products. Significant delays in receiving clearance or approval or the failure to receive clearance or approval for our new products would have an adverse effect on our ability to expand our business.

Our products may cause or contribute to adverse medical events that we are required to report to FDA and other governmental authorities, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, results of operations, and financial condition. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of FDA or another governmental authority, could have a negative impact on us.

We are required to timely file various reports with FDA, including reports required by the medical device reporting regulations which require us to report to FDA when we receive or become aware of information that reasonably suggests that one of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur in the device or a similar device that we market, could cause or contribute to a death or serious injury. If we fail to comply with our reporting obligations, FDA or other governmental authorities could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance, seizure of our products, or delay in clearance of future products. FDA and certain foreign regulatory bodies have the authority to require the recall of commercialized products under certain circumstances.

A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, labeling or design deficiencies, packaging defects, or other deficiencies, or failures to comply with applicable regulations. If we do not adequately address problems associated with our devices, we may face additional regulatory requirements or enforcement action, including required new marketing authorizations, FDA warning letters, product seizure, injunctions, administrative penalties, or civil or criminal proceedings.

We may initiate voluntary withdrawals, removals, or corrections for our products in the future that we determine do not require notification of FDA because no material compliance issue or safety risk is involved. If FDA disagrees with our determinations, it could require us to report those actions and we may be subject to enforcement action. A future recall announcement or other corrective action could harm our financial results and reputation, potentially lead to product liability claims against us, require the dedication of our time and capital, and negatively affect our sales.

In addition, FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit, or delay regulatory approval of our future products. For example, in November 2018, FDA announced that it plans to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. It is unclear the extent to which any proposals, if adopted, could impose additional regulatory requirements on us that could delay our ability to obtain new 510(k) clearances, increase the costs of compliance, or restrict our ability to maintain our current clearances.

We also cannot predict the likelihood, nature, or extent of government regulation that may arise from future legislation or administrative or executive action, either in the U.S. or abroad. For example, the Trump Administration previously enacted several executive actions that could impose significant burdens on, or otherwise materially delay, FDA’s ability to engage in routine regulatory and oversight activities. It is difficult to predict how these executive actions and executive actions that may be taken under the current Trump Administration may affect FDA’s ability to exercise its regulatory authority. If these executive actions impose constraints on FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted.

Changes in internet regulations could adversely affect our business.

Laws, rules, and regulations governing internet communications, advertising, and e-commerce are dynamic, and the extent of future government regulation is uncertain. Federal and state regulations govern various aspects of our online business, including intellectual property ownership and infringement, trade secrets, the distribution of electronic communications, marketing and advertising, user privacy and data security, search engines, and internet tracking technologies. Future taxation on the use of the internet or e-commerce transactions could also be imposed. Existing or future regulation or taxation could increase our operating expenses and expose us to significant liabilities.

Disruptions at the FDA, other agencies or notified bodies caused by funding shortages or global health concerns could hinder their ability to hire, retain, or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, cleared or approved, or commercialized in a timely manner, or at all, which could negatively impact our business.

The ability of the FDA, other agencies and notified bodies to review and authorize or certify for marketing new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, agency’s or notified body’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the agency’s or notified body’s ability to perform routine functions. Average review times at the FDA and other agencies and notified bodies have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA, other agencies and notified bodies may also slow the time necessary for new medical devices or modifications to be reviewed and/or cleared, approved or certified by necessary agencies or notified bodies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. In addition, in recent years, the FDA postponed most inspections of domestic and foreign manufacturing facilities at various points in response to the global COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns, including pandemics, were to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

The 2025 change of United States presidential administration has the potential to bring significant leadership and policy changes in regulatory agencies, including the FDA, which may contribute to the time and resources needed to maintain compliance and ultimately could adversely affect our business.

In the EU, notified bodies must be officially designated to certify products and services in accordance with the MDR, which regulates the development and sale of medical devices in Europe. While several notified bodies have been designated, the COVID-19 pandemic significantly slowed down their designation process and the current designated notified bodies are facing a large amount of requests with the new regulation, as a consequence of which review times have lengthened although a regulation amending the EU MDR was adopted in March 2023, extending existing transitional provisions to December 31, 2028. This situation could significantly impact the ability of notified bodies to timely review and process our regulatory submissions, which could have a material adverse effect on our business in the EU and EEA (which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland).

The misuse or off-label use of our platform may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies, particularly if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

If FDA determines that we have promoted any product without the requisite clearance or approval and/or for an off-label or unapproved use, it could take any number of enforcement actions against us, including (among others), issuing untitled or warning letters and/or pursuing an injunction, seizure, civil fine and/or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as laws prohibiting false claims for reimbursement, any of which would have a material adverse effect on our financial condition and/or business as a whole.

Additionally, we must have competent and reliable scientific evidence or, where applicable, other adequate substantiation for each reasonable interpretation of every promotional claim we make. In particular, comparative or superiority claims generally require adequate, well controlled, head-to-head clinical studies, comparing the product to the applicable competing products. To the extent we make any claims, or are otherwise held responsible for third-party claims about any product we may market in the United States, without the requisite clinical substantiation, we could be subject to enforcement action by FDA and/or the Federal Trade Commission (FTC), as well as a competitor challenge via the National Advertising Division (NAD) of the Better Business Bureau. Further, consumers can bring private false-advertising lawsuits, including class actions, against us for any material misrepresentations and/or deceptive or unsubstantiated claims (among other similar causes of action) in our promotional materials or other advertising. Any of the foregoing could have a material adverse effect on our business.

We may be subject to certain federal, state, and foreign fraud and abuse laws, health information privacy and security laws, and transparency laws, which, if violated, could subject us to substantial penalties. Additionally, any challenge to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.

There are numerous U.S. federal and state, as well as foreign, laws pertaining to healthcare fraud and abuse, including anti-kickback, false claims, and physician transparency laws. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. Our business practices and relationships pharmaceutical companies and consumers are subject to scrutiny under these laws. We may also be subject to patient information privacy and security regulation by both the federal government and the states and foreign jurisdictions in which we conduct our business. The healthcare laws and regulations that may affect our ability to operate include:

●	the federal healthcare Medicare and Medicaid Patient Protection Act of 1987 (the “Anti-Kickback Statute”), which prohibits, among other things, persons, and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease, order, or arrange for or recommend a good or service, for which payment may be made, in whole or in part, under federal healthcare programs, such as Medicare and Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. The government can establish a violation of the Anti-Kickback Statute without proving that a person or entity had actual knowledge of the law or a specific intent to violate. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal healthcare Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Although there are a number of statutory exceptions and regulatory safe harbors to the federal healthcare Anti-Kickback Statute protecting certain common business arrangements and activities from prosecution or regulatory sanctions, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration to those who prescribe, purchase, or recommend medical device products, including discounts, or engaging individuals as speakers, consultants, or advisors, may be subject to scrutiny if they do not fit squarely within an exception or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti- kickback liability. Moreover, there are no safe harbors for many common practices, such as reimbursement support programs, educational or research grants, or charitable donations;

●	the federal civil False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment of federal government funds, and knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government. Private individuals, commonly known as “whistleblowers,” can bring civil False Claims Act qui tam actions, on behalf of the government and such individuals and may share in amounts paid by the entity to the government in recovery or settlement. False Claims Act liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties for each false or fraudulent claim or statement. The government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim under the federal civil False Claims Act. Many pharmaceutical and medical device manufacturers have been investigated and have reached substantial settlements under the federal civil False Claims Act in connection with alleged off-label promotion of their products and allegedly providing free products to customers with the expectation that the customers would bill federal health care programs for the product. In addition, manufacturers can be held liable under the federal civil False Claims Act even when they do not submit claims directly to government payers if they are deemed to “cause” the submission of false or fraudulent claims. There are also criminal penalties, including imprisonment and criminal fines, for making or presenting false, fictitious or fraudulent claims to the federal government;
●	Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payers, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statements or representations, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the federal healthcare Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;
●	the federal Physician Payments Sunshine Act under the Affordable Care Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services, Centers for Medicare and Medicaid Services, information related to payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and applicable manufacturers and group purchasing organizations, as well as ownership and investment interests held by physicians and their immediate family members. Since January 2022, applicable manufacturers are also required to report information regarding payments and transfers of value provided to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse-midwives;
●	HIPAA, as amended by Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their respective implementing regulations, which imposes privacy, security, and breach reporting obligations with respect to Protected Health Information (“PHI”), upon entities subject to the law, such as health plans, healthcare clearinghouses and certain healthcare providers, and their respective business associates that perform services on their behalf that involve PHI. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make HIPAA compliance as well as civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions; and
●	analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers or patients; state laws that require device companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state and local laws that require the licensure of sales representatives; state laws that require device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and pricing information; data privacy and security laws and regulations in foreign jurisdictions that may be more stringent than those in the United States (such as the EU, which adopted the General Data Protection Regulation, which became effective in May 2018); state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts; and state laws related to insurance fraud in the case of claims involving private insurers.

These laws and regulations, among other things, may constrain our business, marketing, and other promotional activities by limiting the kinds of financial arrangements, including sales programs, we may have with potential purchasers of our products. Due to the breadth of these laws, the narrowness of statutory exceptions and regulatory safe harbors available, and the range of interpretations to which they are subject, it is possible that some of our current or future practices might be challenged under one or more of these laws.

To enforce compliance with healthcare regulatory laws, certain enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. For example, U.S. federal and state regulatory and enforcement agencies continue to actively investigate violations of healthcare laws and regulations, including pursuing novel theories of liability under these laws. These government agencies recently have increased regulatory scrutiny and enforcement activity with respect to manufacturer reimbursement support activities and patient support programs, including bringing criminal charges or civil enforcement actions under the federal healthcare Anti-Kickback statute, federal civil False Claims Act, the health care fraud statute, and HIPAA privacy provisions. Responding to investigations can be time and resource consuming and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. Even an unsuccessful challenge or investigation into our practices could cause adverse publicity, and be costly to respond to.

If our operations are found to be in violation of any of the healthcare laws or regulations described above or any other healthcare regulations that may apply to us, we may be subject to administrative, civil and criminal penalties, damages, fines, disgorgement, substantial monetary penalties, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, imprisonment, additional reporting obligations, and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, reputational harm, and the curtailment or restructuring of our operations.

Since our platform will utilize cloud-based information systems and the exchange of information between patents and doctors, we will be subject to numerous U.S. federal and state laws and regulations related to the privacy and security of personally identifiable information, including health information.

Among other data-privacy and/or confidentiality laws to which we may be subject, HIPAA establishes privacy and security standards that limit the use and disclosure of PHI and require covered entities and business associates to implement administrative, physical, and technical safeguards to ensure the confidentiality, integrity, and availability of individually identifiable health information in electronic form, among other requirements.

Violations of HIPAA may result in civil and criminal penalties. We must also comply with HIPAA’s breach notification rule which requires notification to affected individuals and the Secretary of Health and Human Services (“HHS”), and in certain cases to media outlets, in the case of a breach of unsecured PHI. The regulations also require business associates of covered entities to notify the covered entity of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states, and HIPAA standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance.

Many states also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. For example, California passed the California Consumer Privacy Act or CCPA on June 28, 2018, which went into effect January 1, 2020. On November 3, 2020, the California Privacy Rights Act of 2020 (“CPRA”), which amends the CCPA and adds new privacy protections that became effective on January 1, 2023, was enacted through a ballot initiative. While information we maintain that is covered by HIPAA may be exempt from the CCPA, other records and information we maintain related to patients or personnel may be subject to the CCPA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but also some, unlike HIPAA, may afford private rights of action to individuals who believe their personal information has been misused. In addition, state and federal privacy laws subject to frequent change.

In addition to HIPAA and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security practices and deceptive statements about privacy and security, laws that place specific requirements on certain types of activities, such as data security and texting, and laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach.

Foreign data protection, privacy, and other laws and regulations are often more restrictive than those in the U.S. The E.U., for example, traditionally has imposed stricter obligations under its laws and regulations relating to privacy, data protection and consumer protection than the U.S. In May 2018, the GDPR, governing data practices and privacy in the E.U., became effective and replaced the data protection laws of the individual member states. GDPR requires companies to meet stringent requirements regarding the handling of personal data of individuals in the E.U. These more stringent requirements include expanded disclosures to inform members about how we may use their personal data, increased controls on profiling members, and increased rights for members to access, control and delete their personal data. In addition, there are mandatory data breach notification requirements. The law also includes significant penalties for non-compliance, which may result in monetary penalties of up to 20 million Euros or 4% of a company’s worldwide turnover, whichever is higher. GDPR and other similar regulations require companies to give specific types of notice, and informed consent is required for the placement of a cookie or similar technologies on a user’s device for online tracking for behavioral advertising and other purposes and for direct electronic marketing. The GDPR also imposes additional conditions in order to satisfy such consent, such as a prohibition on pre-checked consents. It remains unclear how the U.K. data protection laws or regulations will develop in the medium to longer term and how data transfer to the U.K. from the E.U. will be regulated. Outside of the E.U., there are many other countries with data protection laws, and new countries are adopting data protection legislation with increasing frequency. Many of these laws may require consent from individuals for the use of data for various purposes, including marketing, which may reduce our ability to market our products.

There is no harmonized approach to these laws and regulations globally. Consequently, we increase our risk of non-compliance with applicable foreign data protection laws and regulations if we expand internationally. We may need to change and limit the way we use personal information in operating our business and may have difficulty maintaining a single operating model that is compliant. Compliance with such laws and regulations will result in additional costs and may necessitate changes to our business practices and divergent operating models, limit the effectiveness of our marketing activities, adversely affect our business, results of operations, and financial condition, and subject us to additional liabilities.

Security breaches, data breaches, cyber attacks, other cybersecurity incidents or the failure to comply with privacy, security and data protection laws could materially impact our operations, patient care could suffer, we could be liable for damages, and our business, operations and reputation could be harmed.

We expect to retain confidential customer personal and financial, patient health information and our own proprietary information and data essential to our business operations. We will rely upon the effective operation of our IT systems, and those of our service providers, vendors, and other third parties to safeguard the information and data. It is critical that the facilities, infrastructure and IT systems on which we depend to run our business and the products we develop remain secure and be perceived by the marketplace and our potential customers to be secure. Despite the implementation of security features in our products and security measures in our IT systems, we and our service providers, vendors, and other third parties may become subject to physical break-ins, computer viruses or other malicious code, unauthorized or fraudulent access, programming errors or other technical malfunctions, hacking or phishing attacks, malware, ransomware, employee error or malfeasance, cyber attacks, and other breaches of IT systems or similar disruptive actions, including by organized groups and nation-state actors. For example, we may experience cybersecurity incidents and unauthorized internal employee exfiltration of company information.

Further, the frequency of third-party cyber-attacks has increased over the last several years. The military conflict in Ukraine may cause nation-state actors or hackers sympathetic to either side of the conflict to carry out cyber-attacks to achieve their goals, which may include espionage, information gathering operations, monetary gain, ransomware, disruption, and destruction. Significant service disruptions, breaches in our infrastructure and IT systems or other cybersecurity incidents could expose us to litigation or regulatory investigations, impair our reputation and competitive position, be distracting to our management, and require significant time and resources to address. Affected parties or regulatory agencies could initiate legal or regulatory action against us, which could prevent us from resolving the issues quickly or force us to resolve them in unanticipated ways, cause us to incur significant expense and liability, or result in judicial or governmental orders forcing us to cease operations or modify our business practices in ways that could materially limit or restrict the products and services we provide. Concerns over our privacy practices could adversely affect others’ perception of us and deter potential customers, patients and partners from using our products. In addition, patient care could suffer, and we could be liable if our products or IT systems fail to deliver accurate and complete information in a timely manner. We have internal monitoring and detection systems as well as cybersecurity and other forms of insurance coverage related to a breach event covering expenses for notification, credit monitoring, investigation, crisis management, public relations and legal advice. However, damages and claims arising from such incidents may not be covered or may exceed the amount of any coverage and do not cover the time and effort we may incur investigating and responding to any incidents, which may be material. The costs to eliminate, mitigate or recover from security problems and cyber attacks and incidents could be material and depending on the nature and extent of the problem and the networks or products impacted, may result in network or systems interruptions, decreased product sales, or data loss that may have a material impact on our operations, net revenues and operating results.

Our business will expose us to potential liability for the quality and safety of our products and services, how we advertise and market those products and services and how and to whom we sell them, and we may incur substantial expenses or be found liable for substantial damages or penalties if we are subject to claims or litigation.

Our products and services involve an inherent risk of claims concerning their design, manufacture, safety and performance, how they are marketed and advertised in a complex framework of highly regulated domestic and international laws and regulations, how we package, bundle or sell them to potential customers, who may be private individuals or companies or public entities such as hospitals and clinics, and how we train and support doctors, their staffs and patients who administer or use our products. Moreover, consumer products and services are routinely subject to claims of false, deceptive or misleading advertising, consumer fraud and unfair business practices. Additionally, we may be held liable if any product we develop or manufacture or services we offer or perform causes injury or is otherwise found unhealthy. If our products are safe but they are promoted for off-label usage, we may be investigated, fined or have our products or services enjoined or approvals rescinded or we may be required to defend ourselves in litigation. Although we maintain insurance for product liability, business practices and other types of activities we make or offer, coverage may not be available on acceptable terms, if at all, and may be insufficient for actual liabilities. Any claim for product liability, sales, advertising and business practices, regardless of its merit or eventual outcome, could result in material legal defense costs and damage our reputation, increase our expenses and divert management’s attention.

Changes in laws could negatively impact Petros’ business.

Petros’ future results could be adversely affected by changes in interpretations of existing laws and regulations, or changes in laws and regulations, including, among others, changes in taxation requirements, competition laws, privacy laws and environmental laws in the United States and other countries.

The regulatory framework for artificial intelligence (“AI”) technologies is rapidly evolving as many federal, state and foreign government bodies and agencies have introduced or are currently considering additional laws and regulations. In addition, existing laws and regulations may be interpreted in ways that would affect the use of AI in our business. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards, or market perception of their requirements may have on our business and may not always be able to anticipate how to respond to these laws or regulations.

We incorporate AI solutions into our platform technology, services, and features, and these applications are important in our operations. The regulatory framework for AI technologies is rapidly evolving as many federal, state and foreign government bodies and agencies have introduced or are currently considering additional laws and regulations. In addition, existing laws and regulations may be interpreted in ways that would affect the use of AI in our business. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards, or market perception of their requirements may have on our business and may not always be able to anticipate how to respond to these laws or regulations.

Certain existing legal regimes (e.g., relating to data privacy) regulate certain aspects of AI technologies, and new laws regulating AI technologies recently entered into force in the United States and Europe. In the United States, the Biden administration issued a broad Executive Order on the Safe, Secure and Trustworthy Development and Use of Artificial Intelligence (the “2023 AI Order”), which sets out principles intended to guide AI design and deployment for the public and private sectors and signals the increase in governmental involvement and regulation over AI technologies. Agencies such as the Department of Commerce and the FTC have issued proposed rules governing the use and development of AI technologies. Legislation related to AI technologies has also been introduced at the federal level and is advancing at the state level. Such additional regulations may impact our ability to develop, use, and commercialize AI technologies offered by our service providers and within our products and services in the future.

On May 21, 2024, the European Union legislators approved the EU Artificial Intelligence Act (the “EU AI Act”), which establishes a comprehensive, risk-based governance framework for artificial intelligence in the EU market. The EU AI Act, and developing interpretation and application of the GDPR in respect of automated decision making, together with developing guidance and/or decisions in this area, may affect our use of AI technologies and our ability to provide, improve or commercialize our business, require additional compliance measures and changes to our operations and processes, result in increased compliance costs and potential increases in civil claims against us, and could adversely affect our business, operations and financial condition.

It is possible that further new laws and regulations will be adopted in the United States and in other non-U.S. jurisdictions, or that existing laws and regulations, including competition and antitrust laws, may be interpreted in ways that would limit our ability to use AI technologies for our business, or require us to change the way we use AI technologies in a manner that negatively affects the performance of our system and business and the way in which we use AI technologies. We may need to expend resources to adjust our system in certain jurisdictions if the laws, regulations, or decisions are not consistent across jurisdictions. Further, the cost to comply with such laws, regulations or decisions and/or guidance interpreting existing laws, could be significant and would increase our operating expenses (such as by imposing additional reporting obligations regarding our use of AI technologies). Such an increase in operating expenses, as well as any actual or perceived failure to comply with such laws and regulations, could materially and adversely affect our business, financial condition, results of operations, and prospects.

Further, a number of aspects of intellectual property protection in the field of AI are currently under development and there is uncertainty and ongoing litigation in different jurisdictions as to the degree and extent of protection warranted for AI and relevant system input and outputs. If we fail to obtain protection for our intellectual property rights within our AI technologies, or later have our intellectual property rights invalidated or otherwise diminished, our competitors may be able to take advantage of our research and development efforts to develop competing products that could adversely affect our business, reputation and financial condition. Further, given the long history of development of AI technologies, other parties may have (or in the future may obtain) patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our own AI technologies.

Additionally, the FDA’s position on AI and its role in SaMDs is rapidly evolving. Changes in the FDA’s regulations and policy positions may cause significant disruption in our development or commercialization of our technology.

Petros may be subject to potential product liability and other claims, creating risks and expense.

Petros is also exposed to potential product liability risks inherent in the development, testing,  marketing, commercialization of consumer products. Product liability insurance for the pharmaceutical industry is extremely expensive, difficult to obtain and may not be available on acceptable terms, if at all. Petros cannot guarantee that the coverage limits of such insurance policies will be adequate. A successful claim against Petros in excess of its insurance coverage could have a material adverse effect upon it and on its financial condition.

In addition to direct expenditures for damages, settlement and defense costs, there is a possibility of adverse publicity and loss of revenues as a result of product liability claims. Product liability is a significant commercial risk for Petros. Plaintiffs have received substantial damage awards in some jurisdictions against pharmaceutical companies based upon claims for injuries allegedly caused by the use of their products. In addition, in the age of social media, plaintiffs’ counsel now has a wide variety of tools to advertise their services and solicit new clients for litigation. Thus, any significant product liability litigation or mass tort in which Petros is a defendant may have a larger number of plaintiffs than such actions have seen historically because of the increasing use of widespread and media-varied advertising.

Risks Related to Petros’ Intellectual Property

If Petros fails to protect its intellectual property rights, its ability to pursue the development of its products would be negatively affected.

Petros’ long-term success largely depends on its ability to market technologically competitive products. Petros relies and expects to continue to rely on a combination of intellectual property, including patent, trademark, trade dress, copyright, trade secret and domain name protection laws, as well as confidentiality and license agreements, to protect its intellectual property and proprietary rights. If Petros or its licensors fail to obtain and maintain adequate intellectual property protection, it may not be able to prevent third parties from launching generic or biosimilar versions of its branded products using its proprietary technologies or from marketing products that are very similar or identical to those of Petros. In addition, any patents Petros licenses may not contain claims sufficiently broad to protect it against third parties with similar technologies or products or provide Petros with any competitive advantage, including exclusivity in a particular product area. Petros may be subject to challenges by third parties regarding its or its licensors’ intellectual property, including, among others, claims regarding validity, enforceability, scope and effective term.

The patent positions of life sciences companies, including Petros’ patent position, involve complex legal and factual questions, and, therefore, the issuance, scope, validity and enforceability of any patent claims that Petros may obtain cannot be predicted with certainty. Patents, if issued, may be challenged, deemed unenforceable, invalidated, or circumvented. A third-party may submit prior art, or Petros may become involved in opposition, derivation, reexamination, inter partes review, post-grant review, supplemental examination, or interference proceedings challenging Petros’ patent rights or the patent rights of its licensors or development partners. The costs of defending or enforcing Petros’ proprietary rights in these proceedings can be substantial, and the outcome can be uncertain. An adverse determination in any such submission or proceeding could reduce the scope of, or invalidate, Petros’ patent rights, allow third parties to commercialize Petros’ technology or products and compete directly with Petros, or reduce Petros’ ability to manufacture or commercialize products. Furthermore, if the scope or strength of protection provided by Petros’ patents and patent applications is threatened, it could discourage companies from collaborating with Petros to license, develop or commercialize current or future products. The ownership of Petros’ proprietary rights could also be challenged.

Moreover, the issuance of a patent, while presumed valid and enforceable, is not conclusive as to its validity or its enforceability and it may not provide Petros with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors may also be able to design around Petros’ patents. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. Petros may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, vendors, former employees and current employees.

Petros’ ability to enforce its in-licensed patents also depends on the laws of individual countries and each country’s practice with respect to enforcement of intellectual property rights, and the extent to which certain sovereigns may seek to engage in policies or practices that may weaken its intellectual property framework (e.g., a policy of routine compulsory licensing (or threat of compulsory licensing) of pharmaceutical intellectual property). Patent rights are territorial, and patent protection extends only to those countries where Petros has issued patents. Filing, prosecuting and defending patents on Petros’ products and product candidates in all countries and jurisdictions throughout the world would be prohibitively expensive, and Petros’ intellectual property rights in some countries outside the United States could be less extensive than those in the United States. Some foreign countries lack rules and methods for defending intellectual property rights and do not protect proprietary rights to the same extent as the United States. Competitors may successfully challenge or avoid Petros’ patents, or manufacture products in countries where Petros has not applied for patent protection. Changes in the patent laws in the U.S. or other countries may diminish the value of Petros’ patent rights. As a result of these and other factors, the scope, validity, enforceability, and commercial value of Petros’ patent rights are uncertain and unpredictable. As such, Petros may have difficulty protecting its proprietary rights in these foreign countries.

Indeed, several companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries do not favor the enforcement of patents and other intellectual property rights, which could make it difficult for Petros to stop the infringement, misappropriation or other violation of Petros’ intellectual property rights generally. Proceedings to enforce Petros’ intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of Petros’ business, could put Petros’ patents at risk of being invalidated or interpreted narrowly and Petros’ patent applications at risk of not issuing and could provoke third parties to assert claims against Petros. Petros may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful.

Furthermore, Petros’ ability to enforce its patent rights depends on its ability to detect infringement. It is difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product, particularly in litigation in countries other than the U.S. that do not provide an extensive discovery procedure. Any litigation to enforce or defend Petros’ patent rights, if any, even if Petros were to prevail, could be costly and time-consuming and would divert the attention of Petros’ management and key personnel from its business operations. Petros may not prevail in any lawsuits that it initiates and the damages or other remedies awarded if it were to prevail may not be commercially meaningful.

In addition to patents, Petros relies on a combination of trade secrets, confidentiality, nondisclosure and other contractual provisions and security measures to protect its confidential and proprietary information. These measures do not guarantee protection of its trade secrets or other proprietary information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, Petros cannot guarantee that it has executed these agreements with each party that may have or have had access to its trade secrets. Furthermore, if the employees and consultants who are parties to these agreements breach or violate the terms of these agreements, Petros may not have adequate remedies for any such breach or violation, and Petros could lose its trade secrets through such breaches or violations. There is risk that third parties could use Petros’ technology and it could lose any competitive advantage it may have. In addition, others may independently develop similar proprietary information or techniques or otherwise gain access to Petros’ trade secrets, which could impair any competitive advantage it may have.

Furthermore, in some cases, Petros may rely on its licensors to conduct patent prosecution, patent maintenance, or enforce patents on its behalf. Therefore, Petros’ ability to ensure that these patents are properly prosecuted, maintained, or defended may be limited, which may adversely affect Petros’ rights to the licensed technology. Failure by a licensor to properly conduct patent prosecution, maintenance, or enforcement could materially harm Petros’ ability to obtain suitable patent protection to cover its commercial products, thereby potentially reducing Petros’ royalties from any sublicensee and/or limiting the patent barrier to competition.

Petros may be involved in lawsuits to protect or enforce its patents, which could be expensive and time consuming.

Petros’ commercial success also depends upon its ability, and the ability of any third party with which it may partner, to develop, manufacture, market and sell its product candidates and/or products, if approved, and use its patent-protected technologies without infringing the patents of third parties. The pharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation to gain a competitive advantage.

Petros may not have identified all patents, published applications or published literature that affect its business either by blocking its ability to commercialize its products or potential products, by preventing the patentability of one or more aspects of its products or potential products to it or its licensors, or by covering the same or similar technologies that may affect its ability to market its products and potential products. For example, Petros (or the licensor of a product or potential product to it) may not have conducted a patent clearance search sufficient to identify potentially obstructing third party patent rights. Moreover, patent applications in the United States are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications remain confidential in the U.S. Patent and Trademark Office, or the USPTO, for the entire time prior to issuance as a U.S. patent. Patent applications filed in countries outside of the United States are not typically published until at least 18 months from their first filing date. Similarly, publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Petros cannot be certain that it or its licensors were the first to invent, or the first to file, patent applications covering its products and candidates. Petros also may not know if its competitors filed patent applications for technology covered by its pending applications or if it was the first to invent the technology that is the subject of its patent applications. Competitors may have filed patent applications or received patents and may obtain additional patents and proprietary rights that block or compete with our patents.

Petros may therefore become subject to infringement claims or litigation arising out of patents and pending applications of its competitors, additional interference proceedings declared by the United States Patent and Trade Office (“USPTO”) to determine the priority of inventions, or post-grant review, inter parties review, or re-examination proceedings filed with the USPTO. The defense and prosecution of intellectual property suits, USPTO proceedings and related legal and administrative proceedings are costly and time-consuming to pursue, and their outcome is uncertain. Litigation may be necessary to enforce Petros’ licensed patents, to protect its trade secrets and know-how, or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in litigation or USPTO post-issuance interference proceedings to which Petros may become a party could subject it to significant liabilities, require it to obtain licenses from third parties, restrict or prevent it from selling its products in certain markets, dissuade companies from collaborating with it, or permit third parties to directly compete with it. Although patent and intellectual property disputes might be settled through licensing or similar arrangements, the costs associated with such arrangements may be substantial and could include paying large, fixed payments and ongoing royalties. Furthermore, the necessary licenses may not be available on satisfactory terms or at all.

Competitors may infringe Petros’ licensed patents and Petros may file infringement claims to counter infringement or unauthorized use. This can be expensive, particularly for a company of Petros’ size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent Petros has licensed is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that Petros’ licensed patents do not cover the other party’s technology. An adverse determination of any litigation or defense proceedings could put one or more of Petros’ licensed patents at risk of being invalidated or interpreted narrowly.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or USPTO post-issuance proceedings, there is a risk that some of Petros’ confidential information could be compromised by disclosure. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments.

If Petros infringes the rights of third parties, it could be prevented from selling products and forced to pay damages and defend against litigation.

If Petros’ products, methods, processes and other technologies infringe the proprietary rights of other parties, it could incur substantial costs and Petros may have to: obtain licenses, which may not be available on commercially reasonable terms, if at all; abandon an infringing product candidate; redesign its products or processes to avoid infringement; stop using the subject matter claimed in the patents held by others; pay damages; and/or defend litigation or administrative proceedings which may be costly whether Petros wins or loses, and which could result in a substantial diversion of its financial and management resources.

Petros may be subject to claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

Petros may employ individuals who were previously employed at other biotechnology or pharmaceutical companies. It may be subject to claims that it or its employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. Petros may also be subject to claims that former employers or other third parties have an ownership interest in its patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if Petros does not prevail, it could be required to pay substantial damages and could lose rights to important intellectual property. Even if Petros is successful, litigation could result in substantial cost and be a distraction to its management and other employees.

Changes in trends in the pharmaceutical and medical device industries, including changes to market conditions, could adversely affect Petros’ operating results.

The pharmaceutical and medical device industries generally, and drug discovery and development companies more specifically, are subject to increasingly rapid technological changes. Petros’ competitors might develop technologies or products that are more effective or commercially attractive than Petros’ current or future technologies, or that render its technologies or products less competitive or obsolete. If competitors introduce superior technologies or products and Petros cannot make enhancements to its technologies or products to remain competitive, its competitive position and, in turn, its business, revenue and financial condition, may be materially and adversely affected.

Obtaining and maintaining patent protection depends on compliance with various procedures and other requirements, and Petros’ patent protection could be reduced or eliminated in case of non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the relevant patent agencies in several stages over the lifetime of the patents and /or applications. The relevant patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which the failure to comply with the relevant requirements can result in the abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, Petros’ competitors might be able to use Petros’ technologies and know-how which could have a material adverse effect on Petros’ business, prospects, financial condition and results of operation.

Risks Related to Petros’ Strategic Transactions

Acquisitions involve risks that could result in a reduction of our operating results, cash flows and liquidity.

Petros has made, and in the future may continue to make, strategic acquisitions including licenses of third-party products. However, it may not be able to identify suitable acquisition and licensing opportunities. It may pay for acquisitions and licenses with equity or with convertible securities. In addition, acquisitions or licenses may expose Petros to operational challenges and risks, including:

●	the ability to profitably manage acquired businesses or successfully integrate the acquired business’ operations and financial reporting and accounting control systems into our business;
●	increased indebtedness and contingent purchase price obligations associated with an acquisition;

●	the ability to fund cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions or unforeseen internal difficulties;
●	the availability of funding sufficient to meet increased capital needs;
●	diversion of management’s attention; and
●	the ability to retain or hire qualified personnel required for expanded operations.

In addition, acquired companies may have liabilities or risks that we fail, or are unable, to discover in the course of performing due diligence investigations. Petros cannot guarantee that the indemnification granted to it by sellers of acquired companies will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with businesses or properties that are assumed upon consummation of an acquisition. Petros may learn additional information about acquired businesses that materially adversely affect it, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on its business.

Failure to successfully manage the operational challenges and risks associated with, or resulting from, acquisitions could adversely affect Petros’ results of operations, cash flows and liquidity. Borrowings or issuance of convertible securities associated with any acquisitions may also result in higher levels of indebtedness, which could impact its ability to service its debt within the scheduled repayment terms.

Risks Related to Our Series A Preferred Stock

Holders of our Series A Preferred Stock (issued in July 2023) are entitled to certain payments under the Certificate of Designations that may be paid in cash or in shares of common stock depending on the circumstances. If we make these payments in cash, we may be required to expend a substantial portion of our cash resources. If we make these payments in common stock, it may result in substantial dilution to the holders of our common stock.

Under the Certificate of Designations (the “Certificate of Designations”) of our Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), we are required to redeem the shares of Series A Preferred Stock in monthly installments. Holders of Series A Preferred Stock are also entitled to receive dividends, payable in arrears monthly, and dividends payable on installment dates shall be paid as part of the applicable installment amount. Installment amounts are payable, at the company’s election, in shares of common stock or, subject to certain limitations, in cash. Installment amounts paid in cash must be paid in the amount of 107% of the applicable payment amount due. For installment amounts paid in shares of common stock, the number of shares of common stock shall be calculated by dividing the applicable payment amount due by the “installment conversion price.” The installment conversion price shall be equal to the lower of (i) the Conversion Price (as defined in the Certificate of Designations) in effect as of the applicable payment date and (ii) the greater of (A) 80% of the average of the three lowest closing prices of our common stock during the thirty trading day period immediately prior to the date the payment is due or (B) $0.396 (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) or, in any case, such lower amount as permitted, from time to time, by the Nasdaq Stock Market.

Our ability to make payments due to the holders of Series A Preferred Stock using shares of common stock is subject to certain limitations set forth in the Certificate of Designations. If we are unable to make installment payments in shares of common stock, we may be forced to make such payments in cash. If we do not have sufficient cash resources to make these payments, we may need to raise additional equity or debt capital, and we cannot provide any assurance that we will be successful in doing so. If are unable to raise sufficient capital to meet our payment obligations, we may need to delay, reduce or eliminate certain research and development programs or other operations, sell some or all of our assets or merge with another entity.

Our ability to make payments due to the holders of Series A Preferred Stock using cash is also limited by the amount of cash we have on hand at the time such payments are due, as well as certain provisions of the Delaware General Corporation Law. Further, we intend to make the installment payments due to holders of Series A Preferred Stock in the form of common stock to the extent allowed under the Certificate of Designations and applicable law in order to preserve our cash resources. The issuance of shares of common stock to the holders of our Series A Preferred Stock will increase the number of shares of common stock outstanding and could result in substantial dilution to the existing holders of our common stock.

The Certificate of Designations for the Series A Preferred Stock and the warrants issued concurrently therewith contain anti-dilution provisions that may result in the reduction of the conversion price of the Series A Preferred Stock or the exercise price of such warrants as a result of this offering and in the future. These features may increase the number of shares of common stock being issuable upon conversion of the Series A Preferred Stock or upon the exercise of the warrants.

The Certificate of Designations and the Warrants contain anti-dilution provisions, which provisions require the lowering of the applicable conversion price or exercise, as then in effect, to the purchase price of equity or equity-linked securities issued in any subsequent offerings. Upon the closing of this offering if the offering price is less than $2.25, and if in the future, while any shares of Series A Preferred Stock or Warrants are outstanding, we issue securities for a consideration per share of common stock (the “New Issuance Price”) that is less than the Conversion Price of the Series A Preferred Stock or the exercise price of the Warrants, as then in effect, we will be required, subject to certain limitations and adjustments as provided in the Certificate of Designations or the Warrants, to reduce the Conversion Price or the exercise price to be equal to the New Issuance Price, which will result in a greater number of shares of common stock being issuable upon conversion of the Series A Preferred Stock and the exercise of the Warrants, which in turn will increase the dilutive effect of such conversions or exercises on existing holders of our common stock.

It is possible that we will not have a sufficient number of shares available to satisfy the conversion of the Series A Preferred Stock or the exercise of the Warrants if we enter into a future transaction that reduces the applicable Conversion Price or exercise price. If we do not have a sufficient number of available shares for any Series A Preferred Stock conversions or Warrant exercises, we may need to seek shareholder approval to increase the number of authorized shares of our common stock, which may not be possible and will be time consuming and expensive. The potential for such additional issuances may depress the price of our common stock regardless of our business performance and may make it difficult for us to raise additional equity capital while any of the Series A Preferred Stock or Warrants are outstanding.

Under the Purchase Agreement we are subject to certain restrictive covenants that may make it difficult to procure additional financing.

The Securities Purchase Agreement pursuant to which we issued the Series A Preferred Stock (“Purchase Agreement”) contains the following restrictive covenants: (i) until no shares of Series A Preferred Stock are outstanding, we agreed not to enter into any variable rate transactions; (ii) for approximately six months after the date on which Conversion Shares and Warrant Shares are eligible for sale by the Investors under a registration statement declared effective by the SEC or pursuant to Rule 144 under the Securities Act, we agreed not to issue or sell any equity security or convertible security, subject to certain exceptions; and (iii) until the later of no shares of Series A Preferred Stock being outstanding and the maturity date of the Series A Preferred Stock, we agreed to offer to the investors party to the Purchase Agreement the opportunity to participate in any subsequent securities offerings by us. If we require additional funding while these restrictive covenants remain in effect, we may be unable to effect a financing transaction while remaining in compliance with the terms of the Purchase Agreement, or we may be forced to seek a waiver from the investors party to the Purchase Agreement.

Risks Related to Petros’ Common Stock

We do not anticipate paying dividends on our common stock in the foreseeable future.

We currently plan to invest all available funds and future earnings, if any, in the development and growth of our business. We currently do not anticipate paying any cash dividends on our common stock in the foreseeable future. So long as any shares of Series A Preferred Stock are outstanding, as they are at this time, we are not able to declare or pay any cash dividend or distribution on any of our capital stock (other than as required by the Certificate of Designations) without the prior written consent of the Required Holders (as defined in the Certificate of Designations). In addition, the terms of our existing and any future debt agreements may preclude us from paying dividends. As a result, a rise in the market price of our common stock, which is uncertain and unpredictable, will be our shareholders’ sole source of potential gain in the foreseeable future and our shareholders should not rely on an investment in our common stock for dividend income.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards.

In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the consolidated financial statements of other public companies. We cannot predict whether investors will find our securities less attractive because it will rely on these exemptions. If some investors find the Company Common Stock less attractive as a result, there may be a less active trading market for the Company Common Stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We could remain an “emerging growth company” until the earliest to occur of earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) December 31, 2025; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Sales of a substantial number of shares of our common stock, or the perception that such sales may occur, may adversely impact the price of our common stock.

Almost all of our outstanding shares of common stock, as well as a substantial number of shares of our common stock underlying outstanding options and warrants, are available for sale in the public market, either pursuant to Rule 144 under the Securities Act, or an effective registration statement. Except as provided in the Purchase Agreement, we are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Sales of a substantial number of shares of our common stock in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

In addition, we may be required to issue shares of common stock to the holders of Series A Preferred Stock upon conversion of the Series A Preferred Stock and the payment of the dividends to the holders thereof in common stock as a result of the full ratchet anti-dilution price protection in the Certificate of Designations if the effective common stock purchase price in a subsequent offering is less than the then current Series A Preferred Stock conversion price, which in turn will increase the number of shares of common stock available for sale. Pursuant to the Registration Rights Agreement, we have agreed to file a registration statement covering the resale of such shares. See “Risk Factors-Risks Related to Our Series A Preferred Stock-The Certificate of Designations for the Series A Preferred Stock and the warrants issued concurrently therewith contain anti-dilution provisions that may result in the reduction of the conversion price of the Series A Preferred Stock or the exercise price of such warrants in the future. These features may increase the number of shares of common stock being issuable upon conversion of the Series A Preferred Stock or upon the exercise of the warrants.” We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	results of our operations and product development efforts;
●	our ability to obtain working capital financing;

●	additions or departures of key personnel;
●	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;
●	our ability to execute our business plan;
●	sales of our common stock and decline in demand for our common stock;
●	regulatory developments;
●	economic and other external factors;
●	investor perception of our industry or our prospects; and
●	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.

Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a delisting of our common stock.

Our common stock is currently listed for trading on The Nasdaq Capital Market. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum closing bid price of $1.00 per share or risk delisting, which would have a material adverse effect on our business. A delisting of our common stock from The Nasdaq Capital Market could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities.

On May 15, 2024, we received notice from the Listing Qualifications Staff of Nasdaq indicating that, based upon the closing bid price of our common stock for the 30 consecutive business day period between April 3, 2024, through May 14, 2024, we did not meet the minimum bid price of $1.00 per share required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Rule”). The letter also indicated that we were provided with a compliance period until November 11, 2024 (the “Compliance Period”) in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A). In order to regain compliance with Nasdaq’s minimum bid price requirement, the Company’s common stock must maintain a minimum closing bid price of $1.00 for at least ten consecutive business days during the Compliance Period. However, if it appears to Nasdaq that the Company will be unable to cure the deficiency Nasdaq will provide notice that the Company’s common stock will be subject to delisting. There can be no assurance that the Nasdaq staff would grant the Company’s request for continued listing subsequent to any delisting notification. In the event of such a notification, the Company may appeal the Nasdaq staff’s determination to delist its securities.

On November 12, 2024, the Company received notice from the Staff granting the Company’s request for a 180-day extension to regain compliance with the Rule, or, until May 12, 2025.

There is no assurance that we will maintain compliance with such minimum listing requirements. If our common stock were delisted from Nasdaq, trading of our common stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB or the Pink Market maintained by OTC Markets Group Inc. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market, and many investors would likely not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our common stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our common stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

Our largest stockholder maintains the ability to significantly influence all matters submitted to Petros’ stockholders for approval.

As of February 6, 2025, our largest stockholder, JCP III SM AIV, L.P., and its affiliates, in the aggregate, own approximately 6.81% of the issued and outstanding common stock of the Company. As a result, if these stockholders were to choose to act together, they could be able to significantly influence all matters submitted to Petros’ stockholders for approval, as well as Petros’ management and affairs. For example, these persons, if they choose to act together, could significantly influence the election of directors or the approval of any merger, consolidation or sale of all or substantially all of Petros’ assets. This concentration of voting power could delay or prevent an acquisition of Petros on terms that other stockholders may desire.

Our bylaws include a forum selection clause, which may impact your ability to bring actions against us.

Subject to certain limitations, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees or our stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine. In addition, our bylaws provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States against us, our officers, directors, employees or underwriters. These limitations on the forum in which stockholders may initiate action against us could create costs, inconvenience or otherwise adversely affect your ability to seek legal redress.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, a court may decline to enforce these exclusive forum provisions with respect to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and our stockholders may not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find the exclusive forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $18.1 million, assuming a public offering price of $0.269 per Unit and the sale of all the securities offered under this prospectus, after deducting the placement agent fees and estimated offering expenses payable by us and assuming no exercise of the Series Warrants. However, this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds. We will only receive additional proceeds from the exercise of the Series A Warrants issuable in connection with this offering if the Warrant Stockholder Approval is obtained and such Series A Warrants are exercised at their exercise price of $         and the holders of such Series A Warrants pay the exercise price in cash upon such exercise. We will only receive additional proceeds from the exercise of the Series B Warrants issuable in connection with this offering if the Warrant Stockholder Approval is obtained and such Series B Warrants are exercised at their exercise price of $         and the holders of such Series B Warrants pay the exercise price in cash upon such exercise. Such proceeds with respect to the Series A Warrants and Series B Warrants could not exceed, in the aggregate, $        million.

The foregoing discussion assumes no sale of Pre-Funded Warrants.

We intend to use the net proceeds from this offering for working capital and general corporate purposes.

A $0.10 increase or decrease in the assumed public offering price of $0.269 per share of common stock and accompanying Series Warrant would increase or decrease the gross proceeds from this offering by approximately $7.4 million, assuming that the number of shares of common stock and Series Warrants offered by us, as set forth on the cover page of this prospectus, remains the same and assuming no sale of Pre-Funded Warrants. An increase or decrease of 10 million Units offered by us would increase or decrease our proceeds by approximately $2.7 million, assuming the assumed public offering price of $0.269 per Unit remains the same.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot currently allocate specific percentages of the net proceeds that we may use for the purposes specified above, and we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including our ability to obtain additional financing. We may find it necessary or advisable to use the net proceeds for other purposes, and our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering. See “Risk Factors” for a discussion of certain risks that may affect our intended use of the net proceeds from this offering.

Market Price of our Common Stock and Related Stockholder Matters

Market Information

Our common stock is listed on The Nasdaq Stock Market under the symbol “PTPI.” A description of the common stock that we are issuing in this offering is set forth under the heading “Description of Securities” beginning on page 56 of this prospectus. We do not intend to apply for the listing of the Pre-Funded Warrants or Series Warrants that are part of this offering on any national securities exchange.

The last reported sale price for our common stock on February 7, 2025, was $0.2576 per share.

Holders

As of February 6, 2025, we had 299 record holders of our common stock, and 8 record holders of our Series A Preferred Stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent and registrar for our common stock is Pacific Stock Transfer Co. The transfer agent’s address is 725 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119.

Dividends

We have never declared or paid any cash dividends on our common stock. So long as any shares of Series A Preferred Stock are outstanding, as they are at this time, we are not able to declare or pay any cash dividend or distribution on any of our capital stock (other than as required by the Certificate of Designations) without the prior written consent of the Required Holders (as defined in the Certificate of Designations). We currently anticipate that we will retain future earnings to fund development and growth of our business, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. The decision to pay dividends is at the discretion of our Board and depends upon our ability to obtain a waiver of the restriction on paying dividends contained in our credit facility, and on our financial condition, results of operations, capital requirements, and other factors that our Board deems relevant.

Capitalization

The following table sets forth our capitalization as of September 30, 2024:

●	on an actual basis;
●	on a pro forma basis to give effect to (i) the Vivus Event of Default and (ii) the Vivus Settlement. As a result of the Vivus Event of Default, the entire Promissory Note was reclassified as current debt. In addition, the Vivus Settlement adjustment gives effect to the proposed terms of the Foreclosure Notice and the corresponding transfer of Stendra inventory and API to Vivus, the application of $2.0 million in collateral as a reduction of debt and a $5.1 million loss on the Vivus Settlement (collectively, the “Vivus Adjustments”); and
●	on a pro forma, as adjusted basis, after giving effect to (i) Vivus Adjustments, and (ii) the application of the net proceeds of this offering and after deducting the placement agent fees and estimated offering expenses payable by us (clauses (i) and (ii), the “Pro Forma Adjustments”).

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by “Use of Proceeds” above, as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements in this prospectus. See “The Offering” in this prospectus for information relating to the expected number of shares of our common stock to be outstanding after this offering. Our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	As of September 30, 2024
	Actual	Pro Forma, As Adjusted for the Vivus Adjustments	Pro Forma, As Adjusted for Pro Forma Adjustments
Assets:
Cash	$3,894,685	$3,894,685	$21,969,685
Accounts receivable, net	1,948,613	1,948,613	1,948,613
Inventories	1,405,651	334,593	334,593
Prepaid inventory	1,649,212	—	—
Prepaid expenses and other current assets	1,826,319	408,971	408,971
Total Assets	20,693,630	13,556,498	31,631,498
Promissory note, net of current portion	4,922,585	—	—
Other long-term liabilities	91,832	91,832	91,832
Total liabilities	17,576,521	15,576,521	15,576,521
Commitments and Contingencies:
Series A convertible redeemable preferred stock (par value $0.0001 per share and $1,000 stated value), 15,000 shares authorized at September 30, 2024; 1,039 issued and outstanding at September 30, 2024; Liquidation preference of $1,260,385 as of September 30, 2024.	1,398	1,398	1,398
Stockholders’ Equity:
Common stock (par value $0.0001 per share, 250,000,000 shares authorized at September 30, 2024; 10,014,872 shares issued and outstanding as of September 30, 2024) and 84,364,314 shares, as adjusted	1,002	1,002	8,436
Additional paid-in capital	107,049,640	107,049,640	125,117,206
Accumulated deficit	(103,934,931)	(109,072,063)	(109,072,063)
Total Stockholders’ Equity	$3,115,711	$(2,021,421)	$16,053,579
Total Capitalization	$20,693,630	$13,556,498	$31,631,498

Each $0.10 increase (decrease) in the assumed public offering price per share would increase (decrease) the amount of cash and cash equivalents, working capital, total assets, and total stockholders’ equity by $6.8 million assuming the number of securities offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the placement agent fees and estimated offering expenses payable by us. We may also increase or decrease the number of securities to be issued in this offering. Each increase (decrease) of 10 million Units offered by us would increase (decrease) the as adjusted amount of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $2.5 million, assuming the assumed public offering price remains the same, and after deducting the Placement Agent fee and estimated offering expenses payable by us.

The discussion and table above do not give effect to (i) the adjustment to the conversion price of the Company’s Series A Preferred Stock and related warrants to $     as a result of this offering due to the anti-dilution provisions contained in such Series A Preferred Stock and warrants, and (ii) the issuance of the Stock Awards in the amount of 2,200,000 shares of restricted shares of common stock to be issued to certain directors and officers of the Company, subject to the closing of this offering.

The discussion and table above are based on 10,014,872 shares of our common stock outstanding as of September 30, 2024, and excludes the following:

●	8,188,742 shares of common stock issuable upon exercise of the Company’s outstanding warrants at an average weighted exercise of $14.49 per share;
●	509,133 shares of common stock underlying outstanding options of the Company, with a weighted average exercise price of $4.75 per share;
●	560,171 shares of common stock issuable upon conversion of the 1,039 shares of the Company’s Series A Preferred Stock outstanding, at a conversion price equal to $2.25 per share; and
●	2,158,658 shares of common stock reserved for issuance under the Plan.

Dilution

If you invest in our common stock and/or Pre-Funded Warrants in this offering, your ownership interest will be diluted immediately to the extent of the difference between the assumed public offering price per share of our common stock underlying the Units and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Our net tangible book value as of September 30, 2024, was $(6,834,620), or approximately $(0.68) per share of our common stock. Net tangible book value per share is equal to our total tangible assets less our mezzanine equity and total liabilities, divided by the number of shares of our outstanding common stock.

Our pro forma net tangible book value (deficit) as of September 30, 2024, after Vivus Adjustments was $(8,972,238) or approximately $(0.90) per share. After giving further effect to (i) the sale of Units in this offering at the assumed public offering price of $0.269 per share (the last reported sale price of our common stock on The Nasdaq Capital Market on February 6, 2025), and after deducting the placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the cash exercise of the Series Warrants issued in this offering and assuming no Pre-Funded Warrants are issued in this offering, and (ii) the Pro Forma Adjustments, our pro forma as adjusted net tangible book value per share after giving effect to this offering would have been $9,102,762 or $0.11 per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $1.01 per share to our existing stockholders, and an immediate dilution of $0.16 per share to new investors purchasing securities in this offering at the assumed public offering price. The final public offering price will be determined between us, Dawson James and investors in the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share and accompanying Series Warrants		$0.27
Historical net tangible book value per share as of September 30, 2024	$(0.68)
Pro forma decrease in net tangible book value per share attributable to the Vivus Adjustments	$(0.22)
Pro forma net tangible book value per share as of September 30, 2024, after giving effect to Vivus Adjustments	$(0.90)
Pro forma as adjusted increase (or decrease) in net tangible book value per share attributable to investors in this offering and the Pro Forma Adjustments	$1.01
Pro Forma as adjusted net tangible book value per share after giving effect to this offering		$0.11
Dilution per share to investors participating in this offering		$0.16

A $0.10 increase in the assumed public offering price of $0.269 per share, which is the last reported sale price of our common stock on The Nasdaq Capital Market on February 6, 2025, would result in an increase in our as adjusted net tangible book value per share after this offering by approximately $0.08 and the dilution per share to new investors purchasing shares in this offering by $0.02 assuming the number of securities offered by us as set forth on the cover page of this prospectus remains the same, and after deducting the placement agent fees and estimated offering expenses payable by us. A $0.10 decrease in the assumed public offering price of $0.269 per share, which is the last reported sale price of our common stock on The Nasdaq Capital Market on February 6, 2025, would result in a decrease in our as adjusted net tangible book value per share after this offering by approximately $0.08 and the dilution per share to new investors purchasing shares in this offering by $0.02 assuming the number of securities offered by us as set forth on the cover page of this prospectus remains the same, and after the placement agent fees and estimated offering expenses payable by us. We may also increase or decrease the number of securities to be issued in this offering. Each increase of 10 million Units offered by us would increase our as adjusted net tangible book value per share by $0.01 and the dilution per share to new investors purchasing securities in this offering by $0.01 assuming that the assumed public offering price remains the same, and after deducting the placement agent fees and estimated offering expenses payable by us. Each decrease of 10 million Units offered by us would decrease our as adjusted net tangible book value per share by $0.02 and the dilution per share to new investors purchasing securities in this offering by $0.02 assuming that the assumed public offering price remains the same, and after deducting the placement agent fees and estimated offering expenses payable by us. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us and Dawson James at pricing.

The foregoing discussion and table do not give effect to (i) the adjustment to the conversion price of the Company’s Series A Preferred Stock and related warrants to $     as a result of this offering due to the anti-dilution provisions contained in such Series A Preferred Stock and warrants, and (ii) the issuance of the Stock Awards in the amount of 2,200,000 shares of restricted shares of common stock to be issued to certain directors and officers of the Company, subject to the closing of this offering.

Further, the foregoing discussion and table do not take into account further dilution to investors in this offering that could occur upon the exercise of outstanding options and warrants, including the Pre-Funded Warrants and Series Warrants offered in this offering, having a per share exercise price less than the public offering price per share in this offering. The foregoing discussion and table also does not take into account any “alternative cashless exercises” of the Series B Warrants, pursuant to which a holder of a Series B Warrant has the right to receive an aggregate number of shares equal to the product of (i) the aggregate number of shares of common stock that would be issuable upon a cash rather than a cashless exercise of the Series B Warrant and (ii) 3.045

The discussion and table above are based on 10,014,872 shares of our common stock outstanding as of September 30, 2024, and excludes the following:

●	8,188,742 shares of common stock issuable upon exercise of the Company’s outstanding warrants at an average weighted exercise of $14.49 per share;
●	509,133 shares of common stock underlying outstanding options of the Company, with a weighted average exercise price of $4.75 per share;
●	560,171 shares of common stock issuable upon conversion of the 1,039 shares of the Company’s Series A Preferred Stock outstanding, at a conversion price equal to $2.25 per share; and
●	2,158,658 shares of common stock reserved for issuance under the Plan.

The discussion and table above assume no sale of Pre-Funded Warrants or Series Warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis.

To the extent that our outstanding options or warrants are exercised, new options or RSUs are issued under our equity incentive plan, or additional shares of our common stock are issued in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Metuchen Pharmaceuticals LLC (“Metuchen”), a wholly owned subsidiary of the Company, previously entered into that certain (a) Settlement Agreement (the “Settlement Agreement”) and Security Agreement (the “Security Agreement”), each dated January 18, 2022, with Vivus LLC (“Vivus”) and (b) a Promissory Note dated January 18, 2022, payable to the order of Vivus (the “Promissory Note”). As a result of an event of default under the Settlement Agreement and the Security Agreement existing and continuing by virtue of Metuchen’s failure to pay the Installment (as defined in the Promissory Note) that was due October 1, 2024 (the “Vivus Event of Default”), all the obligations of Metuchen under the Settlement Agreement and the Security Agreement (the “Obligations”) became immediately due and payable on the date of the Foreclosure Notice (as defined below).

Pursuant to the Security Agreement, Vivus holds a security interest against the Collateral (as defined in the Foreclosure Notice).  On December 10, 2024, pursuant to a Notice of Proposal to Accept Pledged Collateral in Partial Satisfaction of Indebtedness Pursuant to Uniform Commercial Code Section 9-620 (the “Foreclosure Notice”), Vivus proposed to accept all the Collateral (save and except the Specified License Agreement (as defined in the Security Agreement); collectively, the “Foreclosed Collateral”) in partial satisfaction of the Obligations. Vivus further proposed in the Foreclosure Notice that its acceptance of the Foreclosed Collateral would only constitute satisfaction of $2,000,000 worth of the Obligations and would not include any other amounts outstanding under the Promissory Note, the Settlement Agreement, or the Security Agreement, including but not limited to (i) all interest accrued or at any time accruing thereon and (ii) all other sums recoverable by Vivus from Metuchen by virtue of the Obligations (the “Vivus Settlement”). On December 13, 2024, Metuchen accepted and agreed to the Foreclosure Notice.

The following unaudited pro forma condensed consolidated financial information present financial information of the Company after giving effect to Vivus Adjustments. The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Business”.

The unaudited pro forma condensed consolidated statements of operations for nine months ended September 30, 2024, present the historical consolidated statements of operations of the Company for the nine months ended September 30, 2024, on a pro forma basis after giving effect to Vivus Adjustments. The unaudited pro forma condensed consolidated financial information has been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized after giving effect to Vivus Adjustments.

Petros Pharmaceuticals, Inc.

Consolidated Balance Sheets

				Vivus		Proforma
	September 30,	Reclass LT		Foreclosure		September 30,	December 31,
	2024	Promissory Note		Agreement		2024	2023
	(Unaudited)	(Unaudited)		(Unaudited)		(Unaudited)	(Audited)
Assets
Current assets:
Cash	$3,894,685					$3,894,685	$13,336,975
Accounts receivable, net	1,948,613					1,948,613	2,226,151
Inventories	1,405,651			(1,071,058)	(b)	334,593	1,610,391
Prepaid inventory	1,649,212			(1,649,212)	(c)	—	1,182,899
Prepaid expenses and other current assets	1,826,319			(1,417,348)	(d)	408,971	2,033,980
Total current assets	10,724,480	—		(4,137,618)		6,586,862	20,390,396

Fixed assets, net	18,819					18,819	28,957
Intangible assets, net	6,825,887					6,825,887	8,971,737
API purchase commitment	2,999,514			(2,999,514)	(e)	—	4,178,446
Right of use assets	124,930					124,930	226,259
Total assets	$20,693,630	$—		$(7,137,132)		$13,556,498	$33,795,795

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of promissory note	$2,326,050	$4,922,585	(a)	$(2,000,000)	(f)	$5,248,635	$1,156,550
Accounts payable	1,600,992					1,600,992	1,713,253
Accrued expenses	6,539,371					6,539,371	5,360,077
Accrued Series A Convertible Preferred payments payable	1,742,918					1,742,918	2,047,583
Other current liabilities	352,773					352,773	493,288
Total current liabilities	12,562,104	4,922,585		(2,000,000)		15,484,689	10,770,751

Promissory note, net of current portion	4,922,585	(4,922,585)	(a)			—	6,857,364
Derivative liability	—					—	3,550,000
Other long-term liabilities	91,832					91,832	137,657
Total liabilities	17,576,521	—		(2,000,000)		15,576,521	21,315,772

Temporary Equity
Series A convertible redeemable preferred stock (par value $0.0001 per share and $1,000 stated value), 15,000 and 15,000 shares authorized at September 30, 2024, and December 31, 2023, respectively; 1,039 and 10,022 shares issued and outstanding at September 30, 2024, and December 31, 2023, respectively; Liquidation preference of $1,260,385 and $11,271,365, as of September 30, 2024, and December 31, 2023, respectively	1,398					1,398	408,982

Stockholders’ Equity:
Common stock (par value $0.0001 per share, 250,000,000 and 250,000,000 shares authorized at September 30, 2024, and December 31, 2023, respectively; 10,014,872 and 2,991,377 shares issued and outstanding as of September 30, 2024, and December 31, 2023, respectively	1,002					1,002	298
Additional paid-in capital	107,049,640					107,049,640	110,960,324
Accumulated deficit	(103,934,931)			(5,137,132)		(109,072,063)	(98,889,581)
Total Stockholders’ Equity	3,115,711	—		(5,137,132)		(2,021,421)	12,071,041

Total Liabilities and Stockholders’ Equity	$20,693,630	$—		$(7,137,132)		$13,556,498	$33,795,795

(a)	Reclassification of long-term portion of Vivus Promissory Note to current liability upon Vivus Event of Default.
(b)	Represents packaged and bulk Stendra® tablets.
(c)	Represents API that the Company has title to based on cumulative Promissory Note payments.
(d)	Represents API the Company expected to acquire in the next 12 months.
(e)	Represents API the Company expected to acquire after September 30, 2025.
(f)	Represents the collateral value of the inventory and API that was applied against the Promissory Note.

Petros Pharmaceuticals, Inc.

Consolidated Statements of Operations

(Unaudited)

		Vivus		Proforma
	For the Nine Months Ended September 30,	Foreclosure Agreement		For the Nine Months Ended September 30,
	2024			2024
Net sales	$4,386,640			$4,386,640
Cost of goods sold	947,946			947,946
Gross profit	3,438,694			3,438,694
Operating expenses:
Selling, general and administrative	7,299,391			7,299,391
Research and development expense	2,513,105			2,513,105
Depreciation and amortization expense	2,175,126			2,175,126
Intangible asset impairment	—			—
Total operating expenses	11,987,622			11,987,622

Loss from operations	(8,548,928)			(8,548,928)

Other income (expense):
Gain (Loss) on Vivus Settlement		(5,137,132)	(g)	(5,137,132)
Change in fair value of derivative liability	3,550,000			3,550,000
Interest income	347,028			347,028
Interest expense, promissory note	(393,450)			(393,450)

Total Other income (expense)	3,503,578	(5,137,132)		(1,633,554)

Loss before income taxes	(5,045,350)	(5,137,132)		(10,182,482)

Income tax expense	—			—
Net loss	$(5,045,350)	$(5,137,132)		$(10,182,482)

Preferred Stock dividends and cash premiums	(1,863,998)			(1,863,998)
Preferred Stock accretion	(9,099,230)			(9,099,230)

Net loss per common share	$(16,008,578)	$(5,137,132)		$(21,145,710)

Basic and Diluted	$(2.18)			$(2.88)
Weighted average common shares outstanding
Basic	7,332,030			7,332,030
Effects of common share equivalents	—			—
Diluted	7,332,030			7,332,030

(g)	The difference between the inventory and API value of $7.1 million and the collateral value of $2.0 million was treated as a loss on settlement with Vivus.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and provisions of our amended and restated certificate of incorporation (the “Articles of Incorporation”), and amended and restated by-laws (the “By-laws”) are summaries and are qualified by reference to the Articles of Incorporation and the By-laws that are on file with the SEC.

Authorized Capital Stock

Our Articles of Incorporation authorize us to issue 250,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share, of which 15,000 are designated as Series A Preferred Stock. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors does not intend to seek stockholder approval for the issuance and sale of our common stock or preferred stock.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Holders of our common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available for that purpose. We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future but intend to retain our capital resources for reinvestment in our business. Any future disposition of dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the stockholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy on any matter other than the election of directors that is presented to stockholders at a duly called or convened meeting at which a quorum is present is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by our Articles of Incorporation, our Bylaws, the rules or regulations of any stock exchange applicable to us, or applicable law or pursuant to any regulation applicable to us or our securities.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Subject to the rights of the holders of our preferred stock, upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Preferred Stock

The Board is authorized to issue 50,000,000 shares of preferred stock without further action by the holders of our common stock. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law (the “DGCL”) and our Articles of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

●	the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;
●	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;
●	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;
●	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;
●	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;
●	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
●	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;
●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and
●	any other relative rights, preferences and limitations of that series.

Once designated by our board of directors, each series of preferred stock may have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our Articles of Incorporation and any certificates of designation that our board of directors may adopt.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Series A Preferred Stock

The following are the principal terms of the Series A Preferred Stock:

Dividends

The holders of the Series A Preferred Stock are entitled to dividends of 8.0% per annum, compounded monthly, which will be payable in cash or shares of common stock at the Company’s option, in accordance with the terms of the certificate of designation of the Series A Preferred Stock (the “Series A Certificate of Designation”). Upon the occurrence and during the continuance of a Triggering Event (as defined in the Series A Certificate of Designation), shares of Series A Preferred Stock will accrue dividends at the rate of 15.0% per annum. Upon conversion or redemption, the holders of shares of Series A Preferred Stock are also entitled to receive a dividend make-whole payment. The event of default under the Settlement Agreement and the Security Agreement existing and continuing by virtue of Metuchen’s failure to pay the Installment (as defined in the Promissory Note) that was due October 1, 2024, constitutes a Triggering

Event pursuant to the terms of the Certificate of Designations. As a result, the dividend rate of the Series A Preferred Stock was automatically increased to 15% per annum beginning on December 10, 2024.

Voting Rights

On October 11, 2024, the Company entered into an Amendment Agreement with the Required Holders (as defined in the Certificate of Designations), pursuant to which, the Required Holders agreed to amend the Certificate of Designations of the Company’s Series A Preferred Stock, as described below, by filing a Certificate of Amendment to the Certificate of Designations (the “October 2024 Certificate of Amendment”) with the Secretary of State of the State of Delaware, which was filed on October 11, 2024. The October 2024 Certificate of Amendment amends the Certificate of Designations to provide that, except as required by applicable law, the holders of the Series A Preferred Stock are entitled to vote with holders of the common stock on an as converted basis, with the number of votes to which each holder of Series A Preferred Stock is entitled to be determined by dividing the Stated Value by a conversion price equal to $2.25 per share, which was the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)) applicable immediately before the execution and delivery of the Purchase Agreement, subject to certain beneficial ownership limitations and adjustments for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions, as set forth in the Certificate of Designations.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the each holder shares of the Series A Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount per share of Series A Preferred Stock equal to the greater of (A) 125% of Conversion Amount (as defined in the Certificate of Designations) of such Series A Preferred Stock on the date of such payment and (B) the amount per share such holder would receive if such holder converted such share of Series A Preferred Stock into common stock immediately prior to the date of such payment. All shares of capital stock of the Company shall be junior in rank to all shares of Series A Preferred Stock with respect to the preferences as to payments upon the liquidation.

Conversion

The Series A Preferred Stock is convertible into shares of common stock (the “Conversion Shares”). The initial conversion price, subject to adjustment as set forth in the Series A Certificate of Designation, was $2.25 (the “Conversion Price”). The Conversion Price can be adjusted as set forth in the Series A Certificate of Designation for stock dividends and stock splits or the occurrence of a fundamental transaction (generally including any reorganization, recapitalization or reclassification of the common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by the outstanding common stock). The Conversion Price is also subject to “full ratchet” price-based adjustment in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for common stock, at a price below the then-applicable Conversion Price (subject to certain exceptions).

If any shares of Series A Preferred Stock are converted or reacquired by us, such shares shall resume the status of authorized but unissued shares of Series A Preferred Stock of the Company and shall no longer be designated as Series A Preferred Stock.

The Company is required to redeem the shares of Series A Preferred Stock in 13 equal monthly installments, commencing on November 1, 2023. The amortization payments due upon such redemption are payable, at the company’s election, in cash, or subject to certain limitations, in shares of common stock valued at (A) the lower of (i) the Conversion Price then in effect and (ii) the greater of (A) a 80% of the average of the three lowest closing prices of the Company’s common stock during the thirty trading day period immediately prior to the date the amortization payment is due or (B) the Floor Price (as defined below). For purposes of the Series A Certificate of Designation, the “Floor Price” means $0.396 (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) or, in any case, such lower amount as permitted, from time to time, by the Nasdaq Stock Market; provided that if the Floor Price is the lowest effective price, the Company will be required to pay the amortization payment in cash.

On November 13, 2024, the Company entered into an Amendment Agreement with the Required Holders (as defined in the Certificate of Designations), pursuant to which, the Required Holders agreed to (A) amend the Certificate of Designations of the Company’s Series A Preferred Stock by filing a Certificate of Amendment to the Certificate of Designations with the Secretary of State of the State of Delaware, which was filed on November 13, 2024, to, among other things, (i) extend the maturity date to January 15, 2025, and (ii) modify the schedule of Installment Dates (as defined in the Certificate of Designations), (B) defer any payment amounts that have accrued and that are unpaid as of November 13, 2024 pursuant to the Certificate of Designations, to January 15, 2025, and (C) waive any breach or violation of the Purchase Agreement, the Certificate of Designations, or the Warrants resulting from the Company’s failure to pay such outstanding amounts.

On January 23, 2025, the Company entered into an Amendment Agreement with the Required Holders (as defined in the Certificate of Designations), pursuant to which, the Required Holders agreed to (A) amend the Certificate of Designations of the Company’s Series A Preferred Stock by filing a Certificate of Amendment to the Certificate of Designations with the Secretary of State of the State of Delaware, which was filed on January 24, 2025, to, among other things, (i) extend the maturity date to February 15, 2025, and (ii) modify the schedule of Installment Dates (as defined in the Certificate of Designations), (B) defer any payment amounts that have accrued and that are unpaid as of January 23, 2025 pursuant to the Certificate of Designations, to February 15, 2025, and (C) waive any breach or violation of the Purchase Agreement, the Certificate of Designations, or the Warrants resulting from the Company’s failure to pay such outstanding amounts.

Exchange Cap

The Series A Certificate of Designations provided that the Series A Preferred Stock would not be convertible into shares of common stock in excess of 19.99% of the shares of common stock outstanding as of the date immediately prior to the date of the prospectus supplement under which the shares of Series A Preferred Stock were registered (the “Issuable Maximum”) except in the event that the Company (A) obtained the stockholder approval for issuances of shares of common stock in excess of the Issuable Maximum or (“Stockholder Approval”) or (B) obtained a written opinion from outside counsel to the Company that such approval is not required. Until such approval or such written opinion was obtained, no holder of Series A Preferred Stock would be issued in the aggregate more shares of common stock than such holder’s pro rata share of the Issuable Maximum. In the event that after October 31, 2023, the Company had not obtained the Stockholder Approval or was not otherwise permitted to issue shares in excess of the Issuable Maximum, then a holder of Series A Preferred Stock could elect to have his or her shares of Series A Preferred Stock redeemed for cash. The Company received the Stockholder Approval on September 14, 2023.

Optional Conversion

The Series A Preferred Stock can be converted at the option of the holder at any time and from time to time after the original issuance date. Holders shall effect conversions by providing us with the form of conversion notice (the “Notice of Conversion”) specifying the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable holder delivers by email such Notice of Conversion to us.

Mandatory Conversion

If on any day after the issuance of the shares of Series A Preferred Stock the closing price of the common stock has exceeded $6.75 per share (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) for 20 consecutive trading days and the daily dollar trading volume of the common stock has exceeded $2,000,000 per trading day during the same period and certain equity conditions described in the Series A Certificate of Designation are satisfied (the “Mandatory Conversion Date”), the Company will deliver written notice of the Mandatory Conversion (as defined below) to all holders on the Mandatory Conversion Date and, on such Mandatory Conversion Date, we shall convert all of each holder’s shares of Series A Preferred Stock into Conversion Shares at the then effective Conversion Price (the “Mandatory Conversion”). If any of the Equity Conditions shall cease to be satisfied at any time on or after the Mandatory Conversion Date through and including the actual delivery of all of the Conversion Shares to the holders, the Mandatory Conversion shall be deemed withdrawn and void ab initio.

Beneficial Ownership Limitation

The Series A Preferred Stock cannot be converted to common stock if the holder and its affiliates would beneficially own more than 4.99% or 9.99% at the election of the holder of the outstanding common stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Anti-Takeover Effects of Delaware Law and Specified Articles of Incorporation and By-laws Provisions

Preferred Stock. The existence of authorized but unissued shares of preferred stock may enable the Board to render more difficult or to discourage an attempt to gain control of Petros by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal is not in the best interests of us or stockholders, the Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the Articles of Incorporation grant the Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of Petros.

Stockholder Action; Special Meeting of Stockholders. Our Articles of Incorporation and By-laws provide that stockholders may take action only at a duly called annual or special meeting of stockholders and may not take action by written consent. Our Articles of Incorporation and By-laws further provide that special meetings of our stockholders may be called only by a majority of the Board or by our chief executive officer or, if the office of chief executive officer is vacant, our president. In no event may our stockholders call a special meeting of stockholders.

Business Combinations. Our Articles of Incorporation provide that the provisions of Section 203 of the Delaware General Corporation Law, which relate to business combinations with interested stockholders, do not apply to us. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that such person became an interested stockholder, unless either the interested stockholder attained such status with the approval of our Board, the business combination is approved by our Board and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which such person became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our By-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Exclusive Forum Charter Provision. Our Articles of Incorporation and By-laws require that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for a stockholder (including a beneficial owner) to bring for the following:

i)	any derivative action or proceeding brought on behalf of the Company;
ii)	any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders;
iii)	any action asserting a claim against the Company arising pursuant to any provision of the Delaware General Corporation Law, the Articles of Incorporation or the By-laws; or
iv)	any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine;

except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Because the applicability of the exclusive forum provision is limited to the extent permitted by applicable law, we do not intend that the exclusive forum provision would apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and acknowledge that federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act. We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Directors’ Liability. Our Articles of Incorporation limit the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty. However, these provisions do not eliminate or limit the liability of any of our directors:

●	for any breach of the directors duty of loyalty to us or our stockholders;
●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or
●	for any transaction from which the director derived an improper personal benefit.

DESCRIPTION OF SECURITIES

The following description of our common stock, Pre-Funded Warrants and accompanying Series Warrants underlying the Units summarizes the material terms and provisions of the securities that we may issue in connection with this offering. It may not contain all the information that is important to you. For the complete terms of our common stock, please refer to our Articles of Incorporation and By-Laws which are filed as exhibits to the registration statement which includes this prospectus. See “Where You Can Find More Information”. The Delaware General Corporation Law (“DGCL”) may also affect the terms of these securities. The summary below is qualified in its entirety by reference to our Articles of Incorporation and By-Laws, each as in effect at the time of any offering of securities under this prospectus.

As of February 6, 2025, our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.0001 per share, of which 11,319,039 shares were issued and outstanding, and 50,000,000 shares of preferred stock, par value $0.0001 per share, of which 567.85 shares of Series A Preferred Stock were issued and outstanding. In addition, as of February 6, 2025, there were 420,133 shares of common stock issuable upon exercise of options outstanding, 8,106,821 shares of common stock issuable upon exercise of warrants outstanding and 47,658 shares of common stock reserved for future grant or issuance, which, in each case, does not give effect to the issuance of the Stock Awards in the amount of 2,200,000 shares of restricted shares of common stock to be issued to certain directors and officers of the Company, subject to the closing of this offering. The authorized and unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders.

Common Stock

We have never declared or paid any cash dividends on our common stock. So long as any shares of Series A Preferred Stock are outstanding, as they are at this time, we are not able to declare or pay any cash dividend or distribution on any of our capital stock (other than as required by the Certificate of Designations) without the prior written consent of the Required Holders (as defined in the Certificate of Designations). We currently anticipate that we will retain future earnings to fund development and growth of our business, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. The decision to pay dividends is at the discretion of our Board and depends upon our ability to obtain a waiver of the restriction on paying dividends contained in our credit facility, and on our financial condition, results of operations, capital requirements, and other factors that our Board deems relevant. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. Our common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. There are no redemption or sinking fund provisions applicable to our common stock. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of liabilities, accrued dividends and liquidation preferences, if any. All outstanding shares are, when sold, validly issued, fully paid, and nonassessable.

Warrant Stockholder Approval

Under Nasdaq listing rules, the exercisability of the Series Warrants will not be effective until, and unless, we obtain the approval of our stockholders. We have agreed to hold a special meeting of stockholders (which may also be at the annual meeting of shareholders) at the earliest practicable date after the date hereof, but in no event later than 60 days after the closing of the offering (the “Stockholder Meeting Deadline”), in order to obtain the Warrant Stockholder Approval. If, despite the Company’s reasonable best efforts the Warrant Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company shall cause an additional stockholder meeting to be held on or prior to the ninetieth (90th) calendar day following the failure to obtain Warrant Stockholder Approval. If, despite the Company’s reasonable best efforts the Stockholder Approval is not obtained after such subsequent stockholder meetings, the Company shall cause an additional stockholder meeting to be held every ninety days thereafter until (i) such Warrant Stockholder Approval is obtained,  or (ii) December 31, 2025, whichever is sooner. If we are unable to obtain the Warrant Stockholder Approval, the Series Warrants will not be able to be exercised and will therefore have no value.

Series A Warrants

The following summary of certain terms and provisions of the Series A Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series A Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Series A Warrant for a complete description of the terms and conditions of the Series A Warrants.

Duration and Exercise Price

Each Series A Warrant will have an exercise price equal to $     per share, will become exercisable on the first trading day following the Warrant Stockholder Approval (the “Initial Exercise Date”) and will expire on the fifth anniversary of such Initial Exercise Date. The exercise price and number of shares of common stock issuable upon exercise of the Series A Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Series A Warrants will be issued separately from the common stock and may be transferred separately immediately thereafter.

Exercisability

The Series A Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Generally, a holder (together with its affiliates) may not exercise any portion of such holder’s Series A Warrants to the extent that the holder would own more than 4.99% of the outstanding common stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding common stock after exercising the holder’s Series A Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants.

Cashless Exercise

If, at the time a holder exercises its Series A Warrants, a registration statement registering the issuance of the shares of common stock underlying the Series A Warrants under the Securities Act is not then effective or the prospectus contained therein is not available for the issuance of such shares, then the Series A Warrant may be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the holder shall be entitled to receive a number of shares equal of our common stock in accordance with the formula set forth in the Series A Warrant.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire more than 50% of our outstanding shares of our common stock, then following such event, the holders of the Series A Warrants will be entitled to receive upon exercise of the Series A Warrants the same type and amount of securities, cash or property which the holders would have received had they exercised the Series A Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series A Warrants. Additionally, as more fully described in the Series A Warrants, in the event of certain fundamental transactions, the holders of the Series A Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such Series A Warrants on the date of consummation of such transaction.

Exercise Price Adjustments

In addition, and subject to certain exemptions, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of common stock, at an effective price per share less than the exercise price of the Series A Warrants then in effect, the exercise price of the Series A Warrants will be reduced to the lower of such price or the lowest VWAP during the five consecutive trading days immediately following such dilutive issuance or announcement thereof (subject to a floor price of $    prior to the Warrant Stockholder Approval and a floor price of $    on the date of the Warrant Stockholder Approval, each the “Floor Price”), and the number of shares issuable upon exercise of the Series A Warrants will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

If at any time on or after the date of issuance there occurs any stock split, stock dividend, stock combination recapitalization, reverse stock split, or other similar transaction involving our common stock and the lowest daily VWAP during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Series A Warrants then in effect, then the exercise price of the Series A Warrants will be reduced to the lowest VWAP during such period and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged, subject to the applicable floor price.

On the 11th trading day after the date in which the Warrant Stockholder Approval is obtained (the “Reset Date”), the Series A Warrants’ exercise price will be adjusted to equal the lowest of (i) the exercise price then in effect, (ii) the greater of (a) the lowest daily VWAP of the shares of common stock during the period commencing on the first trading day after the date in which the Warrant Stockholder Approval is obtained and ending following the close of trading on the tenth trading day thereafter (the “Reset Period”), and (b) the Floor Price in effect as of the Reset Date, and (iii) the lowest VWAP during the period commencing five (5) consecutive trading days immediately preceding the Reset Date, and the number of shares issuable upon exercise of the Series A Warrants will be will be increased such that the aggregate exercise price of the Series A Warrants on the issuance date for the shares of common stock underlying the Series A Warrants then outstanding shall remain unchanged.

Any reduction to the exercise prices of the Series A Warrants and resulting increase in the number of shares of common stock underlying the Warrants will be subject to the Floor Price.

Transferability

Subject to applicable laws, a Series A Warrant may be transferred at the option of the holder upon surrender of the Series A Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Series A Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Series A Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Series A Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Series A Warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the Series A Warrants or by virtue of such holder’s ownership of our shares of common stock, the holder of a Series A Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Series A Warrant.

Waivers and Amendments

The Series A Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Series B Warrants

The following summary of certain terms and provisions of the Series B Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series B Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Series B Warrant for a complete description of the terms and conditions of the Series B Warrants.

Duration and Exercise Price

Each Series B Warrant will have an exercise price equal to $     per share, will become exercisable on the Initial Exercise Date and will expire on the one (1) year anniversary of the Initial Exercise Date. The exercise price and number of shares of common stock issuable upon exercise of the Series B Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Series B Warrants will be issued separately from the common stock and may be transferred separately immediately thereafter.

Exercisability

The Series B Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Generally, a holder (together with its affiliates) may not exercise any portion of such holder’s Series B Warrants to the extent that the holder would own more than 4.99% of the outstanding common stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Series B Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common Series B Warrants.

Cashless Exercise & and Alternative Cashless Exercise

If, at the time a holder exercises its Series B Warrants, a registration statement registering the issuance of the shares of common stock underlying the Series B Warrants under the Securities Act is not then effective or the prospectus contained therein is not available for the issuance of such shares, then the Series B Warrant may be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the holder shall be entitled to receive a number of shares equal of our common stock in accordance with the formula set forth in the Series B Warrant.

Holders may also effect an “alternative cashless exercise” at any time while the Series B Warrants are outstanding following the Initial Exercise Date. Under the alternative cashless exercise option, a holder of a Series B Warrant, has the right to receive an aggregate number of shares equal to the product of (i) the aggregate number of shares of common stock that would be issuable upon a cash rather than a cashless exercise of the Series B Warrant and (ii) 3.0.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire more than 50% of our outstanding shares of common stock, then following such event, the holders of the Series B Warrants will be entitled to receive upon exercise of the Series B Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Series B Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series B Warrants. Additionally, as more fully described in the Series B Warrants, in the event of certain fundamental transactions, the holders of the Series B Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of Series B Warrants on the date of consummation of such transaction.

Exercise Price Adjustments

If at any time on or after the date of issuance there occurs any stock split, stock dividend, stock combination recapitalization, reverse stock split or other similar transaction involving our common stock and the lowest daily VWAP during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Series B Warrants then in effect, then the exercise price of the Series B Warrants will be reduced to the lowest daily VWAP during such period and the number of shares issuable upon exercise of the Series B Warrants will be proportionately adjusted such that the aggregate price will remain unchanged, subject to the applicable floor price.

On the 11th trading day after the date in which the Warrant Stockholder Approval is obtained (the “Series B Reset Date”), the Series B Warrants’ exercise price will be adjusted to equal the lowest of (i) the exercise price then in effect, (ii) the greater of (a) the lowest daily VWAP of the shares of common stock during the period commencing on the first trading day after the date in which the Warrant Stockholder Approval is obtained and ending following the close of trading on the tenth trading day thereafter (the “Series B Reset Period”), and (b) the Floor Price in effect as of the Series B Reset Date, and (iii) the lowest VWAP during the period commencing five (5) consecutive trading days immediately preceding the Series B Reset Date, and the number of shares of common stock issuable upon exercise of the Series B Warrants will be increased such that the aggregate exercise price of the Series B Warrants on the issuance date for the shares of common stock underlying the Series B Warrants then outstanding shall remain unchanged.

Any reduction to the exercise prices of the Series B Warrants and resulting increase in the number of shares of common stock underlying the Series B Warrants will be subject to the Floor Price.

Transferability

Subject to applicable laws, a Series B Warrant may be transferred at the option of the holder upon surrender of the Series B Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Series B Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Series B Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Series B Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Series B Warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the Series B Warrants or by virtue of such holder’s ownership of our shares of common stock, the holder of a Series B Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Series B Warrant.

Waivers and Amendments

The Series B Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share of common stock equal to $0.0001. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations, reverse stock splits or similar events affecting our shares of common stock and the exercise price.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock.

Cashless Exercise

The Pre-Funded Warrants may also be exercised, in whole or in part, by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined in accordance with the terms set forth in the Pre-Funded Warrant.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Pre-Funded Warrants.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrants to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded down to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of our shares of common stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, dividends or other rights as a stockholder of us, until the holder exercises the Pre-Funded Warrant.

Waivers and Amendments

The Pre-Funded Warrants may be modified or amended, or the provisions thereof waived with the written consent of us and the respective holder.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of the Units, common stock, Pre-Funded Warrants and Series Warrants acquired in this offering. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of the Units, common stock, Pre-Funded Warrants and Series Warrants, or that any such contrary position would not be sustained by a court. Except as provided herein, this summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

We assume in this discussion that the shares of Units, common stock, Pre-Funded Warrants and Series Warrants will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax or the alternative minimum tax and does not address state or local taxes or U.S. federal gift and estate tax laws, except as specifically provided below with respect to Non-U.S. Holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. This discussion also does not address the special tax rules applicable to particular holders, such as:

●	persons who acquired our Units, common stock, Pre-Funded Warrants and Series Warrants as compensation for services;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	persons that own, or are deemed to own, more than 5% of our common stock (except to the extent specifically set forth below);
●	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code (except to the extent specifically set forth below);
●	persons for whom our common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;
●	persons deemed to sell our Units, common stock, Pre-Funded Warrants and Series Warrants under the constructive sale provisions of the Code;
●	banks or other financial institutions;
●	brokers or dealers in securities or currencies;
●	tax-exempt organizations or tax-qualified retirement plans;
●	S corporations (and shareholders thereof);
●	partnerships or other entities treated as partnerships for U.S. federal income tax purposes (and partners or other owners thereof);
●	corporations organized outside the United States, any state thereof, or the District of Columbia that are nonetheless treated as U.S. persons for U.S. federal income tax purposes;
●	pension plans;
●	regulated investment companies or real estate investment trusts;

●	persons that hold the Units, common stock, Pre-Funded Warrants and Series Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;
●	insurance companies;
●	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax;
●	U.S. Holders that are subject to taxing jurisdictions other than, or in addition to, the United States with respect to the Units, common stock, Pre-Funded Warrants and Series Warrants; and
●	certain U.S. expatriates, former citizens, or long-term residents of the United States.

In addition, this discussion does not address the tax treatment of partnerships (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other pass-through entities or persons who hold shares of Units, common stock, Pre-Funded Warrants and Series Warrants through such partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. If such a partnership or other pass-through entity holds shares of Units, common stock, Pre-Funded Warrants and Series Warrants, the treatment of a partner in such partnership or investor in such other pass-through entity generally will depend on the status of the partner or investor and upon the activities of the partnership or other pass-through entity. A partner in such a partnership and an investor in such other pass-through entity that will hold shares of Units, common stock, Pre-Funded Warrants and Series Warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of shares of Units, common stock, Pre-Funded Warrants and Series Warrants through such partnership or other pass-through entity, as applicable.

This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our Units, common stock, Pre-Funded Warrants and Series Warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Units, common stock, Pre-Funded Warrants and/or Series Warrants acquired in this offering that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of shares of common stock, Pre-Funded Warrants or Series Warrants that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a Pre-Funded Warrant should be treated as a share of common stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of common stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of $0.0001 per share. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Allocation of Purchase Price

For U.S. federal income tax purposes, each share of common stock (or, in lieu of common stock, each Pre-Funded Warrant) and the accompanying Series Warrants issued pursuant to this offering will be treated as an “investment unit” each of which consisting of one share of common stock or one Pre-Funded Warrant (which, as described above, should generally be treated as a share of common stock for U.S. federal income tax purposes), as applicable, the accompanying Series A Warrants, to acquire    share of common stock and the

accompanying Series B Warrants, to acquire    share of common stock. The purchase price for each investment unit will be allocated between these components in proportion to their relative fair market values at the time the unit is purchased by the holder. This allocation of the purchase price for each unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the share of common stock (or, in lieu of common stock, Pre-Funded Warrant) and the Series Warrants included in each unit. The separation of the share of common stock (or, in lieu of common stock, Pre-Funded Warrant) and the Series Warrants included in a unit should not be a taxable event for U.S. federal income tax purposes. Each holder should consult his, her or its own tax advisor regarding the allocation of the purchase price between the common stock (or, in lieu of common stock, Pre-Funded Warrants) and the Series Warrants.

Tax Considerations Applicable to U.S. Holders

Exercise and Expiration of Series Warrants

Except as discussed below with respect to a cashless exercise of Series Warrants, a U.S. Holder generally will not recognize gain or loss for U.S. federal income tax purposes upon exercise of Series Warrants. The U.S. Holder will take a tax basis in the shares acquired on the exercise of Series Warrants equal to the exercise price of the Series Warrants, increased by the U.S. Holder’s adjusted tax basis in the Series Warrants exercised (as determined pursuant to the rules discussed above). The U.S. Holder’s holding period in the shares of common stock acquired on the exercise of Series Warrants will begin on the date of exercise or possibly the day after such exercise, and will not include any period for which the U.S. Holder held the Series Warrants.

The lapse or expiration of Series Warrants will be treated as if the U.S. Holder sold or exchanged the Series Warrants and recognized a capital loss equal to the U.S. Holder’s tax basis in the Series Warrants. The deductibility of capital losses is subject to limitations.

The tax consequences of a cashless exercise of Series Warrants are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s tax basis in the common stock received generally would equal the U.S. Holder’s tax basis in the Series Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the common stock would be treated as commencing on the date of exercise of the Series Warrants or the day following the date of exercise of the Series Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the Series Warrants.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered Series Warrants having an aggregate fair market value equal to the exercise price for the total number of Series Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common stock received in respect of the Series Warrants deemed surrendered and the U.S. Holder’s tax basis in such Series Warrants. Such gain or loss would be long-term or short-term, depending on the U.S. Holder’s holding period in the Series Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the common stock received would equal the sum of the U.S. Holder’s initial investment in the exercised Series Warrants (i.e., the portion of the U.S. Holder’s purchase price for the investment unit that is allocated to the Series Warrants, as described above under the section titled “Allocation of Purchase Price”) and the exercise price of such Series Warrants. It is unclear whether a U.S. Holder’s holding period for the common stock would commence on the date of exercise of the Series Warrants or the day following the date of exercise of the Series Warrants. There may also be alternative characterizations of any such taxable exchange that would result in similar tax consequences, except that a U.S. Holder’s gain or loss would be short-term.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of the Series Warrants.

Distributions

In the event that we make distributions on our common stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of shares of common stock as described below under the section titled “Disposition of Common Stock, Pre-Funded Warrants or Series Warrants.”

Certain Adjustments to Pre-Funded Warrants or Series Warrants

The number of shares of common stock issued upon the exercise of the Pre-Funded Warrants or Series Warrants and the exercise price of Pre-Funded Warrants or Series Warrants are subject to adjustment in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a constructive distribution to the U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of Pre-Funded Warrants or Series Warrants generally should not be deemed to result in a constructive distribution. If an adjustment is made that does not qualify as being made pursuant to a bona fide reasonable adjustment formula, a U.S. Holder of Pre-Funded Warrants or Series Warrants may be deemed to have received a constructive distribution from us, even though such U.S. Holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under the section titled “Distributions.”

Disposition of common stock, Pre-Funded Warrants or Series Warrants

Upon a sale or other taxable disposition (other than a redemption treated as a distribution, which will be taxed as described above under the section titled “Distributions”) of shares of common stock, Pre-Funded Warrants or Series Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock, Pre-Funded Warrants or Series Warrants sold. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common stock, Pre-Funded Warrants or Series Warrants exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of shares of common stock, Pre-Funded Warrants or Series Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Reporting

Information reporting requirements generally will apply to payments of distributions (including constructive distributions) on the common stock, Pre-Funded Warrants and Series Warrants and to the proceeds of a sale or other disposition of common stock, Pre-Funded Warrants and Series Warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable to Non-U.S. Holders

Exercise and Expiration of Series Warrants

In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of Series Warrants into shares of common stock, however, to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the discussion below under the section titled “Disposition of Common Stock, Pre-Funded Warrants or Series Warrants.”

The expiration of Series Warrants will be treated as if the Non-U.S. Holder sold or exchanged the Series Warrants and recognized a capital loss equal to the Non-U.S. Holder’s tax basis in the Series Warrants. However, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of Series Warrants against the Non-U.S. Holder’s U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to Series Warrants

As described above under the section titled “Tax Considerations Applicable to U.S. Holders - Certain Adjustments to Pre-Funded Warrants and Series Warrants,” an adjustment to the Pre-Funded Warrants or Series Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described below under the section titled “Distributions.” Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their own tax advisors regarding the proper treatment of any adjustments to the Pre-Funded Warrants or Series Warrants.

In addition, regulations governing “dividend equivalents” under Section 871(m) of the Code may apply to the Pre-Funded Warrants. Under those regulations, an implicit or explicit payment under the Pre-Funded Warrants that references a dividend distribution on our common stock would possibly be taxable to a Non-U.S. Holder as described below under the section titled “Distributions.” Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property, and the Company may satisfy any withholding obligations it has in respect of the Pre-Funded Warrants by withholding from other amounts due to the Non-U.S. Holder. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the application of Section 871(m) of the Code to the Pre-Funded Warrants.

Distributions

In the event that we make distributions on our common stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes as described above under the section titled “U.S. Holders-Distributions.” To the extent those distributions do not constitute dividends for U.S. federal income tax purposes (i.e., the amount of such distributions exceeds both our current and our accumulated earnings and profits), they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock (determined separately with respect to each share of common stock), but not below zero, and then will be treated as gain from the sale of that share common stock as described below under the section titled “Disposition of common stock, Pre-Funded Warrants or Series Warrants.”

Any distribution (including constructive distributions) on shares of common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular tax rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the sections below titled “Backup Withholding and Information Reporting” and “Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of common stock, Pre-Funded Warrants or Series Warrants

Subject to the discussions below under the sections titled “Backup Withholding and Information Reporting” and “Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized on a sale or other disposition (other than a redemption treated as a distribution, which will be taxable as described above under the section titled “Distributions”) of shares of common stock, Pre-Funded Warrants or Series Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular tax rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;
●	the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or
●	we are, or have been, at any time during the five-year period preceding such sale or other taxable disposition (or the Non-U.S. Holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the Non-U.S. Holder holds no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held our common stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that the common stock will be regularly traded on an established securities market for purposes of the rules described above.

See the sections below titled “Backup Withholding and Information Reporting” and “Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of the common stock, Pre-Funded Warrants or Series Warrants paid to foreign financial institutions or non-financial foreign entities.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on the common stock, Pre-Funded Warrants or Series Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on the common stock, Pre-Funded Warrants or Series Warrants . Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the section titled “Distributions,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of the common stock, Pre-Funded Warrants or Series Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on the common stock, Pre-Funded Warrants and Series Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally will apply to payments of dividends (including constructive dividends) on our common stock, Pre-Funded Warrants and Series Warrants. While withholding under FATCA would have also applied to payments of gross proceeds from a sale or other disposition of the common stock, Pre-Funded Warrants or Series Warrants, under proposed U.S. Treasury Regulations withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in the common stock, Pre-Funded Warrants or Series Warrants.

Federal Estate Tax

common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. The foregoing may also apply to Pre-Funded Warrants and Series Warrants. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of shares of the common stock, Pre-Funded Warrants and Series Warrants.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of the common stock, Pre-Funded Warrants or Series Warrants, including the consequences of any proposed changes in applicable laws.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

SEC rules require us to disclose any transaction since January 1, 2023, or currently proposed transaction in which we are a party and in which any related person has or will have a direct or indirect material interest involving an amount that exceeds the lesser of $120,000 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons.

Relationship with Juggernaut Partners III GP, L.P.

JCP III SM AIV, L.P. (“JCP III AIV”) and METP Holdings, LLC (“METP”) beneficially owns 6.81% of the issued and outstanding shares of common stock of the Company, collectively as of February 6, 2025. Juggernaut Partners III GP, L.P. (“JCP III GP”) is the sole general partner of JCP III AIV, METP and Juggernaut Capital Partners III, L.P. Juggernaut Partners III GP, Ltd. (“JCP III GP Ltd”) is the sole general partner of JCP III GP. John D. Shulman is the sole director of JCP III GP Ltd. Mr. Shulman is also a former Director of Petros.

Management Services

On November 28, 2023, the Board approved a payment to JCP III AIV of $125,000 in recognition of various management and advisory services previously provided to the Company by JCP III AIV.

July 2023 Private Placement

On July 13, 2023, we entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with certain accredited investors, pursuant to which we agreed to sell in a private placement (i) an aggregate of 15,000 shares of our newly-designated Series A Preferred Stock, with a par value of $0.0001 per share and a stated value of $1,000 per share, convertible into shares of common stock at an initial conversion price of $2.25 per share (subject to adjustment) (the “Series A Preferred Shares”), and (ii) warrants (“July Warrants”) to acquire up to an aggregate of 6,666,668 shares of common stock at an initial exercise price of $2.25 per share (with the exercise price and the number of shares of common stock issuable both subject to adjustment) (collectively, the “July 2023 Private Placement”). In connection with the July 2023 Private Placement, we issued 1,000 Series A Preferred Shares and July Warrants to purchase up to 444,444 shares of common stock to Alto Opportunity Master Fund, SPC-Segregated Master Portfolio B, which beneficially owned more than 5% of our voting securities, for aggregate gross proceeds of $1 million. The Series A Preferred Shares and the July Warrants were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

PLAN OF DISTRIBUTION

Pursuant to an engagement letter dated as of January 23, 2025, we have engaged Dawson James to act as our exclusive placement agent to solicit offers to purchase the Units offered by this prospectus on a best efforts basis. The engagement letter does not give rise to any commitment by Dawson James to purchase any of our securities, and Dawson James will have no authority to bind us by virtue of the engagement letter. Dawson James is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all, or any, of the Units being offered. The terms of this offering were subject to market conditions and negotiations between us, Dawson James and prospective investors. This is a best efforts offering and there is no minimum number of securities or minimum aggregate amount of proceeds that is a condition to the closing of this offering. Dawson James may retain sub-agents and selected dealers in connection with this offering. We will have one closing for all the securities purchased in this offering. The public offering price per Unit will be fixed for the duration of this offering.

Delivery of the securities offered hereby is expected to occur on or about     , 2025, subject to satisfaction of certain customary closing conditions.

We have agreed to pay Dawson James an aggregate cash fee equal to 8% of the gross proceeds received in the offering. In addition, we have agreed to reimburse Dawson James for their legal fees, costs and expenses in connection with this offering in an amount up to $125,000.

We estimate the total expenses of this offering paid or payable by us, exclusive of Dawson James’ cash fees and expenses, will be approximately $1.9 million. After deducting the fees due to Dawson James and our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $18.1 million based on an assumed public offering price of $0.269, which was the last reported sales price of our common stock on The Nasdaq Capital Market on February 6, 2025.

The following table shows the per share and total cash fees we will pay to Dawson James in connection with the sale of the securities pursuant to this prospectus.

	Per Share of common Stock and Series Warrants	Per Pre-Funded Warrant and Series Warrants	Total
Public offering price	$	$	$
Placement Agent fees
Proceeds, before expenses, to us	$	$	$

Indemnification

We have agreed to indemnify Dawson James against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations, warranties and covenants contained in our engagement letter with Dawson James.

Determination of Public Offering Price and Warrant Exercise Price

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “PTPI.” On February 7, 2025, the closing price of our common stock was $0.2576 per share.

The final public offering price of the Units and the exercise price of the Series Warrants that we are offering, will be negotiated between us, Dawson James and the investors in this offering. We believe that the market price of our common stock at the date of this prospectus is not the appropriate public offering price for the shares of our common stock because the market price is affected by a number of factors. The principal factors considered by us and Dawson James in determining the final public offering price of the Units we are offering, as well as the exercise price of the Series Warrants that we are offering, included:

●	the recent trading history of our common stock on The Nasdaq Capital Market, including market prices and trading volume of our common stock;
●	the current market price of our common stock on The Nasdaq Capital Market;
●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies;
●	the information set forth in this prospectus and otherwise available to Dawson James;
●	our past and present financial performance and an assessment of our management;
●	our prospects for future earnings and the present state of our products;
●	the current status of competitive products and product developments by our competitors;
●	our history and prospects, and the history and prospects of the industry in which we compete;
●	the general condition of the securities markets at the time of this offering; and
●	other factors deemed relevant by Dawson James and us, including a to be negotiated discount to the trading price.

Other Relationships

From time to time, Dawson James may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they may receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with Dawson James for any further services.

Regulation M Compliance

Dawson James may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Dawson James will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by Dawson James. Under these rules and regulations, Dawson James may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by Dawson James, or by its affiliates. Other than this prospectus in electronic format, the information on Dawson James’ website and any information contained in any other website maintained by Dawson James is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or Dawson James in its capacity as placement agent, and should not be relied upon by investors.

BUSINESS

Business Model and Primary Products in Development

Petros was incorporated in Delaware on May 14, 2020, for the purpose of effecting the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 17, 2020 (as amended, the “Merger Agreement”), by and between Petros, Neurotrope, Inc., a Nevada corporation (“Neurotrope”), Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Metuchen”), and certain subsidiaries of Petros and Neurotrope. Petros consists of wholly owned subsidiaries: Metuchen, Neurotrope, Timm Medical Technologies, Inc. (“Timm Medical”), and Pos-T-Vac, LLC (“PTV”). The Company has historically been engaged in the commercialization and development of Stendra®, a U.S. Food and Drug Administration (“FDA”) approved PDE-5 inhibitor prescription medication for the treatment of erectile dysfunction (“ED”), which the Company licensed from Vivus, Inc. (“Vivus”). Petros also has historically marketed its own line of ED products in the form of vacuum erection device products through its subsidiaries, Timm Medical and PTV. While the Company still continues to sell Stendra®, the Company has determined to discontinue sales of Stendra® to wholesalers and is separately working towards the goal of becoming a leading innovator in the emerging self-care market driving expanded access to key nonprescription pharmaceuticals as Over-the-Counter (“OTC”) and nonprescription drug products with additional condition for nonprescription use (“ACNU Products”) treatment options.

Petros is pursuing the development of a proprietary integrated technology solutions platform (the “platform”) containing two components (i) SaaS, designed to assist pharmaceutical companies in operationalizing and commercializing an Rx-to-OTC switch as an element in the development of an ACNU Product, and (ii) a potential Software as a Medical Device (“SaMD”) component, which must comply with FDA governance and approval and is expected to be a consumer interface that guides the consumer in navigating appropriate self-selection or deselection, through the acquisition process of the OTC product. The Company has been working towards the development of the platform, which is currently in early development stages and is being designed to serve as a retail or online interface, with clinically established algorithmic logic qualifying the intended consumer-patient for purchase and use of an ACNU Product, while reducing subjectivity to the least possible degree and maximizing objective qualifiers to the greatest possible degree.

We believe our platform will be anchored in recent FDA adopted rules, such as the FDA’s Nonprescription Drug Product with an Additional Condition for Nonprescription Use rule (“ACNU Rule”), intended to increase options to develop and market nonprescription drug products; Trusted Exchange Framework and Common Agreement (“TEFCA”), a nationwide framework for health information sharing; and Qualified Health Information Networks, which are sponsored by the FDA and the Department of Health and Human Services.

Our Technology

Our SaaS platform will serve as a digital hosting solution, offering pharmaceutical companies various features, such as secure data exchanges, regulatory compliance management, labeling and usage guidance and market access optimization to assist in the operationalization of the Rx-to-OTC switch. By addressing the complex commercial and regulatory requirements of the prescription-to-OTC switch, the platform will enable pharmaceutical companies to streamline the process and strategically position their products for successful commercialization in the OTC market.

In addition to the SaaS component, the platform is intended to incorporate SaMD capabilities, transforming traditional OTC medications into digitally enabled solutions. The SaMD interface will be designed to be customized and branded to the particular pharmaceutical therapy and established as a specific application pathway to that therapy. Together, the Company aims to develop the SaaS and SaMD components to create a scalable, licensable platform that supports various classes of medications across the pharmaceutical industry, assisting pharmaceutical companies achieve regulatory approval efficiently, while delivering innovative, consumer-focused healthcare solutions.

The regulatory process of switching a prescription medication to OTC requires a collection of behavior studies that demonstrate appropriate comprehension, self-selection and actual use, which is regulated, reviewed and ultimately approved by the FDA. The recently approved ACNU Rule, provides a pathway for approval to nonprescription use and allows the assistance of technology to empower and guide the consumer to appropriate self-selection (or de-selection) and safe utilization. The ACNU Rule further allows for prescription-grade pharmaceuticals and their sponsors, generally deemed nuanced with critical safety measures yet host potential for significant value to public health via expanded access, to integrate assistive technology that demonstrates safe and appropriate use.

Manufacturing, Supply and Virtual Infrastructure

Petros is working towards the development of its proprietary SaaS and SaMD technology platform, moving away from reliance on manufacturing and supply channels as a source of significant revenue. The Company’s commercial and operational model is intended to be based on agreements that will out-license the Company’s proprietary technology without the Company being directly responsible for the production costs of medication or its related supply chain. Under these agreements, the licensees will be responsible for production and supply chain management, allowing the Company to concentrate on the development and support of its proprietary platform. To support this model, the Company is developing a virtual technology infrastructure capable of hosting and operating both out-licensed or in-licensed assets. The technology will also integrate standard IoT, cloud, web-based, software, and cybersecurity, risks and concerns, among others, to ensure reliable performance. We believe this approach will position Petros as a leader in technology-assisted pharmaceutical solutions and offer assurances for its future partners.

Distribution and Marketing

Petros has evolved into a healthcare technology company that is no longer directly responsible for distribution or marketing of medication. The Company focuses on developing and licensing its proprietary technology platform, with primary revenue streams that are intended to stem primarily from licensing fees and the creation of customized, virtual web-based environment tailored to the needs of our partners.

Petros has an established industry-wide network of prospective companies that may license our technology, if it is successfully developed, which the Company expects will serve as its primary target customer base. Additionally, Petros engages in various industry conferences as an attendee and provides business development presentations featuring its technology services and history with regulatory bodies with the intention of promoting awareness of its technology and obtaining prospective customers. We expect that as our proprietary technology is commercialized among our initial prospective customers, joint press releases and announcements will also have the potential to increase the pool of customers and lead to increased revenue and expanded utilization of our proprietary platform across the pharmaceutical industry. Additionally, we may seek future customers by engaging business development contractors to further the Company’s goals and objectives.

While the Company’s intended primary business model is based in developing and licensing its technology, the Company’s extensive experience in product distribution remains a key asset. Should the terms of future agreements with future licensees of its proprietary technology support it, Petros expects it will have the capabilities to offer distribution strategy development as an outsourced service. This would allow our licensees to benefit from our experience and distribution capabilities, ensuring that the full lifecycle of product commercialization is supported. However, the Company intends to remain focused on its technology innovation with a goal of assisting pharmaceutical companies in the switch from Rx-to-OTC.

Prospective Customers

Petros’ targeted customer base are pharmaceutical innovative label owners and exclusive OTC commercial licensees that are interested in switching certain therapeutic candidates within their prescription portfolio to OTC. This prospective customer pool spans a diverse range of organizations, from traditional pharmaceutical companies with an established prescription drug portfolio, to self-care consumer companies specializing in direct-to-consumer OTC pharmaceutical treatment options. For self-care consumer companies, switching prescription products to OTC treatments represents an opportunity for such companies to diversify product lines, increase accessibility to their products and drive revenue growth through direct consumer engagement. However, the complexity of navigating the regulatory hurdles and achieving commercialization demonstrate a clear need for our technology. By having the ability to provide innovative solutions that assist these companies with their Rx-to-OTC switch and accelerate such OTC transition, our technology enables these companies to unlock new revenue streams and provides consumers broadened access to medication OTC.

Additionally, emerging companies in health tech present additional potential partners, particularly as they explore combining technology, such as digital platforms, with OTC treatment solutions.

Market Opportunity

We aim to provide consumers expanded access to key nonprescription pharmaceuticals as OTC and nonprescription drug products with additional condition for nonprescription use (“ACNU Products”) treatment options and aim to capitalize on the emerging self-care market. The self-care market is valued at $38 billion and is projected to grow, driven by the increase in consumers’ desire to seek self-managed healthcare options, such as readily available access to prescription medication over-the-counter, which in turn, contributes to a growing demand for safe, accessible and effective OTC solutions for pharmaceutical companies. Pharmaceutical companies are also increasingly pursuing Rx-to-OTC switches, which has recently been driven by a supportive regulatory environment. Regulatory agencies, including the FDA, have shown an increase willingness to approve Rx-to-OTC switches, as evidenced by the FDA’s recent adoption of the ACNU Rule, which has promoted pharmaceutical companies to pursue switches for its medications that can be safely used without a prescription, sometimes with an ACNU. As a result, pharmaceutical companies are increasingly looking for solutions for scalable, streamlined pathways to convert their prescription portfolios to OTC.

Our proprietary technology is intended to enable pharmaceutical companies to efficiently navigate the FDA’s Rx-to-OTC switch regulatory process, and allow them to ensure their sponsored product complies with safety and efficacy standards. The SaaS component of our platform is being developed to assist companies in the operationalization and market access of their switch candidate, while the SaMD capabilities are being developed to enhance FDA regulatory review and approval, as well as consumer engagement. We believe that we are uniquely positioned to capture a share of the emerging self-care market by leveraging our innovative technology.

Competition

Currently, the Rx-to-OTC industry is driven by individual sponsors, each working independently to transition their products from prescription to OTC. In terms of technology-centered switches, such as ACNUs, only a handful of companies are actively developing proprietary software products, including established pharmaceutical companies, such as Astra Zeneca and Sanofi, without clear interest in establishing their own technology platforms for future licensing capabilities and instead remaining focused on their independent product development efforts. Nevertheless, the ACNU Rx-to-OTC licensing marketplace is growing and evolving, and we may experience increased competition from companies offering proprietary, licensable technology. Several technology firms, such as Idea Evolver, are already providing critical support to sponsors in their ACNU switch platforms. Such firms are developing platforms that could ultimately be licensed to other companies in the future, potentially positioning themselves as significant competitors.

To date, there are no FDA-approved ACNU therapeutics that have switched from Rx-to-OTC and therefore no proven conceptor technology platform has been established for FDA-approved commercialization or licensable potential in this area. This lack of established platforms is the primary reason that there is no competitive landscape for licensable ACNU Rx-to-OTC switch technologies to date. Although the Company’s proprietary technology platform is in its early development stage, it seeks to distinguishes itself from emerging competitors in several key ways. Most, if not all, ACNU technology platforms used in current Rx-to-OTC switch programs rely solely on questionnaire-based models. In contrast, our platform is being developed to not only incorporate a questionnaire feature but also is being developed to integrate innovative elements, such as Artificial Intelligence (“AI”) to validate critical factors like patient identification, age and gender, offering a more advanced approach. Additionally, our proprietary technology has been under development to integrate other key features, such as electronic health records, and population longitudinal data, enabling a multifaceted and real-time objective qualification of a patient’s appropriateness for use. Much of our technology platform will be built to scale to accommodate several licensable SaaS and SaMD assets. This technology, however, continues to be experimental, ambitious, and nascent posing the potential, if successfully executed and regulatorily compliant, will be what we believe to be the first of its kind in the industry.

Employees

Our Board of Directors oversees our employee relations programs as it views building our culture - from employee development and retention to diversity, equity, inclusion and belonging initiatives as key to driving long-term value for our business and helping to mitigate risks.

As of December 31, 2024, we had 18 full time employees, all of whom were based inside the United States. None of our employees are represented by a labor union or covered by a collective bargaining agreement.

Government Regulation

Pharmaceutical products and medical devices, development activities and manufacturing processes are subject to extensive and rigorous regulation by numerous government agencies, including the FDA and comparable foreign agencies.

Each company that will license our technology will need to undergo individual FDA approval of its medication for OTC status. Regulatory agencies highly scrutinize any product application submitted to switch a product from physician prescribed Rx to OTC and the process of switching a prescription medication to OTC is highly regulated. The process required by the FDA first involves the design of a Drug Facts Label (“DFL”) that is well understood by potential consumers of the product. Then, data must show that consumers can make an appropriate informed decision to use or not to use the product based solely upon the information on the DFL applied with their personal medical history. Then consumers must demonstrate that they can properly use the product based upon the information on the DFL. To accomplish this, the FDA ordinarily requires a consumer tested OTC DFL. Such testing includes conduct of iterative Label Comprehension Studies (“LCS”) in the general population, Self-Selection Studies (“SSS”) in a population interested in using the product and in specific populations who may be harmed if they use the product, and generally one Actual Use Trial (“AUT”) demonstrating safe and appropriate use by consumers in a simulated OTC setting.

In December 2024, the FDA announced the adoption of the final rule governing approval of a nonprescription therapeutic with an Additional Condition for Nonprescription Use, or ACNU. This rule aims to expand options for consumer access to appropriate, safe, and effective pharmaceuticals that may contribute to improved public health. Governed by the same divisions within FDA (i.e. Office of Nonprescription Drugs or OND) this particular pathway allows for nonprescription products requiring greater assistance in use controls and appropriate self-selection criteria. Often, this development pathway includes an assistive technology component that aids the consumer in selection or deselection according to the Drug Facts Label and FDA criteria. A pharmaceutical candidate must undergo much of the same development pathway as the traditional Rx-to-OTC switch pathway while demonstrating specific outcomes related to the assistive technology or additional condition for use.

Regulation of Patient Information

Our SaMD component will relate to the processing of information regarding patient health information and is therefore subject to substantial regulation. In addition, the confidentiality of patient-specific information and the circumstances under which such patient-specific records may be released for inclusion in our databases or used in other aspects of our business is heavily regulated. Federal, state and foreign governments are contemplating or have proposed or adopted additional legislation governing the possession, use and dissemination of personal data, such as personal health information and personal financial data, as well as security breach notification rules for loss or theft of such data. Additional legislation or regulation of this type might, among other things, require us to implement additional security measures and processes or bring within the legislation or regulation de-identified health or other data, each of which may require substantial expenditures or limit our ability to offer some of our services.

In particular, personal health information is recognized in many countries such as the United States, the European Union, or EU, and several countries in Asia, as a special, sensitive category of personal information, subject to additional mandatory protections. Violations of data protection regulations are subject to administrative penalties, civil money penalties and criminal prosecution, including corporate fines and personal liability.

Health Information Privacy Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of our technology platform, including health information. In particular, HIPAA establishes privacy and security standards that limit the use and disclosure of personal health information, and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of such information, including health information, in electronic form. We will be a business associate of clients which may be deemed covered entities when we are providing technology services to those clients using our technology platform. We are likely to be also directly regulated by HIPAA and are required to provide satisfactory written assurances to our covered entity partners through written agreements that we will provide our services in accordance with HIPAA. Failure to comply with these contractual agreements could lead to loss of clients, liability to our clients and direct action by HHS, including monetary penalties.

Violations of HIPAA may result in significant civil and criminal penalties. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured personal health information, which may compromise the privacy, security or integrity of such information. In addition, notification must be provided to HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. HIPAA also requires a business associate to notify its covered entity clients of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts in the future.

Many states in which we may operate and in which our partners are located also have laws or are in the process of adopting laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective or broader than HIPAA and other federal privacy laws. Where state laws are more protective or broader than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but, unlike HIPAA, some may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there may be new federal privacy laws or federal breach notification laws, to which we may be subject.

Intellectual Property

We have historically relied on a combination of intellectual property, including patent, trademark, trade dress, copyright, trade secret and domain name protection laws, as well as confidentiality and license agreements, to protect its intellectual property and proprietary rights. In connection with the development of our platform, we have completed a competitive patent audit and are currently preparing an initial submission for a patent application for the platform.

Seasonality

Our business is generally not seasonal. However, we may experience moderate development or milestone fluctuations, at certain periods of the year leading to common terms for vacations, holidays, and inclement weather, such as July/August, November, and December.

Environmental Matters

We have no material expenditures for compliance with Federal, State or local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment.

Properties

Our principal executive offices are located in New York, New York. The Company leases approximately 9,600 square feet of manufacturing and warehouse space in Dodge City, Kansas with a ten-year term that began on January 1, 2017. We believe that our current facilities are suitable and adequate to meet our current needs. We believe that suitable additional space or substitute space will be available in the future to accommodate our operations as needed.

Available Information

Information about Petros, including its reports filed with or furnished to the SEC, is available through our website at www.petrospharma.com. Such reports are accessible at no charge through our website and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The SEC also maintains a website that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is designed to provide a reader of Petros’ financial statements with a narrative from the perspective of management on the Company’s financial condition, results of operations, liquidity and certain other factors that may affect future results. In certain instances, parenthetical references are made to relevant sections of the Notes to Condensed Consolidated Financial Statements to direct the reader to a further detailed discussion. This section should be read in conjunction with the Consolidated Financial Statements and Supplementary Data included in this prospectus. This MD&A contains forward-looking statements reflecting Petros’ current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” contained in this prospectus.

Overview

Petros was incorporated in Delaware on May 14, 2020, for the purpose of effecting the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 17, 2020 (as amended, the “Merger Agreement”), by and between Petros, Neurotrope, Inc., a Nevada corporation (“Neurotrope”), Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Metuchen”), and certain subsidiaries of Petros and Neurotrope. Petros consists of wholly owned subsidiaries: Metuchen, Neurotrope, Timm Medical Technologies, Inc. (“Timm Medical”), and Pos-T-Vac, LLC (“PTV”). The Company has historically been engaged in the commercialization and development of Stendra®, a U.S. Food and Drug Administration (“FDA”) approved PDE-5 inhibitor prescription medication for the treatment of erectile dysfunction (“ED”), which the Company licensed from Vivus, Inc. (“Vivus”). Petros also has historically marketed its own line of ED products in the form of vacuum erection device products through its subsidiaries, Timm Medical and PTV. While the Company still continues to sell Stendra®, the Company has determined to discontinue sales of Stendra® to wholesalers and is separately working towards the goal of becoming a leading innovator in the emerging self-care market driving expanded access to key nonprescription pharmaceuticals as Over-the-Counter (“OTC”) and nonprescription drug products with additional condition for nonprescription use (“ACNU Products”) treatment options.

Petros is pursuing the development of a proprietary integrated technology solutions platform (the “platform”) containing two components (i) SaaS, designed to assist pharmaceutical companies in operationalizing and commercializing an Rx-to-OTC switch as an element in the development of an ACNU Product, and (ii) a potential Software as a Medical Device (“SaMD”) component, which must comply with FDA governance and approval and is expected to be a consumer interface that guides the consumer in navigating appropriate self-selection or deselection, through the acquisition process of the OTC product. The Company has been working towards the development of the platform, which is currently in early development stages and is being designed to serve as a retail or online interface, with clinically established algorithmic logic qualifying the intended consumer-patient for purchase and use of an ACNU Product, while reducing subjectivity to the least possible degree and maximizing objective qualifiers to the greatest possible degree.

We believe our platform will be anchored in recent FDA adopted rules, such as the FDA’s Nonprescription Drug Product with an Additional Condition for Nonprescription Use rule (“ACNU Rule”), intended to increase options to develop and market nonprescription drug products; Trusted Exchange Framework and Common Agreement (“TEFCA”), a nationwide framework for health information sharing; and Qualified Health Information Networks, which are sponsored by the FDA and the Department of Health and Human Services.

Vivus Settlement Agreement, Promissory Note and the Security Agreement

The Company acquired the rights to Stendra® avanafil, the Company’s previous primary product, on September 30, 2016, when it entered into the License Agreement (the “Vivus License Agreement”) with Vivus, Inc. (“Vivus”) to purchase and receive the license for the commercialization and exploitation of Stendra® avanafil for a one-time fee of $70 million. In connection with the License Agreement, the Company and Vivus also entered into a Supply Agreement on September 30, 2016, which has since been terminated, effective as of September 30, 2021.

On January 18, 2022, Petros (through its wholly-owned subsidiary) and Vivus entered into a Settlement Agreement (the “Vivus Settlement Agreement”) related to the minimum purchase requirements under the Vivus Supply Agreement in 2018, 2019 and 2020 and certain reimbursement rights asserted by a third-party retailer in connection with quantities of the Company’s Stendra® product that were delivered to the third-party retailer and later returned. In connection with the Vivus Settlement Agreement, Petros retained approximately $7.3 million of API inventory (representing the 2018 and 2019 minimum purchase requirements) out of approximately

$12.4 million due under the Vivus Supply Agreement, in conjunction with forgiveness of approximately $4.25 million of current liabilities relating to returned goods and minimum purchase commitments. In exchange for the API and reduction of current liabilities, Petros executed an interest-bearing promissory note (the “Promissory Note”) in favor of Vivus in the principal amount of $10,201,758. The parties also entered into a Security Agreement to secure Petros’ obligations under the Promissory Note. The Company recorded the impact of this transaction, including the gain in the first quarter of 2022.

In addition to the payments to be made in accordance with the Promissory Note, the Company further agreed in the Vivus Settlement Agreement to (i) grant to Vivus a right of first refusal to provide certain types of debt and convertible equity (but not preferred equity) financing issued by or to Metuchen (including any subsidiaries and intermediaries) until the Promissory Note is paid in full, and (ii) undertake to make certain regulatory submissions to effectuate Vivus’ ability to exercise its rights under the License Agreement. On January 18, 2022, the Company made a prepayment of the obligations under the Promissory Note in the amount of $900,000, and a payment of $1,542,904 with respect to a purchase order made in 2021 to Vivus. In consideration of these payments and upon the Company’s satisfaction of certain regulatory submissions. Vivus released 50% of the quantity of bulk Stendra® tablets under the Company’s existing open purchase order (the “Open Purchase Order”) being held by Vivus, which represented approximately a six-month supply of inventory. Pursuant to the Vivus Settlement Agreement, Vivus released the remaining 50% of the quantity of bulk Stendra® tablets under the Open Purchase Order, later during the first quarter of 2022, upon the Company’s satisfaction of the remaining regulatory submission requirements.

Under the terms of the Promissory Note, the principal amount of $10,201,758 is payable in consecutive quarterly installments beginning on April 1, 2022, through January 1, 2027. Interest on the principal amount will accrue at a rate of 6% per year until the principal is repaid in full and is due and payable, in arrears, on the first day of each January, April, July, and October of each calendar year, commencing on April 1, 2022. The Company may prepay the Promissory Note, in whole or in part, at any time, with no premium or penalty. Defaults under the Security Agreement require all principal amounts outstanding under the Promissory Note at the time of the default to bear interest at a rate of 9% per year until the full and final payment of all principal and interest under the Promissory Note has been paid (regardless of whether any default is waived or cured). If the Promissory Note is placed in the hands of any attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership, or other court proceedings, the Company will also be required to pay all costs of collection including, but not limited to, court costs and attorneys’ fees. Pursuant to the Security Agreement, dated January 18, 2022, the Company granted to Vivus a continuing security interest in all of its Stendra® API and products and its rights under the License Agreement. The Security Agreement contains customary events of default. For the nine months ended September 30, 2024, and 2023, the Company paid Vivus $1.0 million and $1.5 million, respectively. As of September 30, 2024, the principal balance on the Promissory Note is $7.2 million.

Pursuant to the Security Agreement, Vivus holds a security interest against the Collateral (as defined in the Foreclosure Notice). On December 10, 2024, pursuant to a Notice of Proposal to Accept Pledged Collateral in Partial Satisfaction of Indebtedness Pursuant to Uniform Commercial Code Section 9-620 (the “Foreclosure Notice”), Vivus proposed to accept all the Collateral (save and except the Specified License Agreement (as defined in the Security Agreement); collectively, the “Foreclosed Collateral”) in partial satisfaction of the Obligations. Vivus further proposed in the Foreclosure Notice that its acceptance of the Foreclosed Collateral would only constitute satisfaction of $2,000,000 worth of the Obligations and would not include any other amounts outstanding under the Promissory Note, the Settlement Agreement, or the Security Agreement, including but not limited to (i) all interest accrued or at any time accruing thereon and (ii) all other sums recoverable by Vivus from Metuchen by virtue of the Obligations. On December 13, 2024, Metuchen accepted and agreed to the Foreclosure Notice.

The Company’s Business

The Company has historically been engaged in the commercialization and development of Stendra®. While the Company still continues to sell Stendra®, the Company has determined to discontinue sales of Stendra® to wholesalers to mitigate the risk of returns associated with expired or near-expired prescription medication due to Stendra® having less than a six-month shelf life and is separately working towards the goal of becoming a leading innovator in the emerging self-care market driving expanded access to key nonprescription pharmaceuticals as Over-the-Counter (“OTC”) and nonprescription drug products with additional condition for nonprescription use (“ACNU Products”) treatment options.

Going Concern

The Company has experienced net losses and negative cash flows from operations since our inception. As of September 30, 2024, the Company had cash of $3.9 million, negative working capital of $1.8 million, and accumulated deficit of $103.9 million. As of

December 31, 2023, the Company had cash of approximately $13.3 million, positive working capital of $9.6 million, an accumulated deficit of approximately $98.9 million and used cash in operations during the twelve months ended December 31, 2023, of approximately $7.6 million.

The Company does not currently have sufficient available liquidity to fund its operations for at least the next 12 months. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these interim unaudited condensed consolidated financial statements are issued. The accompanying interim unaudited condensed consolidated financial statements do not include any adjustments that might result from these uncertainties. The unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

In response to these conditions and events, the Company is evaluating various financing strategies to obtain sufficient additional liquidity to meet its operating, debt service and capital requirements for the next twelve months following the date of our unaudited condensed consolidated financial statements included in this prospectus. The potential sources of financing that the Company is evaluating include one or any combination of secured or unsecured debt, convertible debt and equity in both public and private offerings. The Company also plans to finance near-term operations by exploring additional ways to raise capital and increasing cash flows from operations. There is no assurance the Company will manage to raise additional capital or otherwise increase cash flows, if required or that the Company will have sufficient cash to develop its platform, even after the proceeds raised in this offering.

Nasdaq Listing Requirements

On May 15, 2024, we received notice from the Listing Qualifications Staff of Nasdaq (the “Staff”) indicating that, based upon the closing bid price of our common stock for the 30 consecutive business day period between April 3, 2024, through May 14, 2024, we did not meet the minimum bid price of $1.00 per share required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Rule”). The letter also indicated that we were provided with a compliance period until November 11, 2024, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A).

On November 12, 2024, the Company received notice from the Staff granting the Company’s request for a 180-day extension to regain compliance with the Rule, or, until May 12, 2025 (the “Compliance Period”).

In order to regain compliance with Nasdaq’s minimum bid price requirement, the Company’s common stock must maintain a minimum closing bid price of $1.00 for at least ten consecutive business days during the Compliance Period. However, if it appears to Nasdaq that the Company will be unable to cure the deficiency Nasdaq will provide notice that the Company’s common stock will be subject to delisting. There can be no assurance that the Nasdaq staff would grant the Company’s request for continued listing subsequent to any delisting notification. In the event of such a notification, the Company may appeal the Nasdaq staff’s determination to delist its securities.

Critical Accounting Estimates

The preparation of the consolidated financial statements requires us to make assumptions, estimates and judgments that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Certain of our more critical accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. On an ongoing basis, we evaluate our judgments, including but not limited to those related to revenue recognition, collectability of accounts receivable, inventory valuation and obsolescence, intangibles, income taxes, litigation, and contingencies. We use historical experience and other assumptions as the basis for our judgments and making these estimates. Because future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Any changes in those estimates will be reflected in our consolidated financial statements as they occur.

Revenue Recognition

As of September 30, 2024, the Company recognizes revenue when its performance obligations with its customers have been satisfied. In the contracts with its customers, the Company has identified a single performance obligation to provide either its prescription medication or medical devices upon receipt of a customer order. The performance obligation is satisfied at a point in time when the Company’s customers obtain control of the prescription medication or medical device, which is typically upon delivery.

In determining the transaction price, a significant financing component does not exist since the timing from when the Company delivers either the prescription medication or medical device to when the customers pay for the product is typically less than one year. The Company records sales net of any variable consideration, including but not limited to discounts, rebates, returns, chargebacks, and distribution fees. The Company uses the expected value method when estimating its variable consideration, unless terms are specified within contracts. The identified variable consideration is recorded as a reduction of revenue at the time revenues from sales are recognized. The Company recognizes revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration received. The Company evaluates these estimates each reporting period to reflect known changes.

The most significant sales deductions relate to contract returns, contract rebates and coupon redemptions, and distribution service fees (“DSA fees”). Our estimates are based on factors such as our direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, specific known market events and estimated future trends, current contractual and statutory requirements, industry data, estimated customer inventory levels, current contract sales terms with our direct and indirect customers, and other competitive factors. Significant judgment and estimation are required in developing the foregoing and other relevant assumptions.

Consistent with industry practice, the Company has maintained a return policy that generally allows its customers to return Stendra® and receive credit for product within six months prior to expiration date and up to one year after expiration date. The provision for returns is based upon the Company’s estimates for future Stendra® returns and historical experience. The provision of returns is part of the variable consideration recorded at the time revenue is recognized. As of December 31, 2023, and 2022, the reserves for product returns were $4.2 million and $2.3 million, respectively, and are included as a component of accrued expenses. As of September 30, 2024, the reserves for product returns were $5.3 million and are included as a component of accrued expenses. During the years ended December 31, 2023, and December 2022, respectively, the Company recorded $3.4 million and $9.4 million of returns as a reduction of gross revenue. During the three months ended September 30, 2024, and 2023, the Company recorded $0.4 million and $0.5 million, respectively, of returns as a reduction of gross revenue. During the nine months ended September 30, 2024, and 2023, the Company recorded $1.2 million and $1.3 million, respectively, of returns as a reduction of gross revenue.

Fair Value of Financial Assets and Liabilities - Derivative Instruments

We measure the fair value of financial assets and liabilities in accordance with GAAP, which defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurements. We do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we have entered into certain financial instruments and contracts, such as debt financing arrangements, the issuance of preferred stock with detachable common stock warrants features that are either i) not afforded equity classification, ii) embody risks not clearly and closely related to host contracts, or iii) may be net-cash settled by the counterparty. These instruments are required to be carried as derivative liabilities, at fair value.

Warrant Liabilities

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, or date of modification, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Intangibles

The Company accounts for recognized intangible assets at cost. Intangible assets with finite useful lives are amortized over the useful life that the assets are expected to contribute directly or indirectly to future cash flows. Intangible assets are amortized using an accelerated method based on the pattern in which the economic benefits of the assets are consumed. The Company reviews the carrying value and useful lives of its intangible assets with definite lives whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable or the period over which they should be amortized has changed. When indicators of impairment exist, the Company determines whether the estimated undiscounted sum of the future cash flows of such assets is less than their carrying amounts. If less, impairment loss is recognized in the amount, if any, by which the carrying amount of such assets exceeds their respective fair values. The Company evaluates the remaining useful life of each intangible asset that is being amortized during each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the intangible asset’s remaining useful life has changed, the remaining carrying amount of the intangible asset is amortized prospectively over that revised remaining useful life. During the three months ended September 30, 2022, the Company noted that indicators of impairment existed and prepared an undiscounted cash flow analysis, which indicated for the Stendra® product an impairment. The Company then prepared a discounted cash flow analysis through December 2029, representing the remaining economic useful life for the Stendra® product resulting in an impairment of approximately $7.5 million. As indicators of impairment existed as of December 31, 2022, the Company prepared an undiscounted cash flow analysis. This analysis included projections of future revenue and expenses, which if not achieved could result in future impairment charges. These projections included continued sales of prescription Stendra®. Additionally, as of September 30, 2024, the Company was investing in research and development pursuant to our OTC Strategies related to Stendra®, which we anticipated will dramatically increase product sales in the future, such that if our Stendra® OTC strategy is not successful, we may have to partially or fully impair the remaining intangible balance. Management continued to analyze the Company’s intangible assets during 2024.

Results of Operations

Years ended December 31, 2023, and December 31, 2022

The following table sets forth a summary of our statements of operations for the years ended December 31, 2023, and 2022:

	For the Year Ended
	December 31,
	2023	2022
Net sales	$5,822,388	$5,992,054
Cost of sales	1,631,220	2,289,418
Gross profit	4,191,168	3,702,636

Operating expenses:
Selling, general and administrative	9,261,471	12,209,162
Warrant issuance costs	2,855,000	—
Gain on settlement with Vivus	—	(3,389,941)
Research and development	2,409,094	1,740,280
Depreciation and amortization expense	3,282,967	5,598,884
Intangible asset impairment	—	7,460,000
Total operating expenses	17,808,532	23,618,385
Loss from operations	(13,617,364)	(19,915,749)
Other income (expense):
Change in fair value of derivative liability	2,590,000	460,000
Change in fair value of warrant liability	13,974,000	—
Loss on issuance of Series A Preferred Stock	(11,088,997)	—
Interest income	515,311	14,194
Interest expense, promissory note	(536,138)	(596,018)
Total other income (expense)	5,454,176	(121,824)
Net loss before income taxes	$(8,163,188)	$(20,037,573)
Provision for income taxes	—	—
Net loss	$(8,163,188)	$(20,037,573)

Net Sales

Net sales for the year ended December 31, 2023, were $5,822,388, composed of $2,286,373 of net sales from Prescription Medicines and net sales of $3,536,015 from Medical Devices.

Net sales for the year ended December 31, 2022, were $5,992,054, composed of $2,734,639 of net sales from Prescription Medicines and net sales of $3,257,415 from Medical Devices.

For the year ended December 31, 2023, gross billings to customers representing 10% or more of the Company’s total gross billings included three customers that represented approximately 22%, 21%, and 17% of total gross billings. Gross billings is a non-GAAP financial measure. For a reconciliation of net sales to gross billings, see the section titled “Reconciliation of Non-GAAP Financial Measures” below.

For the year ended December 31, 2022, gross billings to customers representing 10% or more of the Company’s total gross billings included four customers that represented approximately 26%, 21%, 17%, and 16% of total gross billings. Gross billings is a non-GAAP financial measure. For a reconciliation of net sales to gross billings, see the section titled “Reconciliation of Non-GAAP Financial Measures” below.

Prescription Medicines sales consist of sales of Stendra® in the U.S. for the treatment of male ED. Stendra® is primarily sold directly to four main customers, as described above, which collectively accounted for approximately 92% of Stendra® net sales for the year ended December 31, 2023. Individually, sales to the four main customers, accounted for 30%, 28%, 23%, and 11% of Stendra® gross billings for the year ended December 31, 2023.

Medical Device sales consist of domestic and international sales of men’s health products for the treatment of ED. The men’s health products do not require a prescription and include Vacuum Erection Devices (“VEDs and related accessories”).

Net sales were $169,666 or 3% lower during the year ended December 31, 2023, compared to the same period in 2022 consisting of a $448,266 decrease in the net sales of Stendra® and a $278,600 increase in Medical Device Sales. The decrease in net sales of Stendra® was substantially due to increased related sales allowances. The increase in net sales for Medical Devices included an increase in domestic and international sales of VED systems.

Cost of Sales

Cost of sales for the year ended December 31, 2023, were $1,631,220, composed of $277,490 of cost of sales for our Prescription Medicines segment and $1,353,730 for our Medical Devices segment.

Cost of sales for the year ended December 31, 2022, were $2,289,418, composed of $949,197 of cost of sales for our Prescription Medicines segment and $1,340,221 for our Medical Devices segment.

Cost of sales for the Prescription Medicine segment for the year ended December 31, 2023, consisted of 58% third-party product cost of sales, 41% royalty expenses, 26% third-party logistics (“3PL”) order fulfillment, shipping expenses and other cost of sales partially offset by an 25% benefit in inventory obsolescence reserves.

Cost of sales for the Medical Device segment for the year ended December 31, 2023, consisted of 81% raw materials and 19% production labor.

Cost of sales decreased by $658,198 or 29% during the year ended December 31, 2023, compared to the same period in 2022. For the years ended December 31, 2023, and 2022, cost of sales as a percentage of net sales was 28% and 38%, respectively. The decrease in cost of sales as a percentage of net sales was a result of decreased excess and obsolete inventory, decreased 3PL order fulfillment, shipping expenses and other cost of sales, offset by increased sales allowances that reduced net sales.

Gross Profit

Gross profit for the year ended December 31, 2023, was $4,191,168 or 72%, composed of $2,008,883 of gross profit from Prescription Medicines and $2,182,285 from Medical Devices. Gross profit for the year ended December 31, 2022, was $3,702,636 or 62%, composed of $1,785,442 of gross profit from Prescription Medicines and $1,917,194 from Medical Devices. The increase in gross profit was driven by the factors noted above.

Operating Expenses

Selling, General and Administrative

Selling, general and administrative expenses for the year ended December 31, 2023, were $9,261,471, composed of $1,736,512 of selling, general and administrative expenses of our Prescription Medicines segment, $1,885,489 of selling, general and administrative expenses of our Medical Devices segment and $5,639,470 of general corporate expenses.

Selling, general and administrative expenses for the year ended December 31, 2022, were $12,209,162, composed of $4,947,466 of selling, general and administrative expenses of our Prescription Medicines segment, $1,685,678 of selling, general and administrative expenses of our Medical Devices segment and $5,576,018 of general corporate expenses.

Selling, general and administrative expenses for both segments include selling, marketing and regulatory expenses. Unallocated general corporate expenses include costs that were not specific to a particular segment but are general to the group, including expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses.

Selling, general and administrative expenses decreased by $2,947,691 or 24% during the year ended December 31, 2023, compared to the same period in 2022. Decreased selling general and administrative expenses were primarily driven by decreased direct selling and marketing expenses of $1,197,294, decreased stock based compensation expense of $777,844, decreased prescription data expenses of $575,077, decreased payroll expenses of $225,200 resulting from decreased headcount, decreased insurance expenses of $409,288, decreased franchise taxes of $163,632, and decreased other operating expenses of $272,787 partially offset by a waiver of FY 23 FDA product fees resulting in a $589,611 increase in FDA product fees and increased professional service fees of $83,820.

Gain on Settlement with Vivus

As a result of the Vivus Promissory Note, as discussed in Note 8 and Note 14 of the Notes to Consolidated Financial Statements, the Company’s total liabilities were decreased by $3,389,941 in the form of concession of customer returns, which were recognized as a gain on settlement during the year ended December 31, 2022.

Warrant Issuance Costs

For the year ended December 31, 2023, the Company recorded warrant issuance costs of $2.9 million associated with the July 2023 Private Placement.

Research and Development

Research and development expenses for the year ended December 31, 2023, were $2,409,094, composed of $2,272,069 for our Prescription Medicines segment and $137,025 for our Medical Devices segment, respectively.

Research and development expenses for the year ended December 31, 2022, were $1,740,280, composed of $1,541,714 for our Prescription Medicines segment and $198,566 for our Medical Devices segment, respectively.

Research and development expenses for the Prescription Medicines segment for the year ended December 31, 2023, are composed of $1,542,658 for clinical development and $502,252 for consulting fees related to the Company’s Non-Prescription OTC Strategies related to Stendra®; $200,000 for upfront licensing fees and $24,666 for consulting fees related to the H100 license acquired in March 2020 and $2,493 related to the Company’s tech transfer of its manufacturing process. Research and development expenses for the Prescription Medicines segment for the year ended December 31, 2022, are composed of $900,864 for consulting fees related to the Company’s Non-

Prescription OTC Strategies related to Stendra®; $150,000 for upfront licensing fees, $239,339 for clinical development expenses, and $73,407 for consulting fees related to the H100 license acquired in March 2020; and $178,104 related to the Company’s technology transfer of its manufacturing process.

Research and development expenses for the Medical Devices segment for the year ended December 31, 2023, are composed of $137,025 for license fees related to the Company’s Tissue-Specific Oxygenation Sensor Technology Strategies. Research and development expenses for the Medical Devices segment for the year ended December 31, 2022, are composed of $198,566 for license fees related to the Company’s Tissue-Specific Oxygenation Sensor Technology Strategies.

Research and development expenses increased by $668,814 or 38% during the year ended December 31, 2023, compared to the same period in 2022. Increased research and development expenses were primarily driven by increased clinical development expenses related to the Company’s OTC strategies related to Stendra® and increased upfront licensing fees related to the H100 license acquired in March 2020 partially offset by decreased consulting fees related to the Company’s OTC strategies related to Stendra® and decreased license fees related to the Company’s Tissue-Specific Oxygenation Sensor Technology Strategies.

Depreciation and amortization

Depreciation and amortization expenses for the year ended December 31, 2023, were $3,282,967, composed of $2,285,175 of depreciation and amortization expenses of our Prescription Medicines segment and $997,792 of depreciation and amortization expenses of our Medical Devices segment.

Depreciation and amortization expenses for the year ended December 31, 2022, were $5,598,884, composed of $4,442,922 of depreciation and amortization expenses of our Prescription Medicines segment and $1,155,962 of depreciation and amortization expenses of our Medical Devices segment.

Prescription Medicines depreciation and amortization consists primarily of the amortization of the intangible assets related to Stendra® over its estimated useful life of 10 years. Medical Devices depreciation and amortization primarily consists of the amortization of the intangible assets related to Timm Medical and PTV over their estimated useful life of 12 years. The decrease in total depreciation and amortization results from a $7.5 million write-down of intangible assets in 2022.

Intangible Asset Impairment

During the year ended December 31, 2022, the Company noted that indicators of impairment existed and prepared an undiscounted cash flow analysis, which indicated that the Stendra® product intangible asset was impaired. The Company then prepared a discounted cash flow analysis resulting in an impairment of approximately $7.5 million. Management continued to analyze the Company’s intangible assets during 2023. Management noted that the Company’s financial results were consistent with the projections used in the December 31, 2022, analysis, as well as no triggering event, therefore, the Company concluded that no further analysis was required during 2023.

Change in Fair Value of Derivative Liability

For the year ended December 31, 2023, the Company recorded a gain of approximately $2.6 million for the change in fair value of the derivative liability. For the year ended December 31, 2022, the Company also recorded a gain of approximately $0.5 million for the change in fair value of the derivative liability. The gain in 2023 related to the decrease in the fair value of derivative liability established for certain bifurcated features of the Series A Preferred Stock issued in the July 2023 Private Placement. The gain in 2022 represented the change in fair value of the derivative during the year ended December 31, 2022, primarily driven by the decline in the Company’s stock price as well as the passage of time, as it became less likely that the earnout associated with the Mergers consummated on December 1, 2020, would be met.

Change in Fair Value of Warrant Liability

For the year ended December 31, 2023, the Company recorded a gain of approximately $14.0 million for the change in fair value of the warrant liability compared to $0 for the year ended December 31, 2022. The gain related to the decrease in the fair value of warrants issued in the July 2023 Private Placement which were classified as liabilities in accordance with ASC 815. The gain resulted principally from the decrease in the Company’s common stock price. In addition, as of December 31, 2023, the warrant liability was reclassified to permanent equity based upon the modification of the warrant.

Interest Income

Interest income for the year ended December 31, 2023, and December 31, 2022, was $515,311 and $14,194, respectively. Petros invested its cash in money market securities during 2023.

Interest Expense, Promissory Note

In January 2022, the Company executed a promissory note in favor of Vivus with a principal amount of $10,201,758 in connection with the Vivus Settlement Agreement. Interest expense, promissory note for the year ended December 31, 2023, and December 31, 2022, was $536,138 and $596,018, respectively.

Income Tax Expense (Benefit)

Income tax expense for the year ended December 31, 2023, was $0 compared to income tax of $0 for the year ended December 31, 2022.

Nine Months Ended September 30, 2024, and 2023 (Unaudited)

The following table sets forth a summary of our statements of operations for the nine months ended September 30, 2024, and 2023:

	For the Nine Months Ended September 30,
	2024	2023
Net sales	$4,386,640	$6,186,638
Cost of sales	947,946	1,473,073
Gross profit	3,438,694	4,713,565
Operating expenses:
Selling, general and administrative	7,299,391	6,382,166
Warrant Issuance Costs	—	2,855,000
Research and development	2,513,105	1,574,760
Depreciation and amortization expense	2,175,126	2,480,385
Total operating expenses	11,987,622	13,292,311
Loss from operations	(8,548,928)	(8,578,746)
Change in fair value of derivative liability	3,550,000	(430,000)
Change in fair value of warrant liability	—	11,739,000
Interest income	347,028	287,722
Interest expense, promissory note	(393,450)	(410,317)
Loss on issuance of Series A Preferred Stock	—	(11,088,997)
Total Other income (expense)	3,503,578	97,408
Loss before income taxes	(5,045,350)	(8,481,338)
Income tax expense	—	—
Net loss	$(5,045,350)	$(8,481,338)

Net Sales

Net sales for the nine months ended September 30, 2024, were $4,386,640, composed of $2,086,180 of net sales from Prescription Medicines and net sales of $2,300,460 from Medical Devices.

Net sales for the nine months ended September 30, 2023, were $6,186,638, composed of $3,416,444 of net sales from Prescription Medicines and net sales of $2,770,194 from Medical Devices.

For the nine months ended September 30, 2024, gross billings to customers representing 10% or more of the Company’s total gross billings included three customers that represented approximately 28%, 25%, and 14% of total gross billings, respectively. Gross billings is a non-GAAP financial measure. For a reconciliation of net sales to gross billings, see the section titled “Reconciliation of Non-GAAP Financial Measures” below.

For the nine months ended September 30, 2023, gross billings to customers representing 10% or more of the Company’s total gross billings included three customers that represented approximately 23%, 19%, and 17% of total gross billings. Gross billings is a non-GAAP financial measure. For a reconciliation of net sales to gross billings, see the section titled “Reconciliation of Non-GAAP Financial Measures” below.

Prescription Medicines sales consist of sales of Stendra® in the U.S. for the treatment of male ED. Stendra® is primarily sold directly to three main customers, as described above, which collectively accounted for approximately 95% of Stendra® net sales for the nine months ended September 30, 2024. Individually, sales to the three main customers, accounted for 40%, 35%, and 20% of Stendra® gross billings for the nine months ended September 30, 2024.

Medical Device sales consist of domestic and international sales of men’s health products for the treatment of ED. The men’s health products do not require a prescription and include VEDs and related accessories.

Net sales were $1,799,998 or 29% lower during the nine months ended September 30, 2024, compared to the same period in 2023 consisting of a $1,330,264 decrease in the net sales of Stendra® and a $469,734 decrease in Medical Device Sales. The decrease in net sales of Stendra® was substantially due to decreased wholesaler sales due to decreased demand and decreased related sales allowances stemming from a reduction in promotional activities. The decrease in net sales for Medical Devices included a decrease in domestic and international sales of VED systems.

Effective November 1, 2024, the Company determined to discontinue sales of Stendra® to wholesalers to, among other things, mitigate the risk of returns associated with expired or near-expired prescription medication due to Stendra® having less than a six-month shelf life.

Cost of Sales

Cost of sales for the nine months ended September 30, 2024, were $947,946, composed of $194,035 of cost of sales for our Prescription Medicines segment and $753,911 for our Medical Devices segment.

Cost of sales for the nine months ended September 30, 2023, were $1,473,073, composed of $343,109 of cost of sales for our Prescription Medicines segment and $1,129,964 for our Medical Devices segment.

Cost of sales for the Prescription Medicine segment for the nine months ended September 30, 2024, consisted of 38% third-party product cost of sales, 54% royalty expenses, and 8% 3PL order fulfillment and shipping expenses.

Cost of sales for the Medical Device segment for the nine months ended September 30, 2024, consisted of 83% raw materials and 17% production labor.

Cost of sales decreased by $525,127 or 36% during the nine months ended September 30, 2024, compared to the same period in 2023. For the nine months ended September 30, 2024, and September 30, 2023, cost of sales as a percentage of net sales was 22% and 24%, respectively.

Gross Profit

Gross profit for the nine months ended September 30, 2024, was $3,438,694 or 78%, composed of $1,892,145 of gross profit from Prescription Medicines and $1,546,549 from Medical Devices. Gross profit for the nine months ended September 30, 2023, was 4,713,565, or 76% of net sales, composed of $3,073,335 of gross profit from Prescription Medicines and $1,640,230 from Medical Devices. The increase in gross profit was driven by the factors noted above.

Operating Expenses

Selling, general and administrative

Selling, general and administrative expenses for the nine months ended September 30, 2024, were $7,299,391, composed of $1,774,594 of selling, general and administrative expenses of our Prescription Medicines segment, $1,673,122 of selling, general and administrative expenses of our Medical Devices segment and $3,851,675 of general corporate expenses.

Selling, general and administrative expenses for the nine months ended September 30, 2023, were $6,382,166, composed of $1,006,666 of selling, general and administrative expenses of our Prescription Medicines segment, $1,398,890 of selling, general and administrative expenses of our Medical Devices segment and $3,976,610 of general corporate expenses.

Selling, general and administrative expenses for both segments include selling, marketing and regulatory expenses. Unallocated general corporate expenses include costs that were not specific to a particular segment but are general to the group, including expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses.

Selling, general and administrative expenses increased by $917,225 or 14% during the nine months ended September 30, 2024, compared to the same period in 2023. Increased selling general and administrative expenses were primarily driven by a waiver of FY 23 PDUFA fees by the FDA resulting in a $937,652 increase in PDUFA expense and increased professional service fees of $213,884 and increased franchise taxes of $36,301 partially offset by decreased insurance expenses of $202,443 and decreased other operating expenses of $68,169.

Warrant issuance costs

For the nine months ended September 30, 2024, and September 30, 2023, respectively, the Company recorded warrant issuance costs of $0 and $2.9 million associated with the Private Placement (as defined herein).

Research and development

Research and development expenses for the nine months ended September 30, 2024, were $2,513,105, composed of $2,513,105 for our Prescription Medicines segment and $0 for our Medical Devices segment, respectively.

Research and development expenses for the nine months ended September 30, 2023, were $1,574,760, composed of $1,499,842 for our Prescription Medicines segment and $74,918 for our Medical Devices segment, respectively.

Research and development expenses for the Prescription Medicines segment for the nine months ended September 30, 2024, are composed of $2,157,786 for clinical development, $323,867 for consulting fees, and $31,452 for legal fees related to the Company’s OTC Strategies related to Stendra®. Research and development expenses for the Prescription Medicines segment for the nine months ended September 30, 2023, are composed of $836,507 for clinical development and $436,222 for consulting fees related to the Company’s OTC Strategies related to Stendra®; $200,000 for upfront licensing fees and $24,620 for consulting fees related to the H100 license acquired in March 2020, which was later terminated during the second quarter of 2023, and $2,493 related to the Company’s tech transfer of its manufacturing process.

Research and development expenses for the Medical Devices segment for the nine months ended September 30, 2024, were $0. Research and development expenses for the Medical Devices segment for the nine months ended September 30, 2023, are composed of $74,918 for license fees related to the Company’s Tissue-Specific Oxygenation Sensor Technology Strategies.

Research and development expenses increased by $938,345 or 60% during the nine months ended September 30, 2024, compared to the same period in 2023. Increased research and development expenses were primarily driven by increased clinical development expenses related to the Company’s OTC strategies related to Stendra®.

Depreciation and amortization

Depreciation and amortization expenses for the nine months ended September 30, 2024, were $2,175,126, composed of $1,522,207 of depreciation and amortization expenses of our Prescription Medicines segment and $652,919 of depreciation and amortization expenses of our Medical Devices segment.

Depreciation and amortization expenses for the nine months ended September 30, 2023, were $2,480,385, composed of $1,726,409 of depreciation and amortization expenses of our Prescription Medicines segment and $753,976 of depreciation and amortization expenses of our Medical Devices segment.

Prescription Medicines depreciation and amortization consists primarily of the amortization of the intangible assets related to Stendra® over its estimated useful life of 10 years. Medical Devices depreciation and amortization primarily consists of the amortization of the intangible assets related to Timm Medical and PTV over their estimated useful life of 12 years. The decrease in total depreciation and amortization results from the use of the accelerated method of amortization.

Change in fair value of derivative liability

For the nine months ended September 30, 2024, and September 30, 2023, the Company recorded a gain of $3.6 million and a loss of $0.4 million, respectively, for the change in fair value of the derivative liability. The gains and losses related to the change in the fair value of a derivative liability established for certain bifurcated features of the Series A Preferred Stock issued in the Private Placement (as defined herein).

Change in fair value of warrant liability

For the nine months ended September 30, 2024, and September 30, 2023, respectively, the Company recorded a gain of $0 and $11.7 million for the change in fair value of the warrant liability. The gain related to the decrease in the fair value of warrants issued in the Private Placement (as defined herein) which were classified as liabilities in accordance with ASC 815.

Interest Income

Interest income for the nine months ended September 30, 2024, and 2023, was $347,028 and $287,722, respectively. Petros invested its cash in money market securities during 2024 and 2023.

Interest Expense, Promissory Note

In January 2022, the Company executed a promissory note in favor of Vivus with a principal amount of $10,201,758 in connection with the Vivus Settlement Agreement. Interest expense, promissory note for the nine months ended September 30, 2024, and 2023, was $393,450 and $410,317, respectively.

Loss on issuance of Series A Preferred Stock

As the fair value of the liabilities required to be subsequently measured at fair value exceeded the net proceeds received, for nine months September 30, 2023, the Company recognized the excess of the fair value over the net proceeds received as a loss upon issuance of preferred stock of $11.1 million, which is included in other income (expense) in the condensed consolidated statement of operations. No similar losses were recognized during the nine months ended September 30, 2024, as no issuances of this nature occurred.

Three Months Ended September 30, 2024, and 2023 (Unaudited)

The following table sets forth a summary of our statements of operations for the three months ended September 30, 2024, and 2023:

	For the Three Months Ended September 30,
	2024	2023
Net sales	$1,576,366	$1,674,657
Cost of sales	287,005	408,475
Gross profit	1,289,361	1,266,182
Operating expenses:
Selling, general and administrative	2,301,305	2,001,935
Warrant issuance costs	—	2,855,000
Research and development	588,355	389,093
Depreciation and amortization expense	739,449	826,795
Total operating expenses	3,629,109	6,072,823
Loss from operations	(2,339,748)	(4,806,641)
Change in fair value of derivative liability	202,000	(430,000)
Change in fair value of warrant liability	—	11,739,000
Interest income	75,817	168,481
Interest expense, promissory note	(158,730)	(131,351)
Loss on issuance of Series A Preferred Stock	—	(11,088,997)
Total Other income (expense)	119,087	257,133
Loss before income taxes	(2,220,661)	(4,549,508)
Income tax expense	—	—
Net loss	$(2,220,661)	$(4,549,508)

Net Sales

Net sales for the three months ended September 30, 2024, were $1,576,366, composed of $858,063 of net sales from Prescription Medicines and net sales of $718,303 from Medical Devices.

Net sales for the three months ended September 30, 2023, were $1,674,657, composed of $925,759 of net sales from Prescription Medicines and net sales of $748,898 from Medical Devices.

For the three months ended September 30, 2024, gross billings to customers representing 10% or more of the Company’s total gross billings included three customers that represented approximately 30%, 25%, and 14% of total gross billings, respectively. Gross billings is a non-GAAP financial measure. For a reconciliation of net sales to gross billings, see the section titled “Reconciliation of Non-GAAP Financial Measures” below.

For the three months ended September 30, 2023, gross billings to customers representing 10% or more of the Company’s total gross billings included three customers that represented approximately 24%, 21%, and 18% of total gross billings. Gross billings is a non-GAAP financial measure. For a reconciliation of net sales to gross billings, see the section titled “Reconciliation of Non-GAAP Financial Measures” below.

Prescription Medicines sales consist of sales of Stendra® in the U.S. for the treatment of male ED. Stendra® is primarily sold directly to three main customers, as described above, which collectively accounted for approximately 94% of Stendra® net sales for the three months ended September 30, 2024. Individually, sales to the three main customers, accounted for 41%, 34%, and 19% of Stendra® gross billings for the three months ended September 30, 2024.

Medical Device sales consist of domestic and international sales of men’s health products for the treatment of ED. The men’s health products do not require a prescription and include VEDs and related accessories.

Net sales were $98,291 or 6% lower during the three months ended September 30, 2024, compared to the same period in 2023 consisting of a $67,697 decrease in the net sales of Stendra® and a $30,594 decrease in Medical Device Sales. The decrease in net sales of Stendra® was substantially due to decreased wholesaler sales due to decreased demand and decreased related sales allowances stemming from a reduction in promotional activities. The decrease in net sales for Medical Devices was substantially due to decrease in domestic sales of VED systems.

Cost of Sales

Cost of sales for the three months ended September 30, 2024, were $287,005, composed of $48,707 of cost of sales for our Prescription Medicines segment and $238,298 for our Medical Devices segment.

Cost of sales for the three months ended September 30, 2023, were $408,475, composed of $85,388 of cost of sales for our Prescription Medicines segment and $323,087 for our Medical Devices segment.

Cost of sales for the Prescription Medicine segment for the three months ended September 30, 2024, consisted of an 11% benefit in third-party product cost of sales, 88% royalty expenses, and 23% 3PL order fulfillment and shipping expenses.

Cost of sales for the Medical Device segment for the three months ended September 30, 2024, consisted of 80% raw materials and 20% production labor.

Cost of sales decreased by $121,470 or 30% during the three months ended September 30, 2024, compared to the same period in 2023. For the three months ended September 30, 2024, and September 30, 2023, cost of sales as a percentage of net sales was 18% and 24%, respectively. The decrease in cost of sales as a percentage of net sales was primarily the result of fully reserved inventory being sold through during the three months ended September 30, 2024, compared to the same period in 2023.

Gross Profit

Gross profit for the three months ended September 30, 2024, was $1,289,361 or 82%, composed of $809,356 of gross profit from Prescription Medicines and $480,005 from Medical Devices. Gross profit for the three months ended September 30, 2023, was $1,266,182, or 76% of net sales, composed of $840,371 of gross profit from Prescription Medicines and $425,811 from Medical Devices. The increase in gross profit was driven by the factors noted above.

Operating Expenses

Selling, general and administrative

Selling, general and administrative expenses for the three months ended September 30, 2024, were $2,301,305, composed of $471,669 of selling, general and administrative expenses of our Prescription Medicines segment, $600,565 of selling, general and administrative expenses of our Medical Devices segment and $1,229,071 of general corporate expenses.

Selling, general and administrative expenses for the three months ended September 30, 2023, were $2,001,935, composed of $251,674 of selling, general and administrative expenses of our Prescription Medicines segment, $493,447 of selling, general and administrative expenses of our Medical Devices segment and $1,256,814 of general corporate expenses.

Selling, general and administrative expenses for both segments include selling, marketing and regulatory expenses. Unallocated general corporate expenses include costs that were not specific to a particular segment but are general to the group, including expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses.

Selling, general and administrative expenses increased by $299,370 or 15% during the three months ended September 30, 2024, compared to the same period in 2023. Increased selling general and administrative expenses were primarily driven by a waiver of FY 23 PDUFA fees by the FDA resulting in a $312,551 increase in PDUFA expense and increased franchise taxes of $121,205 and increased other operating expenses of $5,774 partially offset by decreased insurance expenses of $57,096, decreased professional service fees of $52,224 and decreased stock-based compensation expense of $30,840.

Warrant issuance costs

For the three months ended September 30, 2024, and September 30, 2023, respectively, the Company recorded warrant issuance costs of $0 and $2.9 million associated with the Private Placement.

Research and development

Research and development expenses for the three months ended September 30, 2024, were $588,355, composed of $588,355 for our Prescription Medicines segment and $0 for our Medical Devices segment, respectively.

Research and development expenses for the three months ended September 30, 2023, were $389,093, composed of $369,505 for our Prescription Medicines segment and $19,588 for our Medical Devices segment, respectively.

Research and development expenses for the Prescription Medicines segment for the three months ended September 30, 2024, are composed of $463,527 for clinical development, $119,265 for consulting fees, and $5,563 for legal fees related to the Company’s OTC Strategies related to Stendra®. Research and development expenses for the Prescription Medicines segment for the three months ended September 30, 2023, are composed of $187,911 for clinical development and $181,594 for consulting fees related to the Company’s OTC Strategies related to Stendra®.

Research and development expenses for the Medical Devices segment for the three months ended September 30, 2024, were $0. Research and development expenses for the Medical Devices segment for the three months ended September 30, 2023, are composed of $19,588 for license fees related to the Company’s Tissue-Specific Oxygenation Sensor Technology Strategies.

Research and development expenses increased by $199,262 or 51% during the three months ended September 30, 2024, compared to the same period in 2023. Increased research and development expenses were primarily driven by increased clinical development expenses and consulting fees related to the Company’s OTC strategies related to Stendra®.

Depreciation and amortization

Depreciation and amortization expenses for the three months ended September 30, 2024, were $739,449, composed of $521,597 of depreciation and amortization expenses of our Prescription Medicines segment and $217,852 of depreciation and amortization expenses of our Medical Devices segment.

Depreciation and amortization expenses for the three months ended September 30, 2023, were $826,795, composed of $575,470 of depreciation and amortization expenses of our Prescription Medicines segment and $251,325 of depreciation and amortization expenses of our Medical Devices segment.

Prescription Medicines depreciation and amortization consists primarily of the amortization of the intangible assets related to Stendra® over its estimated useful life of 10 years. Medical Devices depreciation and amortization primarily consists of the amortization of the intangible assets related to Timm Medical and PTV over their estimated useful life of 12 years. The decrease in total depreciation and amortization results from the use of the accelerated method of amortization.

Change in fair value of derivative liability

For the three months ended September 30, 2024, the Company recorded a gain of $0.2 million for the change in fair value of the derivative liability compared to a loss of $0.4 million for the three months ended September 30, 2023. The gains and losses related to the change in the fair value of a derivative liability established for certain bifurcated features of the Series A Preferred Stock issued in the Private Placement (as defined herein).

Change in fair value of warrant liability

For the three months ended September 30, 2024, and September 30, 2023, respectively, the Company recorded a gain of $0 and $11.7 million for the change in fair value of the warrant liability. The gain related to the decrease in the fair value of warrants issued in the Private Placement (as defined herein) which were classified as liabilities in accordance with ASC 815.

Interest Income

Interest income for the three months ended September 30, 2024, and 2023, was $75,817 and $168,481, respectively. Petros invested its cash in money market securities during 2024 and 2023.

Interest Expense, Promissory Note

In January 2022, the Company executed a promissory note in favor of Vivus with a principal amount of $10,201,758 in connection with the Vivus Settlement Agreement. Interest expense, promissory note for the three months ended September 30, 2024, and 2023, was $158,730 and $131,351, respectively.

Loss on issuance of Series A Preferred Stock

As the fair value of the liabilities required to be subsequently measured at fair value exceeded the net proceeds received, for three months ended September 30, 2023, the Company recognized the excess of the fair value over the net proceeds received as a loss upon issuance of preferred stock of $11.1 million, which is included in other income (expense) in the condensed consolidated statement of operations. No similar losses were recognized during the three months ended September 30, 2024, as no such issuances of this nature occurred.

Liquidity and Capital Resources

General

Cash totaled $13,336,975 at December 31, 2023, compared to $9,426,264 at December 31, 2022. Cash totaled $3,894,685 at September 30, 2024, compared to $13,336,975 at December 31, 2023.

The Company has experienced net losses and negative cash flows from operations since inception. As of December 31, 2023, we had cash of $13.3 million, working capital of $9.6 million, and an accumulated deficit of $98.9 million. As of September 30, 2024, we had cash of $3.9 million, negative working capital of $1.8 million, and an accumulated deficit of $103.9 million. The Company’s plans include, or may include, utilizing cash on hand, as well as exploring additional ways to raise capital in addition to increasing cash flows from operations. In January 2022, the Company executed a promissory note in favor of Vivus in connection with the Vivus Settlement Agreement in the principal amount of $10,201,758, net of a prepayment of $900,000. The terms of this promissory note are discussed in the section titled “Vivus Settlement Agreement, Promissory Note and the Security Agreement” above.

To date, the Company’s principal sources of capital used to fund operations have been the revenues from product sales, private sales, registered offerings and private placements of equity securities. The Company does not currently have sufficient available liquidity to fund its operations for at least the next 12 months. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date of this prospectus.

July 2023 Private Placement

On July 13, 2023, the Company entered into the Purchase Agreement with certain accredited investors (the “Investors”), pursuant to which the Company agreed to sell in a private placement to the Investors (i) an aggregate of 15,000 shares of the Company’s newly-designated Series A Preferred Stock initially convertible into up to 6,666,668 shares of the Company’s common stock at an initial conversion price of $2.25 per share and (ii) warrants to acquire up to an aggregate of 6,666,668 shares of common stock (the “Warrants”) at an initial exercise price of $2.25 per share (collectively, the “Private Placement”). Pursuant to the terms of the Certificate of Designations and the Warrants, each of the Conversion Price (as defined below) and the exercise price and the number of shares underlying the Warrants is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for common stock, at a price below the then-applicable Conversion Price (subject to certain exceptions). As of December 31, 2024, the Conversion Price and the exercise price of the Warrants was equal to $2.25 per share.

Series A Preferred Stock

The terms of the Series A Preferred Stock are as set forth in the form of Certificate of Designations. The Series A Preferred Stock is convertible into shares of common stock (the “Conversion Shares”) at the election of the holder at any time at an initial conversion price of $2.25 (the “Conversion Price”). The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for common stock, at a price below the then-applicable Conversion Price (subject to certain exceptions). The Company is required to redeem the Series A Preferred Stock in 13 equal monthly installments, commencing on November 1, 2023. The amortization payments due upon such redemptions are payable, at the Company’s election, in cash at 107% of the Installment Redemption Amount (as defined in the Certificate of Designations), or subject to certain limitations, in shares of common stock valued at the lower of (i) the Conversion Price then in effect and (ii) the greater of (A) 80% of the average of the three lowest closing prices of the common stock during the thirty trading day period immediately prior to the date the amortization payment is due or (B) $0.396 or such lower amount as permitted, from time to time, by the Nasdaq Stock Market, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events. The Company may require holders to convert their Series A Preferred Stock into Conversion Shares if the closing price of the Common stock exceeds $6.75 per share (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) for 20 consecutive trading days and the daily dollar trading volume of the common stock exceeds two million dollars ($2,000,000) per day during the same period and certain equity conditions described in the Certificate of Designations are satisfied.

The holders of the Series A Preferred Stock are entitled to dividends of 8% per annum, compounded monthly, which are payable at the Company’s option, in cash or shares of common stock, or in combination thereof, in accordance with the terms of the Certificate of Designations. On September 29, 2023, the Company filed an amendment to the Certificate of Designations with the Secretary of State of the State of Delaware, pursuant to which the terms of the Series A Preferred Stock were amended to permit certain additional procedures for the payment of redemptions and conversions Upon the occurrence and during the continuance of a Triggering Event (as defined in the Certificate of Designations), the Series A Preferred Stock will accrue dividends at the rate of 15% per annum. The event of default under the Settlement Agreement and the Security Agreement existing and continuing by virtue of Metuchen’s failure to pay the Installment (as defined in the Promissory Note) that was due October 1, 2024 constitutes a Triggering Event pursuant to the terms of the Certificate of Designations. As a result, the dividend rate of the Series A Preferred Stock was automatically increased to 15% per annum beginning on December 10, 2024.

On October 11, 2024, the Company entered into an Amendment Agreement with the Required Holders (as defined in the Certificate of Designations), pursuant to which, the Required Holders agreed to amend the Certificate of Designations of the Company’s Series A Preferred Stock, as described below, by filing a Certificate of Amendment to the Certificate of Designations with the Secretary of State (the “October 2024 Certificate of Amendment”). The October 2024 Certificate of Amendment amends the Certificate of Designations to, among other things, provide that, except as required by applicable law, the holders of the Series A Preferred Stock will be entitled to vote with holders of the common stock on an as converted basis, with the number of votes to which each holder of Series A Preferred Stock is entitled to be determined by dividing the Stated Value by a conversion price equal to $2.25 per share, which was the “Minimum

Price” (as defined in Nasdaq Listing Rule 5635(d)) applicable immediately before the execution and delivery of the Purchase Agreement, subject to certain beneficial ownership limitations and adjustments for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions, as set forth in the Certificate of Designations. The October 2024 Certificate of Amendment was filed with the Secretary of State of the State of Delaware, effective as of October 11, 2024.

On November 13, 2024, the Company entered into an Amendment Agreement with the Required Holders (as defined in the Certificate of Designations), pursuant to which, the Required Holders agreed to (i) amend the Certificate of Designations of the Company’s Series A Preferred Stock, as described below, by filing a Certificate of Amendment to the Certificate of Designations (the “November 2024 Certificate of Amendment”) with the Secretary of State of the State of Delaware, (ii) defer any payment amounts that have accrued and that are unpaid as of November 13, 2024 pursuant to the Certificate of Designations, to January 15, 2025, and (iii) waive any breach or violation of the Purchase Agreement, the Certificate of Designations, or the Warrants resulting from the Company’s failure to pay such outstanding amounts. The November 2024 Certificate of Amendment amends the Certificate of Designations to, (i) extend the maturity date to January 15, 2025, (ii) modify the schedule of Installment Dates (as defined in the Certificate of Designations), and (iii) adds an additional restrictive covenant to the Certificate of Designations requiring the Company from November 13, 2024 until January 15, 2025, to maintain unencumbered, unrestricted cash and cash equivalents on hand in amount equal to at least $1,500,000. The November 2024 Certificate of Amendment was filed with the Secretary of State of the State of Delaware, effective as of November 13, 2024.

On January 23, 2025, the Company entered into an Amendment Agreement with the Required Holders (as defined in the Certificate of Designations), pursuant to which, the Required Holders agreed to (i) amend the Certificate of Designations of the Company’s Series A Preferred Stock by filing a Certificate of Amendment to the Certificate of Designations (the “January 2025 Certificate of Amendment”) with the Secretary of State of the State of Delaware, (ii) defer any payment amounts that have accrued and that are unpaid as of January 23, 2025 pursuant to the Certificate of Designations, to February 15, 2025, and (iii) waive any breach or violation of the Purchase Agreement, the Certificate of Designations, or the Warrants resulting from the Company’s failure to pay such outstanding amounts. The January 2025 Certificate of Amendment amends the Certificate of Designations to, (i) extend the maturity date to February 15, 2025, (ii) modify the schedule of Installment Dates (as defined in the Certificate of Designations), (iii) amends the restrictive covenant to the Certificate of Designations requiring the Company from January 15, 2025 until February 15, 2025, to maintain unencumbered, unrestricted cash and cash equivalents on hand in amount equal to at least $500,000, and (iv) amends the restrictive covenant relating to the change in nature of the Company’s business, such that such covenant does not apply to the Company’s change in sales strategy related to the Company’s Stendra avanafil and product development strategy as it relates to the development and commercialization of a proprietary platform focused on prescription medication to over-the-counter switch solutions. The January 2025 Certificate of Amendment was filed with the Secretary of State of the State of Delaware, effective as of January 24, 2025.

During the nine months ended September 30, 2024, the Company has redeemed or converted approximately 8,983 shares of Series A Preferred Stock and issued 6,563,523 shares of common stock pursuant to the terms of the Certificate of Designations.

There is no established public trading market for the Series A Preferred Stock and the Company does not intend to list the Series A Preferred Stock on any national securities exchange or nationally recognized trading system.

Warrants

The Warrants became exercisable for shares of common stock (the “Warrant Shares”) immediately upon issuance, at an initial exercise price of $2.25 per share (the “Exercise Price”) and expire five years from the date of issuance. The Exercise Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for common stock, at a price below the then-applicable Exercise Price (subject to certain exceptions). Upon any such price-based adjustment, the number of Warrant Shares issuable upon exercise of the Warrants will be increased proportionately. There is no established public trading market for the Warrants and the Company does not intend to list the Warrants on any national securities exchange or nationally recognized trading system.

On March 21, 2024, the Company entered into a Waiver and Amendment with the Investors in the Private Placement, effective as of December 31, 2023. The Waiver and Amendment amended certain terms of the Warrants relating to the rights of the holders of the Warrants to provide that, in the event of a Fundamental Transaction (as defined in the Warrants) that is not within the Company’s control, including not approved by the Company’s Board of Directors, the holder of a Warrant shall only be entitled to receive from the Company or any successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of such Warrant, that is being offered and paid to the holders of the Company’s common stock in connection with the Fundamental Transaction.

Debt

Vivus Note

As noted above, in January 2022, the Company executed a promissory note in favor of Vivus with a principal amount of $10,201,758 in connection with the Vivus Settlement Agreement. For more information, see the section above titled “-Vivus Settlement Agreement, Promissory Note and the Security Agreement.”

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2023, and 2022:

	For the Years Ended
	December 31,
	2023	2022
Net cash used in operating activities	$(7,626,529)	$(12,797,325)
Net cash provided by/(used in) financing activities	11,537,240	(1,623,983)
Net increase (decrease) in cash	$3,910,711	$(14,421,308)

Cash Flows from Operating Activities

Net cash used in operating activities for the year ended December 31, 2023, was $7,626,529, which primarily reflected our net loss of $8,163,188. Adjustments to reconcile net loss to net cash provided by operating activities of $88,255 consisting primarily of depreciation and amortization, change in the fair value of derivative and warrant liabilities, loss on the issuance of Series A Preferred Stock, stock-based compensation expense, noncash warrant expenses, and changes in operating assets and liabilities of $624,914.

Net cash used in operating activities for the year ended December 31, 2022, was $12,797,325, which primarily reflected our net loss of $20,037,573. Adjustments to reconcile net loss to net cash provided by operating activities of $10,542,319 consisting primarily of depreciation and amortization, intangible asset impairment, gain on Vivus settlement, stock compensation and changes in operating assets and liabilities of $3,302,071.

Cash Flows from Financing Activities

Net cash provided by financing activities was $11,537,240 for the year ended December 31, 2023, consisting of proceeds from the July 2023 Private Placement.

Net cash used in financing activities was $1,623,983 for the year ended December 31, 2022, consisting of payments of the promissory note, including a prepayment of $900,000.

The following table summarizes the Company’s cash flows for the nine months ended September 30, 2024, and 2023:

	For the Nine Months Ended September 30,
	2024	2023
Net cash used in operating activities	$(3,568,456)	$(5,366,635)
Net cash used in investing activities	(19,138)	—
Net cash provided by (used in) financing activities	(5,854,696)	13,910,320
Net increase (decrease) in cash	$(9,442,290)	$8,543,685

Cash Flows from Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2024, was $3,568,456, which primarily reflected the Company’s net loss of $5,045,350, in addition to noncash adjustments to reconcile net loss to net cash used in operating activities of

$824,807 consisting primarily of depreciation and amortization and change in the fair value of derivative liability, the Company also had changes in operating assets and liabilities of $2,301,701 largely driven by accrued product returns provision and API.

Net cash used in operating activities for the nine months ended September 30, 2023, was $5,366,635 which primarily reflected our net loss of $8,481,338, in addition to noncash adjustments to reconcile net loss to net cash used in operating activities of $4,231,207 consisting primarily of depreciation and amortization, costs associated with the Private Placement, and changes in operating assets and liabilities of $1,116,504.

Cash Flows from Investing Activities

Net cash used in investing activities was $19,138 for the nine months ended September 30, 2024, consisting of $19,138 for the purchase of office equipment for use in the Medical Device segment.

Cash Flows from Financing Activities

Net cash used in financing activities was $5,854,696 for the nine months ended September 30, 2024, consisting of $5,089,417 of redemptions of Series A Preferred Stock and $765,279 of principal payments of the promissory note.

Net cash provided by financing activities was $13,910,320 for the nine months ended September 30, 2023, consisted of the gross proceeds of the Private Placement, offset by payments of the promissory note.

Off-Balance Sheet Commitments and Arrangements

The Company has not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. The Company has not entered into any derivative contracts that are indexed to the Company’s shares and classified as stockholder’s equity or that are not reflected in the Company’s financial statements included in this prospectus. Furthermore, the Company does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. The Company does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure utilized by management to evaluate the Company’s performance on a comparable basis. The Company believes that Adjusted EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business as Adjusted EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization and to evaluate the Company’s ability to service debt. In addition, Adjusted EBITDA is a financial measurement that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA is a non-

GAAP financial measure commonly used in the Company’s industry and should not be construed as an alternative to net income as an indicator of operating performance (as determined in accordance with GAAP). The Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Adjusted EBITDA is adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of these adjustments should not be construed as an inference that future results will be unaffected by unusual or recurring items.

The Company defines Adjusted EBITDA as net income (loss) adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization and (iii) income taxes, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance or that are non-recurring in nature. For example, Adjusted EBITDA:

●	does not reflect the Company’s capital expenditures, future requirements for capital expenditures or contractual commitments;
●	does not reflect changes in, or cash requirements for, the Company’s working capital needs;
●	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; and
●	does not reflect payments related to income taxes, if applicable.

The following table presents a reconciliation of Net loss to Adjusted EBITDA for the years ended December 31, 2023, and 2022.

	For the Year Ended
	December 31,
	2023	2022
Net Loss	$(8,163,188)	$(20,037,573)
Interest income	(515,311)	(14,194)
Interest expense, promissory note	536,138	596,018
Depreciation and amortization expense	3,282,967	5,598,884
EBITDA	(4,859,394)	(13,856,865)
Stock based compensation	417,230	1,195,076
Gain on settlement with Vivus	—	(3,389,941)
Intangible asset impairment	—	7,460,000
Change in fair value of derivative liability	(2,590,000)	(460,000)
Change in fair value of warrant liability	(13,974,000)	—
Loss on issuance of Series A Preferred Stock	11,088,997	—
Adjusted EBITDA	$(9,917,167)	$(9,051,730)

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for the three and nine months ended September 30, 2024, and 2023:

	For the Nine Months Ended		For the Three Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net Loss	$(5,045,350)	$(8,481,338)	$(2,220,661)	$(4,549,508)
Interest income	(347,028)	(287,722)	(75,817)	(168,481)
Interest expense, promissory note	393,450	410,317	158,730	131,351
Depreciation and amortization expense	2,175,126	2,480,385	739,449	826,795
EBITDA	(2,823,802)	(5,878,358)	(1,398,299)	(3,759,843)
Stock based compensation	197,215	204,492	—	30,840
Change in fair value of derivative liability	(3,550,000)	430,000	(202,000)	430,000
Change in fair value of warrant liability	—	(11,739,000)	—	(11,739,000)
Loss on issuance of Series A Preferred Stock	—	11,088,997	—	11,088,997
Adjusted EBITDA	$(6,176,587)	$(5,893,869)	$(1,600,299)	$(3,949,006)

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.

Gross Billings

Gross billings is a non-GAAP financial measure utilized as a key performance metric by management and the Company’s Board of Directors in their financial and operational decision-making as well as for the preparation of the annual budget. The Company believes that gross billings is useful to investors as a supplemental way to provide an alternative measure of the total demand for the products sold by the Company. Gross billings is a non-GAAP financial measure commonly used in the Company’s industry and should not be construed as an alternative to net sales as an indicator of operating performance (as determined in accordance with GAAP). The Company’s presentation of gross billings may not be comparable to similarly titled measures reported by other companies.

Gross billings is adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of these adjustments should not be construed as an inference that future results will be unaffected by unusual or recurring items.

The Company defines gross billings as the amount of its aggregate sales billed to customers at standard prices before the application of certain adjustments that reduce the net amount received from customers, including product returns, certain rebates and coupon redemptions, discounts and fees.

The following table presents a reconciliation of net sales to gross billings for the years ended December 31, 2023, and 2022.

	For the Year Ended
	December 31,
	2023	2022
Net Sales	$5,822,388	$5,992,054
Product Returns	3,381,694	9,355,121
Contract Rebates	1,451,441	1,685,080
Chargebacks	157,877	164,577
Cash Discounts	157,568	319,630
Distribution Service Fees	879,780	1,721,238
Coupon Redemptions	1,275,701	5,324,829
Gross Billings	$13,126,449	$24,562,529

The following table presents a reconciliation of net sales to gross billings for the three and nine months ended September 30, 2024, and 2023:

	For the Three Months Ended		For the Nine Months Ended
	September 30		September 30
	2024	2023	2024	2023
Net Sales	$1,576,366	$1,674,657	$4,386,640	$6,186,638
Product Returns	354,759	516,440	1,157,728	1,290,465
Contract Rebates	232,956	225,085	707,957	1,037,271
Chargebacks	58,300	42,190	168,419	118,490
Cash Discounts	35,445	36,266	101,940	125,679
Distribution Service Fees	231,677	216,234	803,249	678,857
Coupon Redemptions	105,982	146,626	337,982	1,176,562
Gross Billings	$2,595,485	$2,857,498	$7,663,915	$10,613,962

Gross billings has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The Board

Our Board currently consists of three members (each, a “Director”): Joshua N. Silverman, Bruce T. Bernstein and Wayne R. Walker. Under the amended and restated by-laws of the Company (the “By-Laws”), the number of Directors is fixed from time to time by resolution of the Board or the stockholders at an annual meeting of the stockholders, and Directors serve until the next annual election and their successors are duly elected and qualified, or until their earlier resignation, removal or death.

Below is a list of the names, ages and positions of the individuals who currently serve as our Directors.

Name	Age	Position
Joshua N. Silverman	54	Chairman of the Board

Bruce T. Bernstein	60	Director

Wayne R. Walker	65	Director

Director Biographies

Information concerning our Directors is set forth below. The biographical description of each Director includes the specific experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a Director.

Joshua N. Silverman - Mr. Silverman joined Petros as a Director and Vice Chairman of the Board in December 2020 and currently serves as the Company’s Chairman of the Board. Mr. Silverman currently serves as the managing member of Parkfield Funding LLC. Mr. Silverman has also served as Interim Chairman, Interim Chief Executive Officer and Interim President of PharmaCyte Biotech, Inc. (Nasdaq: PMCB) since October 2022 and as a director since August 2022. Mr. Silverman was the co-founder, and a principal and managing partner of Iroquois Capital Management, LLC (“Iroquois”), an investment advisory firm. Since its inception in 2003 until July 2016, Mr. Silverman served as co-chief investment officer of Iroquois. While at Iroquois, he designed and executed complex transactions, structuring and negotiating investments in both public and private companies and has often been called upon by the companies solve inefficiencies as they relate to corporate structure, cash flow, and management. From 2000 to 2003, Mr. Silverman served as co-chief investment officer of Vertical Ventures, LLC, a merchant bank. Prior to forming Iroquois, Mr. Silverman was a director of Joele Frank, a boutique consulting firm specializing in mergers and acquisitions. Previously, Mr. Silverman served as assistant press secretary to the president of the United States. In addition to Synaptogenix, Mr. Silverman has served as a director and acting Chief Executive Officer of AYRO, Inc. (Nasdaq: AYRO) since 2020; as Interim Chief Executive Officer, Interim President and Interim Chairman of PharmaCyte Biotech, Inc. (Nasdaq: PMCB); as director of MYMD Pharmaceuticals, Inc. (Nasdaq: MYMD) since September 2018. He previously served as a director of Marker Therapeutics, Inc. from 2016 until 2018 and Protagenic Therapeutics, Inc. from 2016 to 2022. Mr. Silverman received his B.A. from Lehigh University in 1992. Mr. Silverman’s financial, leadership, and operational expertise enable him to contribute valuable insights into strategic governance, operations and planning for the Company.

Bruce T. Bernstein - Mr. Bernstein joined Petros as a Director in 2020. Mr. Bernstein was a member of the Board of Neurotrope from 2016 to 2020 and is currently on the Board of Synaptogenix, Inc., the operating subsidiary of Neurotrope, which was spun off from Neurotrope in December 2020. Mr. Bernstein has over thirty years of experience in the securities industry, primarily as senior portfolio manager for two alternative finance funds as well as in trading and structuring of arbitrage strategies. Mr. Bernstein has served as President of Rockmore Capital, LLC since 2006, the manager of a direct investment and lending fund with peak assets under management of $140 million. Previously, he served as Co-President of Omicron Capital, LP, an investment firm based in New York, which he joined in 2001. Omicron Capital focused on direct investing and lending to public small cap companies and had peak assets under management of $260 million. Prior to joining Omicron Capital, Mr. Bernstein was with Fortis Investments Inc., where he was Senior Vice President in the bank’s Global Securities Arbitrage business unit, specializing in equity structured products and equity arbitrage and then President in charge of the bank’s proprietary investment business in the United States.

Prior to Fortis, Mr. Bernstein was Director in the Equity Derivatives Group at Nomura Securities International specializing in cross-border tax arbitrage, domestic equity arbitrage and structured equity swaps. Mr. Bernstein started his career at Kidder Peabody, where he rose to the level of Assistant Treasurer. Mr. Bernstein also serves as a member of the Board of Directors of Xwell, Inc. (Formerly XpresSpa Holdings, Inc.) the leading airport spa company in the world, based in New York, and Wrap Technologies, Inc. Mr. Bernstein holds a B.B.A. from City University of New York (Baruch). Mr. Bernstein’s banking, accounting and finance expertise enable him to contribute valuable insights into accounting and financial matters for the Company.

Wayne R. Walker - Mr. Walker joined Petros as a Director in 2020. Mr. Walker has over 35 years of experience in corporate governance, turnaround management, corporate restructuring and bankruptcy matters. In 1998, Mr. Walker founded Walker Nell Partners, Inc., an international business consulting firm, and has served as its president from its founding to the present. Before founding Walker Nell Partners, Inc., Mr. Walker worked for 15 years at the DuPont Company in Wilmington, Delaware in the Securities and Bankruptcy group, where he worked in the Corporate Secretary’s office and served as Senior Counsel. From 2022 to present, Mr. Walker has served as a director of AMMO, Inc. (Nasdaq: POWW), a designer, producer, and marketer of ammunition products. From December 2020 to the present, Mr. Walker has served as a director of AYRO, Inc. (Nasdaq: AYRO), a designer and manufacturer of compact, sustainable electric vehicles. From 2018 to the present, Mr. Walker has served as a director of Pitcairn Company and as the Chair of its Compensation Committee. From 2013 to 2014, Mr. Walker served as chairman of the board of directors of BridgeStreet Worldwide, Inc., a global provider of extended corporate housing. From 2016 to 2018, Mr. Walker served as chairman of the board of directors of Last Call Operating Companies, an owner of various national restaurants. From 2013 to 2020, Mr. Walker served as chairman of the board of trustees of National Philanthropic Trust, a public charity. From 2018 to 2020, Mr. Walker served as Vice President of the Board of Education of the City of Philadelphia. Mr. Walker has also served on the board of directors for numerous other companies and foundations including Seaborne Airlines, Inc., Green Flash Brewery, Inc., and Eagleville Hospital and Foundation. Mr. Walker has a J.D. from Catholic University (Washington, DC) and a Bachelor of Arts from Loyola University (New Orleans). He is an attorney licensed by the State Bar of Georgia. He is a member of the State Bar Association of Georgia, American Bar Association, American Bankruptcy Institute and Turnaround Management Association. Mr. Walker was chosen as a director of the Company because of his extensive board experience.

Executive Officers

Below is a list of the names, ages, positions and a brief account of the business experience of the individuals who serve as our executive officers.

Name	Age	Position
Fady Boctor, MBA	47	President and Chief Commercial Officer

Mitchell Arnold, MBA	61	Vice President of Finance and Chief Accounting Officer

Executive Officer Biographies

The principal occupation and business experience for at least the past five years for our executive officers is as follows:

Fady Boctor, M.B.A. - Mr. Boctor has served as President and Chief Commercial Officer of Petros since 2020. Mr. Boctor has over 20 years of experience in the pharmaceutical industry, across a wide array of functions including brand and portfolio marketing, sales channel optimization, product portfolio strategy development and new product launches. Mr. Boctor has driven significant revenue growth for mainstream men’s health product lines, rare/orphan disease therapeutics, and substance abuse rescue modalities. Mr. Boctor previously served as Vice President of Marketing at Metuchen Pharmaceuticals, a position he held since March 2019. From May 2017 to March 2019, Mr. Boctor served as Director of Marketing for Adapt Pharma, Inc. Prior to joining Adapt Pharma, Inc., Mr. Boctor held various roles at Endo International plc from Mar 2010 to May 2017, most recently holding the position of Senior Brand/Marketing Manager. Mr. Boctor holds a B.A. in International Relations from Hamline University, a Masters in Diplomacy from Norwich University and an M.B.A. from the University of Manchester Business School.

Mitchell Arnold, M.B.A. - Mr. Arnold has served as the Vice President of Finance and Chief Accounting Officer of Petros since 2021. Mr. Arnold has served as Vice President of Finance of the Company since 2019. Mr. Arnold brings to the Company over 30 years of experience in organizational leadership in finance and accounting roles at both public and private companies, where he was successful in improving financial performance, cash flows, accounting processes, SOX compliance and ERP systems. Prior to joining the Company, from 2011 to 2018, Mr. Arnold served as Vice President of Financial Accounting at Akrimax Pharmaceuticals, LLC where he provided strategic guidance of accounting and finance, treasury management, risk management and insurance, information technology and facilities management. Mr. Arnold holds a Master of Business Administration degree in Finance from Temple University and a Bachelor of Science degree in Accounting from Pennsylvania State University.

There is no arrangement or understanding between any of the directors or officers identified above and any other person pursuant to which he was selected as a director or officer. None of the directors or officers identified above is, or has been, a participant in any transaction involving the Company, and is not a participant in any proposed transaction with the Company, in each case, required to be disclosed pursuant to Item 404(a) of Regulation S-K, other than as described in Certain Relationships and Related Person Transactions below.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any of the following events during the past ten years:

●	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
●	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
●	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or
●	being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

There have been no material legal proceedings that would require disclosure under the federal securities laws that are material to an evaluation of the ability or integrity of our directors or executive officers, or in which any director, officer, nominee or principal stockholder, or any affiliate thereof, is a party adverse to us or has a material interest adverse to us.

Director Independence

Our Board has reviewed the materiality of any relationship that each of our Directors has with Petros, either directly or indirectly. Based upon this review, our Board has determined that the following Directors are “independent directors” as defined by The Nasdaq Stock Market (“Nasdaq”):

Joshua N. Silverman
Bruce T. Bernstein
Wayne R. Walker

Board Committees and Meetings

During the fiscal year ended December 31, 2024, the Board held two meetings. Each director attended at least 75% of all Board and applicable committee meetings in fiscal year 2024. The Board has adopted a policy under which each member of the Board is encouraged to attend each annual meeting of our stockholders. For our 2024 Annual Meeting of Stockholders, one board member attended the meeting.

Our Board has established three standing committees of the Board, each of which is composed solely of independent directors:

●	The Audit Committee consists of Mr. Bernstein, as Chairman, Mr. Silverman and Mr. Walker.
●	The Compensation Committee consists of Mr. Silverman, as Chairman, Mr. Bernstein and Mr. Walker.
●	The Nominating and Corporate Governance Committee consists of Mr. Walker, as Chairman, Mr. Bernstein and Mr. Silverman.

Each of the committees has a written charter adopted by the Board; a current copy of each such charter is available in the “Investor Relations” section on our website at http://www.petrospharma.com/investors.

Audit Committee

Our Audit Committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee is responsible for the following:

●	appointment, compensation, retention and oversight the independent auditor’s services to the Company;
●	reviewing the scope of the annual audit and non-audit services of the independent auditor;
●	reviewing and discussing with management and the independent auditor the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC;
●	evaluating the independence of the independent auditors;
●	evaluating and discussing with management the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures;
●	reviewing our risk assessment and risk management processes; and
●	establishing and overseeing procedures for receiving, retaining and the treatment of complaints received by us regarding accounting, internal accounting controls or audit matters.

The Audit Committee held four meetings in 2024. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Bernstein is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication under the applicable rules and regulations of Nasdaq. All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq.

Compensation Committee

The Compensation Committee, among other things, (i) oversees the Company’s compensation plans and practices with respect to the Company’s executive officers and directors, (ii) evaluates the performance of the executive officers of the Company, and (iii) reviews the Company’s stock and incentive compensation plans and recommends changes in such plans to the Board as needed.

The Compensation Committee held one meeting in 2024. The Board has determined that each member of the Compensation Committee is an independent director in accordance with the rules of The Nasdaq Stock Market and applicable federal securities laws and regulations.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in, among other things; (i) identifying individuals qualified to become members of the Board with the goal of ensuring that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds; (ii) annually reviewing the Board’s committee structure; (iii) recommending that the Board select director nominees for election to the Board at the next annual meeting of stockholders or to fill any vacancy that occurs on the Board or any Board Committee; (iv) reviewing management development and succession plans for the executive officers and their direct reports; (v) overseeing the annual self-evaluations of the Board; (vi) developing and maintaining the Company’s corporate governance policies and practices, including identifying best practices; and (vii) reviewing and reassessing the Nominating and Corporate Governance Committee charter.

The Nominating and Corporate Governance Committee held one meeting in 2023. The Board has determined that each member of the Nominating and Corporate Governance Committee is an independent director in accordance with the rules of The Nasdaq Stock Market and applicable federal securities laws and regulations.

Nomination and Election of Directors

The Nominating and Corporate Governance Committee identifies and recommends to the Board the requisite skills and characteristics of individuals qualified to serve as members of the Board and recommends to the Board the director nominees for each annual meeting of stockholders. Both the Nominating and Corporate Governance Committee and the Board seek the talents and backgrounds that would be most helpful to Petros in selecting director nominees. The Board believes diversity of background provides for a variety of points of view, improves the quality of dialogue, and contributes to a more effective decision-making process. The Board also monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

The Nominating and Corporate Governance Committee has adopted a formal policy regarding stockholder recommendations of director nominees, available in the “Investor Relations” section on our website at http://www.petrospharma.com/investors. The Nominating and Corporate Governance Committee considers any timely submitted and qualified director candidates recommended by any security holder entitled to vote in an election of Directors. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee must do so by delivering a written recommendation to the Nominating and Corporation Governance Committee c/o Petros Pharmaceuticals, Inc., 1185 Avenue of the Americas, Third Floor, New York, New York 10036. The submission must set forth: (1) the name and address of the stockholder on whose behalf the submission is made; (2) the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the submission; (3) the name and address of the proposed candidate; and (4) the resume of the proposed candidate. The Nominating and Corporate Governance Committee evaluates all potential director nominees using the same criteria, regardless of the source of the nominee. Consistent with our core values and beliefs, our Board appreciates the value of diversity in all aspects of the Company, including at the Board level.

Pursuant to our By-Laws, nominations of persons for election to the Board at an annual meeting or at any special meeting of stockholders for the purpose of electing directors may be made by or at the direction of the by or at the direction of the Board (or any duly authorized committee thereof) or the Chairman of by the Board, or by any stockholder of record entitled to vote for the election of directors at the meeting who complies with the following notice procedures. Such nominations, other than those made by, or at the direction of, or under the authority of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Company by a stockholder of record at such time. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company (a) in the case of an annual meeting, not less than 90 nor more than 120 days prior to the one-year anniversary of the date of the annual meeting of the previous year; provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders for the purpose of electing directors, not less than ninety (90) nor more than one hundred twenty (120) days prior to such special meeting, provided, however, that in the event that the special meeting is called for on a date that is less than ninety (90) days prior to the special meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which the first public announcement of the date of the special meeting was made or the notice of the special meeting was mailed, whichever first occurs. Such stockholder’s notice to the Secretary must set forth as to each stockholder providing the notice of the nomination proposed to be made at the meeting, beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and any affiliate or associate of such stockholder or beneficial owner, (i) the name, age, nationality, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company, if any, which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities and Exchange Act or other applicable law. The chair of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and the defective nomination will be disregarded.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, officers and directors (including our principal executive officer and principal financial officer and principal accounting officer). Our Code of Ethics is available to security holders in the “Investor Relations” section on our website, http://www.petrospharma.com/investors.

Communications with Directors

The Company has a process for stockholders who wish to communicate with the Board, including any Board committee, individual director or the Chairman. Stockholders who wish to communicate with the Board, any Board Committee or any individual director may do so by writing to the Company’s President and Chief Commercial Officer, Fady Boctor, at 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036. In general, any stockholder communication delivered to our President and Chief Commercial Officer for forwarding to the Board, the Chairman or a specified group of Board members will be forwarded in accordance with the stockholder’s instructions. However, our President and Chief Commercial Officer reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Family Relationships

There are no family relationships among our directors or executive officers.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and each person who owns more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Reporting Persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on the Company’s review of the copies of the forms received by it during the fiscal year ended December 31, 2024 and written representations that no other reports were required, the Company believes that each person who, at any time during such fiscal year, was a director, officer or beneficial owner of more than ten percent of the Company’s common stock complied with all Section 16(a) filing requirements during such fiscal year.

Board Leadership Structure and Role in Risk Oversight

The Board is committed to promoting effective, independent governance of the Company. Our board believes it is in the best interests of the stockholders and the Company for the Board to have the flexibility to select the best director to serve as chairman at any given time, regardless of whether that director is an independent director or the chief executive officer. Consequently, we do not have a policy governing whether the roles of chairman of the board and chief executive officer should be separate or combined. This decision is made by our Board, based on the best interests of the Company considering the circumstances at the time.

The leadership structure of the Board currently consists of a Chairman of the Board who oversees the Board meetings and a Vice-Chairman of the Board. The Company currently has two different people holding the roles of Chairman of the Board and President (principal executive officer) in recognition of the differences between the two roles. Our Board believes this division of responsibility is an effective approach for addressing the risks we face and increasing management accountability and improving the ability of the board to monitor whether management’s actions are in the best interests of the Company and its stockholders. All of our Board committees are comprised of only independent directors. All Board committees are chaired by independent directors who report to the full Board whenever necessary. We believe this leadership structure helps facilitate efficient decision-making and communication among our directors and fosters efficient Board functioning at meetings.

Our management is primarily responsible for managing the risks we face in the ordinary course of operating our business. The Board oversees potential risks and our risk management activities by receiving operational and strategic presentations from management which include discussions of key risks to our business. The Board also periodically discusses with management important compliance and quality issues.

In addition, the Board has delegated risk oversight to each of its key committees within their areas of responsibility. For example, the Audit Committee assists the Board in fulfilling its oversight of the quality and integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements relating to the Company’s financial statements and related disclosures. The Compensation Committee assists the Board in its risk oversight function by overseeing strategies with respect to our incentive compensation programs and key employee retention issues. We believe our Board leadership structure facilitates the division of risk management oversight responsibilities among the Board committees and enhances the Board’s efficiency in fulfilling its oversight function with respect to difference areas of our business risks and our risk mitigation practices.

Anti-Hedging and Anti-Pledging Policies

Under our Insider Trading Policy, our employees, including our executive officers and Board members, are prohibited from hedging the risk associated with ownership of shares of our common stock and other securities, as well as from pledging any of our securities as collateral for a loan.

EXECUTIVE AND DIRECTOR COMPENSATION

The Board is responsible for evaluating and approving the compensation of executive officers. The major elements of Petros’ compensation program include:

●	base salary; cash bonus incentive opportunities tied to Petros’ performance and certain employment agreements; retirement benefits through a qualified defined contribution scheme (such as a 401(k) plan in the United States); and other benefit programs generally available to all U.S. and non-U.S. employees that are customary and appropriate for the country in which the employee is operating.

Petros’ compensation objectives:

	Description	Performance/ Job Considerations	Primary Objectives
Base Salary	Fixed cash amount.	Increases based upon individual performance against goals, objectives and job criteria such as executive qualifications, responsibilities, role criticality, potential and market value.	Recruit qualified executives or personnel. Retention of personnel.

Cash Incentive Opportunity	Short-term incentive, annual bonus opportunities.	Amount of actual payment based on achievement of corporate financial goals, key strategic and operating objectives.	Promote achievement of short-term financial goals and strategic and operating objectives.

Retirement and Welfare Benefits	401(k) plan, health and insurance benefits.	None, benefits offered to broad workforce.	Recruit qualified employees.

Petros provides base salary based on the executive officers’ individual responsibilities and performance. Petros offers bonus opportunities to certain executive officers and employees based primarily on company performance. See “Employment Agreements” below. Petros’ compensation decisions and salary adjustments are generally evaluated on a calendar year basis.

On November 28, 2023, we adopted a Compensation Recovery Policy, which provides for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers.

The Compensation Committee of the Board (the “Compensation Committee”) is responsible for determining executive compensation.

Summary Compensation Table

The following table shows compensation awarded to, paid to or earned by, (1) Petros’ principal executive officer, (2) Petros’ most highly compensated executive officer other than the principal executive officer and (3) up to two individuals who would have qualified as one of Petros’ two most highly compensated executive officers other than the principal executive officer but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year; during the fiscal years ended December 31, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Fady Boctor	2024	332,500	350,000	—	—	—	57,961	740,461
President and Chief Commercial Officer	2023	350,000	280,000	70,000	123,125	—	51,971	875,096
Mitchell Arnold	2024	274,313	111,250	—	—	—	52,729	438,292
Vice President of Finance and Chief Accounting Officer	2023	288,750	115,500	—	22,578	—	61,425	488,253

Mr. Boctor did not receive any stock awards in 2024.

For awards of stock options, the aggregate grant date fair value is computed based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date.

Amounts in this column reflect 401(k) contributions and insurance premiums (life, long term disability, short term disability, health, dental, and vision). For 2024, this represents: for Mr. Boctor, $10,350 for contributions under the Company’s 401(k) plan and $47,611 of insurance premiums; and for Mr. Arnold, $10,350 for contributions under the Company’s 401(k) plan and $42,379 of insurance premiums. For 2023, this represents: for Mr. Boctor, $6,584 for contributions under the Company’s 401(k) plan and $45,387 of insurance premiums; and for Mr. Arnold, $9,900 for contributions under the Company’s 401(k) plan and $51,525 of insurance premiums.

Employment Agreements

Fady Boctor

On January 24, 2019, the Company provided an offer letter to Mr. Boctor. The offer letter provided for Mr. Boctor’s at-will employment and set forth his initial base salary as $250,000 per annum ($208,333 was paid pro-rata based on his start date of March 1, 2019), a signing bonus of $50,000, eligibility for an annual bonus with a target of 36% of his base salary and additional incentive bonuses, and eligibility to participate in the Company’s benefit plans generally. Mr. Boctor is subject to the Company’s standard confidentiality, non-competition and invention assignment agreement.

On December 11, 2020, and in connection with the commencement of Mr. Fady Boctor’s employment as the President and Chief Commercial Officer of Petros, the Company and Mr. Boctor entered into a Bonus Agreement (the “Bonus Agreement”), pursuant to which Petros agreed to award Mr. Boctor a bonus in the amount of $125,000 payable on December 15, 2020. The Bonus Agreement provides that in the event that Mr. Boctor was not employed by Petros on June 11, 2022, he would have been obligated to repay such amount to Petros, unless his employment was terminated by Petros without “Cause” or by Mr. Boctor for “Good Reason” as such terms are defined in the Bonus Agreement.

Effective as of February 19, 2021, the Company entered into an employment offer letter (the “Employment Offer Letter”) with Mr. Boctor, pursuant to which, Mr. Boctor will serve in an “at-will” capacity, at an initial base salary of $350,000 per annum. Mr. Boctor received a signing bonus in the amount of $250,000 (the “Signing Bonus”), payable in two equal installments of $125,000 each, the first of which was paid to Mr. Boctor in December 2020, and the second of which was paid to Mr. Boctor on May 15, 2021, provided that Mr. Boctor remained employed with the Company on such date. The Employment Offer Letter provided that in the event that Mr. Boctor did not remain employed by Petros on May 1, 2022, he would have been obligated to repay to Petros the Signing Bonus, unless his employment was terminated by Petros without “Cause” or by Mr. Boctor for “Good Reason” as such terms are defined in the Employment Offer Letter. Additionally, commencing in calendar year 2021, Mr. Boctor is eligible to earn an annual cash bonus (the “Annual Bonus”) in respect of each calendar year that ends during the term of his employment, to be earned based on the achievement of performance objectives determined in the discretion of the Compensation Committee. Each Annual Bonus is targeted at 100% of Mr. Boctor’s then-base salary. Mr. Boctor is entitled to participate in all employee benefit plans, policies, programs or privileges made available to similarly situated employees of Petros. The Employment Offer Letter contains customary restrictive covenants and confidentiality obligations and provides that Mr. Boctor will be subject to non-competition and non-solicitation covenants during the term of his employment with Petros and for a period of one-year following Mr. Boctor’s separation from the Company under any circumstances.

In consideration of entering into the Employment Offer Letter, Mr. Boctor was granted an option to purchase up to 21,566 shares of the Company’s common stock at an exercise price of $37.40 per share (the “Options”). The Options vested 50% as of February 19, 2021, the date of grant, and the remainder vested in equal installments on the first and second anniversary thereof.

On December 21, 2023, we approved a one-time grant under our Amended and Restated 2020 Omnibus Incentive Compensation Plan (the “Plan”) to Mr. Boctor of: (i) 49,645 shares of our common stock; and (ii) options to purchase up to 109,066 shares of our common stock, with an exercise price of $1.41 per share. On the date of grant, 50% of the options vested, and the remaining options will vest upon the achievement of certain strategic goals during 2023 and 2024, provided that Mr. Boctor remains employed on the applicable vesting date.

On October 16, 2024, the Company entered into an amendment to the Employment Offer Letter (the “Offer Letter Amendment”), which, among other things, (i) allows Mr. Boctor to engage in other consulting or employment activities for direct or indirect remuneration, so long as such engagement or service does not create a conflict of interest with, or interfere with the performance of, his duties under the Employment Offer Letter or conflict with any covenants with the Company; (ii amends the term of the Offer Letter, such that the Offer Letter terminated on December 31, 2024; and (iii) adjusts Boctor’s base salary from an annual rate of $350,000 to an annual rate of $280,000, effective as of October 16, 2024.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2024.

	Option awards
Name	Vesting Commencement date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date
Fady Boctor	2/19/2021	21,567	—	$37.40	2/19/2031
	12/21/2023	54,533	54,533	$1.41	12/21/2033
Mitchell Arnold	5/11/2021	5,000	—	$32.10	5/11/2031
	12/21/2023	20,000	—	$1.41	12/21/2033

Accounting and Tax Considerations

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that a public company may deduct as a business expense in any year with respect to such company’s chief executive officer, certain other named executive officers, and all “covered employees” as defined by Section 162(m).

The Company’s Compensation Committee intends to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining a competitive, performance-based compensation program. However, the Company’s compensation committee reserves the right to award compensation which it deems to be in the Company’s best interest and in the best interest of its stockholders, but which may not be fully tax deductible under Code Section 162(m).

Employment Benefits Plans

Petros 401(k) Plan

Petros has a defined contribution retirement plan in which all employees are eligible to participate. This plan is intended to qualify under Section 401(k) of the Code so that contributions by employees and by Petros to the plan and income earned on plan contributions are not taxable to employees until withdrawn or distributed from the plan, and so that contributions, including employee salary deferral contributions, will be deductible by Petros when made. Petros currently provides contributions under this plan of up to six percent (6%) of an employee’s compensation, subject to statutory limits.

Participants may elect a salary deferral up to the statutorily prescribed annual limit for tax-deferred contributions and Petros may make contributions up to six percent (6%) of the participant’s compensation, subject to certain statutory limits.

Petros also contributes to medical, disability and other standard insurance plans for its employees.

Director Compensation Program

The following table presents the total compensation for each person who served as a member of our Board during the fiscal year ended December 31, 2024. Other than set forth in the table and described more below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other members of our Board in 2024.

Director Compensation Program

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
John D. Shulman(2)	—	—	—	—	—	—	—
Joshua N. Silverman	100,000	—	—	—	—	—	100,000
Bruce T. Bernstein	30,000	—	—	—	—	—	30,000
Gregory Bradley(3)	—	—	—	—	—	—	—
Wayne R. Walker	30,000	—	—	—	—	—	30,000
(1)	Based upon the number of options issued times Black-Scholes value.
(2)	Mr. Shulman resigned from his role as director of the Company, effective as of October 1, 2024.
(3)	Mr. Bradley resigned from his role as director of the Company, effective as of October 2, 2024.

For each fiscal year, each non-employee director, other than the Chairman and Vice Chairman, will receive an annual cash retainer in the amount of $60,000, and the Vice Chairman will receive an annual cash retainer in the amount of $200,000 per year.

In the event of a Change in Control (as defined in the Amended and Restated Petros Pharmaceuticals, Inc. 2020 Omnibus Incentive Compensation Plan (as amended, the “2020 Plan”)), shares of common stock of the Company underlying each of the restricted stock units granted to any non-employee director and the Initial Grant, along with any other stock options or equity-based awards held by any non-employee director, either (i) shall be assumed by, or replaced with grants of comparable awards of, the surviving entity or (ii) will vest and become exercisable, as applicable, immediately prior to such Change in Control, unless otherwise provided in the applicable award agreement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Silverman, as Chairman, Mr. Bernstein and Mr. Walker. No member of the Compensation Committee has been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our voting securities as of February 6, 2025, by each stockholder known by us to be the beneficial owner of more than 5% of our voting securities and each of our directors and named executive officers.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, including options that are currently exercisable or are exercisable within 60 days of February 6, 2025. Unless otherwise indicated, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. The information in the table below does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

We have based our calculation of the percentage of beneficial ownership prior to this offering on 11,319,039 shares of our common stock outstanding as of February 6, 2025 and 567.85 shares of Series A Preferred Stock outstanding as of February 6, 2025, convertible into 252,378 shares of common stock. We have based our calculation of the percentage of beneficial ownership after this offering on 85,668,481 shares of our common stock outstanding immediately after the closing of this offering, which further reflects the issuance of 74,349,442 shares of common stock in this offering and assumes no sale of any Pre-Funded Warrants and assumes none of the Series Warrants issued in this offering are exercised. The table below does not give effect to the issuance of the Stock Awards in the amount of 2,200,000 shares of restricted shares of common stock to be issued to certain directors and officers of the Company, subject to the closing of this offering.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Petros Pharmaceuticals, Inc., 1185 Avenue of the Americas, 3rd Floor, New York, NY 10036.

Name and Address of Beneficial Owner	Beneficially Owned Before Offering(1)	Percentage of Class Before Offering(1)	Beneficially Owned After Offering (1)	Percentage of Class After Offering
5% Stockholders
Juggernaut Capital Partners III GP, Ltd.(2)	784,969	6.81%	784,969	*
Iroquois Capital Management L.L.C.(3)	593,395	4.99%	593,395	*
Intracoastal Capital LLC(4)	594,167	4.99%	594,167	*
Five Narrow Lane LP(5)	594,167	4.99%	594,167	*
3i, LP(6)	594,167	4.99%	594,167	*
Named Executive Officers and Directors
Bruce T. Bernstein(7)	92,347	*	92,347	*
Joshua N. Silverman(8)	100,238	*	100,238	*
Wayne R. Walker(9)	97,315	*	97,315	*
Fady Boctor(10)	125,745	1.10%	125,745	*
Mitchell Arnold(11)	25,117	*	25,117	*
All directors and executive officers as a group (6 persons)	445,762	3.80%	445,762	*
*	represents ownership of less than 1%.
(1)	A total of 11,319,039 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of February 6, 2025, and approximately 567.85 shares of Series A Preferred Stock are outstanding as of February 6, 2025, which such outstanding Series A Preferred Stock as of February 6, 2025, are convertible into an aggregate of approximately 252,378 shares of common stock.
(2)	Based solely on the Schedule 13D/A filed jointly with the SEC on February 28, 2022, by JCP III SM AIV, L.P. (“JCP III AIV”), METP Holdings, LLC (“METP”), Juggernaut Partners III GP, L.P. (“JCP III GP”), Juggernaut Partners III GP, Ltd. (“JCP III GP Ltd”), and John Shulman. The shares of common stock are directly held by JCP III AIV and METP. The shares of common stock directly held by JCP III AIV and METP are also indirectly beneficially owned by: JCP III GP, the sole general partner of JCP III AIV and METP; JCP III GP Ltd, the sole general partner of JCP III GP; and John Shulman, the sole director of JCP III GP Ltd (JCP III GP, JCP III GP Ltd and Mr. Shulman, together the “Indirect JCP Reporting Persons”). Mr. Shulman is also a former Director of Petros. The address of each of the parties herein is 5301 Wisconsin Avenue NW, Suite 570, Washington, DC 20015. Each of the Indirect JCP Reporting Persons disclaims beneficial ownership within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise of such portion of the common stock held directly by JCP III AIV in which the Indirect Reporting Persons have no pecuniary interest.

Amount consists of (1) 568,990 shares of common stock held by JCP III AIV, (2) 1,365 shares of common stock held by METP, and (3) 214,614 shares of common stock underlying warrants held by JCP III AIV that were exercisable as of February 6, 2025, or will be exercisable within 60 days thereafter.

(3)	Based on a Schedule 13G/A jointly filed on February 23, 2022, by Richard Abbe (“Mr. Abbe”), Kimberly Page (“Ms. Page”) and Iroquois Capital Management L.L.C. and on certain information made available to the Company. The securities reported herein are directly held by Iroquois Capital Investment Group LLC (“ICIG”) and Iroquois Master Fund, Ltd (“IMF”). Represents (i) 14,701 shares of common stock, (ii) 1,684,952 shares of common stock issuable upon exercise of certain warrants that were exercisable as of February 6, 2025 or will be exercisable within 60 days thereafter (subject to a 4.99% beneficial ownership blocker), and (iii) 182.63 shares of Series A Preferred Stock, convertible into up to approximately 81,168 shares of common stock within 60 days of February 6, 2025 (subject to a 4.99% beneficial ownership blocker).

Iroquois Capital Management L.L.C. (“ICM”) is the investment manager of IMF. ICM has voting control and investment discretion over securities held by IMF. As Managing Members of ICM, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of ICM in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by ICM and IMF.

Mr. Abbe is the managing member of ICIG. Mr. Abbe has sole voting control and investment discretion over securities held by ICIG. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by ICIG.

The address for each of IMF and ICIG is 2 Overhill Road, Suite 400, Scarsdale, NY 10583.

(4)	Based on certain information made available to the Company and on the Schedule 13G/A filed jointly with the SEC on November 13, 2024, by Mitchell P. Kopin, Daniel B. Asher and Intracoastal Capital LLC (“Intracoastal”). Represents (i) 1,698,282 shares of common stock issuable upon exercise of certain warrants that were exercisable as of February 6, 2025 or will be exercisable within 60 days thereafter (with certain warrants subject to a 4.99% beneficial ownership blocker), and (ii) 136.19 shares of Series A Preferred Stock, convertible into up to approximately 60,528 shares of common stock within 60 days of February 6, 2025 (subject to a 4.99% beneficial ownership blocker).

Mr. Kopin and Mr. Asher are each managers of Intracoastal and have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal Capital LLC. The principal business office of Mr. Kopin and Intracoastal is 245 Palm Trail, Delray Beach, Florida 33483 and the principal business office of Mr. Asher is 111 W. Jackson Boulevard, Suite 2000, Chicago, Illinois 60604.

(5)	Based on certain information made available to the Company. Represents (i) 666,667 shares of common stock issuable upon exercise of certain warrants that were exercisable as of February 6, 2025 or will be exercisable within 60 days thereafter (subject to a 4.99% beneficial ownership blocker), and (ii) 36.9 shares of Series A Preferred Stock, convertible into up to approximately 16,400 shares of common stock within 60 days of February 6, 2025 (subject to a 4.99% beneficial ownership blocker).

Messrs. Arie Rabinowitz and Joe Hammer have voting and investment control over the securities held by Five Narrow Lane LP. Five Narrow Lane LP’S address is 510 Madison Avenue, Suite 1400, New York, NY 10022.

(6)	Based on certain information made available to the Company. Represents (i) 622,222 shares of common stock issuable upon exercise of certain warrants that were exercisable as of February 6, 2025 or will be exercisable within 60 days thereafter (subject to a 4.99% beneficial ownership blocker), and (ii) 107.69 shares of Series A Preferred Stock, convertible into up to approximately 47,862 shares of common stock within 60 days of February 6, 2025 (subject to a 4.99% beneficial ownership blocker).

The business address of 3i, LP is 2 Wooster St. Fl 2, New York, NY 10013. 3i, LP’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, and has sole voting control and investment discretion over securities beneficially owned directly by 3i, LP and indirectly by 3i Management, LLC.

(7)	Amount consists of (1) 13,347 shares of common stock and (2) 84,000 shares of common stock underlying stock options held by Mr. Bernstein that were vested as of February 6, 2025 or will vest within 60 days thereafter.
(8)	Amount consists of (1) 16,238 shares of common stock and (2) 84,000 shares of common stock underlying stock options held by Mr. Silverman that were vested as of February 6, 2025 or will vest within 60 days thereafter.
(9)	Amount consists of (1) 13,315 shares of common stock and (2) 84,000 shares of common stock underlying stock options held by Mr. Walker that were vested as of February 6, 2025 or will vest within 60 days thereafter.
(10)	Amount consists of (i) 76,100 shares of common stock underlying stock options held by Mr. Boctor that were vested as of February 6, 2025 or will vest within 60 days thereafter and (ii) 49,645 shares of common stock underlying certain restricted stock units that were vested as of February 6, 2025 or will vest within 60 days thereafter.
(11)	Amount consists of (1) 117 shares of common stock held directly and (2) 25,000 shares of common stock underlying stock options held by Mr. Arnold that were vested as of February 6, 2025 or will vest within 60 days thereafter.

EXPERTS

The consolidated financial statements of Petros Pharmaceuticals, Inc. as of and for the year ended December 31, 2023, included in this prospectus, which is a part of this registration statement, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report (which report includes an explanatory paragraph about the Company’s ability to continue as a going concern). Such consolidated financial statements have been included in this prospectus in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Petros Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2022, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is included in this prospectus (which report includes an explanatory paragraph about the existence of substantial doubt concerning our ability to continue as a going concern). Such consolidated financial statements have been included in this prospectus in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters relating to the issuance of the securities offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for Dawson James by Pryor Cashman LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an Internet website that contains the registration statement of which this prospectus forms a part, as well as the exhibits thereto. These documents, along with future reports, proxy statements and other information about us, are available at the SEC’s website, www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, file periodic reports and other information with the SEC. These periodic reports and other information are available at the SEC’s website, www.sec.gov. We also maintain a website at http://www.petrospharma.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm (Firm ID # 688)	F-2
Report of Independent Registered Public Accounting Firm (Firm ID # 274)	F-3
Consolidated Balance Sheets as of December 31, 2023, and December 31, 2022	F-4
Consolidated Statements of Operations for the years ended December 31, 2023, and December 31, 2022	F-5
Consolidated Statements of Changes in Convertible Redeemable Preferred Stock and Stockholders’ Equity for the years ended December 31, 2023, and December 31, 2022	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2023, and December 31, 2022	F-7
Notes to Consolidated Financial Statements	F-8

Interim Consolidated Financial Statements (Unaudited)

Page
Condensed Consolidated Balance Sheets as of September 30, 2024, and December 31, 2023	F-33
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2024, and 2023	F-34
Condensed Consolidated Statements of Changes in Convertible Redeemable Preferred Stock and Stockholders’ Equity for the three and nine months ended September 30, 2024, and 2023	F-35
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2024, and 2023	F-36
Notes to Condensed Consolidated Financial Statements	F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Petros Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Petros Pharmaceuticals, Inc. (the “Company”) as of December 31, 2023, the related consolidated statement of operations, changes in convertible redeemable preferred stock and stockholders’ equity and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2024.

East Hanover, New Jersey

April 1, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Petros Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Petros Pharmaceuticals, Inc. and Subsidiaries (the “Company”) as of December 31, 2022, and the related consolidated statements of operations, change in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying December 31, 2022, financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has experienced net losses and negative cash flows from operations since inception that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s financial statements based on our audit.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audit provide a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We served as the Petros Pharmaceuticals, Inc. auditor from 2020 through 2024.

EisnerAmper LLP

Iselin, New Jersey

March 31, 2023

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

PETROS PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash	$13,336,975	$9,426,264
Accounts receivable, net	2,226,151	2,110,246
Inventories	1,610,391	1,815,113
Prepaid inventory	1,182,899	—
Prepaid expenses and other current assets	2,033,980	1,316,282
Total current assets	20,390,396	14,667,905

Fixed assets, net	28,957	39,177
Intangible assets, net	8,971,737	12,244,484
API purchase commitment	4,178,446	5,111,176
Right of use assets	226,259	358,472
Total assets	$33,795,795	$32,421,214

Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities:
Current portion of promissory note	$1,156,550	$1,089,683
Accounts payable	1,713,253	1,806,399
Accrued expenses	5,360,077	3,634,662
Accrued Series A Convertible Preferred payments payable	2,047,583	—
Other current liabilities	493,288	537,232
Total current liabilities	10,770,751	7,067,976

Promissory note, net of current portion	6,857,364	8,388,093
Derivative Liability	3,550,000	—
Other long-term liabilities	137,657	262,678
Total liabilities	21,315,772	15,718,747

Commitments and contingencies (see note 15)
Series A convertible redeemable preferred stock (par value $0.0001 per share and $1,000 stated value), 15,000 and 0 shares authorized at December 31, 2023, and 2022, respectively; 10,022 and 0 shares issued and outstanding at December 31, 2023, and 2022, respectively. Liquidation preference of $11,271,365 as of December 31, 2023	408,982	—

Stockholders’ Equity:
Common stock (par value $0.0001 per share, 250,000,000 and 150,000,000 shares authorized at December 31, 2023, and 2022, respectively; 2,991,377 and 2,079,387 shares issued and outstanding as of December 31, 2023, and 2022, respectively)	298	208
Additional paid-in capital	110,960,324	107,428,652
Accumulated deficit	(98,889,581)	(90,726,393)
Total Stockholders’ Equity	12,071,041	16,702,467

Total Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Equity	$33,795,795	$32,421,214

The accompanying Notes are an integral part of the Consolidated Financial Statements.

PETROS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2023	2022
Net sales	$5,822,388	$5,992,054
Cost of goods sold	1,631,220	2,289,418
Gross profit	4,191,168	3,702,636
Operating expenses:
Selling, general and administrative	9,261,471	12,209,162
Warrant issuance costs	2,855,000	—
Gain on settlement with Vivus	—	(3,389,941)
Research and development expense	2,409,094	1,740,280
Depreciation and amortization expense	3,282,967	5,598,884
Intangible asset impairment	—	7,460,000
Total operating expenses	17,808,532	23,618,385

Loss from operations	(13,617,364)	(19,915,749)

Other income (expenses):
Change in fair value of derivative liability	2,590,000	460,000
Change in fair value of warrant liability	13,974,000	—
Loss on issuance of Series A Preferred Stock	(11,088,997)	—
Interest income	515,311	14,194
Interest expense, promissory note	(536,138)	(596,018)

Total other income (expenses)	5,454,176	(121,824)

Net loss before income taxes	$(8,163,188)	$(20,037,573)

Provision for income taxes	—	—

Net loss	$(8,163,188)	$(20,037,573)

Preferred Stock dividend and cash premiums	(821,456)	—
Preferred Stock accretion	(4,829,755)	—

Net loss attributable to common stockholders	(13,814,399)	(20,037,573)
Basic and Diluted	$(6.35)	$(9.68)
Weighted average common shares outstanding
Basic and Diluted	2,176,017	2,070,210

The accompanying Notes are an integral part of the Consolidated Financial Statements.

PETROS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE REDEEMABLE PREFERRED

STOCK AND STOCKHOLDERS’ EQUITY

		Convertible
	Convertible	Redeemable
	Redeemable	Preferred		Common
	Preferred	Stock	Common	Stock	Additional Paid-in	Accumulated
	Stock	Amount	Stock	Amount	Capital	Deficit	Total
Year Ended December 31, 2023
Balance, December 31, 2022	—	$—	2,079,387	$208	$107,428,652	$(90,726,393)	$16,702,467
Stock-based compensation expense	—	—	49,645	5	417,225	—	417,230
Shares issued for vested RSU’s	—	—	40,233	3	(3)	—	—
Issuance of Series A Preferred Stock in private placement, net of discount and transaction costs $15,000,003	15,000	—	—	—	—	—	—
Accrual of Series A Preferred Stock and dividend redemption	(2,048)	(2,047,583)	—	—	—	—	—
Series A Preferred Stock accretion	—	4,829,755	—	—	(4,829,755)	—	(4,829,755)
Series A Preferred Stock dividends	—	556,733	—	—	(556,733)	—	(556,733)
Preferred Stock redemption including cash premium	(2,930)	(2,929,923)	822,112	82	1,195,661	—	1,195,743
Deemed dividends on Preferred Stock	—	—	—	—	(264,723)	—	(264,723)
Reclass of warrant liability upon warrant modification	—	—	—	—	7,570,000	—	7,570,000
Net loss	—	—	—	—	—	(8,163,188)	(8,163,188)
Balance, December 31, 2023	10,022	$408,982	2,991,377	$298	$110,960,324	$(98,889,581)	$12,071,041

	Preferred	Stock	Common	Stock	Additional Paid-in	Accumulated
	Stock	Amount	Stock	Amount	Capital	Deficit	Total
Year Ended December 31, 2022
Balance, December 31, 2021	—	$—	2,068,472	$207	$106,233,577	$(70,688,820)	$35,544,964
Stock-based compensation expense	—	—	—	—	1,195,076	—	1,195,076
Non-employee exercise of restricted stock units	—	—	2,331	—	—	—	—
Issuance of Common Stock for split	—	—	8,584	1	(1)	—	—
Net loss	—	—	—	—	—	(20,037,573)	(20,037,573)
Balance, December 31, 2022	—	$—	2,079,387	$208	$107,428,652	$(90,726,393)	$16,702,467

The accompanying Notes are an integral part of the Consolidated Financial Statements.

PETROS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(8,163,188)	$(20,037,573)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,282,967	5,598,884
Intangible asset impairment	—	7,460,000
Bad debt expense (recoveries)	28,228	(170,816)
Inventory and sample inventory reserve	(68,889)	(18,998)
Amortization of right of use asset	132,212	117,085
Change in fair value of derivative liability	(2,590,000)	(460,000)
Change in fair value of warrant liability	(13,974,000)	—
Loss on issuance of Series A Preferred Stock	11,088,997	—
Noncash Warrant expense	1,595,000	—
Gain on settlement with Vivus	—	(3,389,941)
Employee stock-based compensation	417,230	1,195,076
Changes in operating assets and liabilities:
Accounts receivable	(144,133)	515,957
Inventories	273,611	(835,317)
Prepaid inventory	(1,182,899)	—
Prepaid expenses and other current assets	215,032	1,648,252
Accounts payable	(93,148)	(2,751,570)
Accrued expenses	1,725,415	(1,802,422)
Deferred revenue	(164,133)	211,029
Other current liabilities	120,190	65,369
Other long-term liabilities	(125,021)	(142,340)
Net cash used in operating activities	(7,626,529)	(12,797,325)

Cash flows from financing activities:
Payment of promissory note	(1,463,862)	(1,623,983)
Proceeds from Private Placement, net of transaction costs	15,000,003	—
Redemption of Series A Preferred Stock	(1,998,901)	—
Net cash (used in) provided by financing activities	11,537,240	(1,623,983)

Net (decrease) increase in cash	3,910,711	(14,421,308)

Cash, beginning of year	9,426,264	23,847,572
Cash, end of year	$13,336,975	$9,426,264

Supplemental cash flow information:
Cash paid for interest during the period	$536,138	$596,018

Noncash Items:
Noncash decrease in accrued expenses related to Vivus settlement	$—	$(6,520,283)
Noncash decrease in accrued inventory purchases related to Vivus Settlement	—	(14,203,905)
Noncash increase in promissory note related to Vivus settlement	—	10,201,758
Noncash increase in inventory due to API reclass	—	(441,149)
Noncash decrease in API purchase commitment	—	5,918,084
Noncash decrease in other current assets: API purchase commitment	—	755,554
Noncash issuance of common stock to non-employee	—	3
Noncash initial fair value of warrant liability pursuant to private placement	21,544,000	—
Noncash initial fair value of derivative liability pursuant to private placement	6,140,000	—
Noncash redemption of Series A convertible preferred stock	1,195,743	—
Accrued Series A convertible Preferred payments payable	2,047,583	—
Accretion of Series A convertible preferred stock to redemption value	4,829,755	—
Accrual of Series convertible preferred stock dividends	556,733	—
Reclass of warrant liability upon warrant modification	7,570,000	—

The accompanying Notes are an integral part of the Consolidated Financial Statements.

PETROS PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unless the context otherwise indicates, references in these Notes to the accompanying financial statements to “we,” “us,” “our” and “the Company” refer to Petros Pharmaceuticals, Inc. (a Delaware corporation) and subsidiaries.

1)    Nature of Operations, Basis of Presentation, and Liquidity

Nature of Operations and Basis of Presentation

Petros Pharmaceuticals, Inc. (“Petros” or the “Company”) was incorporated in Delaware on May 14, 2020, for the purpose of effecting the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 17, 2020 (as amended, the “Merger Agreement”), by and between Petros, Neurotrope, Inc. Petros consists of wholly owned subsidiaries, Metuchen, Neurotrope, Timm Medical Technologies, Inc. (“Timm Medical”), and Pos-T-Vac, LLC (“PTV”). We are engaged in the commercialization and development of Stendra®, a U.S. Food and Drug Administration (“FDA”) approved PDE-5 inhibitor prescription medication for the treatment of erectile dysfunction (“ED”), which we have licensed from Vivus, Inc. (“Vivus”). Petros also markets its own line of ED products in the form of vacuum erection device products through its subsidiaries, Timm Medical and PTV.

Petros is committed to the goal of becoming a leading innovator in the emerging self-care market driving expanded access to key prescription pharmaceuticals as Over-The-Counter (“OTC”) treatment options. Currently, Petros is pursuing increased access for its flagship prescription ED therapy, Stendra®, via potential OTC designation. If ultimately approved by the FDA for OTC access, Stendra® may be the first in its class to achieve this marketing status, also establishing company know how as a proven platform for other prospective prescription therapeutics.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and in accordance with the accounting rules under Regulation S-X, as promulgated by the Securities and Exchange Commission (“SEC”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company’s priority is the ability to sell Stendra® OTC.

Reverse Stock Split

At the 2022 Annual Meeting, the stockholders approved our proposal to effect one reverse stock split of our outstanding shares of Common stock, at any ratio between 1-for-4 and 1-for-10, at such time as the Board shall determine, in its sole discretion. On November 30, 2022, we effected a 1-for-10 reverse stock split of our shares of Common Stock. As a result of the reverse stock split, every ten (10) shares of our pre-reverse split Common Stock was combined and reclassified into one share of Common Stock. All share and per share information herein has been adjusted to retrospectively reflect this reverse stock split.

Liquidity and Going Concern

In accordance with Financial Accounting Standards Board (the “FASB”) Accounting Standards Update (“ASU”) ASU 2014-15, Presentation of Financial Statements - going Concern (Subtopic 205-40) (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. To date, our principal sources of capital used to fund our operations have been the revenues from product sales, private sales, registered offerings and private placements of equity securities. We have experienced net losses and negative cash flows from operations since our inception. As of December 31, 2023, we had cash of $13.3 million, positive working capital of $9.6 million, and accumulated deficit of $98.9 million. Our plans include, or may include, utilizing our cash on hand, as well as exploring additional ways to raise capital in addition to increasing cash flows from operations. In January 2022, the Company executed a promissory note in favor of Vivus in connection with the Vivus Settlement Agreement in the principal amount of $10,201,758. As of December 31, 2023, the principal balance of the note is $8.0. The terms of this promissory note are discussed in Note 8. The Company does not currently have sufficient available liquidity to fund its operations for at least the next 12 months. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these audited consolidated financial statements are issued.

In response to these conditions and events, the Company is evaluating various financing strategies to obtain sufficient additional liquidity to meet its operating, debt service and capital requirements for the next twelve months following the date of this Annual Report. The potential sources of financing that the Company is evaluating include one or any combination of secured or unsecured debt, convertible debt and equity in both public and private offerings. The Company also plans to finance near-term operations with its cash on hand, including the gross proceeds of $15 million raised in the Private Placement, as well as by exploring additional ways to raise capital and increasing cash flows from operations. The company intends to use the proceeds from the July 2023 capital raise to funds its OTC progress into 2024. There is no assurance the Company will manage to raise additional capital or otherwise increase cash flows, if required. The sources of financing described above that could be available to the Company and the timing and probability of obtaining sufficient capital depend, in part, on expanding the use of Stendra® and continuing to invest in research and development pursuant to our Non-Prescription / OTC strategies related to Stendra®, which we believe has the potential to dramatically increase product sales in the future; and future capital market conditions. If the Company’s current assumptions regarding timing of these events are incorrect or if there are any other changes or differences in our current assumptions that negatively impact our financing strategy, the Company may have to further reduce expenditures or significantly delay, scale back or discontinue the development or commercialization of Stendra® OTC in order to extend its cash resources. The Consolidated Financial Statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

2)    Summary of Significant Accounting Policies

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the Consolidated Financial Statements and reported amounts of revenue and expenses during the reporting periods. Such estimates include the adequacy of accounts receivable reserves, return reserves, inventory reserves, assessment of long-lived assets, including intangible asset impairment, and the valuation of the warrant liability and derivative liability, among others. Actual results could differ from these estimates and changes in these estimates are recorded when known.

Risks and Uncertainties

The Company is subject to risks common to companies in the pharmaceutical industry including, but not limited to, uncertainties related to commercialization of competitor products, regulatory approvals, dependence on key products, dependence on key customers and suppliers, and protection of intellectual property rights.

In January 2022, the Company sub-leased its Manalapan, New Jersey office and all administrative employees are working remotely for the foreseeable future. The Company has fully resumed in-person interactions by its customer-facing personnel in compliance with any local and state restrictions. The Company also continues to engage with customers virtually as the Company seeks to continue to support healthcare professionals and patient care. Since the beginning of the COVID-19 pandemic, we have experienced a shift from in-person sales to online, telehealth-based sales. These online sales generally have lower gross margins than in-person sales, which has impacted our net revenues.

Concentration of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk includes cash. The Company maintains cash on deposit at U.S.-based banks in amounts which, at times, may be in excess of insured limits of $250,000.

Segment Reporting

Operating segments are components of a Company for which separate financial information is available and evaluated regularly by the chief operating decision maker in assessing performance and deciding how to allocate resources. The Company’s two segments, Prescription Medications and Medical Devices, focus on the treatment of male erectile dysfunction. The Prescription Medications segment consists primarily of operations related to Stendra®, which is sold generally in the United States. The Medical Devices segment consists primarily of operations related to vacuum erection devices, which are sold domestically and internationally. See Note 18 Segment Reporting.

Revenue Recognition

Prescription Medication Sales

The Company’s prescription medication sales consist of sales of Stendra® in the U.S. for the treatment of male erectile dysfunction. Under Accounting Standards Codification (“ASC”) Topic 606, Revenue Recognition (“Topic 606”), the Company recognizes revenue from prescription medication sales when its performance obligations with a customer have been satisfied. In the contracts with its customers, the Company has identified a single performance obligation to provide Stendra® upon receipt of a customer order. The performance obligation is satisfied at a point in time when the Company’s customers obtain control of Stendra®, which is typically upon delivery. The Company invoices its customers after Stendra® has been delivered and invoice payments are generally due within 30 to 75 days of invoice date.

In determining the transaction price, a significant financing component does not exist since the timing from when the Company delivers Stendra® to when the customers pay for the product is typically less than one year. The Company records prescription medication sales net of any variable consideration, including but not limited to discounts, rebates, returns, chargebacks, and distribution service fees (“DSA”). The Company uses the expected value method when estimating its variable consideration, unless terms are specified within contracts. The identified variable consideration is recorded as a reduction of revenue at the time revenues from sales of Stendra® are recognized. The Company recognizes revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration received. The Company evaluates these estimates each reporting period to reflect known changes.

As of December 31, 2023, and 2022, the reserves for sales deductions were $4.7 million and $3.0 million, respectively. The most significant sales deductions included in this reserve relate to returns, contract rebates, and DSA fees. Our estimates are based on factors such as our direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, specific known market events and estimated future trends, current contractual and statutory requirements, industry data, estimated customer inventory levels, current contract sales terms with our direct and indirect customers, and other competitive factors. Significant judgment and estimation is required in developing the foregoing and other relevant assumptions. The most significant sales deductions are further described below.

Product Returns

Consistent with industry practice, the Company maintains a return policy that generally allows its customers to return Stendra® and receive credit for product within six months prior to expiration date and up to one year after expiration date. The provision for returns is based upon the Company’s estimates for future Stendra® returns and historical experience. The provision of returns is part of the variable consideration recorded at the time revenue is recognized. As of December 31, 2023, and 2022, the reserves for product returns were $4.2 million and $2.3 million, respectively, and are included as a component of accrued expenses. During the years ended December 31, 2023, and December 2022, respectively, the Company recorded $3.4 million and $9.4 million of returns as a reduction of gross revenue.

Contract Rebates, Coupon Redemptions and DSA Fees

The Company establishes contracts with wholesalers, chain stores, and indirect customers that provide for rebates, sales incentives, DSA fees and other allowances. Some customers receive rebates upon attaining established sales volumes. Direct rebates are generally rebates paid to direct purchasing customers based on a percentage applied to a direct customer’s purchases from us, including fees paid to wholesalers under our DSAs, as described below. Indirect rebates are rebates paid to indirect customers that have purchased our products from a wholesaler under a contract with us.

The Company has entered into DSAs with certain of our significant wholesaler customers that obligate the wholesalers, in exchange for fees paid by us, to: (i) manage the variability of their purchases and inventory levels within specified limits based on product demand and (ii) provide us with specific services, including the provision of periodic retail demand information and current inventory levels for our pharmaceutical products held at their warehouse locations. See Note 3. Accounts Receivable, net for further discussion of these reserves.

Medical Device Sales

The Company’s medical device sales consist of domestic and international sales of men’s health products for the treatment of erectile dysfunction. The men’s health products do not require a prescription and include Vacuum Erection Devices, PreBoost, VenoSeal, penile injections (Rx), and urinary tract infection tests. Under Topic 606, the Company recognizes revenue from medical device sales when its performance obligations with its customers have been satisfied. In the contracts with its customers, the Company has identified a single performance obligation to provide medical devices upon receipt of a customer order. The performance obligation is satisfied at a point in time when the Company’s customers obtain control of the medical device, which is typically upon shipment. The Company invoices its customers after the medical devices have been shipped and invoice payments are generally due within 30 days of invoice date for domestic customers and 90 days for international customers.

In determining the transaction price, a significant financing component does not exist since the timing from when the Company delivers the medical devices to when the customers pay for the product is typically less than one year. The Company records medical device sales net of any variable consideration, including but not limited to returns. The Company uses the expected value method when estimating its variable consideration. The identified variable consideration is recorded as a reduction of revenue at the time revenues from the medical device sales are recognized. The Company recognizes revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration received. The Company evaluates these estimates each reporting period to reflect known changes.

Product Returns

Consistent with industry practice, the Company maintains a return policy that generally allows its customers to return medical devices and receive credit for products within 90 days of the sale. The provision for returns is based upon the Company’s estimates for future product returns and historical experience. The Company has not made significant changes to the judgments made in applying Topic 606. As of December 31, 2023, and 2022, the reserves for product returns for medical devices were not significant.

Contract Costs

In relation to customer contracts, the Company incurs costs to fulfill a contract but does not incur costs to obtain a contract. These costs to fulfill a contract do not meet the criteria for capitalization and are expensed as incurred. As such, the Company did not have any contract assets at December 31, 2023, and 2022.

Fair Value of Financial Instruments

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market.

Level 3 — Unobservable inputs which are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Financial instruments recognized at historical amounts in the consolidated balance sheets consist of cash, accounts receivable, other current assets, accounts payable, accrued expenses, and other current liabilities. The Company believes that the carrying values of cash, accounts receivable, other current assets, accounts payable, accrued expenses, note payable, and other current liabilities approximate their fair values due to the short-term nature of these instruments.

In connection with the Mergers in December 2020, each security holder of Metuchen received an earnout consideration classified as a derivative liability to be paid in the form of Petros Common Stock. The Company estimated their fair value using a Monte Carlo Simulation approach. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. This option expired as of December 31, 2022. See Notes 10 and 20.

In connection with the Private Placement, the Company incurred liabilities related to issued warrants and derivatives arising from embedded features that were not clearly and closely related to the host instruments. The Company estimated the fair value of the warrants and derivative liability utilizing the Black Scholes Model and a Monte Carlo Simulation approach, respectively. These fair value measurements are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. See Notes 12, 19 and 20.

Accounts Receivable, net

The Company extends credit to its customers on an unsecured basis. Accounts receivable are recorded at the invoiced amount, net of chargebacks, distribution service fees, and cash discounts. Management determines each allowance based on historical experience along with the present knowledge of potentially uncollectible accounts. Expected credit losses are measured at amortized cost, including trade and unbilled receivables, on a collective basis, based on their similar risk characteristics. Expected credits losses are based on historical credit loss experience, review of the current aging or status of accounts receivable and current and forward-looking views from an economic and industry perspective. Receivables are written off when it is determined that amounts are uncollectible. The allowance for credit losses was de minimis as of December 31, 2023, and 2022. See Note 3 Accounts Receivable, net.

Inventories

Inventories consist of finished goods held for sale and raw materials. Inventories are stated at the lower of cost or net realizable value, with cost determined using the first-in, first-out method. Inventories are adjusted for excess and obsolescence. Evaluation of excess inventory includes such factors as expiry date, inventory turnover, and management’s assessment of current product demand. See Note 4 Inventories.

Intangible Assets

The Company accounts for recognized intangible assets at cost. Intangible assets with finite useful lives are amortized over the useful life that the assets are expected to contribute directly or indirectly to future cash flows. Intangible assets are amortized using an accelerated method based on the pattern in which the economic benefits of the assets are consumed. The Company reviews the carrying value and useful lives of its intangible assets with definite lives whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable or the period over which they should be amortized has changed. When indicators of impairment exist, the Company determines whether the estimated undiscounted sum of the future cash flows of such assets is less than their carrying amounts. If less, impairment loss is recognized in the amount, if any, by which the carrying amount of such assets exceeds their respective fair values. The Company evaluates the remaining useful life of each intangible asset that is being amortized during each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the intangible asset’s remaining useful life has changed, the remaining carrying amount of the intangible asset is amortized prospectively over that revised remaining useful life. During the three months ended September 30, 2022, the Company noted that indicators of impairment existed and prepared an undiscounted cash flow analysis, which indicated, for the Stendra® product an impairment. The Company then prepared a discounted cash flow analysis through December 2029, representing the remaining economic useful life for the Stendra® product resulting in an impairment of approximately $7.5 million. As indicators of impairment exist as of December 31, 2022, the Company prepared an undiscounted cash flow analysis. This analysis includes projections of future revenue and expenses, which if not achieved could result in future impairment charges. These projections include continued significant sales growth based in part on expectation of higher sales volume resulting from increased product availability as a result of the Vivus settlement. Additionally, the Company is planning to invest in research and development pursuant to our Non-Prescription / OTC Strategies related to Stendra®, which we anticipate will dramatically increase product sales in the future, such that if our Stendra OTC strategy is not successful, we may have to partially or fully impair the remaining intangible balance.

The Company’s prepared projections including the undiscounted cash flows of the remaining estimated useful lives through December 2031 for the medical device products. Management continued to analyze the Company’s intangible assets during 2023. Management noted that the Company’s financial results were consistent with the projections used in the December 31, 2022, analysis. Based on its analysis, Management concluded that there were no triggering events noted that would indicate a potential impairment for long-lived assets for any of the two asset groups, Metuchen Pharmaceuticals and TIMM/PTV.

Fixed Assets

Fixed assets consist of furniture and fixtures. Furniture and fixtures are recorded at cost, less accumulated depreciation, and are depreciated on a straight-line basis over its estimated useful life. The Company uses an estimated useful life of 7 years for furniture and fixtures. Depreciation expense for the years ended December 31, 2023, and 2022 was $10,220 and $10,220, respectively.

Leases

The Company accounts for leases in accordance with Accounting Standards Codification (“ASC”) Topic 842. Topic 842 requires organizations to recognize leased assets and liabilities on the balance sheet. The standard also requires disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases.

The Company determines if an arrangement is a lease at inception. This determination generally depends on whether the arrangement conveys to the Company the right to control the use of an explicitly or implicitly identified fixed asset for a period of time in exchange for consideration. Control of an underlying asset is conveyed to the Company if the Company obtains the rights to direct the use of and to obtain substantially all of the economic benefits from using the underlying asset. The Company has lease agreements that include lease and non-lease components, which the Company accounts for as a single lease component for all leases.

Operating lease right-of-use (“ROU”) assets are included in other assets whereas operating lease liabilities are included in other current liabilities and other long-term liabilities on the Company’s consolidated balance sheets. Operating lease ROU assets and operating lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The operating lease payments are recognized as lease expense on a straight-line basis over the lease term. Lease payments included in the measurement of the lease liability are comprised of fixed payments.

Variable lease payments associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occurs. Variable lease payments are presented in the Company’s consolidated statements of operations in the same line item as expense arising from fixed lease payments for operating leases.

Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet and the Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company applies this policy to all underlying asset categories.

Topic 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

The lease term for all of the Company’s leases includes the non-cancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

See Note 9 Leases

Stock-Based Compensation

The Company accounts for stock-based awards to employees in accordance with applicable accounting principles, which requires compensation expense related to stock-based transactions, including employee stock options and restricted stock units, to be measured and recognized in the consolidated financial statements based on a determination of the fair value of the stock options or restricted stock units. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model for stock options and the closing price per share on the date of the award for restricted stock units. Employee stock option and restricted stock units expense is recognized over the employee’s requisite service period (generally the vesting period of the equity grant), except for performance based milestones which is recognized upon the probability of achievement. The Company accounts for forfeitures as they occur.

The Company’s option pricing model requires the input of highly subjective assumptions, including the volatility and expected term. Any changes in these highly subjective assumptions can significantly impact stock-based compensation expense. See Note 11 Stock Options.

Derivative Financial Instruments

The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives per ASC 815, Derivatives and Hedging (“ASC 815”). Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet.

Preferred Stock

The Company records shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The Company concluded that the Series A Preferred Stock is more akin to a debt-type instrument than an equity-type instrument, therefore certain conversion features associated with the convertible preferred stock were deemed to not be clearly and closely related to the host instrument and were bifurcated as a derivative under ASC 815. The Company has applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and has therefore classified the Series A convertible preferred stock as mezzanine equity as it redeemable in monthly installments. The Company adjusts the carrying values of the convertible preferred stock by accreting the discount and accruing dividends to the state the convertible preferred stock at redemption value each reporting period.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be liability classified and recorded at their initial fair value on the date of issuance and remeasured at fair value and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The warrants are classified as liabilities in accordance with ASC 815 as they could be net cash settled in the event of a Fundamental Transaction. The fair value of the warrant liability was estimated using a Black-Scholes approach (see Note 20).

Modification of warrants

The Company applies the guidance in ASC 815-40 to account for warrants that are liability classified that are subsequently modified resulting in a reclassification to equity. The warrants are remeasured at fair value on the modification date, the change in fair value is recognized as a non-cash gain or loss on the statements of operations, and the warrants are reclassified to additional paid-in capital.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the consolidated financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize deferred tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. As of December 31, 2023, and 2022, the Company has recorded a full valuation allowance against its deferred tax assets.

The Company records uncertain tax positions in accordance under Accounting Standards Codification (“ASC “) Topic 740, Income taxes (“ASC 740”), on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. As of December 31, 2023, and 2022, no accrued interest or penalties are recorded in the consolidated balance sheet.

Contingencies

The Company may be subject to various patent challenges, product liability claims, government investigations and other legal proceedings in the ordinary course of business. Legal fees and other expenses related to litigation are expensed as incurred and included in general and administrative expenses in the consolidated statements of operations.

Shipping Costs

The Company records the costs of shipping related to prescription medication sales in general and administrative expense in its consolidated statements of operations. There were no shipping costs for the years ended December 31, 2023, and 2022.

Shipping costs related to medical devices are recorded as revenue and subsequently deducted as a component of cost of goods sold in the consolidated statements of operations. Shipping costs for the years ended December 31, 2023, and 2022 were $60,216 and $125,368, respectively.

Basic and Diluted Net Loss per Common Share

The Company computes basic net loss per common share by dividing net loss applicable to common stockholders by the weighted average number of shares of common stocks outstanding during the period, excluding the anti-dilutive effects of stock options and warrants to purchase common stocks. The Company computes diluted net loss per common stock by dividing the net loss applicable to common stocks by the sum of the weighted-average number of common stocks outstanding during the period plus the potential dilutive effects of its convertible preferred stocks, stock options and warrants to purchase common stocks, but such items are excluded if their effect is anti-dilutive. In accordance with ASC 260, warrants that are accounted for as liabilities which are potentially dilutive have not been included in diluted earnings per share as they would have been anti-dilutive during the year ended December 31, 2023. Because the impact of these items is anti-dilutive during periods of net loss, there was no difference between the Company’s basic and diluted net loss per stock of common stock for the years ended December 31, 2023, and 2022. See Note 13 Basic and Diluted Net Loss per Common Share.

Recent Accounting Pronouncements

Accounting Pronouncements Adopted

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments. ASU 2016-13, together with a series of subsequently issued related ASUs, has been codified in Topic 326. Topic 326 establishes new requirements for companies to estimate expected credit losses when measuring certain financial assets, including accounts receivables. The new guidance is effective for fiscal years beginning after December 15, 2022. The Company adopted the new guidance with its fiscal year beginning January 1, 2023. The adoption of ASC 326 did not have a material effect on the Company’s financial statements.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies the accounting for convertible instruments by removing certain separation models in ASC 470-20, Debt—Debt with Conversion and Other Options, for convertible instruments. The ASU updates the guidance on certain embedded conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, such that those features are no longer required to be separated from the host contract. Further, the ASU made amendments to the EPS guidance in Topic 260 for convertible debt instruments, the most significant impact of which is requiring the use of the if-converted method for diluted EPS calculation, and no longer allowing the net share settlement method. The ASU also made revisions to Topic 815-40, which provides guidance on how an entity must determine whether a contract qualifies for a scope exception from derivative accounting. The amendments to Topic 815-40 change the scope of contracts that are recognized as assets or liabilities. The Company adopted the new guidance with its fiscal year beginning January 1, 2023. The adoption of ASU 2020-06 did not have a material effect on the company’s financial statements.

Accounting Pronouncements Not Yet Adopted

In November 2023, the Financial Accounting Standards Board (FASB) issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which requires an enhanced disclosure of significant segment expenses on an annual and interim basis. This guidance will be effective for the annual periods beginning the year ended December 31, 2024, and for interim periods beginning January 1, 2025. Early adoption is permitted. Upon adoption, the guidance should be applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating segment expense disclosures related to its annual report for fiscal year 2024.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which improves the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for the annual periods beginning the year ended December 31, 2025. Early adoption is permitted. Upon adoption, the guidance can be applied prospectively or retrospectively. The Company is currently evaluating income tax disclosures related to its annual report for fiscal year 2025.

3)    Accounts Receivable, net

Accounts receivable, net is comprised of the following:

	December 31,	December 31,
	2023	2022
Gross accounts receivables	$2,887,317	$2,757,839
Distribution service fees	(398,968)	(339,094)
Chargebacks accrual	(2,462)	(1,960)
Cash discount allowances	(24,639)	(99,671)
Allowance for doubtful accounts	(235,097)	(206,868)
Total accounts receivable, net	$2,226,151	$2,110,246

For the year ended December 31, 2023, gross billings to customers representing 10% or more of the Company’s total gross billings included 3 customers which represented approximately 22%, 21%, and 17% of total gross billings. For the year ended December 31, 2022, gross billings to customers representing 10% or more of the Company’s total gross billings included four customers which represented approximately 26%, 21%, 17%, and 16% of total gross billings.

Receivables from customers representing 10% or more of the Company’s gross accounts receivable included 3 customers at December 31, 2023, equal to 36%, 24% and 16%, respectively, of the Company’s total gross accounts receivables. Receivables from customers representing 10% or more of the Company’s gross accounts receivable included two customers at December 31, 2022, equal to 43%, and 16%, respectively, of the Company’s total gross accounts receivables.

4)    Inventories, net

Inventory is comprised of the following:

	December 31, 2023	December 31, 2022
Raw materials	$1,430,139	$1,574,683
Finished goods	180,252	240,430
Total inventory	$1,610,391	$1,815,113

Finished goods are net of valuation reserves of $295,411 and $364,300 as of December 31, 2023, and 2022, respectively. Raw materials are net of valuation reserves of $0 and $2,872,977 as of December 31, 2023, and 2022, respectively, which is related to bulk inventory.

5)    Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets are comprised of the following:

	December 31, 2023	December 31, 2022
Prepaid insurance	$45,664	$109,414
Prepaid FDA fees	937,652	—
Prepaid coupon fees	—	71,500
API purchase commitment asset (see Note 14)	704,729	663,984
Other prepaid expenses	234,459	333,158
Other current assets	111,476	138,226
Total prepaid expenses and other current assets	$2,033,980	$1,316,282

6)    Intangible Assets

Balance at December 31, 2021	$25,293,149
Amortization expense	(5,588,665)
Intangible Impairment	(7,460,000)
Balance at December 31, 2022	12,244,484
Amortization expense	(3,272,747)
Balance at December 31, 2023	$8,971,737

The future annual amortization related to the Company’s intangible assets is as follows as of December 31, 2023:

2024	$2,800,623
2025	1,754,329
2026	1,442,186
2027	1,212,871
2028	996,637
Thereafter	765,091
Total	$8,971,737

The intangible assets held by the Company are the Stendra® product, Timm Medical product, and PTV product and are being amortized over their estimated useful lives of 10 years, 12 years, and 12 years, respectively. The carrying value of the Stendra® product, Timm Medical product, and PTV product as of December 31, 2023, are $4.9 million, $3.2 million and $0.9 million, respectively. The carrying value of the Stendra® product, Timm Medical product, and PTV product as of December 31, 2022, are $7.2 million, $4.0 million and $1.1 million, respectively. During the year ended December 31, 2023, no impairment was recorded. During the year ended December

31, 2022, the Company determined that the intangible asset related to the Stendra® product was impaired resulting in an impairment charge of approximately $7.5 million.

7)    Accrued Expenses

Accrued expenses are comprised of the following:

	December 31, 2023	December 31, 2022
Accrued product returns	$4,178,176	$2,311,647
Accrued contract rebates	128,562	279,018
Due to 3PL/Wholesalers	75,727	155,081
Accrued bonuses	665,184	427,500
Accrued professional fees	15,000	51,620
Other accrued expenses	297,428	409,796
Total accrued expenses	$5,360,077	$3,634,662

8)    Debt

Promissory Note

In connection with the Settlement Agreement entered into with Vivus (see Note 14), Petros executed an interest-bearing promissory note (the “Note”) in favor of Vivus in the principal amount of $10,201,758. The parties also entered into a Security Agreement to secure Petros’ obligations under the Note.

Under the terms of the Note, the original principal amount of $10,201,758 is payable in consecutive quarterly installments of principal and interest beginning on April 1, 2022, through January 1, 2027. Interest on the principal amount will accrue at a rate of 6% per year. The Company may prepay the Note, in whole or in part, at any time, with no premium or penalty. In the event that the Company defaults under the Security Agreement, all principal outstanding under the Note at the time of the default will bear interest at a rate of 9% per year until the full and final payment of all principal and interest under the Note (regardless of whether any default is waived or cured). Pursuant to the Security Agreement, dated January 18, 2022, the Company granted to Vivus a continuing security interest in all of its Stendra® API and products and its rights under the License Agreement. For the years ended December 31, 2023, and December 31, 2022, the Company paid Vivus $2.0 million and $1.6 million, respectively. As of December 31, 2023, and 2022, the principal balance on the Note is $8.0 million and $9.5 million, respectively.

Future minimum principal payments of the promissory note are as follows:

2024	$1,156,550
2025	2,720,940
2026	3,264,351
2027	872,073
Total	$8,013,914
Less: current portion	(1,156,550)
Promissory note, net of current portion	$6,857,364

9)    Operating Leases

The Company has commitments under operating leases for office and warehouse space used in its operations. The Company’s leases have remaining lease terms ranging from 0.7 years to 3.0 years.

On November 30, 2021, the Company entered into a sublease with respect to its entire headquarters facility. The sublessor delivered a $14,000 security deposit to the Company on the lease commencement date and also agreed to pay $7,000 per month for the term beginning January 10, 2022, and continuing until the expiration of the head lease on August 30, 2024. The Company accounts for this sublease as an operating lease in accordance with the lessor accounting guidance within ASC 842.

The components of lease expense consisted entirely of fixed lease costs related to operating leases. These costs were $179,246 and $179,246 for the years ended December 31, 2023, and 2022, respectively. Fixed lease costs for the year ended December 31, 2023, were offset by sublease income of $84,000.

Supplemental balance sheet information related to leases was as follows:

	As of December 31, 2023	As of December 31, 2022
Operating lease ROU asset:
Other assets	$226,259	$358,472

Operating lease liability:
Other current liabilities	$125,022	$142,340
Other long-term liabilities	137,655	262,677
Total operating lease liability	$262,677	$405,017

Supplemental lease term and discount rate information related to leases was as follows:

	As of December 31, 2023	As of December 31, 2022
Weighted-average remaining lease terms – operating leases	1.7 years	2.7 years
Weighted-average discount rate – operating leases	12.6%	12.6%

Supplemental cash flow information related to leases was as follows:

	For the Years Ended
	December 31,
	2023	2022
Operating cash flows from operating leases	$189,374	$187,739

Future minimum lease payments under non-cancelable leases as of December 31, 2023, were as follows:

Lease Liability Maturity Analysis	Operating Leases
2024	155,242
2025	81,107
2026	82,325
Total lease payments	318,674
Less: Imputed Interest	(55,997)
Total	$262,677

Future minimum sublease income under non-cancelable leases as of December 31, 2023, were as follows:

Sublease income	Operating Leases
2024	$56,000

Total	$56,000

As of December 31, 2023, and 2022, the Company had no operating leases that had not yet commenced.

10)     Stockholders’ Equity

On December 21, 2023, the Company approved a one-time grant under the Company’s Amended and Restated 2020 Omnibus Incentive Compensation Plan (the “Plan”) to Fady Boctor, the Company’s President and Chief Commercial Officer, of 49,645 shares of the Company’s common stock.

Also on December 21, 2023, the Company approved and accrued for the issuance of $200,000 of common stock, payable in two equal installments, with the first installment to be paid upon approval by the Board and the second installment six months after the first installment, to CorProminence, LLC (“CoreIR”) for services rendered pursuant to a Marketing and Consulting Agreement. The first installment of 70,922 shares was issued on February 29, 2024.

Contingent Consideration

Pursuant to the Merger Agreement, each security holder of Metuchen received a right to receive such security holder’s pro rata stock of an aggregate of 1,423,209 shares of Petros Common Stock potentially issuable upon the achievement of certain milestones set forth in the Merger Agreement. The milestones are for the achievement of stock price and market capitalization, as defined over a two-year period.

Market Capitalization/Gross Proceeds Earnout Payments

In connection with the Mergers, each security holder of Metuchen received an equity classified earnout consideration to be paid in the form of Petros Common Stock if the Closing Price (as defined in the Merger Agreement) per share of stock of Petros’ Common Stock equals or exceeds certain milestones set forth in the Merger Agreement, as discussed below. Each milestone earnout payment was only achievable and payable one time and upon attainment of such milestone earnout payment. In no event will the sum of the milestone earnout payments be greater than 400,000 shares of Petros Common Stock. The earnout expired on December 2, 2022.

In connection with the Mergers, each security holder of Metuchen received the right to receive earnout consideration, which is liability classified, to be paid in the form of Petros Common Stock if either Petros’ Market Capitalization (as defined in the Merger Agreement) or Petros receives aggregate gross proceeds that equals or exceeds certain milestones set forth in the Merger Agreement. Each milestone earnout payment is only achievable and payable one time and upon attainment of such milestone. In no event will the sum of the milestone earnout payments be greater than 1,023,209 shares of Petros Common Stock. As of December 31, 2022, the milestones were not achieved prior to earnout expiry. The fair value of the derivative liability was $0.0 million as of December 31, 2022. For the year ended December 31, 2022, the Company recognized a gain on the revaluation of the derivative liability of $0.5 million.

11)    Stock Options and Restricted Stock Units (“RSUs”)

The Company established the 2020 Omnibus Incentive Compensation plan (the “2020 Plan”) which provides for the grants of awards to our directors, officers, employees, and consultants of 107,834. The 2020 Plan authorizes the grant of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and other stock-based awards and cash-based awards. On December 22, 2021, our stockholders approved the Second Amendment to the 2020 Plan to increase the total number of shares of common stock issuable under the 2020 Plan by 152,166 shares to a total of 260,000 shares of common stock. On September 14, 2023, our stockholders approved the Third Amendment to the 2020 Plan to increase the total number of shares of common stock issuable under the 2020 Plan by 2,500,000 shares to a total of 2,760,000 shares of common stock. As of December 31, 2023, there were 2,760,000 shares authorized and 2,158,658 shares available for issuance under the 2020 Plan.

The following is a summary of stock options for the years ended December 31, 2023, and 2022:

			Weighted-Average	Aggregate Intrinsic
		Weighted-Average	Remaining Contractual	Value
	Number of Shares	Exercise Price	Term (Years)	($ in thousands)
Options outstanding at December 31, 2021	61,567	$33.80	9.23	$—
Options granted	5,000	33.40
Less: options expired/cancelled	(7,500)	(32.10)
Options outstanding at December 31, 2022	59,067	$34.02	8.29	$—
Options granted	455,066	1.27
Less: options forfeited	(5,000)	(33.40)
Options outstanding at December 31, 2023	509,133	$4.75	9.46	$66
Options exercisable at December 31, 2023	138,600	$14.15	8.90	$—

The following is a summary of RSUs for the years ended December 31, 2023, and 2022:

		Weighted-Average
	Number of Shares	Price
RSUs outstanding at December 31, 2021	11,642	$32.90
RSUs granted	30,927	11.90
Less: RSUs forfeited	—	—
Less: RSUs expired/cancelled	—	—
Less: RSUs vested	(2,331)	(30.90)
RSUs outstanding at December 31, 2022	40,238	$16.87
RSUs granted	—	—
Less: RSUs forfeited	—	—
Less: RSUs expired/cancelled	—	—
Less: RSUs vested	(40,238)	(16.87)
RSUs outstanding at December 31, 2023	—	$—

On January 4, 2022, pursuant to a consulting agreement, the Company awarded a grant of 5,000 options to purchase shares of common stock of the Company at an exercise price of $33.40 per share. The shares of common stock underlying the options vested 100% upon issuance.

On April 7, 2022, the Company awarded the four Directors grants of 24,876 total RSUs with a stock price of $11.90 per share. The RSUs shall vest 100% on the one-year anniversary of the date of grant. Also on April 7, 2022, Tania King, an employee of Juggernaut Capital Partners LLP, pursuant to her contract, was granted 6,050 RSUs with a stock price of $11.90 per share. The RSUs shall vest 100% on the one-year anniversary of the date of grant. On September 2, 2022, Ms. King RSUs vested.

On April 10, 2023, the Company awarded four Directors grants totaling 156,000 options with an exercise price of $0.99 per share, vesting 100% on the one-year anniversary of the date of grant. On December 21, 2023, the Company awarded four Directors grants totaling 160,000 options which vest 100% on April 10, 2024; granted two executives and one employee options totaling 139,066 options with an exercise price of $1.41 per share, of which 84,533 options vesting immediately upon issuance and 54,533 vesting upon one executive meeting certain Company performance milestones. As of December 31, 2023, management determined it was not probable that these performance milestones will be met.  The Company used the Black Scholes valuation method to determine fair value assuming the following: dividend rate of 0%, implied volatility of 107.1%, a weighted-average risk-free interest rate of 3.7%, and have a fair value of $1.01 per share.

Stock-based compensation expense recognized for the years ended December 31, 2023, and 2022, was $417,230 and $1,195,076, respectively, and is recorded in general and administrative expenses in the consolidated statements of operations.  As of December 31, 2023, unrecognized stock-based compensation expense (excluding performance awards) is approximately $197,000 to be recognized over a term of 0.27 years.

12)    Common Stock Warrants

Pursuant to the Private Placement (see Note 19), the Company issued to investors Warrants to purchase 6,666,668 shares of Common Stock, with an exercise price of $2.25 per share (subject to adjustment), for a period of five years from the date of issuance. In connection with the Private Placement, pursuant to the Engagement Letter, between the Company and the Placement Agent, the Company issued the Placement Agent warrants to purchase shares of Common Stock equal to 8% of the number of shares of common stock that the Preferred Shares are initially convertible into (533,333 warrant shares), with an exercise price of $2.25 per share and a five-year term (the “Placement Agent Warrants” collectively the “Warrants”).

The Warrants were originally determined to be within the scope of ASC 815 as they are puttable to the Company at the Holders’ election upon the occurrence of a Fundamental Transaction (as defined in the agreements). As such, the Company recorded the Warrants as a liability at fair value with subsequent changes in fair value recognized in earnings. The Company utilized the Black Scholes Model to calculate the value of these warrants issued during the year ended December 31, 2023. The fair value of the Warrants of $21,544,000 was estimated at the date of issuance using the following weighted average assumptions: dividend yield 0%; expected term of 5.0 years; equity volatility of 110.0%; and a risk-free interest rate of 3.93%.

Transaction costs incurred attributable to the issuance of the Warrants of $2,855,000 were immediately expensed in accordance with ASC 480.

On March 21, 2024, the Company entered into waiver and amendment agreements with the investors effective December 31, 2023, which modified certain terms and conditions of the Warrants, including modifying the form of consideration that the Holders’ could receive upon the occurrence of a Fundamental Transaction (the “Warrant Amendment”), specifically, the Holders can only receive the same consideration as common stockholders upon a Fundamental Transaction. The modification resulted in the reclassification of the Warrants to be considered equity classified as they were no longer in the scope of ASC 815. In accordance with ASC 815-40, the Company remeasured the Warrants at fair value as of December 31, 2023, the effective date of the modification, and recognized the change in fair value as a non-cash gain and reclassified the Warrants to additional paid-in capital at December 31, 2023 (see below).

During the year ended December 31, 2023, the Company recorded a gain of $13,974,000 related to the change in fair value of the warrant liability which is recorded in other income (expense) on the Statements of Operations. The fair value of the Warrants of $7,570,000 was estimated at December 31, 2023, prior to the effective date of the Warrant Amendment, utilizing the Black Scholes Model using the following weighted average assumptions: dividend yield 0%; remaining term of 4.53 years; equity volatility of 115.0%; and a risk-free interest rate of 3.88%. As a result of the Warrant Amendment, the Company reclassified the remaining fair value of the Warrants of $7,570,000 to additional paid-in capital.

The following is a summary of warrants for the years ended December 31, 2023, and 2022:

				Aggregate
				Intrinsic
		Weighted-Average	Remaining	Value ($ in
	Number of Warrants	Exercise Price	Contractual Term	thousands)
Warrants outstanding - December 31, 2021	1,004,115	$105.85	4.5	$—
Warrants issued in 2022	—	—	—	—
Warrants outstanding - December 31, 2022	1,004,115	$105.85	3.5	$—
Warrants issued in 2023	7,200,002	2.25
Warrants expired in 2023	(278)	(16.00)
Warrants outstanding - December 31, 2023	8,203,839	$14.93	4.3	$—

13)    Dilutive convertible securities

The following table summarizes the potentially dilutive securities convertible into common shares that were excluded from the calculation of diluted net loss per share because their inclusion would have been antidilutive:

	For the Years Ended
	December 31,
	2023	2022
Stock options	509,133	59,067
RSUs	—	40,238
Series A Convertible Preferred stock	5,985,519	—
Warrants	8,203,839	1,004,115
Total	14,698,491	1,103,420

14)   Marketing, Licensing and Distribution Agreements

(a)    Vivus

On September 30, 2016, the Company entered into a License and Commercialization Agreement (the “License Agreement”) with Vivus, Inc (“Vivus”) to purchase and receive the license for the commercialization and exploitation of Stendra® for a one-time fee of $70 million. The License Agreement gives the Company the right to sell Stendra® in the U.S and its territories, Canada, South America, and India. In December 2000, Vivus originally was granted the license from Mitsubishi Tanabe Pharma Corporation (“MTPC”) to develop, market, and manufacture Stendra®. Stendra® was approved by the Food and Drug Administration (“FDA”) in April 2012 to treat male erectile dysfunction.

Under the License Agreement, the Company will pay MTPC a royalty of 5% on the first $500 million of net sales and 6% of net sales thereafter. In consideration for the trademark assignment and the use of the trademarks associated with the product and the Vivus technology, the Company shall (a) during the first, second, and third years following the expiration of the Royalty Period in a particular country in the Company’s territory, pay to Vivus a royalty equal to 2% of the net sales of products in such territory; and (b) following the fourth and fifth years following the end of the Royalty Period in such territory, pay to Vivus a royalty equal to 1% of the net sales of products in such territory. Thereafter, no further royalties shall be owed with respect to net sales of Stendra® in such territory.

In addition, the Company will be responsible for a pro-rata portion of a $6 million milestone payment to be paid once $250 million in sales has been reached on the separate revenue stream of Stendra®. Should the $250 million of sales threshold be reached, the Company will be responsible for $3.2 million of the milestone payment.

In connection with the License Agreement, the Company and Vivus also entered into a Supply Agreement on the effective date of the License Agreement, which has since been terminated, effective September 30, 2021.

On January 18, 2022, Petros and Vivus entered into a Settlement Agreement (the “Vivus Settlement Agreement”) related to the minimum purchase requirements under the Vivus Supply Agreement in 2018, 2019 and 2020 and certain reimbursement rights asserted by a third-party retailer in connection with quantities of the Company’s Stendra® product that were delivered to the third-party retailer and later returned. In connection with the Vivus Settlement Agreement, Petros retained approximately $7.3 million of Active Pharmaceutical Ingredient (“API”) inventory under the Vivus Supply Agreement. In exchange for the API and reduction of current liabilities after prepayment of $900,000, Petros executed an interest-bearing promissory note (the “Note”) in favor of Vivus in the principal amount of $10,201,758, which the Company believes approximates fair value (See Note 8).

In addition to the payments to be made in accordance with the Note, the Company further agreed in the Vivus Settlement Agreement to (i) grant to Vivus a right of first refusal to provide certain types of debt and convertible equity (but not preferred equity) until the Note is paid in full, and (ii) undertake to make certain regulatory submissions to effectuate Vivus’ ability to exercise its rights under the License Agreement. On January 18, 2022, the Company made a prepayment of the obligations under the Note in the amount of $900,000, and a payment of $1,542,904 with respect to a purchase order made in 2021 to Vivus. In consideration of these payments and upon the Company’s satisfaction of certain regulatory submissions Vivus released 100% of the quantity of bulk Stendra® tablets by the end of the first quarter 2022.

As a result of entering into the Vivus Settlement Agreement, the Company decreased accrued expenses by $6.5 million and decreased accrued inventory purchases by $14.2 million; which were partially offset by a decrease in API purchase commitments of $6.2 million and an increase to liabilities for the Note of $10.2 million (which is net of the $0.9 million prepayment on the Note). As a result, the Company recorded a $3.4 million gain on settlement.

As of December 31, 2023, and 2022, the Company has $0.0 and $0.0 million, respectively, of accrued inventory purchases related to the Company’s minimum purchase obligations with Vivus for raw material or API inventory. API inventory is not a finished good.  The Company has $1.2 million of API which is classified as prepaid inventory. The additional API inventory that the Company does not have title to is classified as API Product in either other current assets or other assets, depending on whether the Company expects to take title to the product within one year from the date of the financial statements. As of December 31, 2023, and 2022, there was $0.7 million and $0.7 million respectively included in other current assets (see Note 5 Prepaid and Other Current Assets). As of December 31, 2023, and 2022, there was $4.2 million and $5.1 million included as other assets on the accompanying consolidated balance sheets, respectively. The Company reviews its inventory levels and purchase commitments for excess amounts that it is required to purchase but projects it will not be able to sell prior to product expiry. The Company did not record any reserve for the years ended December 31, 2023, and 2022.

During the years ended December 31, 2023, and 2022, the Company incurred royalties to MTPC for Stendra(R) of $114,319 and $136,732, respectively. Royalties incurred were included in cost of goods sold in the consolidated statements of operations. As of December 31, 2023, and 2022, the Company had a receivable for royalties of $56,503 and $106,115, respectively, which is included in other current assets in prepaid expenses and other current assets (see Note 5 Prepaid and Other Current Assets).

The license agreement between MTPC and Vivus (“MTPC License”) contains certain termination rights that would allow MTPC to terminate the agreement if Vivus were to breach any of the terms of the MTPC License or become insolvent or bankrupt. In the event that MTPC terminates the MTPC License with Vivus because of any contractual breach the Company has step-in rights with MTPC, which would allow the Company to continue to sell Stendra®.

(b)    Patheon

Following the termination of the Vivus Supply Agreement, Petros, through its subsidiary Metuchen, entered into a Technology Transfer Service Agreement on January 20, 2022, with Patheon Pharmaceuticals Inc., part of Thermo Fisher Scientific (“Patheon”), pursuant to which the Company and Patheon agreed to collaborate as strategic partners for commercial production of Stendra® tablets at Patheon’s facilities in Cincinnati, Ohio. Under the Agreement, Patheon or one of its affiliates will provide pharmaceutical development and technology transfer services in order to establish and validate its ability to manufacture supply of the Company’s Stendra® product. Any commercial sale of product manufactured during the performance of the Agreement must be subject to a subsequent commercial manufacturing services agreement (with associated quality agreement) between the parties before it can be offered for commercial sale.

15)  Commitments and Contingencies

Legal Proceedings

On July 14, 2020, Greg Ford, the Chief Executive Officer of the Company, was terminated. On July 14, 2020, Mr. Ford, through his attorney, claimed that he was entitled to severance pay pursuant to an employment agreement following the termination of his employment on that same date. This claim is currently at an early stage where the Company is unable to determine the likelihood of any unfavorable outcome.

From time to time, we are involved in various legal matters arising in the normal course of business. We do not expect the outcome of such proceedings, either individually or in the aggregate, to have a material effect on our financial position, cash flows or results of operations.

16)    Income Taxes

The current and deferred income tax expense (benefit) for the years ended December 31, 2023, and 2022 is as follows:

For the Years Ended December 31,
	2023	2022
Current expense (benefit):
Federal	$—	$—
State	—	—
Total current expense (benefit)	—	—
Deferred expense (benefit):
Federal	—	—
State	—	—
Total deferred expense (benefit)	—	—
Total income tax expense (benefit)	$—	$—

A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows:

	For the Years Ended December 31,
	2023	2022
Income at US statutory rate	21.00%	21.00%
State taxes, net of federal benefit	3.85%	1.56%
Change in Fair Value of Derivative Liability	6.66%	—%
Revaluation of Warrants	35.95%	—%
Warrant Issuance Costs	(7.34)%	—%
Loss on Issuance of Preferred Stock	(28.53)%	—%
Change in State Rate	11.25%	—%
Valuation allowance	(43.74)%	(23.98)%
Other	0.90%	1.42%
Effective income tax rate	0.00%	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2023, and December 31, 2022, are as follows:

	For the Years Ended December 31,
	2023	2022
Accruals	$221,841	$229,348
Intangible assets	(737,719)	(818,127)
Depreciation and amortization	7,458,252	7,379,214
Expenses not currently deductible	982,475	1,140,594
Net operating loss carryforwards	9,475,773	6,013,400
Interest expense limitation	251,023	226,588
Stock-based compensation	400,813	2,882,814
Valuation allowance	(18,052,458)	(17,053,830)
Total deferred tax asset (liability)	$—	$—

The valuation allowance recorded by the Company as of December 31, 2023, and 2022 resulted from the uncertainties of the future utilization of deferred tax assets relating primarily to net operating loss (“NOL”) carryforwards for federal and state income tax purposes. Realization of the NOL carryforwards is contingent on future taxable earnings. The deferred tax asset was reviewed for expected utilization using a “more likely than not” approach by assessing the available positive and negative evidence surrounding its recoverability. Accordingly, a full valuation allowance continues to be recorded against the Company’s deferred tax assets, as it was determined based upon past and projected future losses that it was “more likely than not” that the Company’s deferred tax assets would not be realized.  The cumulative valuation allowance as of December 31, 2023, is $18.1 million, which will be reduced if and when the Company determines that the deferred income tax assets are more likely than not to be realized.

As of December 31, 2023, the Company’s estimated aggregate total NOLs were $40.4 million for U.S. federal purposes with an indefinite life due to regulations set forth in the Tax Cuts and Jobs Act of 2017 (“TCJA”). The future utilization of the NOLs are limited to 80% of taxable income. The Company has not completed an IRC Section 382 analysis regarding the limitation of NOL carryforwards. As of December 31, 2023, the Company’s estimated State NOLs were $17.9 million.

The Company files its tax return’ in the U.S. federal jurisdiction, as well as in various state and local jurisdictions. The Company is not currently under audit in any taxing jurisdictions. The federal statute of limitations for audit consideration is 3 years from the filing date, and generally states implement a statute of limitations between 3 and 5 years.

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which we operate or do business in. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

The Company records uncertain tax positions as liabilities in accordance with ASC 740 and adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of December 31, 2023, the Company has not recorded any uncertain tax positions in its consolidated financial statements.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. As of December 31, 2023, no accrued interest or penalties are included on the related tax liability line in the consolidated balance sheet.

Provision enacted in the TCJA related to the capitalization for tax purposes of research and experimental expenditures became effective on January 1, 2022. This provision requires us to capitalize research and experimental expenditures and amortize them on the U.S. tax return over five or fifteen years, depending on where the research is conducted. This provision is not expected to have a material impact on our calendar year 2023 effective tax rate on a net basis or our cash paid for taxes due to our net operating loss position.

On August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was signed into federal law. The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. Exceptions may apply, for example, if the repurchases are less than $1,000 or issued to employees. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Management believes that this will not have a material impact on its financial statements.

17)    Defined Contribution Plan

The Company has a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code covering eligible employees. Eligible employees can contribute to the defined contribution plan, subject to certain limitations, on a pre-tax basis. The Company matches up to 100% of the first 6% of each employee’s contribution and is recognized as expense in general and administrative expenses on the consolidated statement of operations. Employer contributions were $64,062 and $51,276 for the years ended December 31, 2023, and 2022, respectively.

18)    Segment Information

The Company manages its operations through two segments. The Company’s two segments, Prescription Medications and Medical Devices, focus on the treatment of male erectile dysfunction. The Prescription Medications segment consists primarily of operations related to Stendra®, which is sold generally in the United States. The Medical Devices segment consists primarily of operations related to vacuum erection devices, which are sold domestically and internationally. The Company separately presents the costs associated with certain corporate functions as Corporate, primarily consisting of unallocated operating expenses including costs that were not specific to a particular segment but are general to the group, expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses. Interest and other income (expense), net is also not allocated to the operating segments.

The Company’s results of operations by reportable segment for the year ended December 31, 2023, are summarized as follows:

	Prescription	Medical
For the Year Ended December 31, 2023	Medications	Devices	Corporate	Consolidated
Net sales	$2,286,373	$3,536,015	$—	$5,822,388
Cost of goods sold	277,490	1,353,730	—	1,631,220
Selling, general and administrative expenses	1,736,512	1,885,489	5,639,470	9,261,471
Warrant issuance costs	—	—	2,855,000	2,855,000
Research and development expenses	2,272,069	137,025	—	2,409,094
Depreciation and amortization expense	2,285,175	997,792	—	3,282,967
Change in fair value of derivative liability	—	—	(2,590,000)	(2,590,000)
Change in fair value of warrant liability	—	—	(13,974,000)	(13,974,000)
Interest income	—	—	(515,311)	(515,311)
Interest expense, promissory note	—	—	536,138	536,138
Loss on issuance of Series A Preferred Stock	—	—	11,088,997	11,088,997
Net loss	$(4,284,873)	$(838,021)	$(3,040,294)	$(8,163,188)

The Company’s results of operations by reportable segment for the year ended December 31, 2022, are summarized as follows:

	Prescription	Medical
For the Year Ended December 31, 2022	Medications	Devices	Corporate	Consolidated
Net sales	$2,734,639	$3,257,415	$—	$5,992,054
Cost of goods sold	949,197	1,340,221	—	2,289,418
Selling, general and administrative expenses	4,947,466	1,685,678	5,576,018	12,209,162
Gain on settlement with Vivus	(3,389,941)	—	—	(3,389,941)
Research and development expenses	1,541,714	198,566	—	1,740,280
Depreciation and amortization expense	4,442,922	1,155,962	—	5,598,884
Intangible asset impairment	7,460,000	—	—	7,460,000
Change in fair value of derivative liability	—	—	(460,000)	(460,000)
Interest income	(14,194)	—	—	(14,194)
Interest expense, promissory note	—	—	596,018	596,018
Net loss	$(13,202,525)	$(1,123,012)	$(5,712,036)	$(20,037,573)

The following table reflects net sales by geographic region for the years ended December 31, 2023, and 2022:

	For the Years Ended
	December 31,
Net sales	2023	2022
United States	$4,526,635	$4,799,132
International	1,295,753	1,192,922
	$5,822,388	$5,992,054

No individual country other than the United States accounted for 10% of total sales for the year ended December 31, 2023, and 2022.

The Company’s assets by reportable segment and reconciliation of segment assets to consolidated assets as of December 31, 2023, are summarized as follows:

	Prescription
	Medications	Medical Devices	Consolidated
Intangible assets, net	$4,903,749	$4,067,988	$8,971,737
Total segment assets	$27,891,180	$5,904,615	$33,795,795

The Company’s assets by reportable segment and reconciliation of segment assets to consolidated assets as of December 31, 2022, are summarized as follows:

	Prescription
	Medications	Medical Devices	Consolidated
Intangible assets, net	$7,178,704	$5,065,780	$12,244,484
Total segment assets	$25,831,048	$6,590,166	$32,421,214

19)    Private Placement

On July 13, 2023, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which we agreed to sell in a private placement to the Investors (i) an aggregate of 15,000 shares of our newly-designated Series A Convertible Preferred Stock, with a par value of $0.0001 per share and a stated value of $1,000 per share (the “Series A Preferred Stock”), initially convertible into up to 6,666,668 shares of our common stock, par value $0.0001 per share (the “Common Stock”) at an initial conversion price of $2.25 per share (the “Series A Preferred Shares”), and (ii) warrants to acquire up to an aggregate of 6,666,668 shares of Common Stock (the “Warrants”) at an initial exercise price of $2.25 per share (collectively, the “Private Placement”). Pursuant to the terms of the Certificate of Designations of Series A Convertible Preferred Stock (the “Certificate of Designations”) and the Warrants, each of the Conversion Price (as defined below) and the exercise price and the number of shares underlying the Warrants is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable Conversion Price (subject to certain exceptions). As of December 31, 2023, the Conversion Price and the exercise price of the Warrants was equal to $2.25 per share.

The Private Placement was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. The closing of the Private Placement occurred on July 17, 2023. The aggregate net proceeds from the Private Placement were $13,740,003. We intend to use the net proceeds from the Private Placement for general corporate purposes.

We engaged Katalyst Securities LLC (the “Placement Agent”) to act as exclusive placement agent in connection with the Private Placement. Pursuant to an Engagement Letter with the Placement Agent, we paid to the Placement Agent or its designees (i) a cash fee equal to 8% of the gross proceeds of the Private Placement and (ii) warrants to acquire up to an aggregate of 533,334 shares of Common Stock (the “Placement Agent Warrants”) on the same terms as the Warrants.

Transaction costs totaling $2,855,000 were incurred related to the Private Placement and consisted of $1,260,000 in cash expenses for placement agent and legal fees and $1,595,000 representing the fair value of the Placement Agent Warrants. These costs were proportionately allocated to the Series A Preferred Stock and Warrants based on the allocated gross proceeds of the instruments. Accordingly, none of the transaction costs were allocated against the carrying value of the Preferred Stock and $2,855,000 of transaction costs were immediately expensed related to the Warrants which are accounted for under ASC 480 (see Note 12).

Series A Preferred Stock

The terms of the Series A Preferred Shares are as set forth in the form of Certificate of Designations. The Series A Preferred Shares will be convertible into shares of Common Stock (the “Conversion Shares”) at the election of the holder at any time at an initial conversion price of $2.25 (the “Conversion Price”). The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable Conversion Price (subject to certain exceptions). We are required to redeem the Series A Preferred Shares in 13 equal monthly installments, commencing on November 1,

2023. The amortization payments due upon such redemptions are payable, at our election, in cash at 107% of the Installment Redemption Amount (as defined in the Certificate of Designations), or subject to certain limitations, in shares of common stock valued at the lower of (i) the Conversion Price then in effect and (ii) the greater of (A) 80% of the average of the three lowest closing prices of the Common Stock during the thirty trading day period immediately prior to the date the amortization payment is due or (B) the lower of $0.396, which is 20% of the “Minimum Price” (as defined in Nasdaq Stock Market Rule 5635) on the date of the Nasdaq Stockholder Approval (as defined below) or such lower amount as permitted, from time to time, by the Nasdaq Stock Market, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events. We may require holders to convert their Series A Preferred Shares into Conversion Shares if the closing price of the Common Stock exceeds $6.75 per share (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) for 20 consecutive trading days and the daily dollar trading volume of the Common Stock exceeds two million dollars ($2,000,000) per day during the same period and certain equity conditions described in the Certificate of Designations are satisfied.

The holders of the Series A Preferred Shares are entitled to dividends of 8% per annum, compounded monthly, which are payable, at our option, in cash or shares of Common Stock, or in a combination thereof, in accordance with the terms of the Certificate of Designations. On September 29, 2023, we filed an amendment to the Certificate of Designations with the Secretary of State for the State of Delaware, pursuant to which the terms of the Series A Preferred Stock were amended to permit certain additional procedures for the payment of redemptions and conversions Upon the occurrence and during the continuance of a Triggering Event (as defined in the Certificate of Designations), the Series A Preferred Shares will accrue dividends at the rate of 15% per annum. In connection with a Triggering Event, each holder of Series A Preferred Shares will be able to require us to redeem in cash any or all of the holder’s Series A Preferred Shares at a premium set forth in the Certificate of Designations. Upon conversion or redemption, the holders of the Series A Preferred Shares are also entitled to receive a dividend make-whole payment. The holders of Series A Preferred Shares have no voting rights on account of the Series A Preferred Shares, other than with respect to certain matters affecting the rights of the Series A Preferred Shares.

During December 2023, the Company issued as equity awards shares of Common Stock and options to purchase shares of Common Stock representing an aggregate of 348,711 shares of Common Stock and shares of Common Stock issuable upon exercise of the options to certain directors, officers, and employees of the Company, representing an aggregate number of shares of Common Stock in excess of 5% of the shares of Common Stock issued and outstanding immediately prior to the date of the Purchase Agreement (the “December Issuances”). Under the terms of the Certificate of Designations, the Conversion Price of the Series A Preferred Shares was required to be adjusted as a result of the December Issuances. On March 21, 2024, the Company entered into waiver and amendment agreements with investors effective December 31, 2023, in which the investors waived the contractual requirement to adjust the Conversion Price related to the December Issuances and designated the December Issuances as Excluded Securities as defined in the Certificate of Designations.

The Series A Preferred Shares were determined to be more akin to a debt-like host than an equity-like host. The Company identified the following embedded features that are not clearly and closely related to the debt host instrument: 1) make-whole interest upon a contingent redemption event, 2) make-whole interest upon a conversion event, 3) an installment redemption upon an Equity Conditions Failure (as defined in the Certificate of Designation), and 4) variable share-settled installment conversion. These features were bundled together, assigned probabilities of being affected and measured at fair value. Subsequent changes in fair value of these features are recognized in the Consolidated Statements of Operations. The Company estimated the $6,140,000 fair value of the bifurcated embedded derivative at issuance using a Monte Carlo simulation model, with the following inputs the fair value of our common stock of $3.54 on the issuance date, estimated equity volatility of 165.0%, estimated traded volume volatility of 790.0%, the time to maturity of 1.38 years, a risk free rate of 5.0%, a discounted market interest rate of 8.1%, dividend rate of 8.0%, a penalty dividend rate of 15.0%, and probability of default of 9.7%. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative.

The discount to the fair value is included as a reduction to the carrying value of the Series A Preferred Shares. During the year ended December 31, 2023, the Company recorded a total discount of $15,000,000 upon issuance of the Series A Preferred Shares, which was comprised of the issuance date fair value of the associated embedded derivative of $6,140,000 and the difference between the remaining gross proceeds  after allocation to the derivative liability and the residual fair value of the Series A Preferred Shares of $8,860,003, which represents the portion of the Warrant liability allocated to the discount. It was deemed probable that the Series A Preferred Shares will become redeemable, the Company accreted the Series A Preferred Shares from inception to December 31, 2023, pursuant to ASC 480-10-S99-3A utilizing the effective interest method. As the fair value of the liabilities required to be subsequently measured at fair value exceeded the net proceeds received, the Company recognized the excess of the fair value over the net proceeds received as a loss upon issuance of preferred stock of $11,088,997 which is included in other income (expense) in the Consolidated Statement of Operations.

During the year ended December 31, 2023, the Company recorded a gain of $2,590,000 related to the change in fair value of the derivative liability which is recorded in other income (expense) on the Consolidated Statements of Operations. The Company estimated the $3,550,000 fair value of the bifurcated embedded derivative at December 31, 2023 using a Monte Carlo simulation model, with the following inputs the fair value of our common stock of $1.41 on the valuation date, estimated equity volatility of 115.0%, estimated traded volume volatility of 435.0%, the time to maturity of 0.92 years, risk free rate of 4.9%, a discounted market interest rate of 14.0%, dividend rate of 8.0%, a penalty dividend rate of 15.0%, and probability of default of 10.1%.

As of December 31, 2023, the Company has notified the investors of its intention to redeem the upcoming installments due in cash and recorded a liability of $2,047,582 representing the cash payable to investors which includes $1,726,352 of the stated value of the Series A Preferred Shares, $187,277 of accrued dividends payable, and $133,955 for the cash premium which was recognized as a deemed dividend. As of December 31, 2023, the Company has redeemed an aggregate 2,930 Series A Preferred Shares for cash of $1,998,901 and issued 822,112 shares of Common Stock, elected pursuant to the terms of the Certificate of Designations, worth $1,195,745 in relief of the accrued Series A Preferred Stock payments payable. As of December 31, 2023, the Company has recognized $821,456 of preferred dividends which is comprised of $556,733 of preferred dividends at the stated dividend rate and $264,723 of deemed dividends for cash premium for installment redemptions.

We are subject to certain affirmative and negative covenants regarding the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends (other than dividends pursuant to the Certificate of Designations), distributions or redemptions, and the transfer of assets, among other matters.

There is no established public trading market for the Series A Preferred Shares and we do not intend to list the Series A Preferred Shares on any national securities exchange or nationally recognized trading system.

Warrants

The Warrants became exercisable for shares of Common Stock (the “Warrant Shares”) immediately upon issuance, at an initial exercise price of $2.25 per share (the “Exercise Price”) and expire five years from the date of issuance. The Exercise Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable Exercise Price (subject to certain exceptions). Upon any such price-based adjustment, the number of Warrant Shares issuable upon exercise of the Warrants will be increased proportionately. There is no established public trading market for the Warrants and we do not intend to list the Warrants on any national securities exchange or nationally recognized trading system.

On March 21, 2024, the Company entered into an Omnibus Waiver and Amendment (the “Waiver and Amendment”) with the Investors in the Private Placement, effective as of December 31, 2023. The Waiver and Amendment amended certain terms of the Warrants relating to the rights of the holders of the Warrants to provide that, in the event of a Fundamental Transaction (as defined in the Warrants) that is not within our control, including not approved by the Company’s Board of Directors, the holder of a Warrant shall only be entitled to receive from the Company or any successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of such Warrant, that is being offered and paid to the holders of our common stock in connection with the Fundamental Transaction.

Registration Rights

In connection with the Private Placement, we entered into a Registration Rights Agreement with the Investors (the “Registration Rights Agreement”), pursuant to which we agreed to file a resale registration statement (the “Registration Statement”) with the SEC to register for resale 200% of the Conversion Shares and the Warrant Shares promptly following the Closing Date, but in no event later than 30 calendar days after the effective date of the Registration Rights Agreement, and to have such Registration Statement declared effective by the Effectiveness Date (as defined in the Registration Rights Agreement). We filed a registration statement on Form S-3 covering such securities, which registration statement, as amended, was declared effective on September 18, 2023. Under the Registration Rights Agreement, we are obligated to pay certain liquidated damages to the investors if we fail to file the Registration Statement when required, fails to file or cause the Registration Statement to be declared effective by the SEC when required, or fails to maintain the effectiveness of the Registration Statement.

Nasdaq Stockholder Approval

Our ability to issue Conversion Shares and Warrant Shares using shares of Common Stock is subject to certain limitations set forth in the Certificate of Designations. Prior to receiving the Nasdaq Stockholder Approval, such limitations included a limit on the number of shares that may be issued until the time, if any, that our stockholders have approved the issuance of more than 19.99% of our outstanding shares of Common Stock in accordance with the rules of the Nasdaq Stock Market (the “Nasdaq Stockholder Approval”). In the Purchase Agreement we agreed to seek the Nasdaq Stockholder Approval at a meeting of stockholders, and we received the Nasdaq Stockholder Approval at a special meeting of stockholders held on September 14, 2023. Our directors and officers, who held approximately 29% of issued and our outstanding Common Stock as of the date of the Purchase Agreement, were party to a voting agreement pursuant to which, among other things, each party agreed, solely in their capacity as a stockholder, to vote all of their shares of Common Stock in favor of the approval of the Nasdaq Stockholder Approval and against any actions that could adversely affect our ability to perform our obligations under the Purchase Agreement. The voting agreement also placed certain restrictions on the transfer of the shares of Common Stock held by the signatories thereto.

20)    Fair Value Measurements

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the year ended December 31, 2023. The carrying amounts of cash equivalents, accounts receivable, other current assets, other assets, accounts payable, and accrued expenses approximated their fair values as of December 31, 2023, due to their short-term nature. The fair value of the bifurcated embedded derivative related to the convertible preferred stock was estimated using a Monte Carlo simulation model, which uses as inputs the fair value of our common stock and estimates for the equity volatility and traded volume volatility of our common stock, the time to maturity of the convertible preferred stock, the risk-free interest rate for a period that approximates the time to maturity, dividend rate, a penalty dividend rate, and our probability of default. The fair value of the warrant liability was estimated using the Black Scholes Model which uses as inputs the following weighted average assumptions: dividend yield, expected term in years; equity volatility; the stock price and risk-free interest rate.

Fair Value on a Recurring Basis

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The estimated fair value of the warrant liability and bifurcated embedded derivatives represent Level 3 measurements. The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		December 31
Description	Level	2023
Liabilities:
Bifurcated embedded derivative liability	3	$3,550,000

The following table sets forth a summary of the change in the fair value of the warrant liability that is measured at fair value on a recurring basis:

Balance on December 31, 2022	$—
Issuance of warrants reported at fair value	21,544,000
Change in fair value of warrant liability	(13,974,000)
Reclassification of warrant liability to equity upon amendment	(7,570,000)
Balance on December 31, 2023	$—

The following table sets forth a summary of the change in the fair value of the bifurcated embedded derivative liability that is measured at fair value on a recurring basis:

Balance on December 31, 2022	$—
Issuance of convertible preferred stock with bifurcated embedded derivative	6,140,000
Change in fair value of bifurcated embedded derivative	(2,590,000)
Balance on December 31, 2023	$3,550,000

21)    Related Party Transactions

On November 28, 2023, the Board approved a payment to JCP III AIV of $125,000 in recognition of various management and advisory services previously provided to the Company by JCP III AIV.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

PETROS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
	(Unaudited)
Assets
Current assets:
Cash	$3,894,685	$13,336,975
Accounts receivable, net	1,948,613	2,226,151
Inventories	1,405,651	1,610,391
Prepaid inventory	1,649,212	1,182,899
Prepaid expenses and other current assets	1,826,319	2,033,980
Total current assets	10,724,480	20,390,396

Fixed assets, net	18,819	28,957
Intangible assets, net	6,825,887	8,971,737
API purchase commitment	2,999,514	4,178,446
Right of use assets	124,930	226,259
Total assets	$20,693,630	$33,795,795

Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities:
Current portion of promissory note	$2,326,050	$1,156,550
Accounts payable	1,600,992	1,713,253
Accrued expenses	6,539,371	5,360,077
Accrued Series A Convertible Preferred payments payable	1,742,918	2,047,583
Other current liabilities	352,773	493,288
Total current liabilities	12,562,104	10,770,751

Promissory note, net of current portion	4,922,585	6,857,364
Derivative Liability	—	3,550,000
Other long-term liabilities	91,832	137,657
Total liabilities	17,576,521	21,315,772

Commitments and contingencies (see note 14)
Series A convertible redeemable preferred stock (par value $0.0001 per share and $1,000 stated value), 15,000 and 15,000 shares authorized at September 30, 2024, and December 31, 2023, respectively; 1,039 and 10,022 shares issued and outstanding at September 30, 2024, and December 31, 2023, respectively; Liquidation preference of $1,260,385 and $11,271,365, as of September 30, 2024, and December 31, 2023, respectively.	1,398	408,982

Stockholders’ Equity:
Common stock (par value $0.0001 per share, 250,000,000 and 250,000,000 shares authorized at September 30, 2024, and December 31, 2023, respectively; 10,014,872 and 2,991,377 shares issued and outstanding as of September 30, 2024, and December 31, 2023, respectively)	1,002	298
Additional paid-in capital	107,049,640	110,960,324
Accumulated deficit	(103,934,931)	(98,889,581)
Total Stockholders’ Equity	3,115,711	12,071,041

Total Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Equity	$20,693,630	$33,795,795

The accompanying Notes are an integral part of the Unaudited Condensed Consolidated Financial Statements.

PETROS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Nine Months Ended September 30,		For the Three Months Ended September 30,
	2024	2023	2024	2023
Net sales	$4,386,640	$6,186,638	$1,576,366	$1,674,657
Cost of goods sold	947,946	1,473,073	287,005	408,475
Gross profit	3,438,694	4,713,565	1,289,361	1,266,182
Operating expenses:
Selling, general and administrative	7,299,391	6,382,166	2,301,305	2,001,935
Warrant issuance costs	—	2,855,000	—	2,855,000
Research and development expense	2,513,105	1,574,760	588,355	389,093
Depreciation and amortization expense	2,175,126	2,480,385	739,449	826,795
Total operating expenses	11,987,622	13,292,311	3,629,109	6,072,823

Loss from operations	(8,548,928)	(8,578,746)	(2,339,748)	(4,806,641)
Other income (expenses):
Change in fair value of derivative liability	3,550,000	(430,000)	202,000	(430,000)
Change in fair value of warrant liability	—	11,739,000	—	11,739,000
Interest income	347,028	287,722	75,817	168,481
Interest expense, promissory note	(393,450)	(410,317)	(158,730)	(131,351)
Loss on issuance of Series A Preferred Stock	—	(11,088,997)	—	(11,088,997)
Total other income	3,503,578	97,408	119,087	257,133
Net loss before income taxes	$(5,045,350)	$(8,481,338)	$(2,220,661)	$(4,549,508)
Provision for income taxes	—	—	—	—
Net loss	$(5,045,350)	$(8,481,338)	$(2,220,661)	$(4,549,508)

Preferred Stock dividend and cash premiums	(1,863,998)	(339,232)	(1,051,695)	(339,232)
Preferred Stock accretion	(9,099,230)	(1,153,846)	(1,974,359)	(1,153,846)

Net loss attributable to common stockholders	(16,008,578)	(9,974,416)	(5,246,715)	(6,042,586)
Basic and Diluted	$(2.18)	$(4.73)	$(0.53)	$(2.85)
Weighted average common shares outstanding
Basic and Diluted	7,332,030	2,108,747	9,829,793	2,119,620

The accompanying Notes are an integral part of the Unaudited Condensed Consolidated Financial Statements.

PETROS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

(Unaudited)

		Convertible
	Convertible	Redeemable
	Redeemable	Preferred		Common	Additional
	Preferred	Stock	Common	Stock	Paid-in	Accumulated
	Stock	Amount	Stock	Amount	Capital	Deficit	Total
Three Months Ended September 30, 2024
Balance, June 30, 2024	4,039	$1,115,762	9,297,538	$930	$109,783,623	$(101,714,270)	$8,070,283
Stock-based compensation expense	—	—	—	—	—	—	—
Common Stock issued for services	—	—	136,986	14	59,986	—	60,000
Series A Preferred Stock accretion	—	1,974,359	—	—	(1,974,359)	—	(1,974,359)
Series A Preferred Stock dividends	—	236,821	—	—	(236,821)	—	(236,821)
Preferred Stock redemption including cash premium	(3,000)	(3,325,544)	580,348	58	232,085	—	232,143
Deemed dividends on Preferred Stock	—	—	—	—	(814,874)	—	(814,874)
Net loss	—	—	—	—	—	(2,220,661)	(2,220,661)
Balance, September 30, 2024	1,039	$1,398	10,014,872	$1,002	$107,049,640	$(103,934,931)	$3,115,711

		Convertible
	Convertible	Redeemable
	Redeemable	Preferred		Common	Additional
	Preferred	Stock	Common	Stock	Paid-in	Accumulated
	Stock	Amount	Stock	Amount	Capital	Deficit	Total
Nine Months Ended September 30, 2024
Balance, December 31, 2023	10,022	$408,982	2,991,377	$298	$110,960,324	$(98,889,581)	$12,071,041
Stock-based compensation expense	—	—	—	—	197,215	—	197,215
Common Stock issued for services	—	—	459,972	47	269,953	—	270,000
Series A Preferred Stock accretion	—	9,099,230	—	—	(9,099,230)	—	(9,099,230)
Series A Preferred Stock dividends	—	991,783	—	—	(991,783)	—	(991,783)
Preferred Stock redemption including cash premium	(8,983)	(10,498,597)	6,563,523	657	6,585,376	—	6,586,033
Deemed dividends on Preferred Stock	—	—	—	—	(872,215)	—	(872,215)
Net loss	—	—	—	—	—	(5,045,350)	(5,045,350)
Balance, September 30, 2024	1,039	$1,398	10,014,872	$1,002	$107,049,640	$(103,934,931)	$3,115,711

		Convertible
	Convertible	Redeemable
	Redeemable	Preferred		Common	Additional
	Preferred	Stock	Common	Stock	Paid-in	Accumulated
	Stock	Amount	Stock	Amount	Capital	Deficit	Total
Three Months Ended September 30, 2023
Balance, June 30, 2023	—	$—	2,119,620	$211	$107,602,301	$(94,658,223)	$12,944,289
Stock-based compensation expense	—	—	—	—	30,840	—	30,840
Issuance of Series A Preferred Stock in private placement, net of discount and transaction costs $15,000,003	15,000	—	—	—	—	—	—

Series A Preferred Stock accretion	—	1,153,846	—	—	(1,153,846)	—	(1,153,846)
Series A Preferred Stock dividends	—	249,701	—	—	(249,701)	—	(249,701)
Preferred Stock redemption including cash premium	(1,154)	(1,279,016)	—	—	(89,531)	—	(89,531)
Net loss	—	—	—	—	—	(4,549,508)	(4,549,508)
Balance, September 30, 2023	13,846	$124,531	2,119,620	$211	$106,140,063	$(99,207,731)	$6,932,543

		Convertible
	Convertible	Redeemable
	Redeemable	Preferred		Common	Additional
	Preferred	Stock	Common	Stock	Paid-in	Accumulated
	Stock	Amount	Stock	Amount	Capital	Deficit	Total
Nine Months Ended September 30, 2023
Balance, December 31, 2022	—	$—	2,079,387	$208	$107,428,652	$(90,726,393)	$16,702,467
Stock-based compensation expense	—	—	—	—	204,492	—	204,492
Shares issued for vested RSU’s	—	—	40,233	3	(3)	—	—
Issuance of Series A Preferred Stock in private placement, net of discount and transaction costs $15,000,003	15,000	—	—	—	—	—	—

Series A Preferred Stock accretion	—	1,153,846	—	—	(1,153,846)	—	(1,153,846)
Series A Preferred Stock dividends	—	249,701	—	—	(249,701)	—	(249,701)
Preferred Stock redemption including cash premium	(1,154)	(1,279,016)	—	—	(89,531)	—	(89,531)
Net loss	—	—	—	—	—	(8,481,338)	(8,481,338)
Balance, September 30, 2023	13,846	$124,531	2,119,620	$211	$106,140,063	$(99,207,731)	$6,932,543

The accompanying Notes are an integral part of the Unaudited Condensed Consolidated Financial Statements.

PETROS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(5,045,350)	$(8,481,338)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,175,126	2,480,385
Bad debt expense	16,579	32,516
Inventory and sample inventory reserve	(35,055)	41,195
Amortization of right of use asset	101,328	97,622
Derivative liability	(3,550,000)	430,000
Warrant liability	—	(11,739,000)
Loss on issuance of Series A Preferred Stock	—	11,088,997
Noncash Warrant expense	—	1,595,000
Employee stock-based compensation	197,215	204,492
Stock issued for services	270,000	—

Changes in operating assets and liabilities:
Accounts receivable	260,959	(897,289)
Inventories	239,795	(63,191)
Prepaid inventory	(466,313)	—
Prepaid expenses and other current assets	1,386,593	359,492
Accounts payable	(112,287)	(451,338)
Accrued expenses	1,179,294	234,364
Deferred revenue	(46,895)	(281,372)
Other current liabilities	(93,620)	94,113
Other long-term liabilities	(45,825)	(111,283)
Net cash used in operating activities	(3,568,456)	(5,366,635)

Cash flows from investing activities:
Acquisition of fixed assets	(19,138)	—
Net cash used in investing activities	(19,138)	—

Cash flows from financing activities:
Payment of promissory note	(765,279)	(1,089,683)
Proceeds from Private Placement, net of transactions costs	—	15,000,003
Redemption of Series A Preferred Stock	(5,089,417)	—
Net cash provided by (used in) financing activities	(5,854,696)	13,910,320

Net increase (decrease) in cash	(9,442,290)	8,543,685

Cash, beginning of period	13,336,975	9,426,264
Cash, end of period	$3,894,685	$17,969,949

Supplemental cash flow information:
Cash paid for interest during the period	$234,721	$410,317

Noncash Items:
Noncash increase in inventory due to API reclass	$—	$(663,984)
Noncash decrease in API purchase commitment	—	694,314
Noncash decrease in other current assets: API purchase commitment	—	(30,330)
Noncash issuance of common stock to non-employee	—	3
Noncash initial fair value of warrant liability pursuant to private placement	—	21,544,000
Noncash initial fair value of derivative liability pursuant to private placement	—	6,140,000
Noncash redemption of Series A Preferred Stock	6,586,033	—
Accrued Series A Convertible Preferred payments payable	1,742,918	1,368,546
Accretion of Series A convertible preferred stock to redemption value	9,099,230	1,153,846
Accrual of Series convertible preferred stock dividends	991,783	339,232

The accompanying Notes are an integral part of the Unaudited Condensed Consolidated Financial Statements.

PETROS PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1)    Nature of Operations, Basis of Presentation, Liquidity and Going Concern

Nature of Operations

Petros Pharmaceuticals, Inc. (“Petros” or the “Company”) was incorporated in Delaware on May 14, 2020, for the purpose of effecting the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 17, 2020 (as amended, the “Merger Agreement”), by and between Petros, Neurotrope, Inc., a Nevada corporation (“Neurotrope”), Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Metuchen”), and certain subsidiaries of Petros and Neurotrope. Petros consists of wholly owned subsidiaries: Metuchen, Neurotrope, Timm Medical Technologies, Inc. (“Timm Medical”), and Pos-T-Vac, LLC (“PTV”). The Company is engaged in the commercialization and development of Stendra®, a U.S. Food and Drug Administration (“FDA”) approved PDE-5 inhibitor prescription medication for the treatment of erectile dysfunction (“ED”), which the Company has licensed from Vivus, Inc. (“Vivus”). Petros also markets its own line of ED products in the form of vacuum erection device products through its subsidiaries, Timm Medical and PTV.

Petros is committed to the goal of becoming a leading innovator in the emerging self-care market driving expanded access to key prescription pharmaceuticals as Over-The-Counter (“OTC”) treatment options. Currently, Petros is pursuing increased access for its flagship prescription ED therapy, Stendra®, via potential OTC designation. If ultimately approved by the FDA for OTC access, Stendra® may be the first in its class to achieve this marketing status, also establishing company know how as a proven platform for other prospective prescription therapeutics.

The Company manages its operations through two segments, Prescription Medications and Medical Devices, both of which focus on the treatment of ED. The Prescription Medications segment consists primarily of Stendra®, which is sold generally in the United States. The Medical Devices segment consists primarily of vacuum erection devices, which are sold domestically and internationally.

The Company’s priority is the ability to develop Stendra® OTC and its commercialization.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial reporting and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X. In the opinion of management, the unaudited condensed consolidated financial statements included herein contain all adjustments necessary to present fairly the Company’s financial position and the results of its operations and cash flows for the interim periods presented. Such adjustments are of a normal recurring nature. The results of operations for the nine months ended September 30, 2024, may not be indicative of results for the full year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and the notes to those statements for the year ended December 31, 2023, included in the Company’s 2023 Form 10-K. All transactions between the consolidated entities have been eliminated in consolidation.

Liquidity, Going Concern and Other Uncertainties

In accordance with Financial Accounting Standards Board (the “FASB”) Accounting Standards Update (“ASU”) ASU 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40) (“ASC 205-40”), the Company has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. To date, the Company’s principal sources of capital used to fund operations have been the revenues from product sales, private sales, registered offerings and private placements of equity securities. The Company has experienced net losses and negative cash flows from operations since inception. As of September 30, 2024, the Company had cash of $3.9 million, negative working capital of $1.8 million, and accumulated deficit of $103.9 million. The Company’s plans include, or may include, utilizing cash on hand, as well as exploring additional ways to raise capital in addition to increasing cash flows from operations.

In January 2022, the Company executed a promissory note in favor of Vivus in connection with the Vivus Settlement Agreement (as defined herein) in the principal amount of $10,201,758 (the “Settlement Agreement”). As of September 30, 2024, the principal balance of the note is $7.2 million. The terms of this promissory note are discussed in Note 8 and Note 13.

The Company does not currently have sufficient available liquidity to fund its operations for at least the next 12 months. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these interim unaudited condensed consolidated financial statements are issued. The accompanying interim unaudited condensed consolidated financial statements do not include any adjustments that might result from these uncertainties. The unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

In response to these conditions and events, the Company is evaluating various financing strategies to obtain sufficient additional liquidity to meet its operating, debt service and capital requirements for the next twelve months following the date of this Quarterly Report. The potential sources of financing that the Company is evaluating include one or any combination of secured or unsecured debt, convertible debt and equity in both public and private offerings. The Company also plans to finance near-term operations with its cash on hand, including the gross proceeds of $15 million raised in the Private Placement (as defined herein), as well as by exploring additional ways to raise capital and increasing cash flows from operations. The Company intends to use the proceeds from the Private Placement to fund its OTC progress throughout 2024. There is no assurance the Company will manage to raise additional capital or otherwise increase cash flows, if required. The sources of financing described above that could be available to the Company and the timing and probability of obtaining sufficient capital depend, in part, on expanding the use of Stendra® and continuing to invest in research and development pursuant to the Company’s Non-Prescription / OTC strategies related to Stendra®, which the Company believes has the potential to dramatically increase product sales in the future and future capital market conditions. If the Company’s current assumptions regarding timing of these events are incorrect or if there are any other changes or differences in the Company’s current assumptions that negatively impact the Company’s financing strategy, the Company may have to further reduce expenditures or significantly delay, scale back or discontinue the development or commercialization of Stendra® OTC in order to extend its cash resources.

NASDAQ Capital Market Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On May 15, 2024, the Company received notice from the Listing Qualifications Staff of Nasdaq (the “Staff”) indicating that, based upon the closing bid price of the Company’s common stock for the 30 consecutive business day period between April 3, 2024, through May 14, 2024, the Company did not meet the minimum bid price of $1.00 per share required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Rule”). The letter also indicated that the Company was provided with a compliance period until November 11, 2024, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A).

On November 12, 2024, the Company received notice from the Staff granting the Company’s request for a 180-day extension to regain compliance with the Rule, or, until May 12, 2025 (the “Compliance Period”).In order to regain compliance with Nasdaq’s minimum bid price requirement, the Company’s common stock must maintain a minimum closing bid price of $1.00 for at least ten consecutive business days during the Compliance Period. However, if it appears to Nasdaq that the Company will be unable to cure the deficiency Nasdaq will provide notice that the Company’s common stock will be subject to delisting. There can be no assurance that the Nasdaq staff would grant the Company’s request for continued listing subsequent to any delisting notification. In the event of such a notification, the Company may appeal the Nasdaq staff’s determination to delist its securities.

2)    Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting periods. Such estimates include the adequacy of accounts receivable reserves, return reserves, inventory reserves, assessment of long-lived assets, including intangible asset impairment, and the valuation of the derivative liability, among others. Actual results could differ from these estimates and changes in these estimates are recorded when known.

Risks and Uncertainties

The Company is subject to risks common to companies in the pharmaceutical industry including, but not limited to, uncertainties related to commercialization of competitor products, regulatory approvals, dependence on key products, dependence on key customers and suppliers, and protection of intellectual property rights.

Concentration of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk includes cash. The Company maintains cash on deposit at U.S.-based banks in amounts which, at times, may be in excess of insured limits of $250,000.

Segment Reporting

Operating segments are components of a Company for which separate financial information is available and evaluated regularly by the chief operating decision maker in assessing performance and deciding how to allocate resources. The Company’s two segments, Prescription Medications and Medical Devices, focus on the treatment of ED. The Prescription Medications segment consists primarily of operations related to Stendra®, which is sold generally in the United States. The Medical Devices segment consists primarily of operations related to vacuum erection devices, which are sold domestically and internationally. See Note 15 Segment Information.

Revenue Recognition

Prescription Medication Sales

The Company’s prescription medication sales consist of sales of Stendra® in the U.S. for the treatment of ED. Under Accounting Standards Codification (“ASC”) Topic 606, Revenue Recognition (“Topic 606”), the Company recognizes revenue from prescription medication sales when its performance obligations with a customer have been satisfied. In the contracts with its customers, the Company has identified a single performance obligation to provide Stendra® upon receipt of a customer order. The performance obligation is satisfied at a point in time when the Company’s customers obtain control of Stendra®, which is typically upon delivery. The Company invoices its customers after Stendra® has been delivered and invoice payments are generally due within 30 to 75 days of invoice date.

In determining the transaction price, a significant financing component does not exist since the timing from when the Company delivers Stendra® to when the customers pay for the product is typically less than one year. The Company records prescription medication sales net of any variable consideration, including but not limited to discounts, rebates, returns, chargebacks, and distribution service fees (“DSA”). The Company uses the expected value method when estimating its variable consideration, unless terms are specified within contracts. The identified variable consideration is recorded as a reduction of revenue at the time revenues from sales of Stendra® are recognized. The Company recognizes revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration received. The Company evaluates these estimates each reporting period to reflect known changes.

As of September 30, 2024, and December 31, 2023, the reserves for sales deductions were $5.5 million and $4.7 million, respectively. The most significant sales deductions included in this reserve relate to returns, contract rebates, and DSA fees. The Company’s estimates are based on factors such as direct and indirect customers’ buying patterns and the estimated resulting contractual deduction rates, historical experience, specific known market events and estimated future trends, current contractual and statutory requirements, industry data, estimated customer inventory levels, current contract sales terms with the Company’s direct and indirect customers, and other competitive factors. Significant judgment and estimation are required in developing the foregoing and other relevant assumptions. The most significant sales deductions are further described below.

Product Returns

Consistent with industry practice, the Company maintains a return policy that generally allows its customers to return Stendra® and receive credit for product within six months prior to expiration date and up to one year after expiration date. The provision for returns is based upon the Company’s estimates for future Stendra® returns and historical experience. The provision of returns is part of the variable consideration recorded at the time revenue is recognized. As of September 30, 2024, and December 31, 2023, the reserves for product returns were $5.3 million and $4.2 million, respectively, and are included as a component of accrued expenses. During the nine months ended September 30, 2024, and 2023, the Company recorded $1.2 million and $1.3 million, respectively, of returns as a reduction of gross revenue. During the three months ended September 30, 2024, and 2023, the Company recorded $0.4 million and $0.5 million, respectively, of returns as a reduction of gross revenue.

Contract Rebates, Coupon Redemptions and DSA Fees

The Company establishes contracts with wholesalers, chain stores, and indirect customers that provide for rebates, sales incentives, DSA fees and other allowances. Some customers receive rebates upon attaining established sales volumes. Direct rebates are generally rebates paid to direct purchasing customers based on a percentage applied to a direct customer’s purchases from us, including fees paid to wholesalers under the Company’s DSAs, as described below. Indirect rebates are rebates paid to indirect customers that have purchased the Company’s products from a wholesaler under a contract with us.

The Company has entered into DSAs with certain significant wholesaler customers that obligate the wholesalers, in exchange for fees paid by us, to: (i) manage the variability of their purchases and inventory levels within specified limits based on product demand and (ii) provide us with specific services, including the provision of periodic retail demand information and current inventory levels for the Company’s pharmaceutical products held at their warehouse locations. See Note 3 Accounts Receivable, net for further discussion of these reserves.

Medical Device Sales

The Company’s medical device sales consist of domestic and international sales of men’s health products for the treatment of ED. The men’s health products do not require a prescription and include vacuum erection devices, PreBoost, VenoSeal, penile injections (Rx), and urinary tract infection tests. Under Topic 606, the Company recognizes revenue from medical device sales when its performance obligations with its customers have been satisfied. In the contracts with its customers, the Company has identified a single performance obligation to provide medical devices upon receipt of a customer order. The performance obligation is satisfied at a point in time when the Company’s customers obtain control of the medical device, which is typically upon shipment. The Company invoices its customers after the medical devices have been shipped and invoice payments are generally due within 30 days of invoice date for domestic customers and 90 days for international customers.

In determining the transaction price, a significant financing component does not exist since the timing from when the Company delivers the medical devices to when the customers pay for the product is typically less than one year. The Company records medical device sales net of any variable consideration, including but not limited to returns. The Company uses the expected value method when estimating its variable consideration. The identified variable consideration is recorded as a reduction of revenue at the time revenues from the medical device sales are recognized. The Company recognizes revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration received. The Company evaluates these estimates each reporting period to reflect known changes.

Product Returns

Consistent with industry practice, the Company maintains a return policy that generally allows its customers to return medical devices and receive credit for products within 90 days of the sale. The provision for returns is based upon the Company’s estimates for future product returns and historical experience. The Company has not made significant changes to the judgments made in applying Topic 606. As of September 30, 2024, and December 31, 2023, the reserves for product returns for medical devices were not significant.

Contract Costs

In relation to customer contracts, the Company incurs costs to fulfill a contract but does not incur costs to obtain a contract. These costs to fulfill a contract do not meet the criteria for capitalization and are expensed as incurred. As such, the Company did not have any contract assets at September 30, 2024, and December 31, 2023.

Contract Liabilities

Under Accounting Standards Codification Topic 606, Revenue Recognition, the Company recognizes revenue when its performance obligations with a customer has been satisfied. In the event it has not been satisfied, the Company records deferred revenue as a liability on the balance sheet. As of September 30, 2024, and December 31, 2023, deferred revenue was $0.1 million and $0.1 million, respectively.

Fair Value of Financial Instruments

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market.

Level 3 – Unobservable inputs which are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Financial instruments recognized at historical amounts in the consolidated balance sheets consist of cash, accounts receivable, other current assets, accounts payable, accrued expenses, and other current liabilities. The Company believes that the carrying values of cash, accounts receivable, other current assets, accounts payable, accrued expenses, note payable, and other current liabilities approximate their fair values due to the short-term nature of these instruments.

In connection with the Private Placement (as defined herein), the Company incurred liabilities related to derivatives arising from embedded features that were not clearly and closely related to the host instruments. The Company estimated the fair value of derivative liability utilizing Monte Carlo Simulation approach. These fair value measurements are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. See Notes 16 and 17.

Intangible Assets

The Company accounts for recognized intangible assets at cost. Intangible assets with finite useful lives are amortized over the useful life that the assets are expected to contribute directly or indirectly to future cash flows. Intangible assets are amortized using an accelerated method based on the pattern in which the economic benefits of the assets are consumed. The Company reviews the carrying value and useful lives of its intangible assets with definite lives whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable or the period over which they should be amortized has changed. When indicators of impairment exist, the Company determines whether the estimated undiscounted sum of the future cash flows of such assets is less than their carrying amounts. If less, an impairment loss is recognized in the amount, if any, by which the carrying amount of such assets exceeds their respective fair values. The Company evaluates the remaining useful life of each intangible asset that is being amortized during each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the intangible asset’s remaining useful life has changed, the remaining carrying amount of the intangible asset is amortized prospectively over that revised remaining useful life.

The Company’s prepared projections including the undiscounted cash flows of the remaining estimated useful lives through December 2031 for the medical device products. Management continued to analyze the Company’s intangible assets during 2024. Management noted that the Company’s financial results were consistent with previous projections. Based on its analysis, Management concluded that there were no triggering events noted that would indicate a potential impairment for long-lived assets for any of the two asset groups, Metuchen Pharmaceuticals and TIMM/PTV.

Derivative Financial Instruments

The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives per ASC 815, Derivatives and Hedging (“ASC 815”). Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet.

Preferred Stock

The Company records shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The Company concluded that the Series A Preferred Stock is more akin to a debt-type instrument than an equity-type instrument, therefore certain conversion features associated with the convertible preferred stock were deemed to not be clearly and closely related to the host instrument and were bifurcated as a derivative under ASC 815. The Company has applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and has therefore classified the Series A convertible preferred stock as mezzanine equity as it redeemable in monthly installments. The Company adjusts the carrying values of the convertible preferred stock by accreting the discount and accruing dividends to the state the convertible preferred stock at redemption value each reporting period.

Recent Accounting Pronouncements

Accounting Pronouncements Not Yet Adopted

In November 2023, the Financial Accounting Standards Board (FASB) issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which requires an enhanced disclosure of significant segment expenses on an annual and interim basis. This guidance will be effective for the annual periods beginning the year ended December 31, 2024, and for interim periods beginning January 1, 2025. Early adoption is permitted. Upon adoption, the guidance should be applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating segment disclosures related to its annual report for fiscal year 2024.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which improves the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for the annual periods beginning the year ended December 31, 2025. Early adoption is permitted. Upon adoption, the guidance can be applied prospectively or retrospectively. The Company is currently evaluating income tax disclosures related to its annual report for fiscal year 2025.

In November 2024, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disclosure in the notes to the financial statements of specified information about certain costs and expenses. The amendments are effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments should be applied either prospectively to financial statements issued for reporting periods after the effective date of this ASU or retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the new guidance to determine the impact it may have on its consolidated financial statements and related disclosures.

3)    Accounts Receivable, net

Accounts receivable, net is comprised of the following:

	September 30,	December 31,
	2024	2023
Gross accounts receivables	$2,299,300	$2,887,317
Distribution service fees	(114,073)	(398,968)
Chargebacks accrual	(2,946)	(2,462)
Cash discount allowances	(26,066)	(24,639)
Allowance for credit losses	(207,602)	(235,097)
Total accounts receivable, net	$1,948,613	$2,226,151

For the nine months ended September 30, 2024, gross billings to customers representing 10% or more of the Company’s total gross billings included three customers which represented approximately 28%, 25%, and 14% of total gross billings, respectively. For the nine months ended September 30, 2023, gross billings to customers representing 10% or more of the Company’s total gross billings included three customers which represented approximately 23%, 19%, and 17% of total gross billings, respectively. For the three months ended

September 30, 2024, gross billings to customers representing 10% or more of the Company’s total gross billings included three customers which represented approximately 30%, 25%, and 14% of total gross billings, respectively. For the three months ended September 30, 2023, gross billings to customers representing 10% or more of the Company’s total gross billings included three customers which represented approximately 24%, 21%, and 18% of total gross billings, respectively.

Receivables from customers representing 10% or more of the Company’s gross accounts receivable included three customers at September 30, 2024, equal to 53%, 25%, and 22%, respectively. Receivables from customers representing 10% or more of the Company’s gross accounts receivable included three customers at December 31, 2023, equal to 36%, 24% and 16%, respectively.

Effective November 1, 2024, the Company determined to discontinue sales of Stendra® to wholesalers to mitigate the risk of returns associated with expired or near-expired prescription medication due to Stendra® having less than a six-month shelf life. Sales of Stendra® to wholesalers collectively accounted for approximately 94% and 95% of net sales for the three months ended and nine months ended September 30, 2024, respectively.

4)    Inventories

Inventory is comprised of the following:

	September 30, 2024	December 31, 2023
Raw Materials	$1,257,152	$1,430,139
Finished goods	148,499	180,252
Total inventory	$1,405,651	$1,610,391

Finished goods are net of valuation reserves of $260,356 and $295,411 as of September 30, 2024, and December 31, 2023, respectively.

5)    Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets are comprised of the following:

	September 30, 2024	December 31, 2023
Prepaid insurance	$94,030	$45,664
Prepaid FDA fees	—	937,652
Prepaid R&D expenses	208,900	115,755
API purchase commitment asset (see Note 13)	1,417,348	704,729
Other prepaid expenses	101,281	118,704
Other current assets	4,760	111,476
Total prepaid expenses and other current assets	$1,826,319	$2,033,980

6)    Intangible Assets

Intangible Assets are comprised of the following:

Balance at December 31, 2022	$12,244,484
Amortization expense	(3,272,747)
Balance at December 31, 2023	8,971,737
Amortization expense	(2,145,850)
Balance at September 30, 2024	$6,825,887

The future annual amortization related to the Company’s intangible assets is as follows as of September 30, 2024:

2024 (remaining 3 months)	$654,774
2025	1,754,329
2026	1,442,186
2027	1,212,871
2028	996,636
Thereafter	765,091
Total	$6,825,887

The intangible assets held by the Company are the Stendra® product, Timm Medical product, and PTV product and are being amortized over their estimated useful lives of 10 years, 12 years, and 12 years, respectively. The carrying value of the Stendra® product, Timm Medical product, and PTV product as of September 30, 2024, are $3.4 million, $2.7 million and $0.7 million, respectively. The carrying value of the Stendra® product, Timm Medical product, and PTV product as of December 31, 2023, were $4.9 million, $3.2 million and $0.9 million, respectively. During the nine months ended September 30, 2024, and 2023, respectively, the Company recorded $2.1 million and $2.5 million of amortization expense. During the three months ended September 30, 2024, and 2023, respectively, the Company recorded $0.7 million and $0.8 million of amortization expense.

7)    Accrued Expenses

Accrued expenses are comprised of the following:

	September 30, 2024	December 31, 2023
Accrued product returns	$5,299,261	$4,178,176
Accrued contract rebates	96,465	128,562
Due to 3PL/Wholesalers	62,284	75,727
Accrued bonuses	501,988	665,184
Accrued professional fees	—	15,000
Accrued R&D fees	354,908	100,668
Other accrued expenses	224,465	196,760
Total accrued expenses	$6,539,371	$5,360,077

8)    Debt

Promissory Note

In connection with the Settlement Agreement entered into with Vivus (see Note 13), Petros executed an interest-bearing promissory note (the “Note”) in favor of Vivus in the principal amount of $10,201,758. The parties also entered into a Security Agreement, dated January 18, 2022, (the “Security Agreement”) pursuant to which the Company granted to Vivus a continuing security interest in all of its Stendra® API and products and its rights under the License Agreement to secure the Company’s obligations under the Note (the “Collateral”).

Under the terms of the Note, the original principal amount of $10,201,758 is payable in consecutive quarterly installments of principal and interest beginning on April 1, 2022, through January 1, 2027. Interest on the principal amount accrues at a rate of 6% per year. The Company may prepay the Note, in whole or in part, at any time, with no premium or penalty. In the event of a default under the Security Agreement, all principal outstanding under the Note at the time of the default will bear interest at a rate of 9% per year until the full and final payment of all principal and interest under the Note (regardless of whether any default is waived or cured). For the nine months ended September 30, 2024, and 2023, the Company paid Vivus $1.0 million and $1.5 million, respectively. As of September 30, 2024, and December 31, 2023, the principal balance on the Note is $7.2 million and $8.0 million, respectively.

On October 1, 2024, the Company failed to make the required payment due pursuant to the Note and related Security Agreement with Vivus in the amount of $0.5 million, constituting an Event of Default (as defined in the Note) under the Note and Security Agreement.  As a result of the Event of Default, the Company accrued an additional $50,000 of interest expense.

Future minimum principal payments of the Note are as follows:

2024 (remaining 3 months)	$391,271
2025	2,720,940
2026	3,264,351
2027	872,073
Total	$7,248,635
Less: current portion	(2,326,050)
Promissory note, net of current portion	$4,922,585

9)    Stockholders’ Equity

On December 21, 2023, the Company approved and accrued for the issuance of $200,000 of common stock, payable in two equal installments, with the first installment to be paid upon approval by the Board and the second installment six months after the first installment, to CorProminence, LLC (“CoreIR”) for services rendered pursuant to a Marketing and Consulting Agreement. The first installment of 70,922 shares was issued on February 29, 2024. The second installment of 245,158 shares was issued on June 21, 2024.

On January 5, 2024, the Company executed an advisory agreement (“Maxim Agreement”) with Maxim Group LLC (“Maxim”) that included the issuance of $10,000 of the Company’s restricted common stock per month and issued every six months starting upon the execution of the agreement. The first installment of 6,906 shares was issued on January 5, 2024. The second installment of 136,986 shares was issued on August 13, 2024. On August 20, 2024, the Company delivered written notice of termination of the Maxim Agreement, effective September 30, 2024. Accordingly, the Maxim Agreement terminated in accordance with its terms on September 30, 2024.

10)    Stock Options

The following is a summary of stock options for the nine months ended September 30, 2024:

Weighted-Average
		Weighted-	Remaining	Aggregate Intrinsic
	Number of	Average	Contractual	Value
	Shares	Exercise Price	Term (Years)	($ in thousands)
Options outstanding at December 31, 2023	509,133	$4.75	9.46	$66
Options granted	—	—	—	—
Less: options forfeited	—	—	—	—
Less: options expired/cancelled	—	—	—	—
Less: options exercised	—	—	—	—
Options outstanding at September 30, 2024	509,133	$4.75	8.71	$—
Options exercisable at September 30, 2024	454,600	$5.15	8.65	$—

Stock-based compensation expense recognized for the nine months ended September 30, 2024, and 2023 was $197,215 and $204,492, respectively, and is recorded in general and administrative expenses in the consolidated statements of operations. As of September 30, 2024, there is no unrecognized stock-based compensation expense (excluding performance awards). Stock-based compensation expense recognized for the three months ended September 30, 2024, and 2023 was $0 and $30,840, respectively.

11)    Common Stock Warrants

The following is a summary of warrants for the nine months ended September 30, 2024:

				Aggregate
				Intrinsic
		Weighted-Average	Remaining	Value ($ in
	Number of Warrants	Exercise Price	Contractual Term	thousands)
Warrants outstanding - December 31, 2023	8,203,839	$14.93	4.3	$—
Warrants issued	—	—	—	—
Warrants exercised	—	—	—	—
Warrants expired	(15,097)	252.53	—	—
Warrants outstanding and exercisable- September 30, 2024	8,188,742	$14.49	3.5	$—

12)    Dilutive convertible securities

The following table summarizes the potentially dilutive securities convertible into common shares that were excluded from the calculation of diluted net income (loss) per share because their inclusion would have been antidilutive:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Stock Options	509,133	210,067	509,133	210,067
Series A Convertible Preferred stock	560,171	6,762,090	560,171	6,762,090
Warrants	8,188,742	8,204,117	8,188,742	8,204,117
Total	9,258,046	15,176,274	9,258,046	15,176,274

13)    Marketing, Licensing and Distribution Agreements

(a)    Vivus

On September 30, 2016, the Company entered into a License and Commercialization Agreement (the “License Agreement”) with Vivus to purchase and receive the license for the commercialization and exploitation of Stendra® for a one-time fee of $70 million. The License Agreement gives the Company the right to sell Stendra® in the U.S and its territories, Canada, South America, and India. Vivus was originally granted the license in December 2000 from Mitsubishi Tanabe Pharma Corporation (“MTPC”) to develop, market, and manufacture Stendra®. Stendra® was approved by the FDA in April 2012 to treat ED.

Under the License Agreement, the Company will pay MTPC a royalty of 5% on the first $500 million of net sales and 6% of net sales thereafter. In consideration for the trademark assignment and the use of the trademarks associated with the product and the Vivus technology, the Company shall (a) during the first, second, and third years following the expiration of the Royalty Period in a particular country in the Company’s territory, pay to Vivus a royalty equal to 2% of the net sales of products in such territory; and (b) following the fourth and fifth years following the expiration of the Royalty Period in such territory, pay to Vivus a royalty equal to 1% of the net sales of products in such territory. Thereafter, no further royalties shall be owed with respect to net sales of Stendra® in such territory.

In addition, the Company will be responsible for a pro-rata portion of a $6 million milestone payment to be paid once $250 million in sales has been reached on the separate revenue stream of Stendra®. Should the $250 million of sales threshold be reached, the Company will be responsible for $3.2 million of the milestone payment.

On January 18, 2022, Petros and Vivus entered into a Settlement Agreement (the “Vivus Settlement Agreement”) related to the minimum purchase requirements under the Vivus Supply Agreement in 2018, 2019 and 2020 and certain reimbursement rights asserted by a third-party retailer in connection with quantities of the Company’s Stendra® product that were delivered to the third-party retailer and later returned. In connection with the Vivus Settlement Agreement, Petros retained approximately $7.3 million of Active Pharmaceutical Ingredient (“API”) inventory under the Vivus Supply Agreement. In exchange for the API and reduction of current liabilities after prepayment of $900,000, Petros executed an interest-bearing promissory note (the “Note”) in favor of Vivus in the original principal amount of $10,201,758, which the Company believes approximates fair value (See Note 8).

In addition to the payments to be made in accordance with the Note, the Company further agreed in the Vivus Settlement Agreement to (i) grant to Vivus a right of first refusal to provide certain types of debt and convertible equity (but not preferred equity) until the Note is paid in full, and (ii) undertake to make certain regulatory submissions to effectuate Vivus’ ability to exercise its rights under the License Agreement. On January 18, 2022, the Company made a prepayment of the obligations under the Note in the amount of $900,000, and a payment of $1,542,904 with respect to a purchase order made in 2021 to Vivus. In consideration of these payments and upon the Company’s satisfaction of certain regulatory submissions, Vivus released 100% of the quantity of bulk Stendra® tablets by the end of the first quarter 2022.

As a result of entering into the Vivus Settlement Agreement, the Company decreased accrued expenses by $6.5 million and decreased accrued inventory purchases by $14.2 million; which were partially offset by a decrease in API purchase commitments of $6.2 million and an increase to liabilities for the Note of $10.2 million (which is net of the $0.9 million prepayment on the Note). As a result, the Company recorded a $3.4 million gain on settlement for the year ended December 31, 2022.

API inventory is not a finished good. The additional API inventory that the Company does not have title to is classified as API Inventory in either other current assets or other assets, depending on whether the Company expects to take title to the product within one year from the date of the financial statements. As of September 30, 2024, and December 31, 2023, there was $1.4 million and $0.7 million respectively, included in other current assets (see Note 5 Prepaid Expenses and Other Current Assets). As of September 30, 2024, and December 31, 2023, there was $3.0 million and $4.2 million, respectively,included as other assets on the accompanying consolidated balance sheets, respectively. The Company reviews its inventory levels and purchase commitments for excess amounts that it is required to purchase but projects it will not be able to sell prior to product expiry. The Company did not record any reserve for the three and nine months ended September 30, 2024, and 2023.

During the nine months ended September 30, 2024, and 2023, the Company incurred royalties to MTPC for Stendra® of $104,309 and $170,822, respectively. During the three months ended September 30, 2024, and 2023, the Company incurred royalties to MTPC for Stendra® of $42,903 and $46,288, respectively. Royalties incurred were included in cost of goods sold in the consolidated statements of operations. As of September 30, 2024, the Company had a payable for royalties of $42,903, which is included in accrued expenses in the accompanying consolidated balance sheets. As of December 31, 2023, the Company had a receivable for royalties of $56,503, which is included in other current assets. (see Note 7 Accrued Expenses and Note 5 Prepaid Expenses and other Current Assets).

The license agreement between MTPC and Vivus (“MTPC License”) contains certain termination rights that would allow MTPC to terminate the agreement if Vivus were to breach any of the terms of the MTPC License or become insolvent or bankrupt. In the event that MTPC terminates the MTPC License with Vivus because of any contractual breach the Company has step-in rights with MTPC, which would allow the Company to continue to sell Stendra®.

(b)    Patheon

Following the termination of the Vivus Supply Agreement, Petros, through its subsidiary Metuchen, entered into a Technology Transfer Service Agreement on January 20, 2022, with Patheon Pharmaceuticals Inc., part of Thermo Fisher Scientific (“Patheon”), pursuant to which the Company and Patheon agreed to collaborate as strategic partners for commercial production of Stendra® tablets at Patheon’s facilities in Cincinnati, Ohio. Under the agreement, Patheon or one of its affiliates will provide pharmaceutical development and technology transfer services in order to establish and validate its ability to manufacture supply of the Company’s Stendra® product. Any commercial sale of product manufactured during the performance of the agreement must be subject to a subsequent commercial manufacturing services agreement (with associated quality agreement) between the parties before it can be offered for commercial sale.

14)    Commitments and Contingencies

(a)    Legal Proceedings

On July 14, 2020, Greg Ford, the former Chief Executive Officer of the Company, was terminated. On July 14, 2020, Mr. Ford, through his attorney, claimed that he was entitled to severance pay pursuant to an employment agreement following the termination of his employment on that same date. This claim is currently at an early stage where the Company is unable to determine the likelihood of any unfavorable outcome.

From time to time, the Company is involved in various legal matters arising in the normal course of business. The Company does not expect the outcome of such proceedings, either individually or in the aggregate, to have a material effect on the Company’s financial position, cash flows or results of operations.

(b)    Contract Research

The Company is currently conducting non-clinical consumer studies in connection with the pursuit of potential FDA approval for Stendra® Non-Prescription OTC use in treating ED. The Company has contracted with a leading Contract Research Organization (“CRO”) in the conduct of Rx-to-OTC Switch development including self-selection studies, human factors studies and various web app studies. The Company has committed approximately $1.8 million through multiple task orders/statements of work with the CRO to perform these studies. As of September 30, 2024, these projects are approximately 91% complete. The Company expects the CRO to complete these studies during the fourth quarter of 2024.

15)    Segment Information

The Company manages its operations through two segments. The Company’s two segments, Prescription Medications and Medical Devices, focus on the treatment of ED. The Prescription Medications segment consists primarily of operations related to Stendra®, which is sold generally in the United States. The Medical Devices segment consists primarily of operations related to vacuum erection devices, which are sold domestically and internationally. The Company separately presents the costs associated with certain corporate functions as Corporate, primarily consisting of unallocated operating expenses including costs that were not specific to a particular segment but are general to the group, expenses incurred for administrative and accounting staff, general liability and other insurance, professional fees and other similar corporate expenses. Interest and other income (expense), net is also not allocated to the operating segments.

The Company’s results of operations by reportable segment for the nine months ended September 30, 2024, are summarized as follows:

	Prescription	Medical
For the Nine Months Ended September 30, 2024	Medications	Devices	Corporate	Consolidated
Net sales	$2,086,180	$2,300,460	$—	$4,386,640
Cost of goods sold	194,035	753,911	—	947,946
Selling, general and administrative expenses	1,774,594	1,673,122	3,851,675	7,299,391
Research and development expenses	2,513,105	—	—	2,513,105
Depreciation and amortization expense	1,522,207	652,919	—	2,175,126
Change in fair value of derivative liability	—	—	(3,550,000)	(3,550,000)
Interest income	—	—	(347,028)	(347,028)
Interest expense	—	—	393,450	393,450
Net loss	$(3,917,761)	$(779,492)	$(348,097)	$(5,045,350)

The Company’s results of operations by reportable segment for the nine months ended September 30, 2023, are summarized as follows:

	Prescription	Medical
For the Nine Months Ended September 30, 2023	Medications	Devices	Corporate	Consolidated
Net sales	$3,416,444	$2,770,194	$—	$6,186,638
Cost of goods sold	343,109	1,129,964	—	1,473,073
Selling, general and administrative expenses	1,006,666	1,398,890	3,976,610	6,382,166
Warrant issuance costs	—	—	2,855,000	2,855,000
Research and development expenses	1,499,842	74,918	—	1,574,760
Depreciation and amortization expense	1,726,409	753,976	—	2,480,385
Change in fair value of derivative liability	—	—	430,000	430,000
Change in fair value of warrant liability	—	—	(11,739,000)	(11,739,000)
Interest income	—	—	(287,722)	(287,722)
Interest expense	—	—	410,317	410,317
Loss on issuance of Series A Preferred Stock	—	—	11,088,997	11,088,997
Net loss	$(1,159,582)	$(587,554)	$(6,734,202)	$(8,481,338)

The Company’s results of operations by reportable segment for the three months ended September 30, 2024, are summarized as follows:

	Prescription	Medical
For the Three Months Ended September 30, 2024	Medications	Devices	Corporate	Consolidated
Net sales	$858,063	$718,303	$—	$1,576,366
Cost of goods sold	48,707	238,298	—	287,005
Selling, general and administrative expenses	471,669	600,565	1,229,071	2,301,305
Research and development expenses	588,355	—	—	588,355
Depreciation and amortization expense	521,597	217,852	—	739,449
Change in fair value of derivative liability	—	—	(202,000)	(202,000)
Interest income	—	—	(75,817)	(75,817)
Interest expense	—	—	158,730	158,730
Net loss	$(772,265)	$(338,412)	$(1,109,984)	$(2,220,661)

The Company’s results of operations by reportable segment for the three months ended September 30, 2023, are summarized as follows:

	Prescription	Medical
For the Three Months Ended September 30, 2023	Medications	Devices	Corporate	Consolidated
Net sales	$925,759	$748,898	$—	$1,674,657
Cost of goods sold	85,388	323,087	—	408,475
Selling, general and administrative expenses	251,674	493,447	1,256,814	2,001,935
Warrant issuance costs	—	—	2,855,000	2,855,000
Research and development expenses	369,505	19,588	—	389,093
Depreciation and amortization expense	575,470	251,325	—	826,795
Change in fair value of derivative liability	—	—	430,000	430,000
Change in fair value of warrant liability	—	—	(11,739,000)	(11,739,000)
Interest income	—	—	(168,481)	(168,481)
Interest expense	—	—	131,351	131,351
Loss on issuance of Series A Preferred Stock	—	—	11,088,997	11,088,997
Net loss	$(356,278)	$(338,549)	$(3,854,681)	$(4,549,508)

The following table reflects net sales by geographic region for the three and nine months ended September 30, 2024, and 2023:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
Net sales	2024	2023	2024	2023
United States	$1,397,969	$1,496,988	$3,682,248	$5,253,587
International	178,397	177,669	704,392	933,051
	$1,576,366	$1,674,657	$4,386,640	$6,186,638

No individual country other than the United States accounted for 10% of total sales for the three and nine months ended September 30, 2024, and 2023.

The Company’s assets by reportable segment and reconciliation of segment assets to consolidated assets as of September 30, 2024, are summarized as follows:

	Prescription	Medical
	Medications	Devices	Consolidated
Intangible assets, net	$3,410,499	$3,415,388	$6,825,887
Total segment assets	$15,640,046	$5,053,584	$20,693,630

The Company’s assets by reportable segment and reconciliation of segment assets to consolidated assets as of December 31, 2023, are summarized as follows:

	Prescription	Medical
	Medications	Devices	Consolidated
Intangible assets, net	$4,903,749	$4,067,988	$8,971,737
Total segment assets	$27,891,180	$5,904,615	$33,795,795

16)    Private Placement

On July 13, 2023, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company agreed to sell in a private placement to the Investors (i) an aggregate of 15,000 shares of the Company’s newly-designated Series A Convertible Preferred Stock, with a par value of $0.0001 per share and a stated value (“Stated Value”) of $1,000 per share (the “Series A Preferred Stock”), initially convertible into up to 6,666,668 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at an initial conversion price of $2.25 per share (the “Series A Preferred Shares”), and (ii) warrants to acquire up to an aggregate of 6,666,668 shares of Common Stock (the “Warrants”) at an initial exercise price of $2.25 per share (collectively, the “Private Placement”). Pursuant to the terms of the Certificate of Designations of Series A Convertible Preferred Stock (the “Certificate of Designations”) and the Warrants, each of the Conversion Price (as defined below) and the exercise price and the number of shares underlying the Warrants is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable Conversion Price (subject to certain exceptions). As of September 30, 2024, the Conversion Price and the exercise price of the Warrants was equal to $2.25 per share. On March 21, 2024, the Company entered into Omnibus Waiver and Amendments with the investors named therein, effective December 31, 2023 (the “Waiver and Amendment”). The Waiver and Amendment provides that certain equity awards granted to directors, officers, employees of the Company under the Company’s 2020 Omnibus Incentive Compensation Plan are deemed to constitute “Excluded Securities” under the Transaction Documents (as such term is defined in the Purchase Agreement) and waives the applicability of certain other provisions of the Transaction Documents with respect to such grants. The Waiver and Amendment also amended certain terms of the Warrants relating to the rights of the holders of the Warrants to provide that, in the event of a Fundamental Transaction (as defined in the Warrants) that is not within the Company’s control, including not approved by the Company’s Board of Directors, the holder of a Warrant shall only be entitled to receive from the Company or any successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of such Warrant, that is being offered and paid to the holders of the Company’s Common Stock in connection with the Fundamental Transaction.

Series A Preferred Stock

The terms of the Series A Preferred Shares are as set forth in the form of Certificate of Designations. The Series A Preferred Shares will be convertible into shares of Common Stock (the “Conversion Shares”) at the election of the holder at any time at an initial conversion price of $2.25 (the “Conversion Price”). The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable Conversion Price (subject to certain exceptions). The Company is required to redeem the Series A Preferred Shares in 13 equal monthly installments, commencing on November 1, 2023. The amortization payments due upon such redemptions are payable, at the Company’s election, in cash at 107% of the Installment Redemption Amount (as defined in the Certificate of Designations), or subject to certain limitations, in shares of common stock valued at the lower of (i) the Conversion Price then in effect and (ii) the greater of (A) 80% of the average of the three lowest closing prices of the Common Stock during the thirty trading day period immediately prior to the date the amortization payment is due or (B) the lower of $0.396, which is 20% of the “Minimum Price” (as defined in Nasdaq Stock Market Rule 5635) on the date of the Nasdaq Stockholder Approval (as defined below) or such lower amount as permitted, from time to time, by the Nasdaq Stock Market, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events. The Company may require holders to convert their Series A Preferred Shares into Conversion Shares if the closing price of the Common Stock exceeds $6.75 per share (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) for 20 consecutive trading days and the daily dollar trading volume of the Common Stock exceeds two million dollars ($2,000,000) per day during the same period and certain equity conditions described in the Certificate of Designations are satisfied.

The holders of the Series A Preferred Shares are entitled to dividends of 8% per annum, compounded monthly, which are payable, at the Company’s option, in cash or shares of Common Stock, or in a combination thereof, in accordance with the terms of the Certificate of Designations. On September 29, 2023, the Company filed an amendment to the Certificate of Designations with the Secretary of State of the State of Delaware, pursuant to which the terms of the Series A Preferred Stock were amended to permit certain additional procedures for the payment of redemptions and conversions Upon the occurrence and during the continuance of a Triggering Event (as defined in the Certificate of Designations), the Series A Preferred Shares will accrue dividends at the rate of 15% per annum. In connection with a Triggering Event, each holder of Series A Preferred Shares will be able to require us to redeem in cash any or all of the holder’s Series A Preferred Shares at a premium set forth in the Certificate of Designations. Upon conversion or redemption, the holders of the Series A Preferred Shares are also entitled to receive a dividend make-whole payment. Prior to the Certificate of Amendment (defined below), the holders of the Series A Preferred Shares did not have voting rights, other than with respect to certain matters affecting the rights of the Series A Preferred Shares.

On October 11, 2024, the Company entered into an Amendment Agreement with the Required Holders (as defined in the Certificate of Designations), pursuant to which, the Required Holders agreed to amend the Certificate of Designations of the Company’s Series A Preferred Stock, as described below, by filing a Certificate of Amendment to the Certificate of Designations (the “October 2024 Certificate of Amendment”) with the Secretary of State of the State of Delaware. The October 2024 Certificate of Amendment amends the Certificate of Designations to, among other things, provide that, except as required by applicable law, the holders of the Series A Preferred Stock will be entitled to vote with holders of the Common Stock on an as converted basis, with the number of votes to which each holder of Series A Preferred Stock is entitled to be determined by dividing the Stated Value by a conversion price equal to $2.25 per share, which was the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)) applicable immediately before the execution and delivery of the Purchase Agreement, subject to certain beneficial ownership limitations and adjustments for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions, as set forth in the Certificate of Designations. The October 2024 Certificate of Amendment was filed with the Secretary of State of the State of Delaware, effective as of October 11, 2024.

On November 13, 2024, the Company entered into an Amendment Agreement with the Required Holders (as defined in the Certificate of Designations), pursuant to which, the Required Holders agreed to (i) amend the Certificate of Designations of the Company’s Series A Preferred Stock, as described below, by filing a Certificate of Amendment to the Certificate of Designations (the “November 2024 Certificate of Amendment”) with the Secretary of State of the State of Delaware, (ii) defer any payment amounts that have accrued and that are unpaid as of November 13, 2024 pursuant to the Certificate of Designations, to January 15, 2025, and (iii) waive any breach or violation of the Purchase Agreement, the Certificate of Designations, or the Warrants resulting from the Company’s failure to pay such outstanding amounts. The November 2024 Certificate of Amendment amends the Certificate of Designations to, (i) extend the maturity date to January 15, 2025, (ii) modify the schedule of Installment Dates (as defined in the Certificate of Designations), and (iii) adds an additional restrictive covenant to the Certificate of Designations requiring the Company from November 13, 2024 until January 15, 2025, to maintain unencumbered, unrestricted cash and cash equivalents on hand in amount equal to at least $1,500,000. The November 2024 Certificate of Amendment was filed with the Secretary of State of the State of Delaware, effective as of November 13, 2024.

During December 2023, the Company issued as equity awards, shares of Common Stock and options to purchase shares of Common Stock representing an aggregate of 348,711 shares of Common Stock and shares of Common Stock issuable upon exercise of the options to certain directors, officers, and employees of the Company, representing an aggregate number of shares of Common Stock in excess of 5% of the shares of Common Stock issued and outstanding immediately prior to the date of the Purchase Agreement (the “December Issuances”). Under the terms of the Certificate of Designations, the Conversion Price of the Series A Preferred Shares was required to be adjusted as a result of the December Issuances.

The Series A Preferred Shares were determined to be more akin to a debt-like host than an equity-like host. The Company identified the following embedded features that are not clearly and closely related to the debt host instrument: 1) make-whole interest upon a contingent redemption event, 2) make-whole interest upon a conversion event, 3) an installment redemption upon an Equity Conditions Failure (as defined in the Certificate of Designation), and 4) variable share-settled installment conversion. These features were bundled together, assigned probabilities of being affected and measured at fair value. Subsequent changes in fair value of these features are recognized in the unaudited condensed consolidated statements of operations.

During the three and nine months ended September 30, 2024, the Company recorded a gain of $202,000 and $3,550,000, respectively, related to the change in fair value of the derivative liability which is recorded in other income (expense) on the unaudited consolidated statements of operations. The Company estimated the $0 fair value of the bifurcated embedded derivative at September 30, 2024 using a Monte Carlo simulation model, with the following inputs the fair value of the Company’s Common Stock of $0.36 on the valuation date, estimated equity volatility of 60.0%, estimated traded volume volatility of 230.0%, the time to maturity of 0.17 years, risk free rate of 4.83%, a discounted market interest rate of 12.5%, dividend rate of 8.0%, a penalty dividend rate of 15.0%, and probability of default of 4.0%.

As of September 30, 2024, the Company has notified the investors of its intention to redeem the upcoming installment due in cash and recorded a liability of $1,144,582 representing the cash payable to investors which includes $965,006 of the stated value of the Series A Preferred Shares, $104,693 of accrued dividends payable, and $74,883 for the cash premium which was recognized as a deemed dividend.

During the three months ended September 30, 2024, the Company experienced an Equity Conditions Failure in which the Company’s average stock price during the Installment Conversion Price Measuring Period (as defined in the Certificate of Designations) corresponding to the September 1, 2024, and October 1, 2024, installments (the “Affected Installments”) was below the Floor Price (as defined in the Certificate of Designations) (the “Floor Price Condition”). As a result of the Floor Price Condition, the Company is required to redeem the Affected Installments as well as any previously deferred installment amounts at a 125% premium. Accordingly, the Company recorded a liability for penalty premiums totaling $598,336 as of September 30, 2024, related to the Floor Price Condition, which is included in Accrued Series A Convertible Preferred payments payable on the accompanying condensed consolidated balance sheet, and a corresponding reduction in additional paid-in capital for the three and nine months ended September 30, 2024, which was recognized as a deemed dividend.

During the three months ended September 30, 2024, the Company redeemed a total of 3,000 Series A Preferred Shares in cash for $2,389,478 and issued 580,348 shares of Common Stock pursuant to the terms of the Certificate of Designations, equal to $232,143. During the three months ended September 30, 2024, the Company recognized a total of $453,359 of preferred dividends consisting of $236,821 of preferred dividends at the stated dividend rate, and $216,538 of cash premiums recognized as deemed dividends.

During the nine months ended September 30, 2024, the Company redeemed a total of 8,983 Series A Preferred Shares for cash equal to $5,089,417 and issued 6,563,523 shares of Common Stock, elected pursuant to the terms of the Certificate of Designations, equal to $6,586,033. During the nine months ended September 30, 2024, the Company recognized a total of $1,265,662 of preferred dividends consisting of $991,783 of preferred dividends at the stated dividend rate, and $273,879 of cash premium recognized as a deemed dividend.

17)    Fair Value Measurements

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the quarter ended September 30, 2024. The carrying amounts of cash equivalents, accounts receivable, other current assets, other assets, accounts payable, and accrued expenses approximated their fair values as of September 30, 2024, due to their short-term nature. The fair value of the bifurcated embedded derivative related to the convertible preferred stock was estimated using a Monte Carlo simulation model, which uses as inputs the fair value of the Company’s Common Stock and estimates for the equity volatility and traded volume volatility of the Company’s Common Stock, the time to maturity of the convertible preferred stock, the risk-free interest rate for a period that approximates the time to maturity, dividend rate, a penalty dividend rate, and the Company’s probability of default.

Fair Value on a Recurring Basis

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The estimated fair value of the warrant liability and bifurcated embedded derivatives represent Level 3 measurements. The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at September 30, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		September 30,
Description	Level	2024
Liabilities:
Bifurcated embedded derivative liability	3	$—

The following table sets forth a summary of the change in the fair value of the bifurcated embedded derivative liability that is measured at fair value on a recurring basis:

Balance on December 31, 2023	$3,550,000
Change in fair value of bifurcated embedded derivative	(3,550,000)
Balance on September 30, 2024	$—

18)    Restatement of Previously Issued Financial Statements

The Company identified certain errors related to the omission of the accretion of the Company’s Series A convertible preferred stock (the “Preferred Stock”) to its redemption value that was recognized during the three months ended September 30, 2023, from the calculation of net loss per share, which resulted in the following misstatements in the financial statements as of and for the three and nine months ended September 30, 2023:

●	Omission of the Preferred Stock accretion in the calculation of net income attributable to common stockholders as presented on the condensed consolidated statements of operations for the three and nine months ended September 30, 2023, and a resulting error in the calculation of basic and diluted earnings per share.

The Company’s prior accounting for the Preferred Stock accretion did not have any effect on the Company’s previously reported cash flows or cash.

The following tables summarize the effect of the restatement on each financial statement line item as of the dates, and for the period, indicated:

For the three months ended, September 30, 2023:

CONDENSED CONSOLIDATED	September 30,		September 30,
STATEMENTS OF OPERATIONS	2023		2023
	As Reported	Adjustment	As Restated
Accretion of Series A convertible preferred stock to redemption value	$—	$(1,153,846)	$(1,153,846)
Net loss attributable to common stockholders	(4,888,740)	(1,153,846)	(6,042,586)
Net loss per share, basic and diluted	$(2.31)	$(0.54)	$(2.85)

For the nine months ended, September 30, 2023:

CONDENSED CONSOLIDATED	September 30,		September 30,
STATEMENTS OF OPERATIONS	2023		2023
	As Reported	Adjustment	As Restated
Accretion of Series A convertible preferred stock to redemption value	$—	$(1,153,846)	$(1,153,846)
Net loss attributable to common stockholders	(8,820,570)	(1,153,846)	(9,974,416)
Net loss per share, basic and diluted	$(4.18)	$(0.55)	$(4.73)

CONDENSED CONSOLIDATED	September 30,		September 30,
STATEMENTS OF CASH FLOWS	2023		2023
	As Reported	Adjustment	As Restated
Supplemental disclosure of cash flows information
Accretion of Series A convertible preferred stock to redemption value	$1,250,000	$(96,154)	$1,153,846

19)    Subsequent Events

On October 1, 2024, the Company failed to make the required payment due pursuant to the Note and related Security Agreement with Vivus in the amount of $0.5 million, constituting an Event of Default (as defined in the Note) under the Note and Security Agreement. Pursuant to the terms of the Note, upon and at all times after the occurrence of any Event of Default, all principal outstanding under the Note will bear interest at a rate of 9% per year until the full and final payment of all principal and interest under the Note is paid (regardless of whether any default is waived or cured). Further, Vivus, at its option, may declare any or all amounts owing under the Note (whether principal, interest, or otherwise), to be due and payable, and, subject to the terms of the Security Agreement, foreclose on the Collateral, which includes the Company’s Stendra® API and products and the Company’s rights under the License Agreement. As a result of the Event of Default, the Company accrued an additional $50,000 of interest expense.

On October 1, 2024, John Shulman, who served as a member of the Board, tendered his resignation from his role as director of the Company, effective as of October 1, 2024. Mr. Shulman’s resignation from the Board was not in connection with any disagreement between Mr. Shulman and the Company, its management, the Board or any committee of the Board on any matter relating to the Company’s operations, policies or practices, or any other matter.

On October 2, 2024, Greg Bradley, who served as a member of the Board tendered his resignation from his role as director of the Company, effective as of October 2, 2024. Mr. Bradley’s resignation from the Board was not in connection with any disagreement between Mr. Bradley and the Company, its management, the Board or any committee of the Board on any matter relating to the Company’s operations, policies or practices, or any other matter.

On October 11, 2024, the Company entered into an Amendment Agreement with the Required Holders (as defined in the Certificate of Designations), pursuant to which, the Required Holders agreed to amend the Certificate of Designations of the Company’s Series A Preferred Stock, as described below, by filing a Certificate of Amendment with the Secretary of State of the State of Delaware . The October 2024 Certificate of Amendment amends the Certificate of Designations to, among other things, provide that, except as required by applicable law, the holders of the Series A Preferred Stock will be entitled to vote with holders of the Common Stock on an as converted basis, with the number of votes to which each holder of Series A Preferred Stock is entitled to be determined by dividing the Stated Value by a conversion price equal to $2.25 per share, which was the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)) applicable immediately before the execution and delivery of the Purchase Agreement, subject to certain beneficial ownership limitations and adjustments for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions, as set forth in the Certificate of Designations. The October 2024 Certificate of Amendment was filed with the Secretary of State of the State of Delaware, effective as of October 11, 2024.

On October 16, 2024, the Company entered into an Offer Letter Amendment (the “Amendment”), effective as of October 16, 2024 (the “Effective Date”), with Fady Boctor (“Boctor”), the Company’s President and Chief Commercial Officer, for the purpose of amending that certain Employment Offer Letter, effective February 19, 2021, by and between the Company and Boctor (the “Offer Letter”). The Amendment, among other things: (i) allows Boctor to engage in other consulting or employment activities for direct or indirect remuneration, so long as such engagement or service does not create a conflict of interest with, or interfere with the performance of, his duties under the Offer Letter or conflict with any covenants with the Company; (ii) amends the term of the Offer Letter, such that the Offer Letter terminated on December 31, 2024; and (iii) adjusts Boctor’s base salary from an annual rate of $350,000 to an annual rate of $280,000 effective as of the Effective Date.

In October 2024, the Company experienced an Equity Conditions Failure in which the Company’s average stock price during the Installment Conversion Price Measuring Period relating to the November 1, 2024, installment (the “November Installment”) was below the Floor Price (the “November Installment Floor Price Condition”). As a result of the November Installment Floor Price Condition, the Company is required to redeem the November Installment at a 125% premium. Accordingly, the Company incurred penalty premiums totaling $207,201 related to the November Installment Floor Price Condition.

Metuchen previously entered into (a) the Settlement Agreement and Security Agreement, each dated January 18, 2022, with Vivus and (b) the Promissory Note. As a result of an event of default under the Settlement Agreement and the Security Agreement existing and continuing by virtue of Metuchen’s failure to pay the Installment (as defined in the Promissory Note) that was due October 1, 2024, all the Obligations of Metuchen under the Settlement Agreement and the Security Agreement became immediately due and payable on the date of the Foreclosure Notice. Pursuant to the Security Agreement, Vivus holds a security interest against the Collateral (as defined in the Foreclosure Notice). On December 10, 2024, pursuant to the Foreclosure Notice, Vivus proposed to accept all the Collateral (save and except the Specified License Agreement (as defined in the Security Agreement) in partial satisfaction of the Obligations. Vivus further proposed in the Foreclosure Notice that its acceptance of the Foreclosed Collateral would only constitute satisfaction of $2,000,000 worth of the Obligations and would not include any other amounts outstanding under the Promissory Note, the Settlement Agreement, or the Security Agreement, including but not limited to (i) all interest accrued or at any time accruing thereon and (ii) all other sums recoverable by Vivus from Metuchen by virtue of the Obligations. On December 13, 2024, Metuchen accepted and agreed to the Foreclosure Notice. As of December 31, 2024, the unpaid amount of the Promissory Note was $7,248,634.88 in principal and $326,188.57 in interest. As of February 6, 2025, the unpaid amount of the Promissory Note was $7,248,634.88 in principal and $391,426.28 in interest, which excludes the amounts of the Vivus Settlement. Interest continues to accrue on the foregoing amount at the default rate of 9% per annum.

On November 13, 2024, the Company entered into an Amendment Agreement with the Required Holders (as defined in the Certificate of Designations), pursuant to which, the Required Holders agreed to (i) amend the Certificate of Designations of the Company’s Series A Preferred Stock, as described below, by filing the November 2024 Certificate of Amendment with the Secretary of State of the State of Delaware, (ii) defer any payment amounts that have accrued and that are unpaid as of November 13, 2024 pursuant to the Certificate of Designations, to January 15, 2025, and (iii) waive any breach or violation of the Purchase Agreement, the Certificate of Designations, or the Warrants resulting from the Company’s failure to pay such outstanding amounts. The November 2024 Certificate of Amendment amends the Certificate of Designations to, (i) extend the maturity date to January 15, 2025, (ii) modify the schedule of Installment Dates (as defined in the Certificate of Designations), and (iii) adds an additional restrictive covenant to the Certificate of Designations requiring the Company from November 13, 2024 until January 15, 2025, to maintain unencumbered, unrestricted cash and cash equivalents on hand in amount equal to at least $1,500,000. The November 2024 Certificate of Amendment was filed with the Secretary of State of the State of Delaware, effective as of November 13, 2024.

On January 23, 2025, the Company entered into an Amendment Agreement with the Required Holders (as defined in the Certificate of Designations), pursuant to which, the Required Holders agreed to (i) amend the Certificate of Designations of the Company’s Series A Preferred Stock by filing a Certificate of Amendment to the Certificate of Designations (the “January 2025 Certificate of Amendment”) with the Secretary of State of the State of Delaware, (ii) defer any payment amounts that have accrued and that are unpaid as of January 23, 2025 pursuant to the Certificate of Designations, to February 15, 2025, and (iii) waive any breach or violation of the Purchase Agreement, the Certificate of Designations, or the Warrants resulting from the Company’s failure to pay such outstanding amounts. The January 2025 Certificate of Amendment amends the Certificate of Designations to, (i) extend the maturity date to February 15, 2025, (ii) modify the schedule of Installment Dates (as defined in the Certificate of Designations), (iii) amends the restrictive covenant to the Certificate of Designations requiring the Company from January 15, 2025 until February 15, 2025, to maintain unencumbered, unrestricted cash and cash equivalents on hand in amount equal to at least $500,000, and (iv) amends the restrictive covenant relating to the change in nature of the Company’s business, such that such covenant does not apply to the Company’s change in sales strategy related to the Company’s Stendra avanafil and product development strategy as it relates to the development and commercialization of a proprietary platform focused on prescription medication to over - the - counter switch solutions. The January 2025 Certificate of Amendment was filed with the Secretary of State of the State of Delaware, effective as of January 24, 2025.

On February 10, 2025, the Company amended the Plan (the “Plan Amendment”) to remove certain individual limitations on the number of stock options, stock appreciation rights, shares of restricted stock and restricted stock units that could be awarded to an employee participant in any fiscal year pursuant to Section 4(d) of the Plan.

Up to 74,349,442 Units, Each Unit Consisting of One Share of Common Stock or One

Pre-Funded Warrants to Purchase One Share of Common Stock, One Series A

Warrant to Purchase One Share of Common Stock and One Series B

Warrant to Purchase One Share of Common Stock

Up to 223,048,326 Shares of Common Stock Underlying the Pre-Funded Warrants, Series A

Warrants and Series B Warrants

PROSPECTUS

Dawson James Securities, Inc.

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than placement agent fees and expenses, payable in connection with the registration of the securities hereunder. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item	Amount to be paid
SEC registration fee	$9,186
FINRA filing fee	$7,250
Printing expenses	$10,000
Legal fees and expenses	$100,000
Accounting fees and expenses	$60,000
Transfer Agent fees and expenses	$10,000
Total	$196,436

Item 14.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article NINTH of our Articles of Incorporation provides that no director shall be personally liable to the Company or its stockholders for any monetary damages for any breach of fiduciary duty as a director.

Article TENTH of our Articles of Incorporation provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability corporation, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. The Company shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

Article X Section 1 of our Bylaws provides that the Company shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as now or hereinafter in effect, any Indemnified Person, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Article X Section 2 of our Bylaws provides that the Company shall indemnify, to the fullest extent permitted by the Delaware General Corporation Law, as now or hereinafter in effect, any Indemnified Person, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of any threatened, pending or completed action or actions brought by or in the right of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Item 15.	Recent Sales of Unregistered Securities

On August 13, 2024, the Company issued 136,986 shares of common stock to Maxim Group LLC (“Maxim”) in connection with a services agreement with Maxim. The Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder for transactions not involving a public offering.

On March 6, 2024, the Company issued 70,922 shares of common stock in connection with a services agreement. The Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder for transactions not involving a public offering.

On January 12, 2024, the Company issued 6,906 shares of common stock in connection with a services agreement. The Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder for transactions not involving a public offering.

July 2023 Private Placement

On July 13, 2023, the Company entered into the Purchase Agreement with certain accredited investors (the “Investors”), pursuant to which the Company agreed to sell in a private placement to the Investors (i) an aggregate of 15,000 shares of the Company’s newly-designated Series A Preferred Stock initially convertible into up to 6,666,668 shares of the Company’s common stock at an initial conversion price of $2.25 per share and (ii) warrants to acquire up to an aggregate of 6,666,668 shares of common stock (the “Warrants”) at an initial exercise price of $2.25 per share (collectively, the “Private Placement”). Pursuant to the terms of the Certificate of Designations and the Warrants, each of the conversion price of the Series Preferred Stock and the exercise price and the number of shares underlying the Warrants is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for common stock, at a price below the then-applicable conversion price (subject to certain exceptions). As of September 30, 2024, the conversion price and the exercise price of the Warrants was equal to $2.25 per share. The Private Placement was exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws.

Item 16.	Exhibit and Financial Statement Schedules

(a) Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.       Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Index to Exhibits

Exhibit No.	Description
2.1∞

Agreement and Plan of Merger and Reorganization, dated as of May 17, 2020, by and among Petros Pharmaceuticals, Inc., Neurotrope, Inc., PM Merger Sub 1, LLC, PN Merger Sub 2, Inc. and Metuchen Pharmaceuticals LLC (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 filed on October 28, 2020).

2.2

First Amendment to Agreement and Plan of Merger, dated as of July 23, 2020, by and between Petros Pharmaceuticals, Inc., PM Merger Sub 1, LLC, PN Merger Sub 2, Inc., Neurotrope, Inc. and Metuchen Pharmaceuticals LLC (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form S-4 filed on October 28, 2020).

2.3

Second Amendment to Agreement and Plan of Merger, dated as of September 30, 2020, by and between Petros Pharmaceuticals, Inc., PM Merger Sub 1, LLC, PN Merger Sub 2, Inc., Neurotrope, Inc. and Metuchen Pharmaceuticals LLC (incorporated by reference to Exhibit 2.3 to the Company’s Registration Statement on Form S-4 filed on October 28, 2020).

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 2, 2020).
3.2

Certificate of Amendment of Amended and Restated Certificate of Incorporation of Petros Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 30, 2022).

3.3

Certificate of Amendment of Amended and Restated Certificate of Incorporation of Petros Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 15, 2023).

3.4	Certificate of Designations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 13, 2023).
3.5

Certificate of Amendment of Certificate of Designations of Series A Convertible Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 2, 2023).

3.6	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8- K filed on December 2, 2020).
3.7	Amendment to the Amended and Restated By-laws of Petros Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 15, 2023)
3.8

Certificate of Amendment to the Certificate of Designations of Series A Convertible Preferred Stock of Petros Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2024).

3.9

Certificate of Amendment to the Certificate of Designations of Series A Convertible Preferred Stock of Petros Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2024).

3.10

Certificate of Amendment to the Certificate of Designations of Series A Convertible Preferred Stock of Petros Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2025).

4.1	Specimen Stock Certificate evidencing shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 filed on October 28, 2020).
4.2	Description of Capital Stock (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K filed on April 1, 2024).
4.3	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 15, 2021).
4.4	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 1, 2021).
4.5	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 27, 2021).
4.6	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 13, 2023).

4.7*	Form of Series A Warrant.
4.8*	Form of Series B Warrant.
4.9*	Form of Pre-Funded Warrant.
5.1*	Opinion of Haynes and Boone, LLP.

10.1

Registration Rights Agreement, dated as of December 1, 2020, by and among Petros Pharmaceuticals, Inc. and JCP III SM AIV, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 2, 2020).

10.2+

License and Commercialization Agreement by and between VIVUS, Inc. and Metuchen Pharmaceuticals LLC, dated September 30, 2016 (incorporated by reference to Exhibit 10.3 the Company’s Registration Statement on Form S-4 filed on October 28, 2020).

10.3†

Bonus Agreement, entered into as of December 11, 2020, by and between Petros Pharmaceuticals, Inc. and Fady Boctor (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on December 15, 2020).

10.4†∞

Employment Offer Letter, entered into as of February 19, 2021, by and between Petros Pharmaceuticals, Inc. and Fady Boctor Form of Petros Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with February 25, 2021).

10.5†∞	Form of Petros Pharmaceuticals, Inc. Nonqualified Stock Option Grant Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed on February 25, 2021).
10.6∞+

Settlement Agreement, dated January 18, 2022, between Metuchen Pharmaceuticals LLC and VIVUS LLC, a Delaware limited liability company (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2022, filed on May 16, 2022).

10.7+

Promissory Note, dated January 18, 2022, by Metuchen Pharmaceuticals LLC in favor or VIVUS LLC, a Delaware limited liability company (incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2022, filed on May 16, 2022).

10.8

Security Agreement, dated January 18, 2022, between Metuchen Pharmaceuticals LLC and VIVUS LLC, a Delaware limited liability company (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed on January 21, 2022).

10.9+

Amendment No. 1 to License and Commercialization Agreement, dated January 18, 2022, between Metuchen Pharmaceuticals LLC and VIVUS LLC, a Delaware limited liability company (incorporated by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2022, filed on May 16, 2022).

10.10

Technology Transfer Service Agreement, dated January 20, 2022, between Patheon Pharmaceuticals Inc., part of Thermo Fisher Scientific, and Metuchen Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.5 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2022, filed on May 16, 2022).

10.11†

Petros Pharmaceuticals, Inc. Amended and Restated 2020 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 99.1 of the Company’s Registration Statement on Form S-8 filed on December 22, 2022).

10.12†

First Amendment to Amended and Restated Petros Pharmaceuticals, Inc. 2020 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 15, 2023).

10.13	Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 13, 2023).
10.14	Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 13, 2023).
10.15

Form of Omnibus Waiver and Amendment, dated March 21, 2024, by and between Petros Pharmaceuticals, Inc. and the investors party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2024).

10.16

Form of Amendment Agreement, dated October 11, 2024, by and between Petros Pharmaceuticals, Inc. and the investors party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 17, 2024).

10.17†

Offer Letter Amendment, effective as of October 16, 2024, by and between the Company and Fady Boctor (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 18, 2024).

10.18

Form of Amendment Agreement, dated November 13, 2024, by and between Petros Pharmaceuticals, Inc. and the investors party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2024).

10.20*	Form of Securities Purchase Agreement.

10.21

Form of Amendment Agreement, dated January 23, 2025, by and between Petros Pharmaceuticals, Inc. and the investors party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2025).

10.22*	Form of Lock-Up Agreement.
10.23†*

Second Amendment to Amended and Restated Petros Pharmaceuticals, Inc. 2020 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 15, 2023).

16.1

Letter dated January 12, 2024, from EisnerAmper LLP to the U.S. Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on January 12, 2024).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 31, 2022).
23.1*	Consent of Independent Registered Public Accounting Firm, Marcum LLP.
23.2*	Consent of Independent Registered Public Accounting Firm, EisnerAmper LLP.
23.3*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on the signature page of this Registration Statement).

101.INS*	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Labels Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
107*	Filing Fee Table.

*	Filed herewith.
**	Previously filed.
∞

Certain of the schedules (and similar attachments) to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5) of Regulation S-K under the Securities Act of 1933, as amended, because they do not contain information material to an investment or voting decision and that information is not otherwise disclosed in the exhibit or the disclosure document. The registrant hereby agrees to furnish a copy of all omitted schedules (or similar attachments) to the SEC upon its request.

+Portions of these exhibits have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because they are both (i) not material and (ii) the type that the registrant treats as private or confidential. A copy of the omitted portions will be furnished to the SEC upon its request.

†Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 10th day of February 2025.

PETROS PHARMACEUTICALS, INC.

By:	/s/ Fady Boctor
Fady Boctor
President and Chief Commercial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fady Boctor	President and Chief Commercial Officer	February 10, 2025
Fady Boctor	(Principal Executive Officer)

*	Vice President of Finance	February 10, 2025
Mitchell Arnold	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors	February 10, 2025
Joshua N. Silverman

*	Director	February 10, 2025
Bruce T. Bernstein

*	Director	February 10, 2025
Wayne R. Walker